As filed with the Securities and Exchange Commission on February 4, 2016
Registration No. 333-194832

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 12 to Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mapi - Pharma Ltd.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	2834	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Classification Code Number)

Mapi - Pharma Ltd.
16 Einstein St. P.O. Box 4113
Ness Ziona 74140
+972 (73) 712-1213
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shachar Hadar, Adv.	Rick A. Werner, Esq.	David S. Rosenthal, Esq.	Oded Har-Even, Adv.
Gross, Kleinhendler,	Haynes and Boone, LLP	Dechert LLP	Shy S. Baranov, Adv.
Hodak, Halevy,	30 Rockefeller Plaza,	1095 Avenue of the Americas	Zysman, Aharoni, Gayer & Co.
Greenberg & Co.	26th Floor	New York, New York 10036	41-45 Rothschild Blvd., Beit Zion
One Azrieli Center	New York, New York 10112	Tel: (212) 698-3500	Tel Aviv 6578401, Israel
Tel Aviv 67021, Israel	Tel: (212) 659-7300		Tel: +972 (3) 795-5555
Tel: +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 4, 2016

3,125,000 Ordinary Shares

This is an initial public offering of ordinary shares of Mapi – Pharma Ltd.

No public market currently exists for our ordinary shares. The initial public offering price is expected to be between $15.00 and $17.00 per share.

We have applied to list our ordinary shares on The NASDAQ Global Market under the symbol “MAPI.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act) and will be subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us (before expenses)	$	$

(1)         There are additional items of value in connection with this offering that are viewed by the Financial Regulatory Authority, Inc. as underwriting compensation.  We refer you to “Underwriting” beginning on page 132 of this prospectus for additional information regarding total underwriter compensation.

We have granted a 30-day option to the underwriters to purchase up to 468,750 additional ordinary shares solely to cover over-allotments, if any.

Zhejiang Jingxin Pharmaceutical Co. Ltd. has proposed to purchase, assuming satisfaction of certain conditions described in this prospectus, $10 million of our ordinary shares in a separate private placement concurrent with the completion of this offering at a price per share equal to the initial public offering price. The sale of such shares will not be registered under the Securities Act of 1933, as amended. The closing of this offering, if it should occur, is not conditioned upon the closing of such concurrent private placement.

Our existing shareholders have indicated an interest in purchasing an aggregate of up to $5 million of our ordinary shares in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these shareholders, and any of these shareholders may determine to purchase more, less or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these shareholders as they will on any other shares sold to the public in this offering.

The underwriters expect to deliver the shares to purchasers in the offering on or about                , 2016.

Sole Book-Running Manager

JMP Securities

Co-Managers
FBR	Maxim Group LLC

The date of this Prospectus is                , 2016

Specializing in generic & innovative API, intermediates, formulations and drug delivery systems

Long Acting Depot formulations for large products

Deep understanding of the market and regulatory needs

Built on strong pharmaceutical and chemical R&D capabilities

We are a development stage company that has no approved products and has never recognized revenue from the sale of commercial products.

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. When you make a decision about whether to invest in our ordinary shares, you should not rely upon any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ordinary shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these ordinary shares in any circumstances under which the offer or solicitation is unlawful.

Until and including           , 25 days after the date of this prospectus, all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

Mapi-Pharma is our trade name and both MAPI PHARMA and our Mapi-Pharma Ltd. logo are our registered trademarks. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

i

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read this summary together with the more detailed information appearing in this prospectus, including “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and the related notes included at the end of this prospectus, before making an investment in our ordinary shares. All references to “Mapi,” “we,” “us,” “our,” the “Company” and similar designations refer to Mapi - Pharma Ltd. and its wholly-owned subsidiaries, MAPI Pharma Holding (Cyprus) Ltd., MAPI Pharma HK Ltd. and MAPI Pharma LAB Nanjing Co. Ltd. All references to our “articles of association” and our “articles” refer to our amended and restated articles of association. The terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States and the term “Euro” or “€” refer to the Euro, the lawful currency of the European Union member states. Unless derived from our financial statements or otherwise indicated, U.S. dollar translations of NIS amounts and U.S. dollar translations of Euro amounts presented in this prospectus are translated using the rate of NIS 3.902 to $1.00 and Euro 0.919 to $1.00, respectively, based on the exchange rates reported by the Bank of Israel on December 31, 2015. We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

Our company

We are a clinical stage pharmaceutical company, engaged in the development of improved extended-release versions of existing commercially successful products, which we refer to as life cycle management, or LCM products, that target large markets, as well as high-barrier to entry and high-added value generic drugs.

Our LCM products are new forms of marketed drugs which we believe may offer advantages over existing formulations, such as improved patient compliance and reduced side effects and allow extended patent and regulatory exclusivity due to different formulations of product components, for example through depot or extended-release formulations. Our depot drugs are non-oral formulations containing multiple doses of a drug and are designed to release the drug over specified, often prolonged, periods of time. Our LCM product candidates seek to add value to drugs that are expected to go off-patent by integrating off-patent active pharmaceutical ingredients, or APIs, with our formulations, resulting in a new final combination that we believe to be patentable.

Our lead product candidate is Glatiramer Acetate Depot, a once-monthly injection for the treatment of patients with relapsing-remitting multiple sclerosis, or RRMS, in contrast to the daily 20 mg and the thrice-weekly 40 mg dosage of Copaxone®, Teva Pharmaceutical Industries Ltd.’s, or Teva’s, approved product for the same indication. Branded Copaxone had sales of $4.2 billion in 2014 (according to Thomson Reuters). We are currently engaged in a 20 patient, prospective one-year, open-label Phase II clinical trial of Glatiramer Acetate Depot in RRMS patients that are switchers from Copaxone, to evaluate the safety, tolerability and efficacy of our once-a-month long-acting intramuscular injection of 80 mg or 40mg Glatiramer Acetate Depot in six medical centers in Israel. We are planning to submit an investigational new drug application, or IND, to the U.S. Food and Drug Administration, or FDA, in the first quarter of 2016 and commence a single pivotal Phase III clinical trial in the second quarter of 2016 to support a marketing application under the 505(b)(2) regulatory pathway. The 505(b)(2) regulatory pathway allows us to rely, in part, on the FDA’s findings of safety and effectiveness for a previously approved drug product. The single pivotal Phase III clinical trial is expected to last 30 months with results expected by 2018.

We are developing two other LCM products targeting large markets. We are developing Pregabalin ER, an extended release oral form of Lyrica®, Pfizer, Inc.’s Pregabalin-based drug, for the treatment of neuropathic pain and epilepsy which had sales of $5.2 billion in 2014. We are conducting a pilot pharmacokinetics (PK) trial in China, and assuming it is successful, we plan to initiate a pivotal human PK trial of Pregabalin ER during 2016 in collaboration with our Chinese partner. We are also developing Risperidone LAI+, a once-monthly depot formulation of Johnson & Johnson’s Risperdal Consta® for the treatment of schizophrenia and bipolar disorder which had sales of $1.2 billion in 2014. We intend to conduct a bioequivalence trial of Risperidone LAI+ in the fourth quarter of 2016. We plan to develop and seek approval for each of our LCM product candidates under the 505(b)(2) regulatory pathway in the United States.

The table below provides a brief description of the three LCM product candidates that we are currently developing:
LCM Product	Medical Indication	Branded Drug and Sales in 2014*	Current R&D Status	Next Milestone	Partnership Status
Glatiramer Acetate Depot	RRMS	Copaxone (Teva); $4.24 billion	Phase II clinical trial	Submit IND in Q1/2016 and initiate Phase III trial in Q2/2016 Interim analysis of Phase II trial in H2/2016	Ongoing discussions with several potential pharmaceutical partners for co-development and commercialization
Pregabalin ER	Neuropathic pain	Lyrica (Pfizer); $5.19 billion	Pre-clinical development	Initiate a pivotal human PK trial for the Chinese market during Q1/2016	Co-development and manufacturing partnership established for the Chinese market
Risperidone LAI+	Schizophrenia and bipolar disorder	Risperdal Consta (Johnson & Johnson); $1.19 billion	Pre-clinical development	Commence bioequivalence trials in Q4/2016	Manufacturing and commercialization partnership established for the Chinese market

       *Source: 2014 sales information is based on Thomson Reuters’ Cortellis Platform.

In addition to our LCM product platform, we are also developing finished dosage formulations, or FDFs, and a portfolio of 13 complex APIs for the development, manufacture and sale of generic pharmaceuticals. We specifically intend to develop six FDFs for generic versions of branded drugs that are scheduled to come off patent between 2015 and 2030, including generic versions of the daily 20 mg dosage and thrice-weekly 40 mg dosage of Copaxone and the every two week formulation of Risperdal Consta, which we expect to develop under abbreviated new drug applications, or ANDAs. Five of the six FDFs we intend to develop will utilize complex APIs owned and developed by us. We intend to commercialize our LCM products, APIs and FDFs through forming co-development and marketing partnerships with large pharmaceutical companies. Our lead programs include a generic form of Teva’s Copaxone, Johnson & Johnson’s Risperdal Consta, Johnson & Johnson’s Prezista®, and Novartis’ Gilenya®.

The table below provides a brief description of the six FDFs and 13 complex API generics that we are currently developing:

API	Medical Indication	Branded Drug and Sales in 2014*	Earliest date of off-patent development (relevant territory)	MAPI Asset	Next Steps	Commercialization Stage
Glatiramer Acetate	RRMS	Copaxone (Teva); $4.23 billion	2015 (U.S.)	API	Drug Master File, or DMF, submission - Q3/2016 Commercialization agreement - Q2/2016(1)	Initial discussions with leading pharmaceutical companies
Darunavir (Para. IV)	HIV	Prezista (Johnson & Johnson); $1.83 billion	2017 (U.S.), 2019 (U.S. label patent with Ritonavir)	API & FDF	Pivotal bioequivalence study to commence in Q3/2016 DMF submission – Q2/2016 Filing the FDF for registration, or Dossier – Q1/2017 Product launch – Q1/2018	Partnered
Fingolimod HCl	RRMS	Gilenya (Novartis); $2.51 billion	2017 (Israel) 2019 (U.S., E.U., Australia)	API & FDF	Successfully completed Pivotal bioequivalence study; Dossier submission - Q2/2016 Product launch - Q3/2017	Partnered
Risperidone LAI Depot	Schizophrenia	Risperdal Consta (Johnson & Johnson ); $1.19 billion	2013 (U.S.) 2021 (EU)	FDF	Commence bioequivalence trials in Q1/2016 Expected product launch in 2018	Partnered
Dapagliflozin (Para. IV)	Type 2 Diabetes	Farxiga® (BMS & AstraZeneca); $138 million	2020 (U.S.)	API & FDF	Commercialization agreement - Q1/2016 Pivotal bioequivalence study to commence in H1/2017; results expected within 3 months from commencement
Abiraterone Acetate	Prostate Cancer	Zytiga® (Johnson & Johnson); $2.237 billion	2017 (Israel) 2016 (U.S.)	API	Co-development agreement - Q1/2016
Perampanel (Para. IV)	Epilepsy	Fycompa® (Eisai); $40 million	2021 (Canada) 2022 (U.S. and E.U.)	API & FDF	Commercialization agreement - Q1/2016 Pivotal bioequivalence study to commence in H1/2017
Lurasidone HCl	Schizophrenia	Latuda® (DSP); $791 million (Forecast)	2018 (U.S.)	API	No major event in next 2 years
Dronedarone HCl	Atrial Fibrillation	Multaq® (Sanofi); $385 million	2019 (E.U.) 2016 (U.S.)	API	No major event in next 2 years
Febuxostat	Chronic Hyperuricemia	Uloric® (Takeda); $455 million	2019 (U.S.)	API	No major event in next 2 years
Deferasirox	Chronic Iron Overload	Exjade® (Novartis); $926 million	2017 (Canada) 2019 (U.S.)	API	No major event in next 2 years
Indacaterol Maleate	Chronic obstructive pulmonary disease	Onbrez®, Arcapta® (Novartis); $220 million	2020 (Russia, China, Latin America, Turkey) 2021 (Canada) 2024 (E.U.) 2025 (U.S.)	API & FDF	No major event in next 2 years
Tapentadol HCl	Acute pain	Nucynta®, Palexia® (Johnson & Johnson); $220 million	2022 (U.S.)	API	No major event in next 2 years
Alogliptin Benzoate (Para. IV)	Diabetes	Nesina® (Takeda); $421 million	2024 (E.U.) 2028 (U.S.)	API	No major event in next 2 years

(1) In April 2015, the FDA issued a response letter to Teva’s Citizen Petition (FDA-2015-P-1050), which is deemed as a white paper for Glatiramer Acetate generic formulation manufacturers. The response letter lists the anticipated CMC data required from a generic version of Copaxone, and therefore, waiving the need for a generic product meeting the CMC data requirements to undergo a bioequivalence study.

*Source: 2014 sales information is based on Thomson Reuters’ Cortellis Platform.

We are developing a new chemical entity, or NCE, a novel pentapolymer for treating autoimmune diseases such as multiple sclerosis, or MS. We have conducted preliminary pre-clinical studies of this novel pentapolymer and plan to submit an IND in 2017.

We currently do not have any products approved for sale in any jurisdiction. Our operations have been funded, to date, primarily from two rounds of financing completed in 2008 and 2015, research and development grants we received from the Israeli Office of the Chief Scientist, or the OCS, and a grant received from Investitionsbank des Landes Brandenburg, Germany, or the ILB. We have incurred operating losses each year since our inception.

Our strategy

Our business strategy is to:

• Develop and commercialize our LCM products. We are currently conducting an open-label multi-center Phase II clinical trial of Glatiramer Acetate Depot in RRMS patients in Israel. On March 10, 2015, we had a pre-investigational new drug, or pre-IND, meeting with the FDA during which we discussed the required steps for the initiation of a single pivotal Phase III clinical trial under the 505(b)(2) regulatory pathway. As a result of the FDA meeting, we are preparing to file an IND application in the first quarter of 2016 and to start a single pivotal Phase III clinical trial of Glatiramer Acetate Depot in the second quarter of 2016 in order to subsequently obtain marketing approval in the United States.

To support marketing applications in China, we plan to initiate a PK trial of Pregabalin ER in China in the first quarter of 2016. PK trials attempt to discover the level of a drug in the blood from the moment that it is administered up to the point at which it is completely eliminated from the body. PK studies describe the path of the drug in the body after administration through the mechanisms of absorption, distribution and elimination, as well as the chemical changes of the substance in the body. We plan to pursue marketing approval for Pregabalin ER in the United States and intend to submit an IND in the first quarter of 2017. We are also assessing the clinical development program for the rest of the world.

We intend to conduct a bioequivalence trial for our Risperidone LAI+ in the fourth quarter of 2016. This bioequivalence trial will be based on the results of the bioequivalence trial of our Risperidone LAI Depot, which we plan to commence in India in the first quarter of 2016.

• Develop and commercialize our generic complex API and FDF portfolio. We plan to develop six FDFs, five of which will utilize APIs owned and developed by us. Developing viable APIs can be complex due to the intricate, multiple production stages required and existing patent limitations of branded pharmaceuticals. Our proprietary know-how, which was developed in-house by our experienced personnel, allows us to develop products that avoid solid form and production process patent limitations. Three of our APIs and two of our FDFs are scheduled to launch starting in 2017. We believe the APIs and FDFs we are developing are particularly complex to manufacture and thus tend to have a high barrier to entry into the market, which we believe will limit the number of generic drug competitors. Therefore, we expect the price erosion of the APIs and FDFs we are developing in the off-patent stage to be less significant than the price erosion of non-complex APIs and FDFs. We currently rely on contract manufacturers and intend to initially manufacture our APIs and FDFs through our partners. However, we are currently developing our own manufacturing plant in Israel, where we expect to manufacture our APIs upon completion.  We also plan to develop other FDFs using our APIs or third-party APIs.

On October 30, 2014, we received approval from the Drug Controller General of India (DCGI) to commence our planned bioequivalence trial for our Risperidone LAI Depot, which is our generic version of bi-weekly Risperdal Consta. We plan to commence this bioequivalence clinical trial of Risperidone LAI Depot in the first quarter of 2016 and intend to submit the data to the FDA in order to prepare an ANDA and to subsequently launch our Risperidone LAI Depot in 2018, assuming regulatory approval is obtained. In January 2014, we signed an agreement with a large pharmaceutical company to jointly develop, manufacture and commercialize our Risperidone LAI Depot, using third-party APIs.  As of the date of this prospectus, we have not filed any applications with the FDA necessary to commence clinical studies for our Risperidone LAI Depot.

• Pursue co-development and marketing partnerships. We have entered into co-development agreements with large pharmaceutical companies, including in connection with the development of Pregabalin ER and our Risperidone product candidates, as well as a co-development and marketing agreement with a large pharmaceutical manufacturer to manufacture the formulations for certain complex generic drugs. We intend to pursue additional co-development partnerships in order to accelerate the clinical development and maximize the market potential for our APIs, as well as for Glatiramer Acetate Depot. In particular, we intend to partner with large pharmaceutical companies that possess market know-how and marketing capabilities to complete the development and commercialization of our products.

• Complete construction of our in-house manufacturing capabilities, with significant tax benefits. Our Israeli development and manufacturing plant in the industrial park Neot Hovav, Israel, is a chemical synthesis facility, designed for the production of APIs and intermediates. The plant is expected to be operational during 2016. The plant is designed as a multipurpose facility with mid-size industrial production reactors of varying capacities of up to 4,000 liters. The plant’s scalable design should enable us to expand capacity with limited expenditure. The plant is expected to hold two pilot facilities for smaller scale production to support the production scale-up process and initial sales of registration quantities. The plant also qualifies as a “Preferred Enterprise” under the Israeli Encouragement of Capital Investments, 5719-1959, or the Investment Law, which entitles us to cash grants of 20% of the amount of the approved investment in the plant (which may be increased by an additional 4%). In addition, depending on the fulfillment of certain conditions, income generated from products manufactured at the plant will be entitled to a reduced income tax rate of 9% (compared to a 26.5% corporate income tax rate in 2014-15 and 25% in 2016 and thereafter). As of the date of this prospectus, we have received grants in the amount $424,000 but we have not utilized any beneficial tax rates under the Investment Law.

Our competitive strengths

• Ability to develop high-barrier to entry products. Due to our propriety know-how and experienced management team, we have the ability to develop high-barrier to entry pharmaceutical products, which we believe will enable us to enter the market with limited competition, thereby subjecting our products to relatively less price erosion in the off-patent stage.

• Experienced management team. Our management team has an extensive track record and experience in the development manufacturing and commercialization of high-barrier to entry pharmaceuticals in an efficient cost-effective manner. Our management team has over 200 years of combined pharmaceutical and biotechnology industry experience developing, manufacturing and commercializing more than 38 major pharmaceutical products.  Moreover, our chief executive officer and chairman of the Board, Mr. Ehud Marom, in his previous employment was involved in the development of several major pharmaceutical products including Copaxone, and our Executive Vice President, Uri Danon, in his previous employment oversaw the development of Copaxone in solution in pre-filled syringes.

• Our LCM formulations may offer advantages to patients, physicians and payers over existing therapies. The long acting formulations used in our LCM products aim to improve patient compliance by reducing dosing frequency compared to approved products and enabling direct professional oversight during each administration, which may improve the therapeutic effects of treatment. For example, benefits may include a reduced chance of relapse and reduced healthcare costs to the payer. We believe our products will enable physicians to more effectively monitor the administration of the drug and for patients to realize potential benefits from improved compliance.

• Patent protection for our Glatiramer Acetate Depot product. Our granted U.S. patent with regard to Glatiramer Acetate Depot covers sustained release depot formulations of Glatiramer Acetate having a release profile of Glatiramer Acetate over a period of one week to 6 months and is expected to exclude others from making, using, or selling such depot formulations for Glatiramer Acetate in the United States until August 2030. Corresponding patent applications are pending in Australia, Brazil, Canada, China, Europe, Hong Kong, India, Israel, Japan and Mexico.

• We may be able to launch our FDFs and complex APIs before the branded drug goes off-patent in certain cases. We have carefully selected and chosen to develop certain complex APIs and FDFs that we believe we will be able to launch prior to the expiration of second generation patents protecting polymorphs and production processes of such drugs, but after expiration of the basic composition of matter patents. In materials science, polymorphism is the ability of a solid material to exist in more than one form of crystal structure. We have received and filed or intend to file patent applications for polymorphs and preparation processes for these APIs that are distinct from the associated brand drugs. Using these technologies, we may be able to launch our products in certain cases without infringing existing second generation patents for the brand drug.

Risks associated with our business

Investing in our ordinary shares involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 12 before making a decision to invest in our ordinary shares. The following is a summary of some of the principal risks we face:

       •      our ability to conduct a single pivotal Phase III clinical trial and to develop Glatiramer Acetate Depot under the 505(b)(2) regulatory pathway;

       •      our ability to complete the development of our products;

       •      the timing, successful enrollment and results of our clinical trials;

       •      our ability to obtain or maintain regulatory approvals for our products in our target markets and the possibility of adverse regulatory or legal actions relating to our products even if regulatory approval is obtained;

       •      potential adverse side effects or other safety or tolerability risks associated with our products;

       •      acceptance of our products by healthcare professionals and patients;

•
our ability to manufacture our products in commercial quantities, at an adequate quality or at an acceptable cost as well as our dependency on a single facility that is expected to house the majority of our manufacturing;

•	our ability to find suitable co-development partners;
•	our ability to commercialize our pharmaceutical products;
•	our ability to establish adequate sales, marketing and distribution channels;
•	intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do, with our principal competitors being Teva (NYSE: TEVA), Impax Laboratories, Inc. (NASDAQ: IPXL), Alkermes plc (NASDAQ: ALKS), Momenta Pharmaceuticals, Inc. (NASDAQ: MNTA), Mallinckrodt plc. (NYSE: MNK) and Par Pharmaceutical Companies, Inc., a private U.S. company;

       •      potential product liability claims;

       •      loss or retirement of key executives and research scientists;

       •      our ability to obtain and maintain adequate protection of our intellectual property;

       •      the possibility that we may face third party claims of intellectual property infringement;

•
the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives. As of September 30, 2015, we had an accumulated deficit of approximately $23,991,000; and

• potential adverse federal, state and local government regulation, in the United States, Europe or Israel.

Recent developments

On May 26, 2015, we issued an aggregate of 1,669,447 of our Series A preferred shares and warrants to purchase an aggregate of 1,669,447 Series A preferred shares, for an aggregate purchase price of $10,000,000, pursuant to a Securities Purchase Agreement, dated as of May 7, 2015, as amended on August 17, 2015 and October 22, 2015, or the 2015 SPA, we entered into with certain investors, including our chief executive officer and chairman of our board of directors, Mr. Ehud Marom. The Series A preferred shares were issued at an original price per share of $5.99. The warrants were issued with an exercise price of $7.18 per Series A preferred share and are exercisable until (i) the fourth anniversary of the 2015 SPA closing, or (ii) the occurrence of a specified exit event. On January 1, 2016, pursuant to a trigger event included in the 2015 SPA, (i) the number of ordinary shares issuable under the 2014 Equity Incentive Plan was automatically increased by an additional 10,932 ordinary shares, (ii) the number of Series A preferred shares underlying the warrants granted under the 2015 SPA was increased by an aggregate of 224,492 Series A preferred shares, and (iii) the Company issued an aggregate of 224,492 additional Series A preferred shares to the investors under the 2015 SPA. In addition, the exercise price of the warrants was reduced to $6.34 per Series A preferred share.

In December 2015, we signed a preliminary strategic cooperation agreement, or SCA, with Zhejiang Jingxin Pharmaceutical Co. Ltd., or Jingxin pursuant to which on January 31, 2016 we and Jingxin entered into (i) an escrow agreement pursuant to which Jingxin is required to deposit the $10 million with an escrow agent based in Israel pending consummation of the private placement transaction and (ii) a subscription agreement pursuant to which Jingxin will purchase, concurrently with the consummation of this offering, $10 million of Company’s ordinary shares at a price per share equal to the price per share of this offering. Assuming an offering price of  $16.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, Jingxin would receive 625,000 ordinary shares upon consummation of the private placement transaction contemplated by the subscription agreement.

The terms of the subscription agreement supersede the SCA. Jingxin is required to consummate the subscription so long as the per share price to the public in this offering is not less than sixty percent (60%) of the low-end of the price range set forth on the cover of this prospectus. The subscription agreement also contains the main terms of a cooperation agreement with Jingxin, to be further negotiated by the parties following the closing of the investment. Such cooperation agreement, if executed, will grant Jingxin with exclusive rights to market and sell our products in China (excluding Glatiramer Acetate and Glatiramer Acetate Depot and other products in which such rights were already granted to other third parties at the time we close the cooperation agreement).

As of the date of this prospectus, there is no assurance that the funds will be deposited with the escrow agent, and if deposited, that the transaction described above will be consummated in accordance with the terms detailed above or at all.

Implications of being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. This includes an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act. We may take advantage of this exemption for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. However, we have not elected to avail ourselves of an exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards.

Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer, or FPI, status. Even after we no longer qualify as an emerging growth company, as long as we qualify as an FPI under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•
the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

Corporate information

We were incorporated under the laws of the State of Israel on January 29, 2008. Our principal executive offices are located at Weizmann Science Park, 16 Einstein St. P.O. Box 4113, Ness Ziona, Israel 74140 and our telephone number is +972 (73) 712-1213. Our website address is http://www.mapi-pharma.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

The Offering

Ordinary shares we are offering	3,125,000 ordinary shares (or 3,593,750 ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).

Ordinary shares to be outstanding after this offering	11,761,362 ordinary shares (or 12,230,112 ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).

Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $45.1 million, or approximately $52.1 million if the underwriters exercise their option to purchase additional ordinary shares in full, based on an anticipated initial public offering price of $16.00 per ordinary share, the midpoint of the range on the cover of the prospectus after deducting underwriting discounts and commissions and estimated offering expenses. The use of proceeds does not take into account the potential investment by Jingxin.

We expect to use the net proceeds from this offering as follows:

(i) approximately $37 million to expand our clinical development program, of which $33 million is expected to be utilized for the development of Glatiramer Acetate Depot, $2 million is expected to be utilized for the development of our other LCM products and $2 million is expected to be utilized for the development of other products, including APIs and FDFs currently under development by us;

(ii) approximately $4 million to finance the completion of the construction of our manufacturing plant in Neot Hovav, Israel; and

(iii) the balance of the net proceeds for general corporate purposes, including working capital requirements. See “Use of Proceeds” on page 41 of this prospectus.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Proposed NASDAQ Global Market symbol	“MAPI”

The number of ordinary shares to be outstanding after this offering is based on 8,636,362 ordinary shares outstanding as of January 1, 2016, assuming the conversion of all outstanding Series A preferred shares into 1,136,362 ordinary shares, and excludes (i) 1,020,897 ordinary shares reserved for issuance under our 2014 Equity Incentive Plan, of which, as of January 1, 2016, options to purchase 296,625 ordinary shares at an exercise price of $13.907 per share were outstanding, and (ii) 1,136,362 ordinary shares issuable upon the conversion of Series A preferred shares issuable upon the exercise of the warrants to purchase 1,893,939 Series A preferred shares issued in connection with the 2015 SPA. Pursuant to our current articles of association certain of our shareholders may be entitled to anti-dilution protection, subject to the price per share of this offering.

Unless otherwise indicated, all information in this prospectus:

•	reflects the conversion of all outstanding Series A preferred shares into 1,136,362 ordinary shares, which will occur immediately prior to the closing of this offering;

•	is based on the anticipated initial public offering price of $16.00 per ordinary share, the midpoint of the range on the cover of the prospectus per ordinary share;

•	assumes no exercise by the underwriters of their over-allotment option to purchase up to 468,750 additional ordinary shares from us;

•	gives effect to the adoption and effectiveness of our amended and restated articles of association, which will occur immediately prior to the closing of this offering;

•	assumes the closing of the offering will not trigger any anti-dilution protection pursuant to our current articles of association;

•	assumes no consummation of the subscription agreement with Jingxin and does not give effect to the issuance of the shares pursuant to the subscription agreement;

•	reflects the 625-for-1 forward share split of our ordinary shares by means of a bonus share issue of 624 ordinary shares for each ordinary share outstanding, which was effected July 23, 2014; and

•	reflects a 3-for-5 reverse share split of all the Company’s authorized and outstanding ordinary shares then outstanding effected as of January 14, 2016 and the cancellation of the par value of the ordinary and Series A preferred shares (following such reverse share split, each Series A preferred share is convertible into 0.6 ordinary share).

Our existing shareholders have indicated an interest in purchasing an aggregate of up to $5 million in of our ordinary shares in this offering at the initial public offering price. Assuming an initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, these shareholders would purchase an aggregate of up to 312,500 of the 3,125,000 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, these shareholders may purchase fewer shares than they indicate an interest in purchasing or not purchase any shares in this offering. It is also possible that these shareholders could indicate an interest in purchasing more of our ordinary shares. In addition, the underwriters could determine to sell fewer shares to any of these shareholders than the shareholders indicate an interest in purchasing or not to sell any shares to them.

Summary Consolidated Financial and Other Data

The following tables present our summary consolidated statements of comprehensive loss for the two years ended December 31, 2014 and 2013 and for the nine months ended September 30, 2015 and 2014 and our summary consolidated statements of financial position as of September 30, 2015. Our summary consolidated statements of comprehensive loss for the two years ended December 31, 2014 and 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our summary consolidated statements of comprehensive loss for the nine months ended September 30, 2015 and 2014 and our summary consolidated statements of financial position as of September 30, 2015 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus. We prepare our consolidated financial statements in accordance with IFRS, as issued by the IASB. Our historical results are not necessarily indicative of results to be expected in any future periods. You should read this information together with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013
	(in thousands of U.S. dollars, except share and per share amount)
Consolidated Statements of Comprehensive Loss Data:

Income from collaboration arrangements	620	-	-	13
Research and development expenses, net	(2,219)	(2,658)	(3,638)	(2,079)
General and administrative expenses	(2,282)	(2,741)	(3,382)	(2,113)
Financing income (expenses), net	(2,392)	(315)	597	2,708
Loss for the period	(6,294)	(5,722)	(6,444)	(1,492)
Other comprehensive income	-	-	5	-
Total comprehensive loss	(6,294)	(5,722)	(6,439)	(1,492)

Loss attributable to holders of ordinary shares	(6,294)	(2,861)	(3,222)	(746)

Loss per ordinary share:(1)
Basic	(0.84)	(0.76)	(0.86)	(0.20)
Diluted	(0.84)	(0.76)	(0.86)	(0.20)
Number of ordinary shares used in computing basic and diluted loss per share:	7,500,000	3,750,000	3,750,000	3,750,000

	As of September 30, 2015
	Actual	Pro forma (2)	Pro forma as adjusted (3)
Consolidated Statement of Financial Position Data:
Cash and cash equivalents	3,696	3,696	48,796
Investment in trading securities	7,733	7,733	7,733
Total current assets	12,351	12,351	57,451
Total non-current assets	6,491	6,491	6,491
Total current liabilities	2,094	2,094	2,094
Total non-current liabilities	10,651	10,651	10,651
Shareholders’ equity	6,097	6,097	51,197
(1)
Basic loss per ordinary share is calculated by dividing the loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. There are no differences between basic and diluted loss per ordinary share since there are no dilutive potential ordinary shares.

(2)
Pro forma assumes and gives effect to the conversion of all our outstanding Series A preferred shares into 1,001,668 ordinary shares, which will occur immediately prior to the closing of this offering and reflects the occurrence of a trigger event included in the 2015 SPA and accordingly gives effect to the issuance of 224,492 additional Series A preferred shares and their automatic conversion into 134,694 ordinary shares, and does not assume the issuance of any ordinary shares in connection with this offering. Pro forma adjustments are not affected by the termination of certain anti-dilution rights granted to Allegro S.à.r.l, acting for and on behalf of Generali Financial Holdings FCP-FIS - Sub-Fund 2, or Allegro, as part of the 2008 SPA as these rights were valued at zero as of September 30, 2015.

(3)
Pro forma as adjusted gives further effect to the issuance and sale of ordinary shares by us in this offering at an anticipated initial public offering price of $16.00 per ordinary share, the midpoint of the range on the cover of the prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Pro forma as adjusted assumes no consummation of the subscription agreement with Jingxin and does not give effect to the issuance of the shares pursuant to the subscription agreement. A $1.00 increase (decrease) in the anticipated initial public offering price of $16.00 per share would increase (decrease) each of cash and cash equivalents, total current assets and total shareholders’ equity by approximately $2.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. The pro forma as adjusted information presented in the summary statement of financial position data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

Risk Factors

Investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before you decide to buy our ordinary shares. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our ordinary shares would likely decline and you might lose all or part of your investment.

Risks related to our business

We depend on the success of our lead product candidate, Glatiramer Acetate Depot, which we are developing for the treatment of RRMS. If we are unable to commercialize Glatiramer Acetate Depot, our business will be adversely affected.

We are investing a significant portion of our efforts and financial resources in the development of Glatiramer Acetate Depot for the treatment of RRMS. Our ability to generate significant product revenues from sales of Glatiramer Acetate Depot will depend primarily on the successful development and commercialization of Glatiramer Acetate Depot, which depend on a number of factors, including:

•	obtaining regulatory approval for Glatiramer Acetate Depot from the FDA;

•
the establishment of commercialization, marketing and distribution arrangements or development of an expanded commercial infrastructure capable of supporting product sales, marketing and distribution of Glatiramer Acetate Depot;

•	successful negotiation of favorable pricing and reimbursement in the countries which require such negotiation and in which we obtain regulatory approval for Glatiramer Acetate Depot;

•	the timing and scope of the commercial launch of Glatiramer Acetate Depot;

•
acceptance of Glatiramer Acetate Depot by patients, the medical community and third-party payers, including the conversion of patients from existing approved therapies to our depot formulation of Glatiramer Acetate; and

•	Glatiramer Acetate Depot’s ability to effectively compete with other therapies.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize Glatiramer Acetate Depot, which would materially adversely affect our business.

Our continued growth is dependent on our ability to successfully develop and commercialize new products in a timely manner.

Our financial results depend upon our ability to develop, obtain marketing approval from the FDA for, introduce and commercialize LCM products, complex APIs and FDFs in a timely manner. Generally, revenue from new generic products is highest immediately following launch and then declines over time, as new competitors enter the market. Furthermore, the greatest revenue for a generic pharmaceutical is generally experienced by the company that is able to bring its product to the market first. Our continued growth is therefore dependent upon our ability to successfully introduce and commercialize our LCM products, complex APIs and FDFs. To date, we have never conducted a pivotal clinical trial, submitted an IND, NDA or ANDA to the FDA, or obtained marketing approval from the FDA for any product candidates

Additionally, we may not successfully complete our development efforts for other reasons, such as poor results in clinical trials or a lack of funding to complete the required trials. Furthermore, the FDA and other regulatory authorities may not approve our product candidates at all or in a timely fashion. Even if the FDA approves our products candidates, any such approvals may be subject to limitations on the indicated uses for which we may market the products, and we may not be able to market them successfully or profitably and our products may not be reimbursed by third-party payers. For example, although we believe that the reduced dosing frequency of our product candidates may result in certain advantages over existing approved formulations of the same active ingredients, we will not be permitted to make promotional claims about comparative advantages unless we conduct head-to-head trials of our product candidates against the approved formulations, and we currently do not intend to conduct such head-to-head trials.

The risks and uncertainties inherent in conducting clinical trials could delay or prevent the development and commercialization of our products, which could have a material adverse effect on our results of operations, liquidity, financial condition, and growth prospects.

There are a number of risks and uncertainties associated with clinical trials. Failure can occur at any time during the clinical trial process. Clinical development is expensive, takes many years to complete and its outcome is inherently uncertain. The results from early clinical trials may not be predictive of results obtained in later and larger clinical trials and product candidates in later clinical trials may fail to show the desired safety, tolerability or efficacy despite having progressed successfully through earlier clinical testing. The FDA or other comparable foreign regulatory authorities can delay, limit or deny approval of our product candidates for many reasons, including:

•	disagreement with the design or implementation of our clinical trials;

•	if our clinical trials fail to demonstrate sufficient safety and efficacy;

•	not accepting clinical data from trials which are conducted at clinical facilities or in countries where the standard of care is potentially different from the United States or the respective country;

•	inability to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;

•	disagreement with our interpretation of data from preclinical studies or clinical trials;

•	if they find deficiencies in the manufacturing processes or in house facilities, or third-party manufacturers with which we contract for clinical and commercial supplies;

•	if future changes in the approval policies or regulations significantly render our clinical data insufficient for approval;

•
events beyond our control, for example, clinical trials are often conducted with patients having advanced stages of disease and, as a result, during the course of treatment these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agents being tested, but which nevertheless affect the clinical trial results; and

•	side effects experienced by the patients that may cause a delay of approval or limited profile of an approved product.

In addition, the completion of clinical trials for our product candidates may be delayed or halted for many reasons, including:

•	failure of the clinical research organization that is working for us to perform the trial monitoring or any other services related to clinical trials in a manner satisfying regulatory requirements;

•	regulators or institutional review boards may not allow us to commence or continue a clinical trial;

•	imposition of a clinical hold for safety or tolerability reasons or following an inspection of our clinical trial operations or site by the FDA or other regulatory authorities;

•	our inability, or the inability of our partners, to manufacture or obtain from third parties materials sufficient to complete our clinical trials;

•	delays or failure in reaching agreement on acceptable clinical trial contracts or clinical trial protocols with prospective clinical trial sites or clinical research organizations;

•	risks associated with trial design, which may result in a failure of the trial to show statistically significant results even if the product candidate is effective;

•	difficulty in medical teams maintaining contact with patients after treatment commences, resulting in incomplete data;

•	poor effectiveness of product candidates during clinical trials;

•	safety or tolerability issues, including adverse events associated or not associated with product candidates;

•	decision by us to conduct additional clinical trials or abandon development programs;

•	governmental or regulatory delays or changes in regulatory requirements, policy and guidelines;

•	negative or inconclusive results of clinical trials; and

•	varying interpretation of data by the FDA or foreign regulatory agencies.

Preclinical and clinical data are often susceptible to varying interpretations and analyses, and even if the trials are successfully completed, we cannot guarantee that the FDA or other foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates to the FDA or other foreign regulatory authorities for approval. Many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. To the extent that the results of our trials are not satisfactory to the FDA or other foreign regulatory authorities to support  a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

In addition, our product candidates could be subject to competition for clinical trial sites and patients from other therapies under development which might delay the enrollment in or initiation of our clinical trials.

The FDA or foreign regulatory authorities may require us to conduct additional clinical trials, which could result in additional expense and delays in bringing our product candidates to market. Any failure or delay in completing clinical trials for our product candidates would prevent or delay the commercialization of our product candidates. We cannot assure you that our expenses related to clinical trials will lead to the development of products that will generate revenues in the near future, or ever. Delays or failure in the development and commercialization of our products could have a material adverse effect on our results of operations, liquidity, financial condition, and our growth prospects.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, which may result in necessary changes to clinical trial protocols, which could result in increased costs to us, delay our development timeline or reduce the likelihood of successful completion of our clinical trials.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which we may need to amend clinical trial protocols. Amendments may require us to resubmit our clinical trial protocols for review and approval, which may adversely affect the cost, timing and successful completion of a clinical trial. If we experience delays in the completion of, or if we terminate, any of our clinical trials, the commercial prospects for our affected product candidates would be harmed and our ability to generate product revenue would be delayed, possibly materially.

We may find it difficult to enroll patients in our clinical trials, and patients could discontinue their participation in our clinical trials, which could delay or prevent clinical trials of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our product candidates. If patients are unwilling to participate in our clinical trials because of negative publicity from adverse events in the biotechnology or pharmaceutical industries or for any other reason, including competitive clinical trials for similar patient populations, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of potential products may be delayed. These delays could result in increased costs, delays in advancing our product development, delays in testing the effectiveness of our technology or termination of the clinical trials altogether.

We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics to achieve diversity in a trial, to complete our clinical trials in a timely manner. Patient enrollment is affected by factors including:

•	severity of the disease under investigation;

•	design of the trial protocol;

•	size of the patient population;

•	eligibility criteria for the trial in question;

•	perceived risks and benefits of the product candidate under trial;

•	proximity and availability of clinical trial sites for prospective patients

•	availability of competing therapies and clinical trials;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians; and

•	ability to monitor patients adequately during and after treatment.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials. In addition, patients enrolled in our clinical trials may discontinue their participation at any time during the trial as a result of a number of factors, including withdrawing their consent or experiencing adverse events, which may or may not be judged related to our product candidates under evaluation. The discontinuation of patients in any one of our trials may cause us to delay or abandon our clinical trial, or cause the results from that trial not to be positive or sufficient to support a filing for regulatory approval of the applicable product candidate.

Positive results in the preclinical studies or early clinical trials of one or more of our product candidates may not be replicated in future clinical trials of such product candidate, which could result in development delays or a failure to obtain marketing approval.

Positive results in the preclinical studies or early trials of one or more of our product candidates may not be predictive of similar results in future clinical trials for such product candidate. For example, the mean clinical score result of our mouse studies may not predict the level of efficacy we would expect to see in humans. Also, interim results during a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed preclinical studies and clinical trials for our product candidates may not be predictive of the results we may obtain in later stage trials of such product candidates. Our preclinical studies or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials. Preclinical study or clinical trial results may be inconclusive, or contradicted by other clinical trials, particularly larger clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain FDA or European Medicines Agency, or other applicable regulatory agency, approval for their products.

Adverse side effects or other safety or tolerability risks associated with our products could delay or preclude approval, cause us to suspend or discontinue clinical trials, abandon product candidates, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

        Undesirable side effects or tolerability issues caused by our product candidates could result in the delay, suspension or termination of clinical trials by us, our collaborators, the FDA or other regulatory authorities for a number of reasons. A majority of adverse events (AEs) associated with our ongoing open label Phase II clinical trial of Glatiramer Acetate Depot are mild injection site reactions, including hypersensitivity, itch, pain and mass at injection site. One treatment-related serious adverse event (SAE) of acute interstitial nephritis was observed in the trial, but no suspected unexpected serious adverse reactions (SUSAR) were observed. Side effects or tolerability issues observed in future clinical trials of Glatiramer Acetate Depot may not be limited to the adverse effects observed to date and could be more severe or more prevalent. If we elect or are required to delay, suspend or terminate any clinical trial of any product candidates that we develop, the commercial prospects of such product candidates will be harmed and our ability to generate product revenues from any of these product candidates will be delayed or eliminated. Serious adverse events or other adverse events, as well as tolerability issues observed in clinical trials could hinder or prevent market acceptance of the product candidate at issue. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly.

Our business is highly dependent on market perceptions of us and the safety and quality of our products. Our business or products could be subject to negative publicity, which could have a material adverse effect on our business.

Market perceptions of our business are very important to us, especially market perceptions of the safety, tolerability and quality of our products. If any of our products or similar products that other companies distribute, or third-party products from which our products are derived are subject to market withdrawal or recall or are proven to be, or are claimed to be, harmful to consumers, it could have a material adverse effect on our business. Because our business is dependent on market perceptions, negative publicity associated with product quality, illness or other adverse effects resulting from, or perceived to be resulting from, our products could have a material adverse impact on our business.

Additionally, continuing and increasingly sophisticated studies of the proper utilization, safety and efficacy of pharmaceutical products are being conducted by the industry, government agencies and others which can call into question the utilization, safety and efficacy of previously marketed products. In some cases, studies have resulted, and may in the future result, in the discontinuance of product marketing or other costly risk management programs such as the need for a patient registry.

The FDA may not agree that a single Phase III trial will be sufficient for the approval of Glatiramer Acetate Depot.

In most cases, for approval of an NCE the FDA requires two adequate and well-controlled Phase III clinical trials to demonstrate the efficacy and safety of a drug product. A single Phase III trial may be sufficient for approval under the 505(b)(2) regulatory pathway where the trial is a large, well-controlled, multicenter trial that demonstrates internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity, or prevention of a disease with a potentially serious outcome, and where a confirmatory trial would be practically or ethically impossible. Although Teva’s Supplemental NDA for Copaxone 40 mg was approved following a single pivotal Phase III trial, a single Phase III trial may not be sufficient to obtain marketing approval of our Glatiramer Acetate Depot, which is a different formulation with a different route of administration than Copaxone. Moreover, the FDA has stated that our ongoing unblinded and uncontrolled Phase II trial of Glatiramer Acetate Depot is unlikely to contribute to the support of efficacy of Glatiramer Acetate Depot.

The FDA accepted our synopsis for the Phase III clinical trial, and we intend to submit the full protocol during the IND submission.

There can be no guarantee that we and the FDA will agree to the terms of a Phase III protocol. Even if we reach agreement with the FDA on a Phase III protocol and even if we believe that the data from the pivotal Phase III clinical trial demonstrate that the drug is effective for its intended use, we cannot be certain that the design of, or data collected from, the pivotal Phase III clinical trial will be adequate to demonstrate the safety and efficacy of our Glatiramer Acetate Depot, or will otherwise be sufficient to support FDA or any foreign regulatory approvals. The final determinations about a drug's safety and efficacy are made after a complete review by the FDA of a marketing application and are based on the entire data in the application.

Even if we agree to the terms of a Phase III protocol with the FDA, significant uncertainty would remain regarding the clinical development of, and regulatory approval process for Glatiramer Acetate Depot and it is possible that we might never receive any regulatory approvals for Glatiramer Acetate Depot.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any regulatory approvals that we receive for our product candidates will require surveillance to monitor the safety and efficacy of the product candidate and may require us to conduct post-approval clinical studies. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current Good Manufacture Practices, or cGMPs, and current Good Clinical Practices, or cGCPs, for any clinical trials that we conduct post-approval.

Moreover, if we obtain regulatory approval for any of our product candidates, we will only be permitted to market our products for the indication approved by the FDA, and such approval may involve limitations on the indicated uses or promotional claims we may make for our products. In addition, later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of our product candidates, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters, or untitled letters;

•	holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

•	product seizure or detention, or refusal to permit the import or export of our product candidates; and

•	injunctions, the imposition of civil penalties or criminal prosecution.

The FDA's and other regulatory authorities' policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

If any of our LCM products is approved, we may not achieve expected levels of market acceptance.

Even if we are able to obtain and maintain regulatory approvals for our new LCM products, the success of those products is also dependent upon market acceptance. Levels of market acceptance for our new products could be affected by several factors, including:

•	the availability of alternative products from our competitors;

•	the prices of our products relative to those of our competitors;

•	the timing of our market entry;

•	the marketing efforts invested by a partner;

•	the ability to market our products effectively at the retail level; and

•	the perception of patients and the healthcare community, including third-party payers, regarding the safety, efficacy and benefits of our drug products compared to those of competing products.

Some of these factors are not within our control, and our products may not achieve expected levels of market acceptance.

The time necessary to develop generic API or drug products may adversely affect whether, and the extent to which, we receive a return on our capital.

We generally begin our development activities for an API for a product expected to become generic several years in advance of the patent expiration date of the brand-name drug equivalent. The development process, including drug formulation (where applicable), testing, and FDA review and approval, often takes many years. This process requires that we expend considerable capital to pursue activities that do not yield an immediate or near-term return. Also, because of the significant time necessary to develop a product, the actual market for a product at the time it is available for sale may be significantly less than the originally projected market for the product. If this were to occur, our potential return on our investment in developing the product, if approved for marketing by the FDA, would be adversely affected and we may never receive a return on our investment in the product. It is also possible for the manufacturer of the brand-name product for which we are developing a generic drug to obtain approvals from the FDA to switch the brand-name drug from the prescription market to the OTC market. If this were to occur, we would be prohibited from marketing our product other than as an OTC drug, in which case revenues could be substantially less than we anticipated.

Approvals for our generic APIs or FDFs may be delayed or become more difficult to obtain if the FDA institutes changes to its approval requirements.

Congress or the FDA may institute changes to its ANDA approval requirements, which may make it more difficult or expensive for us to obtain approval for our generic products.

For instance, in July 2012, the Generic Drug User Fee Amendments of 2012, or GDUFA, implemented fees for new ANDAs, ANDA supplements, Drug Master Files, product and establishment manufacturing facility fees and a one-time fee for back-logged ANDAs pending approval as of October 1, 2012. In return, the program is intended to provide faster and more predictable ANDA reviews by the FDA and increased inspections of drug facilities. Under GDUFA, generic product manufacturers face significant penalties for failure to pay the new user fees, including rendering an ANDA not "substantially complete" until the fee is paid and the possibility that the drug could be deemed misbranded. It is currently uncertain the effect the new fees will have on our ANDA process and business, however, any failure by us or our suppliers to pay the fees or to comply with the other provisions of GDUFA may impact or delay our ability to file ANDAs, obtain approvals for new generic products, market approved products and generate revenues, and thus may have a material adverse effect on our business, results of operations and financial condition.

Some abbreviated application procedures for products, including those related to our ANDA submissions, are or may also become the subject of petitions filed by brand-name drug manufacturers seeking changes from the FDA in the approval requirements for particular drugs, which can delay or make development of generic drugs more difficult. We cannot predict whether the FDA will make any changes to its abbreviated ANDA requirements as a result of these petitions, or the effect that any changes may have on us. Any changes in FDA requirements as a result of these petitions or otherwise may similarly make it more difficult for us to submit ANDAs or obtain approval of our ANDAs and generate revenues and thus could have a material adverse effect on our business, results of operations and financial condition.

The manufacture of pharmaceutical products, including our product candidates, is complex and manufacturers often encounter difficulties in production. If we or any of our third-party manufacturers encounter any difficulties, our ability to provide product candidates for clinical trials or our products to patients, if approved, the development or commercialization of our products could be delayed or stopped.

The manufacture of pharmaceutical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. We and our contract manufacturers must comply with the FDA's current good manufacturing practices, or cGMP, regulations. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up and validating initial production and contamination controls. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if microbial, viral or other contaminations are discovered in our products or in the manufacturing facilities in which our products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

We cannot assure you that any stability or other issues relating to the manufacture of any of our product candidates or products will not occur in the future. Additionally, we and our third party manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If we or our third party manufacturers were to encounter any of these difficulties, our ability to provide any product candidates to patients in clinical trials and products to patients, once approved, would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the initiation or completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely. Any adverse developments affecting clinical or commercial manufacturing of our product candidates or products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Accordingly, failures or difficulties faced at any level of our supply chain could materially adversely affect our business and delay or impede the development and commercialization of any of our products and could have a material adverse effect on our business, prospects, financial condition and results of operations.

We rely upon third-party contractors and service providers for the execution of most aspects of our development programs. Failure of these third parties to provide services of a suitable quality and within acceptable timeframes may cause the delay or failure of our development programs.

We outsource certain functions, tests and services to clinical research organizations, service providers, medical institutions and collaborators as well as outsourcing manufacturing to collaborators and/or contract manufacturers, and we rely on third parties for quality assurance, clinical monitoring, clinical data management and regulatory expertise. We also have engaged, and may in the future engage, a clinical research organization to run all aspects of a clinical trial on our behalf. There is no assurance that such individuals or organizations will be able to provide the functions, tests, supply or services as agreed upon or in a quality fashion and we could suffer significant delays in the development of our products or processes.

In some cases we may rely on one or few providers of such services, including clinical data management or manufacturing services. In addition, the cost of such services could be significantly increased over time. We rely on third parties and collaborators as mentioned above to enroll qualified patients and conduct, supervise and monitor our clinical trials. Our reliance on these third parties and collaborators for clinical development activities reduces our control over these activities. Our reliance on these parties, however, does not relieve us of our regulatory responsibilities, including ensuring that our clinical trials are conducted in accordance with current good clinical practices regulations and the investigational plan and protocols contained in the regulatory agency applications. In addition, these third parties may not complete activities on schedule or may not manufacture under cGMP conditions. Preclinical studies may not be performed or completed in accordance with Good Laboratory Practices regulatory requirements or our trial design. Clinical trials may not be performed or completed in accordance with cGCP regulatory requirements or with our trial design. If these third parties or collaborators do not successfully carry out their contractual duties or meet expected deadlines, obtaining regulatory approval for manufacturing and commercialization of our product candidates may be delayed or prevented. We rely substantially on third-party data managers for our clinical trial data. There is no assurance that these third parties will not make errors in the design, management or retention of our data or data systems. There is no assurance these third parties will pass FDA or regulatory audits, which could delay or prohibit regulatory approval.

We will be dependent on a single facility that will house the majority of our manufacturing operations.

We currently rely on contract manufacturers and in house facilities to manufacture our investigational APIs and FDFs. Once the construction of our manufacturing plant in Neot Hovav, Israel is complete, that plant will manufacture APIs, and we will only rely on contract manufacturers to manufacture FDFs. As such, we will be highly dependent on the uninterrupted and efficient operations of the plant. If we do not obtain the necessary registrations and approvals for the plant in time to launch any of our product candidates that obtain marketing approval, or if operations at the plant were to be disrupted as a result of equipment failures, earthquakes and other natural disasters, fires, accidents, work stoppages, power outages, acts of war or terrorism or other reasons, our business could be materially adversely affected. Our plant’s location in Israel may increase the likelihood of such events impacting us (see “Risks related to our operations in Israel”). Lost sales or increased costs that we may experience during the disruption of operations may not be recoverable under our insurance policies, and longer-term business disruptions could result in a loss of customers. If this were to occur, our business could be materially negatively impacted.

If we do not establish collaborations for our products, we will likely need to alter our development and any commercialization plans.

The development, approval and potential commercialization of our products will require additional cash to fund expenses. As such, our strategy includes selectively partnering or collaborating with other pharmaceutical companies to assist us in furthering development and potential commercialization of our products, in some or all jurisdictions. Although we are currently aware of numerous potential third party partners for the development or commercialization of our products, we may not be successful in entering into new collaborations with third parties on acceptable terms, or at all. In addition, if we fail to negotiate and maintain suitable development and/or commercialization agreements, we may have to limit the size or scope of our activities or we may have to delay one or more of our development or commercialization programs. Any failure to enter into development or commercialization agreements with respect to the development, marketing and commercialization of any products or our failure to develop, market and commercialize such product independently will have an adverse effect on our business, financial condition and results of operation.

We have no sales, marketing and distribution capabilities and have entered into, and will in the future enter into, agreements with third parties to perform these functions, which could prevent us from successfully commercializing our products.

We currently have no sales, marketing or distribution capabilities. To eventually commercialize our product candidates, we must either develop our own sales, marketing and distribution capabilities, which will be expensive and time-consuming, or we must make arrangements with third parties to perform such services for us. If, following approval, we decide to market any of our products on our own, we will have to commit significant resources to develop a marketing and sales force and support our distribution capabilities. If we elect to enter into arrangements with third parties for performance of these services, we may find that such arrangements may not be available on terms acceptable to us, or at all. If we enter into third-party arrangements, the third parties may not be capable of successfully selling any of our products or may prioritize other products over ours. If we are not able to establish and maintain successful arrangements with third parties or build our own sales and marketing infrastructure, we may not be able to commercialize our product candidates, which would adversely affect our business and financial condition.

Any collaborative arrangements that we establish may not be successful or we may otherwise not realize the anticipated benefits from these collaborations. We do not control third parties with whom we have or may have collaborative, commercialization or development arrangements, and we will rely on them to achieve results which may be significant to us. In addition, any future collaboration arrangements may place the development and commercialization of our products outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

Our existing and anticipated collaborative arrangements require us to rely on external consultants, advisors, and experts for assistance in several key functions, including clinical development, manufacturing, regulatory and intellectual property. We do not control these third parties, but we rely on them to achieve results, which may be significant to us. Relying upon collaborative arrangements to develop and commercialize our products subjects us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our collaborators may devote to our products;

•	should a collaborator fail to comply with applicable laws, rules, or regulations when performing services for us, we could be held liable for such violations;

•	our collaborators may experience financial difficulties or changes in business focus;

•	our collaborators’ partners may fail to secure adequate commercial supplies of our products upon marketing approval, if at all;

•	our collaborators’ partners may have a shortage of qualified personnel;

•	we may be required to relinquish important rights, such as marketing and distribution rights;

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	under certain circumstances, a collaborator could move forward with a competing product developed either independently or in collaboration with others, including our competitors; and

•	collaborative arrangements are often terminated or allowed to expire, which could delay the development and may increase the cost of developing our products.

If any of these scenarios materialize, they could have adverse effect on our business, financial condition or results of operations.

We face intense competition from both brand-name and generic manufacturers for our complex APIs, formulations and LCM products. In addition, if we are successful in developing and commercializing our product candidates, our own products may be competitive with each other.

The pharmaceutical industry is highly competitive and many of our competitors have longer operating histories and substantially greater financial, research and development, marketing, and other resources. In addition, pharmaceutical manufacturers’ customer base consists of an increasingly limited number of large pharmaceutical wholesalers, chain drug stores that warehouse products, mass merchandisers and mail order pharmacies. Our competitors may be able to obtain cheaper raw materials and/or API supplies and develop cheaper production processes or other polymorphs for their products and delivery technologies competitive with or more effective or less expensive than our own for many reasons, including that they may have:

•	superior proprietary processes or delivery systems;

•	greater resources in the area of research and development and marketing;

•	larger or more efficient production capabilities;

•	more expertise in a particular therapeutic area;

•	more expertise in preclinical testing and human clinical trials;

•	more experience in obtaining required regulatory approvals, including FDA approval;

•	more products;

•	established relationships with customers; or

•	more experience in developing new drugs and financial resources, particularly with regard to brand manufacturers.

With respect to generic pharmaceutical products, the FDA approval process often results in the FDA granting final approval to a number of ANDAs for a given product at the time a relevant patent for a corresponding brand product or other regulatory and/or market exclusivity expires. Thus, we expect, in accordance with the standard practices in the industry, to face immediate competition when we introduce a generic product into the market. As competition from other manufacturers intensifies, selling prices and gross profit margins often decline. Accordingly, the level of market share, revenue and gross profit attributable to a particular generic product that we develop is generally related to the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch, in relation to competing approvals and launches. Additionally, ANDA approvals often continue to be granted for a given product subsequent to the initial launch of the generic product. These circumstances generally result in significantly lower prices and reduced margins for generic products compared to brand products. New generic market entrants generally cause continued price and margin erosion over the generic product life cycle.

In addition to the competition we face from other generic manufacturers, we face competition from brand-name manufacturers related to our generic products. Branded pharmaceutical companies often sell their branded products as “authorized generics” (an industry term that describes instances when a brand-name manufacturer licenses another company, such as a subsidiary or a generic manufacturer, to market the branded product under the licensee’s name and registration at typical generic discounts). Further, branded pharmaceutical companies may seek to delay FDA approval of our ANDAs or reduce generic competition by, for example, obtaining new patents on drugs whose original patent protection is about to expire, filing patent infringement suits that could delay FDA approval of generics, developing new versions of their products to obtain FDA market exclusivity, filing “citizen petitions” contesting FDA approvals of generics such as on alleged health and safety grounds, developing “next generation” versions of products that reduce demand for generic versions we are developing, changing product claims and labeling, and seeking approval to market as over-the-counter, or OTC, branded products.

Moreover, competitors may, upon the approval of their NDA, be awarded a period of three-year exclusivity for clinical investigations. Such exclusivity may prevent the FDA from approving one or more of our product candidates that are being developed, and for which we would seek the FDA's approval under the 505(b)(2) regulatory pathway, if we were to seek approval for the same conditions of approval as that protected by the three-year period of exclusivity. Recent litigation against the FDA has affirmed the FDA's interpretation of the scope of three-year exclusivity as preventing the approval of a 505(b)(2) NDA for the same change to a previously approved drug, regardless of whether or not the 505(b)(2) applicant relies on the competitor's product as a listed drug in its 505(b)(2) application. Exclusivity determinations are highly fact-dependent and are made by the FDA on a case-by-case basis at the end of the review period for a 505(b)(2) NDA. As such, we may not know until very late in the FDA's review of our 505(b)(2) product candidates whether or not approval may be delayed because of a competitor's period of three-year exclusivity.

We believe that our principal competitors in the generic pharmaceutical products and LCM markets are Teva (NYSE: TEVA), Impax Laboratories, Inc. (NASDAQ: IPXL), Alkermes plc (NASDAQ: ALKS), Momenta Pharmaceuticals, Inc. (NASDAQ: MNTA), Mallinckrodt plc. (NYSE: MNK) and Par Pharmaceutical Companies, Inc., a private U.S. company.

Additionally, we are developing multiple product candidates that can be used for the same indication, both as a generic formulation of a currently marketed non-LCM product and as an LCM product. As a result, our products may directly or indirectly compete against each other as sales of one product may adversely affect sales of the other product for the same indication. The products that fall under this category are Risperidone LAI Depot (a generic formation of Risperdal Consta) and Risperidone LAI+ (a monthly LCM Risperidone product), as well as Glatiramer Acetate in a generic formulation and Glatiramer Acetate Depot (a monthly LCM Glatiramer Acetate product).

If the market for a reference brand product significantly declines, sales or potential sales of our complex APIs, formulations and LCM products and product candidates may suffer and our business would be materially impacted.

Competition in the biotechnology industry is intense. Brand name products face competition on numerous fronts as technological advances are made or new products are introduced. As new products are approved that compete with the reference brand product to our complex APIs, formulations and LCM products, sales of the reference brand products may be significantly and adversely impacted and the reference brand product may be rendered obsolete. In addition, brand product companies may pursue life cycle management as well as patent extension strategies that also impact the marketability and profitability of our generic or LCM products.

For example, we anticipate current injectable treatments commonly used to treat RRMS, including Copaxone, which is the Glatiramer Acetate brand product and is currently being marketed by Teva, to experience competition from a number of novel drug products, including oral therapies. These novel drugs may offer patients a more convenient form of administration than Copaxone and may provide increased efficacy. On January 29, 2014, Teva announced that it received FDA approval for a Supplemental NDA for a 40 mg, thrice-weekly dosage of Copaxone. Teva’s 40 mg thrice-weekly version of Copaxone has the potential to delay the anticipated erosion of the Glatiramer Acetate market, which is expected to be brought on by possible generic competitors that are developing the once-daily dosage of Glatiramer Acetate. In addition, Teva’s development of a thrice weekly version of Copaxone, i.e., a formulation with a lesser frequency of injections, may be indicative of the shift in the RRMS market toward longer-acting depot formulations of Glatiramer Acetate. If the market for the reference brand product is impacted, we in turn may lose significant market share or market potential for our APIs, formulations or LCM product candidates, and the value for our APIs, formulations or LCM products pipeline could be negatively impacted. As a result, our business, including our financial results and our ability to fund future discovery and development programs, would suffer.

Our revenues and operating income could fluctuate significantly.

Our revenues and operating results may vary significantly from year-to-year and quarter-to-quarter. Variations may result from, among other factors:

•	the timing of FDA or any other regulatory authority approvals, if any;

•	the timing of process validation for particular products;

•	the timing of product launches, and market acceptance of such products launched;

•	changes in the amount we spend to research, develop, acquire, license or promote new products;

•	the outcome of our research, development and clinical trial programs;

•	serious or unexpected health or safety concerns related to our products, the branded products we have genericized, or our product candidates;

•	the introduction of new products by others that render our products obsolete or noncompetitive;

•	the ability to maintain selling prices and gross margins on our products;

•	the ability to comply with complex governmental regulations applicable to many aspects of our business;

•	changes in coverage and reimbursement policies of health plans and other health insurers, including changes to Medicare, Medicaid and similar state programs;

•	increases in the cost of raw materials used to manufacture our products;

•	manufacturing and supply interruptions, including product rejections or recalls due to failure to comply with manufacturing specifications;

•	the ability of our product license partner(s) to secure regulatory approval, gain market share, sales volume, and sales milestone levels;

•	timing of revenue recognition related to our alliance and collaboration agreements;

•	the ability to protect our intellectual property and avoid infringing the intellectual property of others; and

•	the outcome and cost of possible litigation over patents with third parties.

There is a substantial risk of product liability claims in our business. We currently do not maintain product liability insurance and a product liability claim against us would adversely affect our business.

Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of our products. Product liability claims could delay or prevent completion of our development programs. If we succeed in commercializing our products, such claims could result in a recall of our products or a change in the approved indications for which they may be used. While we intend to maintain product liability insurance that we believe is adequate for our operations upon commercialization of our products, we cannot be sure that such coverage will be adequate to cover any incident or all incidents. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may be unable to maintain sufficient insurance at a reasonable cost to protect us against losses that could have a material adverse effect on our business. These liabilities could prevent or interfere with our product development and commercialization efforts.

We may experience reductions in the levels of reimbursement for pharmaceutical products by governmental authorities, Health Maintenance Organizations, or HMOs, or other third-party payers. Any such reductions could have a material adverse effect on our business, financial position and results of operations.

Various governmental authorities and private health insurers and other organizations, such as HMOs, provide reimbursement to consumers for the cost of certain pharmaceutical products. Demand for our products depends in part on the extent to which such reimbursement is available. In addition, third-party payers are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, and increasingly challenge the pricing of these products, which may adversely affect the pricing of our products. Moreover, health care reform has been, and is expected to continue to be, an area of national and state focus, which could result in the adoption of measures that could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third-party payers for our products.

Certain governments tend to impose strict price or reimbursement controls, which may adversely affect our revenue, if any.

In some countries, particularly the countries of the European Union, the pricing and/or reimbursement of prescription pharmaceuticals are subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

If we are not able to retain our key management, Ehud Marom, Uri Danon and Shai Rubnov, PhD, or attract and retain qualified scientific, technical and business personnel, our ability to implement our business plan may be adversely affected.

Our success largely depends on the skill, experience and effort of our senior management. The loss of the service of any of these persons, including Mr. Marom, our chief executive officer and the chairman of our board, Mr. Danon, our executive vice president, or Dr. Rubnov, our vice president of research and development, would likely result in a significant loss in the knowledge and experience that we possess and could significantly delay or prevent successful product development and other business objectives. There is intense competition from numerous pharmaceutical and biotechnology companies, universities, governmental entities and other research institutions, seeking to employ qualified individuals in the technical fields in which we operate, and we may not be able to attract and retain the qualified personnel necessary for the successful development and commercialization of our product candidates.

The illegal distribution and sale by third parties of counterfeit versions of our products or of stolen products could have a negative impact on our reputation and a material adverse effect on our business, results of operations and financial condition.

Third parties could illegally distribute and sell counterfeit versions of our products, which do not meet the rigorous manufacturing and testing standards that our products undergo. Counterfeit products are frequently unsafe or ineffective, and can be life-threatening. Counterfeit medicines may contain harmful substances, the wrong dose of the API or no APIs at all. However, to distributors and users, counterfeit products may be visually indistinguishable from the authentic version.

Reports of adverse reactions to counterfeit drugs similar to our products or increased levels of counterfeiting such products could materially affect patient confidence in our authentic products. It is possible that adverse events caused by unsafe counterfeit products will mistakenly be attributed to our authentic products. In addition, thefts of our inventory at warehouses, plants or while in-transit, which are not properly stored and which are sold through unauthorized channels could adversely impact patient safety, our reputation and our business.

Public loss of confidence in the integrity of our pharmaceutical products as a result of counterfeiting or theft could have a material adverse effect on our business, financial position and results of operations.

Under applicable employment laws, we may not be able to enforce covenants not to compete.

Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work. For example, Israeli courts have required employers seeking to enforce covenants not to compete to demonstrate that the competitive activities of a former employee will harm one of a limited number of material interests of the employer, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such an interest will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our competitiveness may be diminished.

We are an international business, and we are exposed to various global and local risks that could have a material adverse effect on our financial condition and results of operations.

We operate globally and develop and manufacture products in our research and manufacturing facilities in multiple countries. Consequently, we face complex legal and regulatory requirements in multiple jurisdictions, which may expose us to certain financial and other risks. International sales and operations are subject to a variety of risks, including:

•	foreign currency exchange rate fluctuations;

•	greater difficulty in staffing and managing foreign operations;

•	greater risk of uncollectible accounts;

•	longer collection cycles;

•	logistical and communications challenges;

•	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	changes in labor conditions;

•	burdens and costs of compliance with a variety of foreign laws;

•	political and economic instability;

•	increases in duties and taxation;

•	foreign tax laws and potential increased costs associated with overlapping tax structures;

•	greater difficulty in protecting intellectual property;

•	the risk of third party disputes over ownership of intellectual property and infringement of third party intellectual property by our products; and

•	general economic and political conditions in these foreign markets.

International markets are also affected by economic pressure to contain reimbursement levels and healthcare costs. Profitability from international operations may be limited by risks and uncertainties related to regional economic conditions, regulatory and reimbursement approvals, competing products, infrastructure development, intellectual property rights protection and our ability to implement our overall business strategy. We expect these risks will increase as we pursue our strategy to expand operations into new geographic markets. We may not succeed in developing and implementing effective policies and strategies in each location where we conduct business. Any failure to do so may harm our business, results of operations and financial condition.

We are subject to the inherent risks of doing business internationally as a result of our international manufacturing operations.

Because certain of our products are and will be manufactured at our facility located in China, in addition to our facilities in Israel, our operations are subject to risk inherent in doing business internationally. Such risks include the adverse effects on operations from corruption, war, international terrorism, civil disturbances, political instability, governmental activities, deprivation of contract and property rights and currency valuation changes.

Since 1978, the Chinese government has been reforming its economic and political systems, and we expect this to continue. Although we believe that these reforms have had a positive effect on the economic development of China and have improved our ability to successfully operate our facility in China, we cannot assure you that these reforms will continue or that the Chinese government will not take actions that impair our operations or assets in China.

Risks related to our intellectual property

We depend on our intellectual property, and our future success is dependent on our ability to protect our intellectual property and not infringe on the rights of others.

Our success depends, in part, on our ability to obtain patent protection for our products, maintain the confidentiality of our trade secrets and know how, operate without infringing on the proprietary rights of others and prevent others from infringing our proprietary rights. We try to protect our proprietary position by, among other things, filing U.S., European, and other patent applications related to our products, inventions and improvements that may be important to the continuing development of our products. However, we cannot assure you that:

•	any of our future processes or products will be patentable;

•	our processes or products will not infringe upon the patents of third parties; or

•
we will have the resources to defend against charges of patent infringement or other violation or misappropriation of intellectual property by third parties or to protect our own intellectual property rights against infringement, misappropriation or violation by third parties.

Because the patent position of pharmaceutical companies involves complex legal and factual questions, we cannot predict the validity and enforceability of patents with certainty. Our issued patents may not provide us with any competitive advantages, may be held invalid or unenforceable as a result of legal challenges by third parties or could be circumvented. Our competitors may also independently develop formulations, processes and technologies or products similar to ours or design around or otherwise circumvent patents issued to, or licensed by, us. Thus, any patents that we own or license from others may not provide any protection against competitors. Our pending patent applications, those we may file in the future or those we may license from third parties may not result in patents being issued. If these patents are issued, they may not provide us with proprietary protection or competitive advantages. The degree of future protection to be afforded by our proprietary rights is uncertain because legal means afford relatively limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

Patent rights are territorial; thus, the patent protection we do have will only extend to those countries in which we have issued patents. Even so, the laws of certain countries do not protect our intellectual property rights to the same extent as do the laws of the United States and the European Union. Competitors may successfully challenge our patents, produce similar drugs or products that do not infringe our patents, or produce drugs in countries where we have not applied for patent protection or that do not respect our patents. Furthermore, it is not possible to know the scope of claims that will be allowed in published applications and it is also not possible to know which claims of granted patents, if any, will be deemed enforceable in a court of law.

After the completion of development and registration of our patents, third parties may still act to manufacture and/or market products in infringement of our patent protected rights. Such manufacture and/or market of products in infringement of our patent protected rights is likely to cause us damage and lead to a reduction in the prices of our products, thereby reducing our anticipated profits.

In addition, due to the extensive time needed to develop, test and obtain regulatory approval for our products, any patents that protect our products may expire early during commercialization. This may reduce or eliminate any market advantages that such patents may give us. Following patent expiration, we may face increased competition through the entry of competing products into the market and a subsequent decline in market share and profits.

If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

In addition to filing patent applications, we generally try to protect our trade secrets, know-how and technology by entering into confidentiality or non-disclosure agreements with parties that have access to it, such as our development and/or commercialization partners, employees, contractors and consultants. We also enter into agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees, advisors, research collaborators, contractors and consultants while we employ or engage them. However, these agreements can be difficult and costly to enforce or may not provide adequate remedies. Any of these parties may breach the confidentiality agreements and willfully or unintentionally disclose our confidential information, or our competitors might learn of the information in some other way. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage we may have over any such competitor.

To the extent that any of our employees, advisors, research collaborators, contractors or consultants independently develop, or use independently developed, intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to this type of information. If a dispute arises with respect to any proprietary right, enforcement of our rights can be costly and unpredictable and a court may determine that the right belongs to a third party.

Legal proceedings or third-party claims of intellectual property infringement and other challenges may require us to spend substantial time and money and could prevent us from developing or commercializing our products.

The development, manufacture, use, offer for sale, sale or importation of our products may infringe on the claims of third-party patents or other intellectual property rights. The nature of claims contained in unpublished patent filings around the world is unknown to us and it is not possible to know which countries patent holders may choose for the extension of their filings under the Patent Cooperation Treaty, or other mechanisms. We may also be subject to claims based on the actions of employees and consultants with respect to the usage or disclosure of intellectual property learned at other employers. The cost to us of any intellectual property litigation or other infringement proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation or defense of intellectual property litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Intellectual property litigation and other proceedings may also absorb significant management time. Consequently, we are unable to guarantee that we will be able to manufacture, use, offer for sale, sell or import our products in the event of an infringement action.

In the event of patent infringement claims, or to avoid potential claims, we may choose or be required to seek a license from a third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we were able to obtain a license, the rights may be non-exclusive, which could potentially limit our competitive advantage. Ultimately, we could be prevented from commercializing a product or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement or other claims, we are unable to enter into licenses on acceptable terms. This inability to enter into licenses could harm our business significantly.

If we elect to sell a generic product prior to the final resolution of outstanding patent litigation, we could be subject to liabilities for damages.

At times we may seek approval to market generic products before the expiration of patents for those products, based upon our belief that such patents are invalid, unenforceable, or would not be infringed by our products. As a result, we may be involved in patent litigation, the outcome of which could materially adversely affect our business. Based upon a complex analysis of a variety of legal and commercial factors, we may elect to market a generic product even though litigation is still pending. This could be before any court decision is rendered or while an appeal of a lower court decision is pending. To the extent we elect to proceed in such a manner, if the final court decision is adverse to us, we could be required to cease the sale of the infringing products and face substantial liability for patent infringement. These damages may be significant as they may be measured by a royalty on our sales or by the profits lost by the patent owner and not by the profits earned. Because of the discount pricing typically involved with generic pharmaceutical products, patented brand products generally realize a significantly higher profit margin than generic pharmaceutical products. In the case of a willful infringer, the definition of which is not precise and depends on judicial determination, these damages may even be trebled.

Furthermore, there may be risks involved in entering into in-licensing arrangements for products, which are often conditioned upon the licensee’s sharing in the patent-related risks.

For business reasons, we will continue to examine such product opportunities (i.e., involving non-expired patents) going forward and this could result in patent litigation and adverse judicial determinations, the outcomes of which may impact our profitability.

Decreasing opportunities to obtain U.S. market exclusivity for generic versions of significant products may adversely affect our revenues and profits.

Our ability to achieve continued growth and profitability through sales of generic pharmaceuticals is dependent on our success in challenging patents, developing non-infringing products or developing products with increased complexity to provide launch opportunities with U.S. market exclusivity or limited competition. The failure to continue to develop such opportunities could adversely affect our sales and profitability.

To the extent that we succeed in being the first to market a generic version of a significant product, and particularly if we are the only company authorized to sell during the 180-day period of exclusivity in the United States market, as provided under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the “Hatch-Waxman Act,” our sales, profits and profitability can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of an equivalent product. Even after the exclusivity period ends, there is often continuing benefit from being the first generic product in the market.

The number of significant new generic products for which Hatch-Waxman exclusivity is available, and the size of those product opportunities, vary significantly over time and are expected to decrease over the next several years in comparison to those available in the past. Patent challenges have become more difficult and costly in recent years. Additionally, we increasingly expect to share the 180-day exclusivity period with other generic competitors, which diminishes the commercial value of the exclusivity.

The 180-day market exclusivity period is triggered by commercial marketing of the generic product after approval or, in certain cases, can be triggered by a final court decision that is no longer subject to appeal holding the applicable patents to be invalid, unenforceable or not infringed. However, the exclusivity period can be forfeited by our failure to launch a product following such a court decision. The Hatch-Waxman Act also contains other forfeiture provisions that may deprive the first “Paragraph IV” filer of exclusivity if certain conditions are met, some of which may be outside our control. Accordingly, we may face the risk that any exclusivity period we obtain is triggered or forfeited before we are able to commercialize a product, and therefore we may not be able to exploit a given exclusivity period for one or more specific products. It is important to recognize there is no guarantee we will obtain such exclusivity in any situation. In fact, a competitor might obtain exclusivity that would block our 505(b)(2) NDA or ANDA if the competitor obtains approval first.

Risks related to our financial condition and capital requirements

We have a history of losses, may incur future losses and may not achieve profitability.

We have incurred net losses since our formation in 2008. In particular, we incurred net losses of $6,294,000 during the nine months ended September 30, 2015, $6,444,000 in 2014 and $1,492,000 in 2013. As of September 30, 2015, our accumulated deficit was $23,991,000. We expect to continue to incur net losses for the foreseeable future, as we continue to invest in research and development and incur additional costs as a result of being a public company. The extent of our future operating losses and the timing of becoming profitable are highly uncertain, and we may never achieve or sustain profitability.

Our limited operating history may make it difficult to evaluate the success of our business to date and to assess our future viability.

We have a limited operating history and have focused much of our efforts, to date, on the research and development of our products, rather than their commercialization. As such, we cannot provide you with any assurances as to when, if ever, we will generate sufficient revenues to achieve sustained profitability. Our ability to successfully commercialize our products and become profitable is subject to a number of challenges, including, among others:

•	we may not have adequate financial or other resources;

•	we may not be able to manufacture our products in commercial quantities, at an adequate quality or at an acceptable cost;

•	we may not be able to establish adequate sales, marketing and distribution channels;

•	we may not be able to find suitable marketing partners;

•	healthcare professionals and patients may not accept our products;

•	we may not be aware of possible complications from the continued use of our products since we have limited clinical experience with respect to the actual use of our products;

•	changes in the market, new alliances between existing market participants and the entrance of new market participants may interfere with our market penetration efforts;

•	third-party payers may not agree to reimburse patients for any or all of the purchase price of our products, which may adversely affect patients’ willingness to purchase our products;

•	uncertainty as to market demand may result in inefficient pricing of our products;

•	we may face third party claims of intellectual property infringement;

•
we may fail to obtain or maintain regulatory approvals for our products in our target markets or may face adverse regulatory or legal actions relating to our products even if regulatory approval is obtained; and

•	we are dependent upon the results of ongoing clinical studies relating to our products and the products of our competitors.

The occurrence of any one or more of these events may limit our ability to successfully commercialize our products, which in turn could have a material adverse effect on our business, financial condition and results of operations. Consequently, there can be no guaranty of the accuracy of any predictions about our future success or viability.

We expend a significant amount of resources on research and development efforts that may not lead to successful product introductions or the recovery of our research and development expenditures.

We conduct research and development primarily to enable us to manufacture and market pharmaceuticals in accordance with FDA regulations as well as other regulatory authorities. We spent approximately $3.6 million and $2.1 million on research and development activities during the years ended December 31, 2014, and 2013, respectively. We are required to obtain FDA approval before marketing our drug products in the United States. The FDA approval process is costly, time consuming and inherently risky.

We believe that research expenses related to the development of innovative compounds and the filing of NDAs for new chemical entity products are significantly greater than those expenses associated with ANDAs for our complex APIs and formulations and the 505(b)(2) regulatory pathway NDAs for our LCM products. As we continue to develop our complex APIs, formulations and LCM products, our research expenses will likely increase. Because of the inherent risk associated with research and development efforts in our industry, our research and development expenditures may not result in the successful introduction of FDA-approved pharmaceuticals. For example, our research and development program which we initiated in 2011 for Entecavir (BARACLUDE® tablets), an oral antiviral drug used in the treatment of hepatitis B infection, was declared unsuccessful because its development of the intended release profile did not meet our expectations.

Our bioequivalence studies, clinical trials or other data may not be sufficient to obtain FDA approval to market our products. While we believe that our product candidates, including our extended release drugs are appropriate for the FDA’s ANDA or 505(b)(2) NDA approval pathways, the FDA may disagree. For example, at the pre-IND meeting for our Glatiramer Acetate Depot product candidate, the FDA stated that whether a 505(b)(2) approval pathway would be appropriate will depend on our ability to provide an adequate bridge that demonstrates that relying on the FDA’s findings of safety and efficacy for Copaxone is scientifically justified. If we are unable to provide bridging studies that demonstrate that our product is sufficiently similar to Copaxone, the NDA for our Glatiramer Acetate Depot product candidate would need to be a 505(b)(1) NDA that contains full reports of investigations of safety and effectiveness.

Furthermore, the FDA could determine that an ANDA pathway is not appropriate for certain product candidates including, for example, our Risperidone LAI product candidate, in which case the FDA may require that we conduct additional preclinical studies or clinical trials and submit an NDA under the 505(b)(1) or 505(b)(2) regulatory pathways (or vice versa). Also, for reasons discussed above, it is possible that our application could be blocked for approval due to a competitor’s patent or market exclusivity protection. In addition, even if the FDA agrees that our planned regulatory pathways are appropriate, these pathways are costly and time consuming to complete. After we submit an ANDA, 505(b)(1) NDA or 505(b)(2) NDA, the FDA may require that we conduct additional studies, and as a result, we may be unable to reasonably determine in advance the total research and development costs to develop a particular product. Also, for products pending approval, we may obtain raw materials or produce batches of inventory to be used in anticipation of the product’s launch. In the event that FDA approval is denied or delayed, we could be exposed to the risk of this proposed product or inventory becoming obsolete. Finally, we cannot be certain that any investment made in developing products or product-delivery technologies will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on research and development efforts and are not able to introduce successful new products or new delivery technologies as a result of those efforts, we will be unable to recover those expenditures.

We may require additional funds to continue and complete our research and development operations and, if additional funds are not available, we may need to significantly scale back or cease our planned operations.

We may require additional funds to develop our primary pipeline of APIs, FDFs and LCM products in order to conduct clinical trials and other research and development activities, enter into and perform our obligations under collaborative agreements with third parties and complete construction of our manufacturing plant in Neot Hovav, Israel. Since our inception, we have raised approximately $40 million from investors. However, the funds we have raised thus far, as well as the funds we intend to raise from this offering may not be sufficient to finance our long-term operational plans. In addition, our financing needs may increase as a result of our research and development activities, changes in regulatory requirements and increased competition, among other factors.

Any transaction involving the issuance of shares and/or securities convertible into ordinary shares and/or any other kind of securities could result in substantial dilution to present and prospective holders of our ordinary shares and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately we could be forced to discontinue our operations and liquidate, in which event it is unlikely that shareholders would receive any distribution on their shares. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We may not be able to consummate the investment of $10 million in the Company by Jingxin.

             In December 2015, we signed a preliminary SCA with Jingxin pursuant to which on January 31, 2016 we and Jingxin entered into (i) an escrow agreement pursuant to which Jingxin is required to deposit the $10 million with an escrow agent based in Israel pending consummation of the private placement transaction and (ii) a subscription agreement pursuant to which Jingxin will purchase, concurrently with the consummation of this offering, $10 million of the Company’s ordinary shares at a price per share equal to the price per share of this offering. Assuming an offering price of  $16.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, Jingxin would receive 625,000 ordinary shares upon consummation of the private placement transaction contemplated by the subscription agreement.

 The terms of the subscription agreement supersede the SCA. Jingxin is required to consummate the subscription so long as the per share price to the public in this offering is not less than sixty percent (60%) of the low-end of the price range set forth on the cover of this prospectus. The subscription agreement also contains the main terms of a cooperation agreement with Jingxin, to be further negotiated by the parties following the closing of the investment. Such cooperation agreement, if executed, will grant Jingxin with exclusive rights to market and sell our products in China (excluding Glatiramer Acetate and Glatiramer Acetate Depot and other products in which such rights were already granted to other third parties at the time we close the cooperation agreement).

As of the date of this prospectus, there is no assurance that the funds will be deposited with the escrow agent, and if deposited, that the transaction described above will be consummated in accordance with the terms detailed above or at all.

Risks related to regulatory approvals

We may not be able to obtain all of the required approvals and registrations that are required of our new manufacturing plant in Israel by the various regulatory authorities, which may lead to significant delays in production and higher manufacturing costs.

The pharmaceutical industry is subject to regulation by various governmental authorities. The FDA, European Medicines Agency and other healthcare regulators enforce strict standards with respect to the development, manufacturing, labeling, and marketing of pharmaceutical products and the facilities in which such pharmaceutical products are tested and manufactured. Our plant currently under construction in Neot Hovav, Israel must be registered with the FDA as well as regulators outside the United States, and our products manufactured in the plant must be made in a manner consistent with cGMP. The FDA will also conduct an inspection of our facility before one or more of our marketing applications, if any, is approved. Failure to comply with these requirements may lead to financial penalties, compliance expenditures, total or partial suspension of production and/or distribution, suspension of the applicable regulator’s review of a company’s submissions, enforcement actions, product recalls, injunctions and even criminal prosecution, any of which could materially and adversely affect our business, financial condition and results of operations.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development and manufacturing involve the use of hazardous materials and chemicals and related equipment. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures and the handling of biohazardous materials. Insurance may not provide adequate coverage against these potential liabilities and we do not maintain insurance for environmental liability claims that may be asserted against us. Moreover, additional foreign and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with such regulations and pay substantial fines or penalties if we violate any of these laws or regulations.

With respect to environmental, safety and health laws and regulations, we cannot accurately predict the outcome or timing of future expenditures that we may be required to make in order to comply with such laws as they apply to our operations and facilities. We are also subject to potential liability for the remediation of contamination associated with both present and past hazardous waste generation, handling, and disposal activities. We will be periodically subject to environmental compliance reviews by environmental, safety, and health regulatory agencies. Environmental laws are subject to change and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws which could have a material adverse effect on our business.

Legislative or regulatory reform of the healthcare system in the United States may harm our future business.

Healthcare costs have risen significantly over the past decade. On March 23, 2010, President Obama signed the “Patient Protection and Affordable Care Act” (P.L. 111-148) and on March 30, 2010, the President signed the “Health Care and Education Reconciliation Act” (P.L. 111-152), collectively commonly referred to as the “Healthcare Reform Law” which, among other things, requires most individuals to have health insurance, effective January 1, 2014, establishes new regulations on health plans (with the earliest changes for certain benefits beginning with plan years commencing after September 23, 2010), creates insurance exchanges (effective January 2014) and imposes new requirements and changes in reimbursement or funding for healthcare providers, device manufacturers and pharmaceutical companies (with the earliest changes effective on March 23, 2010) and other changes staged in thereafter. The Healthcare Reform Law imposes additional requirements and obligations upon our company, which, to a certain extent, will depend upon the mix of products we sell. These changes include, among other things:

•
revisions to the Medicaid rebate program by: (a) increasing the rebate percentage for branded drugs dispensed after December 31, 2009 to 23.1% of the average manufacturer price, or AMP, with limited exceptions, (b) increasing the rebate for outpatient generic, multiple source drugs dispensed after December 31, 2009 to 13% of AMP; (c) changing the definition of AMP; and (d) extending the Medicaid rebate program effective January 1, 2011 to Medicaid managed care plans, with limited exception;

•
the imposition of annual fees upon manufacturers or importers of branded prescription drugs, which fees will be in amounts determined by the Secretary of Treasury based upon market share and other data;

•	providing a 50% discount on brand-name prescriptions filled in the Medicare Part D coverage gap beginning in 2011;

•	imposing increased penalties for the violation of fraud and abuse laws and funding for anti-fraud activities;

•
creating a new pathway for approval of biosimilar biological products and granting an exclusivity period of 12 years for branded drug manufacturers of biological products before biosimilar products can be approved for marketing in the United States; and

•	expanding the definition of “covered entities” that purchase certain outpatient drugs in the 340B Drug Pricing Program of Section 340B of the Public Health Service Act.

While the aforementioned Healthcare Reform Law may increase the number of patients who have insurance coverage for our products, the Healthcare Reform Law also restructures payments to Medicare managed care plans and reduces reimbursements to many institutional customers. Accordingly, the timing on the insurance mandate, the change in the Medicaid rebate levels, the additional fees imposed upon our company if it markets branded drugs, other compliance obligations, and the reduced reimbursement levels to institutional customers may result in a loss of revenue and could adversely affect our business. In addition, the Healthcare Reform Law contemplates the promulgation of significant future regulatory action which may also further affect our business.

Risks related to our operations in Israel

Our headquarters, manufacturing and other significant operations are located in Israel and, therefore, our business and operation may be adversely affected by political, economic and military conditions in Israel.

Our business and operation will be directly influenced by the political, economic and military conditions affecting Israel at any given time. A change in the security and political situation in Israel and in the economy could impede the raising of the funds required to finance our research and development plans and to create joint ventures with third parties and could otherwise have a material adverse effect on our business, operating results and financial condition. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there have been times since October 2000 when Israel has experienced an increase in unrest and terrorist activity. The establishment in 2006 of a government in the Palestinian Authority by representatives of the Hamas militant group has created additional unrest and uncertainty in the region.

During the Second Lebanon War of 2006, between Israel and Hezbollah, a militant Islamic movement, thousands of rockets were fired from Lebanon up to 50 miles into Israel. In January 2009, Israel attacked, during three weeks, Hamas strongholds in the Gaza strip, in reaction to rockets that were fired from Gaza up to 25 miles into Israel. In November 2012, Israel launched a seven-day operation against Hamas operatives in the Gaza strip in response to Palestinian groups launching over 100 rockets at Israel over a 24-hour period. In July 2014, Israel launched an additional operation against Hamas operatives in the Gaza strip in response to Palestinian groups launching rockets at Israel. Major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could result in damage to our facilities and likewise have a material adverse effect on our business, operating results and financial condition.

Popular uprisings in various countries in the Middle East and North Africa are affecting the political stability of those countries. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and these countries. Furthermore, several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in the region continue or intensify. Such restrictions may seriously limit our ability to sell our products to customers in those countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturns in the economic or financial condition of Israel, could adversely affect our operations and product development, cause our revenues to decrease and adversely affect the share price of publicly traded companies having operations in Israel, such as us. Similarly, Israeli corporations are limited in conducting business with entities from several countries.

Our operations may be affected by negative labor conditions in Israel.

Strikes and work-stoppages occur relatively frequently in Israel. If Israeli trade unions threaten additional strikes or work-stoppages and such strikes or work-stoppages occur, those may, if prolonged, have a material adverse effect on the Israeli economy and on our business, including our ability to deliver products to our customers and to receive raw materials from our suppliers in a timely manner.

Our operations could be disrupted as a result of the obligation of our personnel to perform military service.

All of our executive officers and key employees of our business reside in Israel and although most of our management team is no longer required to perform reserve duty, some may be required to perform annual military reserve duty and may be called for active duty under emergency circumstances at any time. Our operations could be disrupted by the absence for a significant period of time of one or more of these officers or key employees due to military service. Any such disruption could adversely affect our business, results of operations and financial condition.

Exchange rate fluctuations between U.S. dollar, the New Israeli Shekel, Euro, and other foreign currencies, may negatively affect our future revenues.

In the future, we expect that a substantial portion of our revenues will be generated in U.S. dollars, Euros and other foreign currencies, although we currently incur a significant portion of our expenses in currencies other than U.S. dollars, and mainly in NIS. Our financial records are maintained, and will be maintained, in U.S. dollars, which is our functional currency. As a result, our financial results may be affected by fluctuations in the exchange rates of currencies in the countries in which our prospective products may be sold.

The ability of any Israeli company to pay dividends is subject to Israeli law and the amount of cash dividends payable may be subject to devaluation in the Israeli currency.

The ability of an Israeli company to pay dividends is governed by Israeli law, which provides that cash dividends may be paid only out of retained earnings as determined for statutory purposes in Israeli currency. In the event of a devaluation of the Israeli currency against the U.S. dollar, the amount in U.S. dollars available for payment of cash dividends out of prior years’ earnings will decrease.

The termination or reduction of tax and other incentives that the Israeli Government provides to domestic companies may increase the costs involved in operating a company in Israel.

The Israeli government currently provides major tax and capital investment incentives to domestic companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli Government has reduced the benefits available under these programs and the Israeli Governmental authorities have indicated that the government may in the future further reduce or eliminate the benefits of those programs. We currently take advantage of these programs. There is no assurance that such benefits and programs would continue to be available in the future to us. If such benefits and programs were terminated or further reduced, it could have an adverse effect on our business, operating results and financial condition.

The Israeli government grants that we have received require us to meet several conditions and restrict our ability to manufacture products and transfer know-how outside of Israel and require us to satisfy specified conditions.

We have received royalty-bearing grants from the government of Israel through the OCS, for the financing of a portion of our research and development expenditures in Israel. When know-how is developed using OCS grants, the Encouragement of Industrial Research and Development Law 5744-1984, or the R&D Law, as well as the terms of these grants restrict our ability to manufacture particular products and transfer particular technology and know-how, which were developed as part of the OCS’s programs, outside of Israel. Transfer of know-how outside of Israel where the transferring company remains an operating Israeli entity or where the transferring company ceases to exist as an Israeli entity, requires pre-approval by the OCS, which may at its sole discretion grant such approval and impose certain conditions, including requirement of payment of a redemption fee (referred to in the law as the “Base Amount”) calculated according to the formula provided in the R&D Law which takes into account the consideration for such know-how paid to us in the transaction in which the technology is transferred. In 2012, new regulations were promulgated which establish a maximum payment of the redemption fee paid to the OCS under the formulas provided in the R&D Law and differentiates between certain situations, as further detailed in such regulations. In addition, the products may be manufactured outside Israel by us or by another entity only if prior approval is received from the OCS (such approval is not required for the transfer of less than 10% of the manufacturing capacity in the aggregate). As a condition for obtaining approval to manufacture outside Israel, we would be required to pay increased royalties, as defined under the R&D Law. The total amount to be repaid to the OCS would be adjusted to an amount which constitutes 120% to 300% of the grants, depending on the manufacturing volume that is performed outside Israel. These restrictions may impair our ability to enter into agreements for those products or technologies without the approval of the OCS. We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. Furthermore, in the event that we undertake a transaction involving the transfer to a non-Israeli entity of technology developed with OCS funding pursuant to a merger or similar transaction, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the OCS. Any approval, if given, will generally be subject to additional financial obligations. Failure to comply with the requirements under the R&D Law may subject us to mandatory repayment of grants received by us (together with interest and penalties), as well as expose us to criminal proceedings. See “Business – Government regulations – Regulations in Israel.”

Our plant in Neot Hovav is structured on land leased from the State of Israel and failure to meet the terms of such agreement or related regulations may lead to its termination.

The overwhelming majority of land in Israel is owned by the government of Israel and only a small minority is under private ownership. State owned land, or Israeli Land, is administered by the Israel Land Authority, or the ILA. Our plant is being structured on Israeli Land, and therefore we are subject to the administration of the ILA and various regulations and conditions related to the development agreement we signed with the ILA on September 13, 2012. Failing to comply with the conditions of the development agreement may cause a delay in the construction process of our plant in Neot Hovav and may, in certain cases, lead to the termination the development agreement.

Enforcing a U.S. judgment against us and our executive officers and directors, or asserting U.S. securities law claims in Israel, may be difficult.

We are incorporated in Israel. All of our executive officers and directors reside in Israel and most of our assets reside outside of the United States. Therefore, a judgment obtained against us or any of these persons in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It may also be difficult to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel.

Even if an Israeli court agrees to hear such a claim, it may determine that Israeli, and not U.S., law is applicable to the claim. Under Israeli law, if U.S. law is found to be applicable to such a claim, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would be governed by Israeli law. There is little binding case law in Israel addressing these matters. See “Enforceability of Civil Liabilities” for additional information on your ability to enforce civil claim against us and our executive officers and directors.

Provisions of our Amended and Restated Articles of Association and Israeli law and tax considerations may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and negatively affect the price of our ordinary shares.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Our articles of association provide that our directors (other than external directors) are elected on a staggered basis, such that a potential acquirer cannot readily replace our entire board of directors at a single annual general shareholder meeting.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders, especially for those shareholders whose country of residence does not have a tax treaty with Israel which exempts such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. Furthermore, unless a shareholder qualifies for a tax treaty with Israel which exempts such shareholder from Israeli tax, any dividends paid by our company and any gain from the sale of our ordinary shares would generally be subject to Israeli tax. See “Taxation and Government Programs.” The ability of U.S. Holders (as defined in “Taxation—U.S. Federal Income Tax Consequences”) to receive a credit for such taxes against their U.S. federal income tax liability may be limited.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

We have entered into assignment of invention agreements with our employees pursuant to which such individuals agree to assign to us all rights to any inventions created in the scope of their employment or engagement with us. A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Recent decisions by the Committee have created uncertainty in this area, as it held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the Committee has not yet determined the method for calculating this Committee-enforced remuneration. Although our employees have agreed to assign to us service invention rights, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

The government tax benefits that we currently are entitled to receive require us to meet several conditions and may be terminated or reduced in the future.

Some of our operations in Israel, referred to as “Preferred Enterprises,” will entitle us to certain tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law, once we being to produce revenues. If we do not meet the requirements for maintaining these benefits, they may be reduced or cancelled and the relevant operations would be subject to Israeli corporate tax at the standard rate, which is set at 26.5% for 2015 and at 25% in 2016 thereafter. In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits that we have already received, plus interest and penalties thereon. Even if we continue to meet the relevant requirements, the tax benefits that our current “Preferred Enterprise” is entitled to may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, by way of acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefits programs. See “Taxation and government programs – Israeli tax considerations and government programs – Tax benefits under the 2011 Amendment” for additional information concerning these tax benefits.

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our ordinary shares are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S.-based corporations. For example, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in the company, including, among other things, voting at a general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

Risks primarily related to our ordinary shares and the offering

You will experience immediate and substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering.

The initial public offering price of our ordinary shares will substantially exceed the net tangible book value per share of our ordinary shares immediately after this offering. Therefore, based on the anticipated public offering price of $16.00 per share, the midpoint of the initial public offering price range set forth on the cover page of this prospectus, if you purchase our ordinary shares in this offering, you will suffer, as of September 30, 2015 (assuming the issuance of an aggregate of 224,492 additional Series A preferred shares to the investors under the 2015 SPA, which occurred on January 1, 2016, and the conversion of the Series A preferred shares into 1,136,362 ordinary shares), immediate dilution of $11.65 per share, or $11.24 if the underwriters exercise their option to purchase additional ordinary shares, in net tangible book value after giving effect to the sale of 3,125,000 ordinary shares in this offering at the anticipated initial public offering price of $16.00 per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus) less underwriting discounts and commissions and the estimated expenses payable by us, and the application of the net proceeds as described in “Use of proceeds.”

As a result of this dilution, as of September 30, 2015 (assuming the issuance of an aggregate of 224,492 additional Series A preferred shares to the investors under the 2015 SPA, which occurred on January 1, 2016, and the conversion of the Series A preferred shares into 1,136,362 ordinary shares), investors purchasing ordinary shares from us in this offering will have contributed 61.18% of the total amount of our total gross funding to date but will own only 26.57% of our equity. In addition, if outstanding options to purchase our ordinary shares are exercised in the future, you will experience additional dilution. See “Dilution.”

Our share price may be volatile, and you may lose all or part of your investment.

The initial public offering price for the ordinary shares sold in this offering will be determined by negotiation between us and the representative of the underwriters. This price may not reflect the market price of our ordinary shares following this offering and the price of our ordinary shares may decline. In addition, the market price of our ordinary shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of market analysts;

•	announcements by us or our competitors of significant business developments, changes in distributor relationships, acquisitions or expansion plans;

•	changes in the prices of our raw materials or the products we sell;

•	our involvement in litigation;

•	our sale of ordinary shares or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	the trading volume of our ordinary shares;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

There has been no prior public market for our ordinary shares, and an active trading market may not develop.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using our shares as consideration.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.

The trading market for our ordinary shares will rely in part on the research and reports that equity research analysts publish about us and our business. The price of our ordinary shares could decline if one or more securities analysts downgrade our ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

The controlling share ownership position of Allegro and of Mr. Marom and our other founders (collectively, the “Marom Group”) will limit your ability to elect the members of our board of directors, may adversely affect our share price and will result in our non-affiliated investors having very limited, if any, influence on corporate actions.

As of January 1, 2016, Allegro, together with the Marom Group, beneficially own 88.18% of our ordinary shares. We have been informed that Allegro and the Marom Group have entered into a voting agreement pursuant to which they have agreed to vote for each other’s nominees for our board of directors provided that each party maintains their shareholdings above certain thresholds. As a result of this concentration of share ownership and voting agreement, Allegro and the Marom Group, acting together, will have the ability to control all matters submitted to our shareholders for approval, including the election of directors and approval of any merger or consolidation. This concentration of voting power could delay or prevent an acquisition of our company on terms that other shareholders may desire. In addition, as the interests of Allegro and the Marom Group may not always coincide with the interests of our minority shareholders, this large concentration of voting power may lead to shareholder votes that are inconsistent with the best interests of our minority shareholders or the best interest of us as a whole.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we intend to follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares will be listed on the NASDAQ Global Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the rules of the NASDAQ Global Market. As permitted under the Israeli Companies Law, 5759-1999, or the Companies Law, our articles of association to be effective following the closing of this offering will provide that the quorum for any meeting of shareholders is 33 1/3% of the issued share capital, as required under NASDAQ requirements, however, if the meeting is adjourned for lack of quorum, the quorum for such adjourned meeting will be any number of record shareholders, instead of 33 1/3% of the issued share capital. We also intend to approve material changes to equity incentive plans in accordance with the Companies Law, which does not impose a requirement of shareholder approval for such actions. However, in accordance with our amended and restated articles of association, any increase in the size of the 2014 Equity Incentive Plan will require shareholder approval. We intend to follow Israeli corporate governance practices instead of NASDAQ requirements with regard to, among other things, the composition of our board of directors and nominating committee, and director nomination procedures. In addition, we will follow Israeli corporate governance practice instead of NASDAQ requirements to obtain shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company). Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ corporate governance rules. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the NASDAQ Global Market may provide less protection than is accorded to investors of domestic issuers. See “Management - Corporate governance practices.”

In addition, as a foreign private issuer, we will be exempt from the rules and regulations under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

We have broad discretion as to the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering to expand our clinical development program, finance the completion of our manufacturing plant in Neot Hovav, Israel, continue the development and commercialization plan of our complex API products; and for general corporate purposes, including working capital requirements. For more information, see “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company whose ordinary shares are listed in the United States, we will incur accounting, legal and other expenses that we did not incur as a private company, including costs associated with our reporting requirements under the Exchange Act. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules implemented by the SEC and the NASDAQ Global Market, and provisions of Israeli corporate law applicable to public companies. We expect that these rules and regulations will increase our legal and financial compliance costs, introduce new costs such as investor relations and stock exchange listing fees, and will make some activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act (and the rules and regulations of the SEC thereunder). When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Pursuant to Section 404 of the Sarbanes-Oxley Act and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, starting with the second annual report that we file with the SEC after the closing of this offering, our management will be required to report on the effectiveness of our internal control over financial reporting. In addition, once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above and depending on our status as per Rule 12b-2 of the Exchange Act, our independent registered public accounting firm may also need to attest to the effectiveness of our internal control over financial reporting under Section 404. We have not yet commenced the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404 and whether there are any material weaknesses or significant deficiencies in our existing internal controls. This process will require the investment of substantial time and resources, including by our chief financial officer and other members of our senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions in order to implement effective controls over financial reporting. The determination and any remedial actions required could result in us incurring additional costs that we did not anticipate, including the hiring of outside consultants. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. As a result, we may experience higher than anticipated operating expenses, as well as higher independent auditor fees during and after the implementation of these changes. If we are unable to implement any of the required changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and/or results of operations and could result in an adverse opinion on internal controls from our independent auditors.

Changes in the laws and regulations affecting public companies will result in increased costs to us as we respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot predict or estimate the amount or timing of additional costs we may incur in order to comply with such requirements.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements that are applicable to other public companies that are not “emerging growth companies.” Most of such requirements relate to disclosures that we would only be required to make if we also ceased to be a foreign private issuer in the future, for example, the requirement to hold stockholder advisory votes on executive and severance compensation and executive compensation disclosure requirements for U.S. companies. However, as a foreign private issuer, we would still be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are exempt from such requirement for as long as we remain an emerging growth company, which may be up to five fiscal years after the date of this offering. We will remain an emerging growth company until the earliest of: (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the closing of this offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We cannot predict if investors will find our ordinary shares less attractive as a result of our reliance on exemptions under the JOBS Act. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a passive foreign investment company.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Our status as a PFIC under the test described in the previous sentence may depend on how quickly we use the cash proceeds from this offering in our business. Based on certain estimates of our gross income and gross assets, our intended use of proceeds of this offering, and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2015. There can be no assurance that we will not be considered a PFIC for any taxable year. If we are characterized as a PFIC, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our ordinary shares by individuals who are U.S. Holders (as defined in “Taxation—U.S. Federal Income Tax Consequences”), and having interest charges apply to distributions by us and the proceeds of share sales. Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares; however, we do not intend to provide the information necessary for U.S. holders to make qualified electing fund elections if we are classified as a PFIC. See “Taxation and Government Programs – U.S. federal income tax consequences – Passive foreign investment company consequences.”

The market price of our ordinary shares could be negatively affected by future sales of our ordinary shares.

After this offering, there will be 11,761,362 ordinary shares outstanding. Sales by us or our shareholders of a substantial number of our ordinary shares in the public market following this offering, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Of our issued and outstanding shares, all of the ordinary shares sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Upon the closing of this offering, approximately 73.4% of our outstanding ordinary shares will be beneficially owned by shareholders that have agreed with the underwriter that, subject to limited exceptions, for a period of 180 days after the date of this prospectus, they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares, or cause a registration statement covering any ordinary shares to be filed, without the prior written consent of JMP Securities LLC, which may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the corresponding lock-up agreements. After the expiration of the lock-up period, these shares can be resold into the public markets in accordance with the requirements of Rule 144, subject to certain volume limitations. In addition, following 180 days after the closing of this offering and until the fifth anniversary thereafter, Allegro or the investors who invested the majority of the investment amount under the 2015 SPA are entitled to require that we register their shares under the Securities Act for resale into the public markets. All shares sold pursuant to an offering covered by such registration statement will be freely tradable without restriction.

In addition, we intend to file one or more registration statements on Form S-8 with the SEC covering all of the ordinary shares issuable under our 2014 Equity Incentive Plan or any other incentive plan that we may adopt, and such shares will be freely transferable, except for any shares held by “affiliates,” as such term is defined in Rule 144 under the Securities Act. The market price of our ordinary shares may drop significantly when the restrictions on resale by our existing shareholders lapse and these shareholders are able to sell our ordinary shares into the market.

Upon the filing of the registration statements and following the expiration of the lock-up restrictions described above, the number of ordinary shares that are potentially available for sale in the open market will increase materially, which could make it harder for the value of our ordinary shares to appreciate unless there is a corresponding increase in demand for our ordinary shares. This increase in available shares could result in the value of your investment in our ordinary shares decreasing.

In addition, a sale by the company of additional ordinary shares or similar securities in order to raise capital might have a similar negative impact on the share price of our ordinary shares. A decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities, and may cause you to lose part or all of your investment in our ordinary shares.

We cannot provide assurances regarding the amount or timing of dividend payments and may decide not to pay dividends in the future.

We do not anticipate paying any cash dividends on our ordinary shares for at least the next several years following this offering. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be the investors’ sole source of gain for the next several years. In addition, Israeli law limits our ability to declare and pay dividends, and may subject us to certain Israeli taxes.

Special Note Regarding Forward-Looking Statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to conduct a single pivotal Phase III clinical trial and to develop Glatiramer Acetate Depot under the 505(b)(2) regulatory pathway;

•	our ability to complete the development of our products;

•	the timing, successful enrollment and results of our clinical trials;

•
our ability to obtain or maintain regulatory approvals for our products in our target markets and the possibility of adverse regulatory or legal actions relating to our products even if regulatory approval is obtained;

•	potential adverse side effects or other safety or tolerability risks associated with our products;

•      acceptance of our products by healthcare professionals and patients;

•
our ability to manufacture our products in commercial quantities, at an adequate quality or at an acceptable cost as well as our dependency on a single facility that is expected to house the majority of our manufacturing;

•      our ability to find suitable co-development partners;

•      our ability to commercialize our pharmaceutical products;

•      our ability to establish adequate sales, marketing and distribution channels;

•
intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do, with our principal competitors being Teva (NYSE: TEVA), Impax Laboratories, Inc. (NASDAQ: IPXL), Alkermes plc (NASDAQ: ALKS), Momenta Pharmaceuticals, Inc. (NASDAQ: MNTA), Mallinckrodt plc. (NYSE: MNK) and Par Pharmaceutical Companies, Inc., a private U.S. company;

•      potential product liability claims;

•	loss or retirement of key executives and research scientists;

•      our ability to obtain and maintain adequate protection of our intellectual property;

•      the possibility that we may face third party claims of intellectual property infringement;

•
the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives. As of September 30, 2015, we had an accumulated deficit of approximately $23,991,000; and

•	potential adverse federal, state and local government regulation, in the United States, Europe or Israel.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus for a discussion of these and other risks that relate to our business and investing in our ordinary shares. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

Use of Proceeds

We estimate that our net proceeds from this offering will be approximately $45.1 million, or approximately $52.1 million if the underwriters exercise in full their option to purchase additional ordinary shares, based upon an anticipated initial public offering price of $16.00 per share (the midpoint of the initial public offering price range as set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the anticipated public offering price would increase (decrease) the net proceeds we receive from this offering by $2.9 million, assuming that the number of ordinary shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses.

The primary purposes of this offering are to raise additional capital, create a U.S. public market for our ordinary shares, allow potential future access to the U.S. public markets should we need more capital in the future, increase the profile and prestige of our company with existing and possible strategic partners and make our shares more valuable and attractive to our employees and potential employees for compensation purposes.

We expect to use the net proceeds from this offering as follows: (i) approximately $37 million to expand our clinical development program, of which $33 million is expected to be utilized for the development of Glatiramer Acetate Depot, $2 million is expected to be utilized for the development of our other LCM products and $2 million is expected to be utilized for the development of other products, including APIs and FDFs currently under development by us; (ii) approximately $4 million to finance the completion of the construction of our manufacturing plant in Neot Hovav, Israel; and (iii) the balance of the net proceeds for general corporate purposes, including working capital requirements. We believe that based on the anticipated size of this offering, the net proceeds from the offering, together with our current cash reserves, should be sufficient to complete Phase II trials in Israel and a Phase III trial for Glatiramer Acetate Depot and a bioequivalence trial for Risperidone LAI.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received upon the closing of this offering, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress, cost and results of our preclinical and clinical development programs, and whether we are able to enter into future product development partnerships and technology license arrangements. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. The use of proceeds does not take into account the potential investment by Jingxin.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government or to hold such proceeds as cash.

Dividend Policy

We have never declared or paid any cash dividends on our ordinary shares, and we anticipate that, for the foreseeable future, we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years.

The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. Our articles of association provide that dividends will be paid at the discretion of, and upon resolution by, our board of directors, subject to the provision of the Companies Law.

Capitalization

The following table sets forth our capitalization as of September 30, 2015 on:

•	an actual basis;

•
a pro forma basis, to give effect to the issuance of an aggregate of 224,492 additional Series A preferred shares to the investors under the 2015 SPA, which occurred on January 1, 2016, and the conversion of the Series A preferred shares into 1,136,362 ordinary shares, which will occur immediately prior to the closing of this offering; and

•
a pro forma as adjusted basis, to give further effect to (1) the issuance of ordinary shares in this offering at the anticipated initial public offering price of $16.00 per share, the midpoint of the initial public offering price range as set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, and (2) the adoption of our amended and restated articles of association to be effective upon the closing of the offering. Pro forma as adjusted assumes no consummation of the subscription agreement with Jingxin and does not give effect to the issuance of the shares pursuant to the subscription agreement.

You should read this table in conjunction with our audited consolidated financial statements and related notes as of December 31, 2014, and our unaudited condensed interim consolidated financial statements and related notes as of September 30, 2015, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of September 30, 2015
	Actual	Pro Forma	Pro Forma as adjusted
	(In thousands US$)
Ordinary shares of no par value: 39,727,273 shares authorized (actual and pro forma); 42,000,000 shares authorized (pro forma as adjusted); 7,500,000 shares issued and outstanding (actual); 8,636,362 shares issued and outstanding (pro forma), and 11,761,362 shares issued and outstanding (pro forma as adjusted)	-	-	-
Series A preferred shares of no par value: 3,787,878 shares authorized (actual and pro forma); no shares authorized (pro forma as adjusted); 1,669,447 shares issued and outstanding (actual) and no shares issued and outstanding (pro forma and pro forma as adjusted)	-	-	-
Accumulated deficit	(23,991)	(23,991)	(23,991)
Share premium and other reserves	30,088	30,088	75,188
Total Capitalization	6,097	6,097	51,197

The preceding table excludes (i) 1,020,897 ordinary shares reserved for issuance under our 2014 Equity Incentive Plan, of which, as of September 30, 2015, options to purchase 296,625 ordinary shares at an exercise price of $13.907 per share were outstanding, and (ii) 1,136,362 ordinary shares issuable upon the conversion of Series A preferred shares issuable upon the exercise of the warrants to purchase 1,893,939 Series A preferred shares issued in connection with the 2015 SPA.

A $1.00 increase (decrease) in the anticipated initial public offering price of $16.00 per share (the midpoint of the initial public offering price range as set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted amount of each of share premium and total capitalization by approximately $2.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Dilution

If you invest in our ordinary shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per ordinary share after this offering. Our consolidated net tangible book value as of September 30, 2015 was $6.1 million, or $0.81 per ordinary share. Consolidated net tangible book value per ordinary share was calculated by:

•	subtracting our consolidated liabilities from our consolidated tangible assets; and

•	dividing the difference by the number of ordinary shares outstanding.

Pro forma consolidated net tangible book value per ordinary share furthermore reflects the issuance of an aggregate of 224,492 additional Series A preferred shares to the investors under the 2015 SPA, which occurred on January 1, 2016, and the conversion of all our outstanding Series A preferred shares into 1,136,362 ordinary shares, which will occur immediately prior to the closing of this offering. Our pro forma consolidated net tangible book value as of September 30, 2015 was $6.1 million, or $0.71 per ordinary share.

After giving effect to adjustments relating to this offering, our pro forma as adjusted consolidated net tangible book value on September 30, 2015 would have been approximately $51 million, equivalent to $4.35 per ordinary share. The adjustments made to determine our consolidated pro forma as adjusted net tangible book value are as follows:

•	an increase in consolidated tangible assets to reflect the net proceeds of this offering received by us as described under “Use of Proceeds;” and

•
the addition of the ordinary shares offered in this prospectus, based on the anticipated initial public offering price of $16.00 per ordinary share (the midpoint of the initial public offering price range as set forth on the cover page of this prospectus) to the number of ordinary shares outstanding.

Pro forma as adjusted consolidated net tangible book value assumes no consummation of the subscription agreement with Jingxin and does not give effect to the issuance of the shares pursuant to the subscription agreement.

The following table illustrates the immediate increase in our pro forma as adjusted consolidated net tangible book value of $3.65 per ordinary share and the immediate pro forma as adjusted dilution to new investors:

Assumed initial public offering price per ordinary share		$16.00
Pro forma consolidated net tangible book value per ordinary share as of September 30, 2015	$0.71
Increase in consolidated net tangible book value per ordinary share attributable to the offering	$3.65
Pro forma as adjusted net tangible book value per share after this offering		$4.35
Dilution per ordinary share to new investors		$11.65
Percentage of dilution per ordinary share to new investors		72.8%

A $1.00 increase (decrease) in the anticipated initial public offering price of $16.00 per ordinary share (the midpoint of the initial public offering price range as set forth on the cover page of this prospectus) would increase (decrease) the consolidated net tangible book value attributable to this offering by $0.93 per ordinary share, the pro forma as adjusted consolidated net tangible book value after giving effect to this offering by $0.25 per ordinary share and the dilution per ordinary share to new investors in this offering by $0.75 assuming that the number of ordinary shares offered remains the same and after deducting underwriting discounts and commissions and estimated offering expenses.

If the underwriters’ over-allotment option to purchase additional shares from us is exercised in full, and based on the anticipated initial public offering price of $16.00 per ordinary share (the midpoint of the initial public offering price range as set forth on the cover page of this prospectus), the consolidated net tangible book value attributable to this offering would be $14.49 per ordinary share, the consolidated net tangible book value after giving effect to this offering would be $4.76 per ordinary share and the dilution per ordinary share to new investors in this offering would be $11.24, after deducting underwriting discounts and commissions and estimated offering expenses.

The table below summarizes, as of September 30, 2015, the differences for our existing shareholders and new investors in this offering, with respect to the number of ordinary shares purchased from us, the total consideration paid and the average per ordinary share price paid before deducting fees and offering expenses.

	Shares purchased		Total consideration		Average price per share
	Number	%	Amount	%
Existing shareholders	8,501,668	73.12	$31,723,000	38.82	$3.73
New investors	3,125,000	26.88	50,000,000	61.18	16.00
Total	11,626,668	100	81,723,000	$100	$7.03

The preceding table excludes (i) 1,009,965 ordinary shares reserved for issuance under our 2014 Equity Incentive Plan, of which, as of September 30, 2015, options to purchase 296,625 ordinary shares at an exercise price of $13.907 per share were outstanding, and (ii) 1,001,668 ordinary shares issuable upon the conversion of Series A preferred shares issuable upon the exercise of the warrants to purchase 1,669,447 Series A preferred shares issued in connection with the 2015 SPA.

On January 1, 2016, pursuant to a trigger event included in the 2015 SPA, (i) the number of ordinary shares issuable under the 2014 Equity Incentive Plan automatically increased by an additional 10,932 ordinary shares, (ii) the number of Series A preferred shares underlying the warrants granted under the 2015 SPA increased by an aggregate of 224,492 Series A preferred shares, and (iii) the Company issued 224,492 additional Series A preferred shares in the aggregate to the investors under the 2015 SPA. As a result of the trigger event included in the 2015 SPA, investors purchasing ordinary shares from us in this offering will own only 26.57% of our equity.

Our existing shareholders have indicated an interest in purchasing an aggregate of up to $5 million in of our ordinary shares in this offering at the initial public offering price. Assuming an initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, these shareholders would purchase an aggregate of up to 312,500 of the 3,125,000 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, these shareholders may purchase fewer shares than they indicate an interest in purchasing or not purchase any shares in this offering. It is also possible that these shareholders could indicate an interest in purchasing more of our ordinary shares. In addition, the underwriters could determine to sell fewer shares to any of these shareholders than the shareholders indicate an interest in purchasing or not to sell any shares to them.

Selected Consolidated Financial and Other Data

The following table sets forth our selected consolidated financial data, which is derived from our consolidated financial statements, which have been prepared in accordance with IFRS. The selected consolidated statement of financial position data as of December 31, 2014 and 2013 and our selected statement of comprehensive loss data for the years ended December 31, 2014 and 2013 is derived from our audited consolidated financial statements presented elsewhere in this prospectus. The selected consolidated financial statement data for the nine months ended September 30, 2015 and 2014, and as of September 30, 2015, has been derived from our unaudited condensed interim consolidated financial statements presented elsewhere in this prospectus. In the opinion of management, these unaudited condensed interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our financial position and operating results for these periods. Results for interim periods are not necessarily indicative of the results that may be expected for the entire year. You should read this selected financial data in conjunction with, and it is qualified in its entirety by, reference to our historical financial information and other information provided in this prospectus including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. The historical results set forth below are not necessarily indicative of the results to be expected in future periods.

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013
	(in thousands US$ except		(in thousands US$ except
	share and per share data)		share and per share data)
Consolidated Statements of Comprehensive Loss Data:
Income from collaboration arrangements	620	-	-	13
Research and development expenses, net	(2,219)	(2,658)	(3,638)	(2,079)
General and administrative expenses	(2,282)	(2,741)	(3,382)	(2,113)
Financing income (expenses), net	(2,392)	(315)	597	2,708
Loss for the period	(6,294)	(5,722)	(6,444)	(1,492)
Comprehensive Loss	(6,294)	(5,722)	(6,439)	(1,492)
Loss attributable to holders of ordinary shares	(6,294)	(2,861)	(3,222)	(746)
Number of ordinary shares used in computing basic net loss per share	7,500,000	3,750,000	3,750,000	3,750,000
Net loss per share basic and diluted	(0.84)	(0.76)	(0.86)	(0.20)

	September 30, 2015	December 31, 2014	December 31, 2013
	(in thousands US$)	(in thousands US$)	(in thousands US$)
Consolidated Statements of Financial Position Data:
Cash and cash equivalents	3,696	1,417	2,305
Investment in trading securities	7,733	909	6,179
Total current assets	12,351	3,351	9,520
Total non-current assets	6,491	6,507	6,616
Total current liabilities	2,094	4,263	5,707
Total non-current liabilities	10,651	138	109
Shareholders’ equity	6,097	5,457	10,320

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of the prospectus contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Introduction

We are a clinical stage pharmaceutical company, engaged in the development of life cycle management, or LCM products that target large markets and high-barrier to entry and high-added value generic drugs.

Our lead LCM product candidate is Glatiramer Acetate Depot, a once-monthly injection for the treatment of RRMS, in contrast to Teva’s daily 20 mg and the thrice-weekly 40 mg dosage of Copaxone. Our other LCM product candidates include Pregabalin ER, an extended release oral form of pregabalin, corresponding to the branded product Lyrica, Pfizer’s pregabalin-based drug for the treatment of neuropathic pain and epilepsy, and Risperidone LAI+, a once-monthly depot formulation of risperidone, corresponding to the branded product Risperdal Consta, Johnson & Johnson’s risperidone treatment of schizophrenia and bipolar disorder. In addition to our LCM product platform, we are also developing FDFs and a portfolio of 13 complex APIs for the development, manufacture and sale of generic pharmaceuticals. We specifically intend to develop six FDFs for generic versions of branded drugs that are scheduled to come off patent between 2015 and 2030, including generic versions of the daily 20 mg dosage and thrice-weekly 40 mg dosage of Copaxone and the every two week formulation of Risperdal Consta. Five of the six FDFs we intend to develop are being developed with our complex APIs. We intend to commercialize our LCM products, APIs and FDFs through forming co-development and marketing partnerships with large pharmaceutical companies. We have also developed a new chemical entity, a novel pentapolymer, for treating autoimmune diseases such as MS.

We currently do not have any products approved for sale in any jurisdiction. Our operations have been funded, to date, primarily from two rounds of financing completed in 2008 and 2015, research and development grants we received from the OCS and a grant received from ILB. We have incurred operating losses each year since our inception. We have incurred operating losses each year since our inception.

The following is a description of each of our primary sources of funding, other than the offering to which this prospectus relates:

•	We completed an equity round of financing totaling approximately $30,000,000 in 2008.

•
We obtained approvals for ten grants from the OCS related to four research and development projects (Glatiramer Acetate Depot, Risperidone LAI, Dapagliflozin and Entecavir, a discontinued product). We were approved for grants totaling approximately $1,564,000 in the aggregate. As of September 30, 2015, we have received approximately $980,000 of such grants. With respect to Entecavir, we received one grant from the OCS and decided not to continue pursuing its development since the development of the release profile of the product has not met our expectations.

•
In May 2010, our former subsidiary Mapi Pharma Germany GmbH was approved by ILB for a grant of €500,000 (approximately $659,000), of which it received approximately €497,000 (approximately $650,000). The final payment under the grant was paid on June 16, 2014.

•	We completed an equity round of financing totaling $10,000,000 in 2015.

As of September 30, 2015, we have not generated revenues from the sale of any product. We have generated only non-material income from research and development milestone payments by our co-development partners under the collaborative agreements related to the development and manufacture of Pregabalin ER and Fingolimod HCI. We expect to generate revenues starting in 2016, mainly from more significant research and development milestone payments by our co-development partners under collaborative agreements and thereafter from royalty payments once our products are sold. In addition, we believe we will be able to launch our complex API and formulation products once their reference listed products go off patent, starting in 2017, and expect to launch our LCM products when we have completed development of and received regulatory approval for such products. We anticipate that we will be able to begin selling our LCM products starting in 2019.

We are currently building a development and manufacturing plant in the industrial park Neot Hovav, Israel. The plant will be a chemical synthesis facility, designed for the production of APIs and intermediates. The plant is expected to be operational during 2016. As of September 30, 2015, we invested a total of $4,716,000 (net of grants) in the plant and related equipment out of the $15,000,000 we estimate will be required to complete construction and purchasing equipment. We expect to use $4 million of the net proceeds from this offering to finance construction.

Financial overview

Revenues

Our current revenues consist of research and development milestone payments received from our co-development partners under the collaborative agreements related to the development and manufacture of Pregabalin ER and Fingolimod HCI.

Operating expenses

Our current operating expenses consist of two components: research and development expenses and general and administrative expenses.

Research and development expenses

Our research and development expenses consist primarily of salaries and related personnel expenses, cost of third party consultants, raw materials, costs related to conducting preclinical studies, patent costs and travel expenses.

For our Glatiramer Acetate Depot product, costs increased significantly during the first nine months of 2015, due to the initiation of our Phase II clinical trial, and we expect similar cost increases for our risperidone products in the near term. The overall Phase II expense for each of these products is estimated to be approximately $1.5 million to $2.0 million. We estimate that the cost to conduct a pivotal clinical trial will be approximately $40 million for the Glatiramer Acetate Depot. We intend to engage with partners in order to conduct pivotal clinical trials for our 505(b)(2) products. The development costs for our Pregabalin ER have been partially paid and will continue to be paid by our partner pursuant to the development milestones under the collaborative agreement. For more information, see “Collaborative Agreements - Pregabalin ER, manufacturing and commercialization agreement.” We estimate that the costs for developing each API for our generic products will range between $250,000 and $500,000. Part of our research and development expenses have been and, we believe will continue to be, financed by our OCS grants.

The following table shows the breakdown of our research and development expenses for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
	(in thousands US$)		(in thousands US$)
Salaries and related personnel expenses	469	572	798	990
Share-based compensation	527	330	526	-
Cost of materials, subcontractors and consultants	973	1,320	1,714	741
Patent registration	113	258	319	248
Other expenses	415	587	712	616
Total	2,497	3,067	4,069	2,595
Less related party participation	(77)	(53)	(71)	(222)
Less ILB and OCS participation in research and development	(201)	(356)	(360)	(294)
Total research and development expenses, net	2,219	2,658	3,638	2,079

We expect our research and development expenses to increase significantly as our current products reach more advanced and expensive stages of development and as we increase the number of products in our pipeline. We also plan to initiate several clinical trials, starting in the first quarter of 2016.

General and administrative expenses

General and administrative expenses consist primarily of salaries and related personnel expenses, professional service fees for accounting, legal, bookkeeping, facilities costs and depreciation expenses.

The following table shows the breakdown of our general and administrative expenses for the periods indicated:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands US$)		(in thousands US$)
Salaries and related personnel expenses, including directors fees	654	1,076	1,212	1,682
Share-based compensation	1,103	656	1,050	-
Professional expenses	233	760	763	163
Rent, insurance and maintenance	90	101	118	137
Other expenses	202	148	239	131
Total	2,282	2,741	3,382	2,113

We expect that our general and administrative expenses, particularly salaries, accounting and legal fees, will increase when we become subject to U.S. public reporting requirements as a result of the associated compliance and disclosure costs.

Financing expenses and income

Financing expenses and income consist mainly of interest income on bank deposits, interest income on trading securities, change in the fair value of trading securities and foreign currencies gains or losses. In addition, financing expenses and income include the change in the fair value of an anti-dilution derivative held by an investor, change in fair value of the liability in respect to warrants held by shareholders and exchange rate differences on our obligations related to a put option held by the investor. The put option right was terminated on May 26, 2015 as part of the 2015 SPA and the anti-dilution right will be terminated upon the closing of this offering.

The following table shows the breakdown of our financing income (expenses) for the periods indicated:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands US$)		(in thousands US$)
Interest income	98	174	192	454
Net foreign exchange income (expenses)	352	373	396	(116)
Change in fair value of derivative in respect of anti-dilution right	136	(993)	(33)	2,284
Change in fair value of warrants and related issuance cost	(2,877)	-	-	-
Net change in fair value of investment in trading securities	(92)	150	67	112
Bank charges	(9)	(19)	(25)	(26)
Total	(2,392)	(315)	597	2,708

Critical accounting policies and estimates

We describe our significant accounting policies and estimates more fully in Note 2 and Note 3 to our consolidated financial statements as of and for the year ended December 31, 2014, and in Note 2 and Note 3 to our unaudited condensed interim consolidated financial statement as of and for the nine months ended September 30, 2015, contained elsewhere in this prospectus. We believe that the accounting policies and estimates below are critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our consolidated financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.

In preparing these consolidated financial statements, management has made judgments, estimates and assumptions that affect the application of our accounting policies and the reported amounts recognized in our consolidated financial statements. Actual results may differ from these estimates.

Warrants held by shareholders

The warrants we issued as a part of the 2015 SPA are accounted for as a derivative instrument, which is classified as a liability and measured at fair value through profit or loss. We measured the fair value of the warrants using the probability-weighted expected return method (“PWERM”) combined with Monte-Carlo simulation. This method was used in order to allocate our equity value, considering the contractual terms of the Preferred A shares and warrants under several possible scenarios with respect to liquidation preferences, price protection and trigger events mechanism.

The parameters used to calculate the fair values of the warrants held by shareholders are as follows:

September 30, 2015
Equity value (US$ thousands) (1)	120,000-190,000
Expected term (in years) (2)	3.7
Expected volatility (3)	68.0%
Risk-free interest rate (4)	0.3%-1.1%
Dividend yield	0%

(1) Range of our equity fair value used under the several possible scenarios.
(2) Based on the contractual expiration date of the warrants in May 2019.
(3) Based on the average equity volatility of drug companies.
(4) Based on zero coupon U.S. treasury bonds fixed with maturity equal to expected terms.

Share-based compensation

We account for our share-based compensation for employees in accordance with the provisions of IFRS 2 “Share-based Payment,” which requires us to measure the cost of share-based compensation based on the fair value of the award on the grant date.

We selected the Black-Scholes model as the most appropriate method for determining the estimated fair value of our share-based awards. The resulting cost of an equity incentive award is recognized as an expense over the requisite service period of the award, which is usually the vesting period. We recognize compensation expense over the vesting period using the accelerated method pursuant to which each vesting tranche is treated as a separate amortization period from grant date to vest date, and classify these amounts in the consolidated financial statements based on the department to which the related employee reports.

The determination of the grant date fair value of options using an option pricing model is affected by estimates and assumptions regarding a number of complex and subjective variables. These variables include the fair value of our ordinary shares, the expected volatility of our share price over the expected term of the options, share option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

April 2014 Grant
Share price (US$) (1)	23.3
Expected life of share options (in years) (2)	3-5.5
Expected volatility (3)	70.2%-81%
Risk-free interest rate (4)	0.9%-1.73%
Dividend yield	0%

(1)	The share price was estimated based on our valuation at the grant date.
(2)
The expected life of the share options is based on the midpoints between the available exercise dates (the end of the vesting periods) and the last available exercise date (the contractually expiry date), as adequate historical experience is not available to provide a reasonable estimate.

(3)	Based on the average equity volatility of drug companies.
(4)	Based on zero coupon U.S. treasury bonds fixed with maturity equal to expected terms.

Derivative with respect to an anti-dilution right held by an investor

We measured the fair value of the derivative associated with the anti-dilution right held by an investor using the Monte Carlo simulation and from May 2015 using the PWERM combined with Monte-Carlo simulation. The Monte Carlo simulation yields a numerical solution that considers the various terms of the agreement, our equity value, the investor’s investment and the number of our shares held by the investor for each of the valuation dates. Measurement inputs include our equity fair value estimation less the value of the put option right embedded in the redeemable shares, expected term of the derivative, expected volatility, expected dividends and the risk-free interest rate.

The parameters used to calculate the fair values of the derivative are as follows:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
Equity value (US$ thousands) (1)	120,000-190,000	120,000	125,990	169,898
Expected term (in years) (2)	0.25	1.00	0.75	0.5
Expected volatility (3)	68.0%	72.5%	68.0%	72.5%
Risk-free interest rate (4)	0.005%	0.1%	0.1%	0.17%
Dividend yield	0	0	0	0

(1) Until the consummation of the 2015 SPA in May 2015, determined based on our equity fair value estimation using discounted cash flows methodology and after the consummation of the 2015 SPA, determined based on the range of our equity fair value under the several possible scenarios in the PWERM.
(2) Based on the period until expected fund raising.
(3) Based on the average equity volatility of drug companies.
(4) Based on zero coupon Euro treasury bonds fixed with maturity equal to expected terms.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we elected or may elect to rely on exemptions, including without limitation, not (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the closing of this offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

Results of operations

Comparison of the nine months ended September 30, 2015 and 2014

The following table summarizes our results of operations for the nine months ended September 30, 2015 and 2014.

	Nine Months Ended
	September 30,
	2015	2014
	(in thousands US$)

Income from collaboration arrangements	620	-
Research and development expenses, net	(2,219)	(2,658)
General and administrative expenses	(2,282)	(2,741)
Operating loss	(3,881)	(5,399)
Financing expenses, net	(2,392)	(315)
Loss before income tax	(6,273)	(5,714)
Taxes on income	(21)	(8)
Net loss for the period	(6,294)	(5,722)

Income from collaboration arrangements

During the nine months ended September 30, 2015, we generated $620,000 in income upon the achievement of a research and development milestone under the collaboration agreements related to the commercialization of Fingolimod HCI and Pregabalin ER (for more information, see “Business – Generic and Collaborative agreements”)

Research and development expenses

Our research and development expenses amounted to $2,219,000 for the nine months ended September 30, 2015, representing a decrease of $439,000, or 17%, compared to $2,658,000 for the nine months ended September 30, 2014. The decrease is mainly due to the focusing of our efforts primarily on those products closest to commercialization and curtailing our activities on those furthest from commercialization. See the table set forth under “Financial overview - Operating expenses – Research and development expenses” above for a breakdown of each component of our research and development expenses during the periods.

During the nine months ended September 30, 2015, we recognized $201,000 from the OCS, compared to $261,000, respectively, for the nine months ended September 30, 2014. The grants received from the OCS are recognized when we are entitled to receive them.

General and administrative expenses

Our general and administrative expenses totaled $2,282,000 for the nine months ended September 30, 2015, representing a decrease of $459,000, or 17%, compared to $2,741,000 for the nine months ended September 30, 2014. The reduction in our general and administrative expenses is mainly due to an improvement in the efficiency of our costs management, which was partially offset by an increase in share based compensation. See the table set forth under “Financial Overview – Operating expenses – General and administrative expenses” above for a breakdown of each component of our general and administrative expenses during the periods.

Operating loss

As a result of the foregoing, our operating loss for the nine months ended September 30, 2015 was $3,881,000, as compared to an operating loss of $5,399,000 for the nine months ended September 30, 2014, a decrease of $1,518,000, or 28%. This decrease in operating loss resulted primarily from us focusing on the development of those products closest to commercialization and curtailing our activities on those furthest from commercialization plus savings from efficiencies in costs management and the income from collaboration arrangements, which was partially offset by an increase in share based compensation.

Financing income (expenses)

We recognized financing expenses of $2,392,000 for the nine months ended September 30, 2015 compared to financing expenses of $315,000 for the nine months ended September 30, 2014. The increase in financing expenses was mainly due to changes in the fair value of the warrants held by shareholders, which were offset by a decrease in expenses related to the changes in the fair value of the anti-dilution derivative held by an investor. During the nine months ended September 30, 2015, we recognized $369,000 of foreign exchange income in respect of a put option held by an investor and $136,000 of finance income from the change in the fair value of derivatives related to an anti-dilution right held by an investor, compared to $359,000 of financing income and $993,000 of financing expenses, respectively, for the nine months ended September 30, 2014. During the nine months ended September 30, 2015, we recognized $158,000 of issuance cost allocated to warrants and $2,718,000 of finance expenses from the change in the fair value of the warrants held by shareholders, compared to $0 and $0, respectively, for the nine months ended September 30, 2014. See the table set forth under “Financial overview – Financing expenses and income” above for a breakdown of each component of our financing income during the periods.

Net loss

Our loss for the nine months ended September 30, 2015 was $6,294,000, as compared to a loss of $5,722,000 for the nine months ended September 30, 2014, primarily due to the increase of our financing expenses partially offset by the reduction of operating expenses.

Comparison of the years ended December 31, 2014 and 2013

The following table summarizes our results of operations of the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
	(in thousands US$)

Income from collaboration arrangements	-	13
Research and development expenses, net	(3,638)	(2,079)
General and administrative expenses	(3,382)	(2,113)
Operating loss	(7,020)	(4,179
Financing income, net	597	2,708
Loss before taxes on income	(6,423)	(1,471)
Taxes on income	(21)	(21)
Net loss for the year	(6,444)	(1,492)

Income from collaboration arrangements

During the year ended December 31, 2013, we generated $13,000 in income upon the achievement of a research and development milestone under a collaborative agreement related to the commercialization of Pregabalin ER.

Research and development expenses

Our research and development expenses amounted to $3,638,000 for the year ended December 31, 2014, an increase of $1,559,000, or 75%, compared to $2,079,000 for the year ended December 31, 2013. The increase was primarily due to an increase in usage of materials, subcontractors and consultants, due to the progress in the development of certain products and the initiation of clinical trials, and share-based compensation. See the table set forth under “Financial overview - Operating expenses – Research and development expenses” above for a breakdown of each component of our research and development expenses during the periods.

During the year ended December 31, 2014, we recognized $267,000 and $76,000 from the OCS and ILB, respectively, compared to $294,000 and $0 from the OCS and ILB, respectively, for the year ended December 31, 2013. The grants received from the OCS and ILB are recognized when we are entitled to receive them.

General and administrative expenses

Our general and administrative expenses totaled $3,382,000 for the year ended December 31, 2014, an increase of $1,269,000, or 60%, compared to $2,113,000 for the year ended December 31, 2013. The increase was primarily due to an increase in share-based compensation which was offset by a decrease in payroll and related expenses. See the table set forth under “Financial Overview – Operating expenses – General and administrative expenses” above for a breakdown of each component of our general and administrative expenses during the periods.

Operating loss

As a result of the foregoing, our operating loss for the year ended December 31, 2014, was $7,020,000, compared to the operating loss of $4,179,000 for the year ended December 31, 2013. The increase was primarily due to an increase in share-based compensation and usage of materials, subcontractors and consultants.

Financing Income (expenses)

We recognized financing income of $597,000 for the year ended December 31, 2014, a decrease of $2,111,000 compared to financing income of $2,708,000 for the year ended December 31, 2013. The decrease in the financing income was mainly due to changes in the fair value of the anti-dilution derivative held by an investor. During the year ended December 31, 2014, we recognized $488,000 of foreign exchange income in respect of a put option held by an investor and $33,000 of finance expenses from the change in the fair value of derivatives related to an anti-dilution right held by an investor, compared to expenses of $179,000 and income of $2,284,000, respectively, for the year ended December 31, 2013. See the table set forth under “Financial overview – Financing expenses and income” above for a breakdown of each component of our financing income during the periods.

Net Loss

Primarily as a result of the foregoing, our loss for the year ended December 31, 2014 was $6,444,000, as compared to a loss of $1,492,000 for the year ended December 31, 2013, an increase of $4,952,000, or 332%.

See the table set forth under “Results of operations” above for a breakdown of each component of our net loss during the periods.

Liquidity and capital resources

Overview

From our inception through September 30, 2015, we have funded our operations principally from two rounds of financing completed in 2008 and 2015 in the aggregate amount of approximately $40 million and grants received from the OCS, Investment center and ILB in the aggregate amount of $2,054,000. As of September 30, 2015, we had $3,696,000 in cash and cash equivalents and an additional $7,733,000 in trading securities.

The table below shows our cash flow activities for the periods indicated:

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2015	2014	2014	2013
	(in thousands US$)		(in thousands US$)

Operating activities	(639)	(4,757)	(6,186)	(3,102)
Investing activities	(6,855)	4,434	5,417	1,356
Financing activities	9,800	-	-	-
Net increase (decrease) in cash and cash equivalents	2,306	(323)	(769)	(1,746)

Operating activities

Net cash used in operating activities of $639,000 during the nine months ended September 30, 2015 compared to net cash used in operating activities of $4,757,000 during the nine months ended September 30, 2014 due to the receipt of an advance payment amounting $1,600,000 from a related party as part of a license and collaboration agreement signed in April 2015 and the decrease in our operating expenses.

Net cash used in operating activities of $6,186,000 during the year ended December 31, 2014 was primarily used for payments of approximately $1,714,000 to research and development advisors and subcontractors, approximately $319,000 for patent registration costs and fees and approximately $2,484,000 for salaries, less approximately $723,000 of grants received from the OCS and ILB and interest received from our investing activities. The remaining amount was used for travel, rent and other miscellaneous expenses.

Net cash used in operating activities of approximately $3,102,000 during the year ended December 31, 2013 was primarily used for payments of approximately $741,000 to research and development advisors and subcontractors, approximately $163,000 for professional advisors, approximately $248,000 for patent registration costs and fees and approximately $2,640,000 for salaries, less approximately $779,000 of grants received from the OCS and ILB and interest received from our investing activities. The remaining amount was used for travel, rent and other miscellaneous expenses.

Investing activities

Net cash used in investing activities of $6,855,000 during the nine months ended September 30, 2015, derived mainly from the investment of the cash raised during the 2015 SPA in trading securities. Compared to cash provided by investing activities in the amount of $4,434,000 during the nine months ended September 30, 2014 derived mainly from the sale of trading securities to finance operating activities.

Net cash provided by investing activities of $5,417,000 and $1,356,000 during the years ended December 31, 2014 and 2013, respectively, derived mainly from the sale of trading securities to finance operating activities in the amount of $5,245,000 and $4,436,000, respectively, less cash invested in fixed assets of approximately $148,000 and $3,077,000, respectively. Of the cash invested in fixed assets during the year ended December 31, 2013, we invested a net amount of $4,316,000, in our production plant in Neot Hovav. The plant was granted a “Preferred Enterprise” status by the Israeli government, which entitles us to cash grants of 20% of the amount of the approved investment in the plant (which may be increased by an additional 4%). In addition, depending on the fulfillment of certain conditions, income generated from products manufactured at the plant will be entitled to a reduced tax rate of 9% (compared to a 26.5% corporate income tax rate in 2014-15 and 25% in 2016 and thereafter).

Current outlook

We have financed our operations to date primarily through proceeds from two rounds of financing in 2008 and 2015 and grants received from the OCS and ILB. We have incurred operating losses and generated negative cash flows from operations since inception. To date, we have not generated any revenue from the sale of products.

As of September 30, 2015, our cash, cash equivalents and investment in trading securities totaled $11,429,000. We believe that these resources will be adequate to meet our capital expenditure requirements and liquidity needs for the next twelve months from the date of this prospectus.

We also believe that our existing cash resources, which includes the net proceeds from this offering, will be sufficient to fund our projected cash requirements approximately through 2017. Depending on the progress of our development program and its success, we may require additional financing in the future to fund our operations.

Our future capital requirements will depend on many factors, including:

•	the progress and costs of our pre-clinical studies, clinical trials and other research and development activities;

•	the scope, prioritization and number of our clinical trials and other research and development programs;

•	any cost that we may incur under in- and out-licensing arrangements relating to our LCM products or complex APIs and formulations that we may enter into in the future;

•	the costs and timing of obtaining regulatory approval for our drug candidates;

•	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of, and timing for, strengthening our manufacturing agreements for production of sufficient clinical and commercial quantities of our drug candidate; and

•	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally.

Our future capital needs may require us to raise additional capital. We may be unable to raise sufficient additional capital when we require it or upon terms favorable to us. In addition, the terms of any securities we issue in future financings may be more favorable to new investors and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding. If we are unable to obtain adequate funds on reasonable terms, we will need to curtail operations significantly, including possibly postponing anticipated clinical trials or entering into financing agreements with unattractive terms.

Contractual obligations

The following table summarizes our significant contractual obligations as of September 30, 2015:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands US$)
OCS	980	-	-	-	980
Operating leases	99	99	-	-	-

Off-Balance sheet arrangements

We currently do not have any off-balance sheet arrangements.

Quantitative and qualitative disclosure about market risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Accordingly, a substantial majority of our financial resources are held in deposits and securities that bear interest. Given the current low rates of interest we receive, we will not be adversely affected if such rates are reduced. Our market risk exposure is primarily a result of foreign currency exchange rates, which is discussed in detail in the following paragraph.

Foreign currency exchange risk

Our results of operations and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. As discussed above, the vast majority of our liquid assets are held in U.S. dollars, and a certain portion of our expenses is denominated in NIS. For instance, in 2014, approximately 52% of our operating expenses were denominated in NIS. Changes of 3% and 5% in the United States dollar/NIS exchange rate would have increased/decreased operating expenses by 2% and 3%, respectively, during 2014. However, these historical figures may not be indicative of future exposure, as we expect that the percentage of our NIS denominated expenses will materially decrease in the near future, therefore reducing our exposure to exchange rate fluctuations.

We do not hedge our foreign currency exchange risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

Business

Overview

We are a clinical stage pharmaceutical company, engaged in the development of improved extended-release versions of existing commercially successful products, which we refer to as LCM products, that target large markets as well as high-barrier to entry and high-added value generic drugs.

Our LCM products are new forms of marketed drugs which we believe may offer advantages over existing formulations, such as improved patient compliance and reduced side effects, and allow extended patent and regulatory exclusivity due to different formulations of product components, for example through depot or extended-release formulations. Our depot drugs are non-oral formulations containing multiple doses of a drug and are designed to release the drug over specified, often prolonged, periods of time. Our LCM product candidates seek to add value to drugs that are expected to go off-patent by integrating off-patent APIs with our formulations, resulting in a new final combination that we believe to be patentable.

Our lead product candidate is Glatiramer Acetate Depot, a once-monthly injection for the treatment of patients with RRMS, in contrast to the daily 20 mg and the thrice-weekly 40 mg dosage of Copaxone, Teva’s approved product for the same indication. Branded Copaxone had sales of $4.2 billion in 2014 (according to Thomson Reuters). We consider North America to be the primary market for our Glatiramer Acetate Depot. We are currently engaged in a 20 patient, prospective one-year, open-label Phase II clinical trial of Glatiramer Acetate Depot in RRMS patients that are switchers from Copaxone, to evaluate the safety, tolerability and efficacy of our once-a-month long-acting intramuscular injection of 80 mg or 40 mg Glatiramer Acetate Depot in six medical centers in Israel. We are planning to submit an IND to the FDA in the first quarter of 2016, and commence a single pivotal Phase III clinical trial in the second quarter of 2016 to support a marketing application under the 505(b)(2) regulatory pathway. The 505(b)(2) regulatory pathway allows us to rely, in part, on the FDA’s findings of safety and effectiveness for a previously approved drug product. The single pivotal Phase III clinical trial is expected to last 30 months with results expected by 2018.

We are developing two other LCM products targeting large markets. We are developing Pregabalin ER, an extended release oral form of Lyrica, Pfizer, Inc.’s Pregabalin-based drug, for the treatment of neuropathic pain and epilepsy which had sales of $5.2 billion in 2014. We are conducting a pilot PK in China, and assuming is it successful, we plan to initiate a pivotal human PK trial of Pregabalin ER during 2016 in collaboration with our Chinese partner. We are also developing Risperidone LAI+, a once-monthly depot formulation of Johnson & Johnson’s Risperdal Consta for the treatment of schizophrenia and bipolar disorder which had sales of $1.2 billion in 2014. We intend to conduct a bioequivalence trial of Risperidone LAI+ in the fourth quarter of 2016. We plan to develop and seek approval for each of our LCM product candidates under the 505(b)(2) regulatory pathway in the United States.

The table below provides a brief description of the three LCMs that we are currently developing:

LCM Product	Medical Indication	Branded Drug and Sales in 2014*	Current R&D Status	Next Milestone	Partnership Status
Glatiramer Acetate Depot	RRMS	Copaxone (Teva); $4.24 billion	Phase II clinical trial	Submit IND in Q1/16 and initiate Phase III trial in Q2/2016 Interim analysis of Phase II trial in H2/2016	Ongoing discussions with several potential pharmaceutical partners for co-development and commercialization
Pregabalin ER	Neuropathic pain	Lyrica (Pfizer); $5.19 billion	Pre-clinical development	Initiate a pivotal human PK trial for the Latin American market and a pivotal clinical trial for the Chinese market during Q1/2016	Co-development and manufacturing partnership established for the Latin American market; manufacturing and commercialization partnership established for the Chinese market
Risperidone LAI+	Schizophrenia and bipolar disorder	Risperdal Consta (Johnson & Johnson); $1.19 billion	Pre-clinical development	Commence bioequivalence trials in Q4/2016	Manufacturing and commercialization partnership established for the Chinese market

*Source: 2014 sales information is based on Thomson Reuters’ Cortellis Platform.

In addition to our LCM product pipeline, we are also developing FDFs and a portfolio of 13 complex APIs for the development, manufacture and sale of generic pharmaceuticals. We specifically intend to develop six FDFs for generic versions of branded drugs that are scheduled to come off patent between 2015 and 2030, five of which are being developed with our APIs. Our lead programs include a generic form of Teva’s Copaxone (both the daily 20 mg dosage and the thrice weekly 40 mg dosage), Johnson & Johnson’s Risperdal Consta, Johnson & Johnson’s Prezista, and Novartis’ Gilenya.

The table below provides a brief description of the 6 FDFs and 13 complex API generics that we are currently developing:

API	Medical Indication	Branded Drug and Sales in 2014*	Earliest date of off-patent development (relevant territory)	MAPI asset	Next Steps	Commercialization Stage
Glatiramer Acetate	RRMS	Copaxone (Teva); $4.24 billion	2015 (U.S.)	API	Drug Master File, or DMF, submission - Q3/2016 Commercialization agreement - Q2/2016(1)	Initial discussions with leading pharmaceutical companies
Darunavir (Para. IV)	HIV	Prezista (Johnson & Johnson); $1.83 billion	2017 (U.S.), 2019 (U.S. label patent with Ritonavir)	API & FDF	Pivotal bioequivalence study to commence in Q3/2016 DMF submission - Q2/2016 Filing the FDF for registration, or Dossier - Q1/2017 Product launch - Q1/2018	Partnered
Fingolimod HCl	RRMS	Gilenya (Novartis); $2.51 billion	2017 (Israel) 2019 (U.S., E.U., Australia)	API & FDF	Successfully completed Pivotal bioequivalence study Dossier submission - Q2/2016 Product launch - Q3/2017	Partnered
Risperidone LAI Depot	Schizophrenia	Risperdal Consta (Johnson & Johnson ); $1.19 billion	2013 (U.S.) 2021 (EU)	FDF	Commence bioequivalence trials in Q1/2016 Expected product launch in 2018	Partnered

Dapagliflozin (Para. IV)	Type 2 Diabetes	Farxiga (BMS & AstraZeneca); $138 million	2020 (U.S.)	API & FDF	Commercialization agreement - Q1/2016 Pivotal bioequivalence study to commence in H1/2017; results expected within 3 months from commencement
Abiraterone Acetate	Prostate Cancer	Zytiga (Johnson & Johnson); $2.24 billion	2017 (Israel) 2016 (U.S.)	API	Co-development agreement - Q1/2016
Perampanel (Para. IV)	Epilepsy	Fycompa (Eisai); $40 million	2021 (Canada) 2022 (U.S. and E.U.)	API & FDF	Commercialization agreement - Q1/2016 Pivotal bioequivalence study to commence in H1/2017
Lurasidone HCl	Schizophrenia	Latuda (DSP); $791 million (Forecast)	2018 (U.S.)	API	No major event in next 2 years
Dronedarone HCl	Atrial Fibrillation	Multaq (Sanofi); $385 million	2019 (E.U.) 2016 (U.S.)	API	No major event in next 2 years
Febuxostat	Chronic Hyperuricemia	Uloric (Takeda); $455 million	2019 (U.S.)	API	No major event in next 2 years
Deferasirox	Chronic Iron Overload	Exjade (Novartis); $926 million	2017 (Canada) 2019 (U.S.)	API	No major event in next 2 years
Indacaterol Maleate	Chronic obstructive pulmonary disease	Onbrez, Arcapta (Novartis); $220 million	2020 (Russia, China, Latin America, Turkey) 2021 (Canada) 2024 (E.U.) 2025 (U.S.)	API & FDF	No major event in next 2 years
Tapentadol HCl	Acute pain	Nucynta, Palexia (Johnson & Johnson); $220 million	2022 (U.S.)	API	No major event in next 2 years
Alogliptin Benzoate (Para. IV)	Diabetes	Nesina (Takeda); $421 million	2024 (E.U.) 2028 (U.S.)	API	No major event in next 2 years

(1) In April 2015, the FDA issued a response letter to Teva’s Citizen Petition (FDA-2015-P-1050), which is deemed as a white paper for Glatiramer Acetate generic formulation manufacturers. The response letter lists the anticipated CMC data required from a generic version of Copaxone, and therefore, waiving the need for a generic product meeting the CMC data requirements to undergo a bioequivalence study.

*Source: 2014 sales information is based on Thomson Reuters’ Cortellis Platform.

Finally, we are developing a NCE a novel pentapolymer for treating autoimmune diseases such as MS. Our U.S. patent application with respect to our pentapolymer NCE was granted in December 2015. We have conducted preliminary pre-clinical studies of this novel pentapolymer and plan to submit an IND in 2017.

We currently do not have any products approved for sale in any jurisdiction.

For our LCM products, we plan to seek co-development partnerships with large pharmaceutical companies and enter into co-development arrangements at the manufacturing and/or marketing stages. We plan to market the formulations and complex APIs through three channels:

•
developing the APIs and the respective formulations independently and ultimately selling them, in certain cases using regulatory pathways that enable a period of exclusivity and a first generic positioning;

•	licensing out the APIs to pharmaceutical companies that will manufacture the formulations and commercialize them into the market; and

•	through co-development agreements with pharmaceutical partners.

At present, we do not plan to develop our own sales organization, but rather to focus on business development activities, co-development and product sales partnerships.

Our intellectual property includes assigned patents, pending patent applications, trade secrets and know-how, some of which may be the subject of future patent applications. Our intellectual property is strategically focused on the following areas: (i) application of long-acting depot technology on existing successfully marketed drugs, and (ii) process and polymorph patents for FDA-approved drugs that can facilitate the early launch of certain products after expiration of the basic composition of matter patents.

We have incurred operating losses each year since our formation in 2008. We incurred net losses of $6,444,000 and $1,492,000 in 2014 and 2013, respectively. As of September 30, 2015, our accumulated deficit was $23,991,000. Our operating losses are mostly due to expenses incurred in connection with product development. Our operations have been funded, to date, primarily from two rounds of financing completed in 2008 and 2015, from research and development grants we received from the OCS and from a grant received from ILB.

We expect to continue to incur significant expenses and increasing operating losses for at least the next two years as of the date of this prospectus.

Our strategy

Our objective is to develop, in a cost-efficient manner, LCM products, formulations and complex APIs for which we believe there are high barriers to entry and have high value for customers due to the complexity of the manufacturing process and the difficulty in obtaining sufficiently pure pharmaceutical ingredients. We select products that we believe are potentially applicable to large patient markets, involve approved pharmaceutical products and for which we believe there is and will be limited competition. As described in more detail below, we believe we can obtain FDA approvals through the 505(b)(2) and/or ANDA regulatory pathways, as appropriate, which allow us to rely on the FDA's findings of safety and effectiveness of previously approved drug products. For a discussion of the 505(b)(2) and the ANDA processes, see “Business – Government regulations.” We believe this business model mitigates some of the risks associated with the development of new compounds.

Our business strategy is to:

•      Develop and commercialize our LCM products. We are currently conducting an open-label multi-center Phase II clinical trial of Glatiramer Acetate Depot in RRMS patients in Israel. On March 10, 2015, we had a pre-IND meeting with the FDA during which we discussed the chemistry manufacturing control, or CMC, pre-clinical studies for our planned development of Glatiramer Acetate Depot under the 505(b)(2) regulatory pathway. We agreed with the FDA to submit a bridging program, primarily for the API CMC, to be completed before the submission of an NDA. We believe that our CMC data will be sufficient for the FDA to approve one single pivotal Phase III clinical trial of Glatiramer Acetate Depot. As a result of the FDA meeting, we are preparing to file an IND application in the first quarter of 2016 and to start a single pivotal Phase III clinical trial of Glatiramer Acetate Depot in the second quarter of 2016 in order to subsequently obtain marketing approval in the United States.

To support marketing applications in China, we plan to initiate a PK trial of Pregabalin ER in China in the first quarter of 2016. PK trials attempt to discover the level of a drug in the blood from the moment that it is administered up to the point at which it is completely eliminated from the body. PK studies describe the path of the drug in the body after administration through the mechanisms of absorption, distribution and elimination, as well as the chemical changes of the substance in the body. We plan to pursue marketing approval for Pregabalin ER in the United States and intend to submit an IND in the first quarter of 2017. We are also assessing the clinical development program for the rest of the world.

We intend to conduct a bioequivalence trial for our Risperidone LAI+ in the fourth quarter of 2016. This bioequivalence trial will be based on the results of the bioequivalence trial of our Risperidone LAI Depot, which we plan to commence in India in the first quarter of 2016.

 •     Develop and commercialize our generic complex API and FDF portfolio. We plan to develop six FDFs, five of which will utilize APIs owned and developed by us. Developing viable APIs can be complex due to the intricate, multiple production stages required and existing patent limitations of branded pharmaceuticals. Our proprietary know-how, which was developed in-house by our experienced personnel, allows us to develop products that avoid solid form and production process patent limitations. Three of our APIs and two of our FDFs are scheduled to launch starting in 2017. We believe the APIs and FDFs we are developing are particularly complex to manufacture and thus tend to have a high barrier to entry into the market, which we believe will limit the number of generic drug competitors. Therefore, we expect the price erosion of the APIs and FDFs we are developing in the off-patent stage to be less significant than the price erosion of non-complex APIs and FDFs. We currently rely on contract manufacturers and intend to initially manufacture our APIs and FDFs through our partners. However, we are currently developing our own manufacturing plant in Israel, where we expect to manufacture our APIs upon completion.  We also plan to develop other FDFs using our APIs or third-party APIs.

On October 30, 2014, we received approval from the Drug Controller General of India (DCGI) to commence our planned bioequivalence trial for our Risperidone LAI Depot, which is our generic version of bi-weekly Risperdal Consta. We plan to commence this bioequivalence clinical trial of Risperidone LAI Depot in the first quarter of 2016 and intend to submit the data to the FDA in order to prepare an ANDA and to subsequently launch our Risperidone LAI Depot in 2018, assuming regulatory approval is obtained. In January 2014, we signed an agreement with a large pharmaceutical company to jointly develop, manufacture and commercialize our Risperidone LAI Depot, using third-party APIs.  As of the date of this prospectus, we have not filed any applications with the FDA necessary to commence clinical studies for our Risperidone LAI Depot.

•      Pursue co-development and marketing partnerships. We have entered into co-development agreements with large pharmaceutical companies, including in connection with the development of Pregabalin ER and Risperidone LAI, as well as a co-development and marketing agreement with large pharmaceutical manufacturers to manufacture the formulations for certain complex generic drugs and APIs, including Darunavir and Fingolimod. We intend to pursue additional co-development partnerships in order to accelerate the clinical development and maximize the market potential for our APIs, as well as for Glatiramer Acetate Depot. In particular, we intend to partner with large pharmaceutical companies that possess market know-how and marketing capabilities to complete the development and commercialization of our products.

•      Complete construction of our in-house manufacturing capabilities, with significant tax benefits. Our Israeli development and manufacturing plant in the industrial park Neot Hovav, Israel, is a chemical synthesis facility, designed for the production of APIs and intermediates. The plant is expected to be operational during 2016. The plant is designed as a multipurpose facility with mid-size industrial production reactors of varying capacities of up to 4,000 liters. The plant’s scalable design should enable us to expand capacity with limited expenditures. The plant is expected to hold two pilot facilities for smaller scale production to support the production scale-up process and initial sales of registration quantities. The plant also qualifies as a “Preferred Enterprise” under the Investment Law, which entitles us to cash grants of 20% of the amount of the approved investment in the plant (which may be increased by an additional 4%). In addition, depending on the fulfillment of certain conditions, income generated from products manufactured at the plant will be entitled to a reduced income tax rate of 9% (compared to a 26.5% corporate income tax rate in 2014-15 and 25% in 2016 and thereafter). As of the date of this prospectus, we have received grants in the amount $424,000 but we have not utilized any beneficial tax rates under the Investment Law.

Our competitive strengths

•      Ability to develop high-barrier to entry products. Due to our propriety know-how and experienced management team, we believe we have the ability to develop high-barrier to entry pharmaceutical products, which we believe will enable us to enter the market with limited competition, thereby subjecting our products to relatively less price erosion in the off-patent stage.

•      Experienced management team. Our management team has an extensive track record and experience in the development manufacturing and commercialization of high-barrier to entry pharmaceuticals in an efficient cost-effective manner. Our management team has over 200 years of combined pharmaceutical and biotechnology industry experience developing, manufacturing and commercializing more than 38 major pharmaceutical products.  Moreover, our chief executive officer and chairman of the Board, Mr. Ehud Marom, in his previous employment was involved in the development of several major pharmaceutical products including, launching Copaxone and serving as the head of the Copaxone global operation team and the head of the global operations of the chemical division at Teva, and our Executive Vice President, Uri Danon, in his previous employment oversaw the development of Copaxone in solution in pre-filled syringes at Teva.

•      Our LCM formulations may offer advantages to patients, physicians and payers over existing therapies. The long acting formulations used in our LCM products aim to improve patient compliance by reducing the  dosing frequency, compared to approved products and enabling direct professional oversight during each administration, which may improve the therapeutic effects of treatment. For example, benefits may include a reduced chance of relapse and reduced healthcare costs to the payer. We believe our products will enable physicians to more effectively monitor the administration of the drug and for patients to realize potential benefits from improved compliance.

•      Patent protection for our Glatiramer Acetate Depot product. Our granted U.S. patent with regard to Glatiramer Acetate Depot covers sustained release depot formulations of Glatiramer Acetate having a release profile of Glatiramer Acetate over a period of one week to 6 months and is expected to exclude others from making, using, or selling such depot formulations for Glatiramer Acetate in the United States until August 2030. Corresponding patent applications are pending in Australia, Brazil, Canada, China, Europe, Hong Kong, India, Israel, Japan and Mexico.

•      We may be able to launch our FDFs and complex APIs before the branded drug goes off-patent in certain cases. We have carefully selected and chosen to develop certain complex APIs and FDFs that we believe we will be able to launch prior to the expiration of second generation patents protecting polymorphs and production processes of such drugs, but after expiration of the basic composition of matter patents. In materials science, polymorphism is the ability of a solid material to exist in more than one form of crystal structure. We have received and filed, or intend to file, patent applications for polymorphs and preparation processes for these APIs that are distinct from the associated brand drugs. Using these technologies, we may be able to launch our products in certain cases without infringing existing second generation patents for the brand drug.

Depot technology overview

Glatiramer Acetate Depot, as well as our Risperidone LAI product, use our long-acting depot technology. Currently, daily administration of injections is the most common delivery method of drugs that otherwise have poor bioavailability (meaning that a low quantity of the ingested dose actually reaches systemic circulation). This route triggers a rapid increase in systemic drug level followed by a rapid decline. Treatment is generally most effective when systemic drug levels are maintained within the therapeutically effective concentration range for as long as the specific treatment requires. In order to maintain such effective concentration range, frequent injections are required, which leads to patient discomfort and increased treatment burden.

Depot technology is designed to provide a maintained systemic drug level for patients over an extended period of time by a single administration of the drug. A depot drug delivery system is comprised of a biodegradable polymer that encapsulates the API and disintegrates over an extended period of time, releasing the API gradually. This method requires less frequent injections, with increased patient convenience and compliance and reduced treatment burden.

In the last decade, depot formulations (in injectable dosage forms) of small molecules that were previously available only in oral dosage forms have been introduced. Products such as Risperidone, Paliperidone, Olanzepine and Naltrexone, which were previously delivered orally, were converted into long acting injections administered once or twice per month, and in such form, each product attained a significant market share. Most of these drugs are central nervous system drugs, for which compliance and adherence to treatment protocols is of crucial importance to efficacy.

Our depot technology is based on combining biodegradable polymers, with or without additional excipients (additives). Our product-tailored technology provides extensive know-how and non-infringing generic solutions to the currently marketed long-acting drugs. Currently, we do not plan to apply for a patent for the depot formulation technology, as we are using non-proprietary depot technology. However, we were granted a U.S. patent with respect to Glatiramer Acetate Depot for the combination of the API and the depot formulation.

Long-acting drugs are often technologically complex, protected by formulation patents and subject to high regulatory barriers and unique development challenges and manufacturing requirements. As a result of these barriers, we believe competition from other companies developing generic long-acting products tends to be more limited, and we expect less price erosion in the off-patent stage in the foreseeable future. We believe that providing generic long-acting drugs is an important need that has not been fully met in this niche market.

Overview of LCM products

Our LCM products are new versions of marketed drugs, including depot formulations, which may offer advantages over existing formulations, such as improved patient compliance or reduced side effects, and allow developers to extend patent and regulatory exclusivity of a marketed drug due to different formulations of product components. Our LCM products seek to add value to off-patent products by integrating the off-patent APIs with our formulations, resulting in a final combination that we believe is patentable.

Our LCM portfolio focuses on large-market products, consisting of (i) Glatiramer Acetate Depot, a once-monthly injection for the treatment of RRMS, (ii) Pregabalin ER, extended release capsules for the treatment of neuropathic pain and epilepsy, and (iii) Risperidone LAI+, a depot formulation of Risperidone. We are developing and intend to seek approval of our Glatiramer Acetate Depot under the 505(b)(2) regulatory pathway in the United States. We are developing Pregabalin ER currently for China based on a partnership agreement that we have signed. Further development in the United States is expected to be under the 505(b)(2) regulatory pathway. We also plan to develop Risperidone LAI+  under the 505(b)(2) regulatory pathway in the United States.

Glatiramer Acetate Depot

Market overview for Glatiramer Acetate Depot (Copaxone)

Glatiramer Acetate is used to treat RRMS. Worldwide sales for Glatiramer Acetate (Copaxone), which was marketed solely by Teva in 2014, as reported by Teva in its 2014 annual report, totaled approximately $4.24 billion. In 2014, Copaxone’s global market share was approximately 23% of the RRMS market, which is the largest market share of the RRMS market. Even after taking into account the launch of oral RRMS drugs, specifically Novartis’ Gilenya (Fingolimod) and Biogen’s Tacfidera®. On January 29, 2014, Teva announced that it received FDA approval for a Supplemental NDA for a 40 mg, thrice-weekly dosage of Copaxone. Teva’s 40 mg, thrice-weekly version of Copaxone was approved following a single Phase III pivotal trial, which we believe validates our regulatory and research and development strategy of a single pivotal Phase III trial under the FDA’s 505(b)(2) regulatory pathway. Teva’s 40 mg, thrice-weekly version of Copaxone, which experienced a conversion rate at about 76% within 18 months after launch, has the potential to delay the anticipated erosion of the Glatiramer Acetate market, which is expected to be brought on by possible generic competitors that are developing the once-daily dosage of Glatiramer Acetate. On April 16, 2015, the FDA approved Momenta’s GlatopaTM, a generic version of Glatiramer Acetate 20mg, and on August 3, 2015, Pfizer obtained rights to commercialize Synthon’s 20 mg, once-daily formulation and 40mg, thrice-weekly formulation of Glatiramer Acetate in the United States, which, we believe, provides support for our strategy to approve a generic Glatiramer Acetate API. In addition, the efforts of Teva, the current industry leader, that are invested in a formulation with a lesser frequency of injections for Copaxone may be indicative of the shift in the RRMS market toward longer-acting depot formulations of Glatiramer Acetate. We believe that due to the strong competition in the RRMS market, and the possible introduction of generic competition into the market, Copaxone’s market share will likely decline. However, we believe that the advantages offered by our depot formulation of Glatiramer Acetate will make Glatiramer Acetate Depot an attractive choice for physicians, patients and payers among the non-branded Glatiramer Acetate alternatives.

Our investigational Glatiramer Acetate Depot formulation is designed to allow RRMS patients currently treated with daily subcutaneous injections of glatiramer acetate to receive a once-monthly intramuscular injection (by a healthcare professional). Our Glatiramer Acetate Depot is intended to have the fewest injections among all currently approved injected treatments of RRMS, so as to offer improved convenience and reduced treatment burden relative to other treatment options. For example, our Glatiramer Acetate Depot formulation is intended to be administered 13 times per year, while other currently approved parenteral treatments and their administration times per year (according to the FDA’s prescribing information for each product) are as follows: Copaxone (20 mg) - 365; Extavia® - 182; Betaseron® - 182; Rebif® - 156; Copaxone (40 mg) - 156; Avonex® - 52; Plegridy™ - 26. In February 2013, our first U.S. patent was issued for parenteral depot compositions comprising pharmacologically acceptable salt of glatiramer, which we expect will be in force until August 2030. An additional patent was issued in 2014, covering the depot formulation of the Glatiramer salt in combination of at least one additional drug.

Clinical data

We are currently engaged in a prospective one-year, open label Phase II clinical trial of Glatiramer Acetate Depot in RRMS patients that are switchers from Copaxone, for safety, tolerability and efficacy of once-a-month long-acting intramuscular injection of 80 mg or 40 mg of Glatiramer Acetate Depot in six medical centers in Israel. The Phase II clinical trial is expected to include 20 patients.

To date, in the ongoing trial, the efficacy observed in-human, in two separate parameters MRI and relapse-rate, is in-line with the enhanced efficacy observed in the pre-clinical animal studies (EAE MOG induced model for RRMS). Below is a summary of the current results of the ongoing Phase II trial:

General update	●	More than 50% of the planned patients were recruited.
	●	Four patients finalized the trial (13 injections) and asked to continue treatment (accordingly, the trial was amended to allow extension).
	●	New 40 mg arm was opened.
Efficacy	●	One relapse was detected; lower rate than expected
	●	MRI: enhancing and new lesions in brain from baseline: - after six months: six out of seven patients do not show any change - after 12 months: two out of two patients do not show any change
Safety and Tolerability	●
One related SAE (Serious Adverse Event) of acute interstitial nephritis, which we believe to have occurred in connection with an allergic background, was observed, but no SUSAR (Suspected Unexpected Serious Adverse Reaction) was observed; majority of adverse events are mild injection site reactions and also included hypersensitivity, itch, pain and mass at injection site.

	●	Independent Data Safety Monitoring Board cleared further enrollment after first interim analysis of the first ten patients with first three injections.

We expect to conduct an interim analysis within approximately six months of the first dosing of the last patient enrolled in the trial.

On March 10, 2015, we had a pre-IND meeting with the FDA, during which we discussed the required steps for the initiation of a single pivotal Phase III clinical trial with a single dose scheduled to commence in the first quarter of 2016 under the 505(b)(2) regulatory pathway. The Phase III clinical trial is expected to last 30 months with results expected by 2018. In our single Phase III clinical trial, we plan to enroll approximately 920 subjects, aged 18 to 55 years, who have been diagnosed with RRMS and have not previously been treated with Glatiramer Acetate, and to observe these patients for a period of one year in 160 medical centers worldwide. Those subjects will be randomized into Glatiramer Acetate Depot and placebo groups. We are evaluating the option to test two doses at the start of Phase III. While we do not expect the results of the Phase III clinical trial to be available until 2018, safety data will be made available for review by an independent clinical trial data monitoring committee following the completion of the observation period of the initial 100 patients planned for 2017. During the March FDA meeting, we also discussed the CMC for our API, and the FDA acknowledged that, were we to acquire a letter of authorization from Teva for its DMF for its Glatiramer Acetate API, we could reduce the number of studies required to bridge our API compared to Teva’s product. The FDA’s acknowledgement may allow us to use an additional FDA-approved Glatiramer Acetate (as an API) for our Glatiramer Acetate Depot product candidate, which may ease the regulatory requirements over our API. This option would enable collaboration with strategic partners with respect to the API for Glatiramer Acetate Depot.

During 2014-2015, we conducted a questionnaire survey in the Carmel Medical Center in Israel among 37 RRMS patients treated with once-daily 20 mg Copaxone about their preferences regarding a depot formulation of Glatiramer Acetate, as compared to their then current daily administration of Copaxone. Preliminary analysis indicated that the satisfaction of 70% of such patients would increase if frequency of treatment was reduced to once-monthly from once-daily and 76% of such patients would be willing to switch to Glatiramer Acetate Depot even if Glatiramer Acetate Depot may cause increased injection site adverse events.

Pre-clinical data

Our pre-clinical studies support the key attributes of Glatiramer Acetate Depot.  An in-vitro release profile of Glatiramer Acetate Depot, taken from in-house studies we have conducted, demonstrated sustained drug release over a 30-day period, as noted in the graph below.

* Glatiramer Acetate Depot formulation In Vitro release test, content % of Glatiramer Acetate was determined using GPC (gel permeation chromatography). Total released (day 30) = 90.6%

We have also evaluated Glatiramer Acetate Depot in several pre-clinical animal studies and in experimental autoimmune encephalitis (“EAE”) animal models, acceptable for RRMS.

EAE model in mice simulating RRMS conditions. The pre-clinical animal study was conducted in MOG-induced (Myelin Oligodendrocyte Glycoprotein, a glycoprotein believed to be important in the process of myelinization of, or adding a protective sheath around, nerves in the central nervous system) chronic EAE in C57BL/6 female mice (number=10/group), for 28 days. Experimental autoimmune encephalomyelitis, or EAE, is a CD4+ T cell–mediated autoimmune disease characterized by peri-vascular CD4+ T cell and mononuclear cell inflammation and subsequent primary demyelination of axonal tracks in the central nervous system, or CNS, leading to progressive hind-limb paralysis. EAE provides a powerful model for the study of the pathogenesis and immune regulation of CD4+ TH1/TH17–mediated tissue damage and is generally considered to be a relevant model for the human immune-mediated demyelinating disease multiple sclerosis. MOG (Myelin Oligodendrocyte Glycoprotein) is a glycoprotein believed to be important in the process of myelinization of nerves in the CNS. Immunization with MOG35-55 peptide is generally used for induction of a chronic EAE in C57BL/6 mice. Clinical scoring has been assessed on a daily basis for each mouse and the mean disease score was determined for the treatment groups compared the control group. The clinical score indicates the severity of the effects of the disease (i.e., a score of 0 reflects no overt sign of disease and a score of 5 reflects moribund state).

Our Glatiramer Acetate (as an immediate release solution similar to Copaxone) activity in this model was equivalent to the effect of Copaxone.  There were no significant differences between our Glatiramer Acetate and Copaxone groups in mean score of each day, in mean clinical score area under the curve, or AUC, or in mean disease duration, mean day of disease onset or maximum mean score.

* P<0.05 for MAPI Glatiramer Acetate compared with untreated control.
** P<0.05 for all groups compared with untreated control, single factor ANOVA followed by one-tail two-sample T test, assuming unequal variances, n=10 / group, +/- standard error.

EAE mouse study #1: The mean clinical score AUC (which denotes disease burden over time) was significantly reduced in all treatment groups compared with untreated control.  When Glatiramer Acetate Depot 10 mg was used, AUC was notably lower than the AUC of the commercial Copaxone group (25.22±2.22 and 31.35±2.17, respectfully).  The mean clinical score AUC of 2 mg Glatiramer Acetate Depot (34.00±2.34) was similar to the mean clinical score AUC of commercial Copaxone (31.35±2.17).  When Glatiramer Acetate Depot 10 mg or 2 mg was administered, compared with the untreated control, the mean day of onset was delayed and the mean disease duration was reduced, both in a statistically significant manner.

*P<0.05 compared with untreated control, single factor ANOVA followed by one-tail two-sample T test assuming unequal variances, n=10 / group, +/- standard error.

Glatiramer Acetate Depot was administered by intramuscular (IM) injection at day 0, 1; Copaxone was administered by subcutaneous (SC) injection administered daily, days 0-8; the control was SC administered daily, days 0-8.

Groups	Maximum Mean Disease Score	Mean Disease Duration	Mean Day of Onset	AUC Clinical Score	Survival Rate at Day 28
Glatiramer Acetate Depot 10 mg (IM) D0,1	2.85±0.25	12.60±0.74*	16.40±0.74*	25.22±2.22*	90%
Copaxone (SC) 2 mg/day, D0-D8	2.45±0.17*	17.30±0.49	11.70±0.49	31.35±2.17*	100%
MAPI Glatiramer Acetate (IR) (SC) 2 mg/day, DO-D8	2.05±0.21*	15.90±1.12*	12.50±0.54*	27.17±3.15*	100%
Glatiramer Acetate Depot 2 mg (IM) D0	3.05±0.33	16.20±0.71*	12.80±0.71*	34.00±2.34*	80%
Control (saline, SC), D0-D8	3.15±0.21	18.09±0.35	10.90±0.35	42.13±3.46	90%

Data is presented ± standard error.
*P<0.05 compared with untreated control, single factor ANOVA followed by one-tail two-sample T test assuming unequal variances, n=10 / group, +/- standard error.

EAE study # 2 was designed to explore possible dose response to Glatiramer Acetate Depot administration as suggested from the results of EAE study #1. In addition, we prolonged Copaxone dosing from 9 to 14 daily doses in order to allow better comparison between Glatiramer Acetate Depot 1 mg administered every two weeks and commercial Copaxone. The mean clinical score AUC of Glatiramer Acetate Depot groups displayed a dose-response relationship, and the Glatiramer Acetate Depot 10 mg presented prolonged and strongest efficacy in terms of AUC and delay of onset of symptoms.

* P<0.05 for all treatment groups compared with untreated control,
** For Glatiramer Acetate Depot 10 and 2.5 mg groups compared with control, # for Copaxone and $ for Copaxone and Glatiramer Acetate Depot 1 mg compared with untreated control. Single Factor ANOVA followed by one-tailed T Test assuming unequal variance. n=10 / group, +/- standard error.

Groups	Maximum Mean Disease Score	Mean Disease Duration	Mean Day of Onset	AUC Clinical Score	Survival Rate at Day 28
Glatiramer Acetate Depot 10 mg IM D0, 1	2.45±0.13	17.40±0.30***	11.60±0.30***	32.05±1.70*	100%
Glatiramer Acetate Depot 2.5 mg IM D0	3.30± 0.41	15.50±1.52***	13.50±1.52***	38.32±4.99	70%
Glatiramer Acetate Depot 1 mg D0, 14	3.95±0.35***	18.20±0.29***	10.80±0.29***	51.17±5.63	50%
Copaxone (SC) 2 mg/day, D0-D13	4.25±0.38***	17.20±0.20***	11.80±0.20***	56.80±5.78**	30%
Control (saline, SC) D0-D13	2.95±0.26	18.90±0.10	10.10±0.10	41.15±4.92	100%

Data is presented ± standard error
* P=0.054 ,** P=0.027, ***P<0.05, compared with untreated control, Single Factor ANOVA followed by one-tailed T Test assuming unequal variance.

Biomarker study #1: In order to evaluate the immunological response induced by Glatiramer Acetate Depot and Copaxone, serum samples were isolated from mice in MOG-induced EAE study 35 days following disease induction and treatment. Levels of antibodies to Glatiramer Acetate were measured using enzyme-linked immunosorbent assay, or ELISA, in serum samples isolated from (1) mice injected withGlatiramer Acetate Depot (IM) injected at doses of 4, 6, 8 and 10 mg; (2) mice injected with Copaxone 2mg/day (SC) daily, days 0-8; and (3) untreated mice as control. Levels of antibodies to Glatiramer Acetate were similar in all Glatiramer Acetate Depot treated groups and Copaxone treated group. Lower antibodies levels were noted in the untreated control group. Data suggests that both Glatiramer Acetate Depot and Copaxone exert similar immunologic response in mice treated with either drug in terms of antibodies development and differed and have higher antibodies than the untreated control group.

Immunological response in mice measured by antibodies to Glatiramer Acetate

Serum was isolated from mice in MOG-EAE study at day 35 following disease induction. Mice were treated with either Glatiramer Acetate Depot (IM) (at 4, 6, 8 or 10 mg) or Copaxone (SC). Antibodies quantity was evaluated using ELISA. Results are expressed as binding index. The cut off value for the binding index is 2.0±1.0. Values above 3.0 can be considered as positive. n = 5 mice / group.

Market Strategies

The efforts of Teva, the current industry leader, to develop a thrice-weekly formulation of Copaxone may be indicative of the shift in the RRMS market toward longer-acting depot formulations of Glatiramer Acetate.  We believe that the benefits of our Glatiramer Acetate Depot product with respect to patient compliance will be significant. According to a study conducted in 2010, based on the medication possession ratio (a measure of compliance), Copaxone-treated patients are currently administering the drug at a 70% compliance rate (Kleinman NL, Beren IA, Rajagopalan K, et al. “Medication adherence with disease modifying treatments for multiple sclerosis among US employees” J. Med. Econ. 2010). A study conducted in 2011 found that patients with a medication possession ratio that was greater than 70% had significantly lower odds of a relapse than those patients whose medication possession ratios were 70% or lower (MerriKay Oleen-Burkey et al, “The relationship between alternative medication possession ratio thresholds and outcomes evidence from the use of Glatiramer Acetate,” Journal of Medical Economics, 2011). Assuming that our Glatiramer Acetate Depot, by enabling a reduction in the number of administered treatments and ensuring closer medical supervision, is able to increase administration above the 70% compliance rate, we believe that it should significantly improve overall patient health.

We expect the cost to produce our Glatiramer Acetate Depot will be less than the cost of Copaxone (both 20 mg and 40 mg) due to the reduced quantity of API necessary and the number of required syringes and associated additional disposable materials otherwise required for treatment. Teva has no Orange Book patents for Copaxone 20 mg.

We believe that the benefits of our Glatiramer Acetate Depot over the generic competition, which is administered daily, will enable premium pricing, which is still expected to be lower than brand parenterals and new oral competitors. We are in discussions with leading pharmaceutical companies to evaluate co-development and marketing of our Glatiramer Acetate Depot, if approved. We currently expect to commercialize Glatiramer Acetate Depot in 2019, assuming completion of our single pivotal Phase III trial, and if successful, submission and approval of our 505(b)(2) NDA by the FDA.

Pregabalin ER capsules

Market overview for Pregabalin (Lyrica)

Pregabalin, a gamma-aminobutyric acid alpha-2-delta subunit agonist, was developed and launched by Pfizer. The product is prescribed for the oral management of neuropathic pain associated with diabetic peripheral neuropathy, postherpetic neuralgia and spinal cord injury, as well as adjunctive therapy for adults with partial onset seizures and, in Europe, for the treatment of generalized anxiety disorder.

Worldwide sales for Lyrica, Pfizer’s Pregabalin-based drug, as reported by Pfizer in its 2014 annual report were $5.168 billion, representing an increase of 12.5% compared to sales in 2013. Pfizer was also investigating a controlled-release formulation of Pregabalin, developed for the treatment of epilepsy. In August 2012, Pfizer completed a Phase III clinical trial of the formulation as an adjunctive therapy in partial onset epilepsy. In November 2012, Pfizer announced that its controlled-release formulation failed to meet the primary endpoint of epilepsy, but had a statistically significant positive effect compared to placebo in the chronic pain indication. In December 2014, top-line data from a third Phase III study in patients with postherpetic neuralgia (pain) was reported, demonstrating a statistically significant positive effect. Pfizer’s basic product patent which covers the drug expires in 2018 in the United States. Pfizer’s patent covering the use of Pregabalin in the treatment of pain expires in 2018 in the European Union.

The composition of matter patent covering the drug is held by Pfizer and Northwestern University and expires in 2018 in the United States and 2017 in Canada. This U.S. patent was divided into several Pregabalin-related divisional patents, relating to different uses of Pregabalin, and all such patents are in the names of Northwestern University alone or in combination with Pfizer. Pfizer submitted a patent application covering the extended release formulation technology in 2006 which was granted in 2015 in the United States and will expire in 2026. We believe that the proposed extended release product does not infringe the U.S. patent granted in 2015. As of July 2015, no corresponding patent had yet been granted in any Latin American country.

Our Pregabalin extended release capsule is being co-developed with a large pharmaceutical company for the Chinese market. We conducted a pre-clinical trial in the second quarter of 2015, which supported our slow release formulation which enables us to proceed to clinical trial. Based on the trial's in vitro/in vivo correlation (IVIVC) results, we plan to initiate pivotal human PK trials of Pregabalin ER during 2016. We expect to receive royalties from product sales in China and later to pursue our rights to develop and market the product in the United States and the European Union, potentially as a new version of Pfizer’s extended release formulation of Pregabalin, once Pfizer’s extended release product has launched and exclusivity thereof has expired. For further information, see “– Collaborative agreements” below.

Risperidone LAI+

Market overview for Risperidone LAI+ (Risperdal Consta)

Risperdal is an anti-psychotic drug developed and launched by Janssen, a subsidiary of Johnson & Johnson. Risperdal Consta is a two-week long-acting depot intramuscular injectable formulation of Risperdal developed by Alkermes plc and Johnson & Johnson. Risperdal Consta is prescribed for the treatment of schizophrenia and for the maintenance treatment of bipolar disorder as an alternative to the daily oral form of Risperidone. Worldwide sales for Risperdal Consta, as reported in Johnson & Johnson’s 2014 annual report, were $1.19 billion. Risperdal Consta, which is a depot formulation, has improved patient compliance, reducing hospitalizations and treatment costs. The patent exclusivity over the formulation technology of Risperdal Consta expires between 2015-2020 in the United States and between 2017-2021 in Europe.

Our development in this field is Risperidone LAI+, our once-monthly depot formulation of Risperidone. We have completed prototype development and pre-clinical evaluations including animal PK studies, and we intend to develop both a long acting LCM product (Risperidone LAI+) and a bi-weekly, generic version of Risperdal Consta (Risperidone LAI Depot). We expect to be able to commercialize Risperidone LAI prior to the expiration of the Alkermes patent due to our depot formulation, which we believe does not infringe on the U.S. patents for Risperdal Consta which expire after 2018.

Our formulations and complex APIs

Our product candidate list is comprised primarily of FDFs and low to medium volume (ranging from several kilograms up to one-hundred metric tons annually) complex APIs which are difficult to develop due to the intricate, multiple production stages required and existing patent limitations of branded pharmaceuticals. The complexity of developing and manufacturing these APIs creates a high barrier to entry into the market and may minimize the number of competitors. Therefore, we expect price erosion of our APIs in the off-patent stage to be less than the price erosion of non-complex APIs. Our current portfolio consists of six FDFs, five of which are being developed using our APIs, and 13 complex APIs scheduled to launch between 2017 and 2028. The manufacture of APIs and FDFs is currently conducted at the facilities of our partners and contract manufacturers and is expected to shift to our plant in Israel upon its completion. We believe that utilizing in-house expertise, which we believe will be possible upon the completion of the plant, will shorten development time and reduce financial risks and other risks associated with development and operations by allowing for greater internal control over the entire development process. For certain of our APIs, we will file an ANDA containing a Paragraph IV certification, potentially providing us 180 days of first-to-file or co-exclusivity. These products are expected to be launched as a later stage of our product development, which will potentially accelerate our revenue growth. For a discussion of the ANDA process and Paragraph IV certification, see “Business – Government regulations – Abbreviated New Drug Application.”

Glatiramer Acetate

Glatiramer Acetate (Copaxone) is a product which serves as a decoy for myelin, drawing autoreactive T cells away from nerve cells prescribed for reduction of the frequency of relapses in patients with RRMS, including patients who have experienced a first clinical episode and have MRI features consistent with RRMS. Teva’s patent relating to Glatiramer Acetate expired in September 2015 in the United States. We are aware of three companies that have submitted ANDAs for the generic form of Glatiramer Acetate, namely Mylan Inc./Natco Pharma Ltd., Sandoz B.V./Momenta Pharmaceuticals Inc. and Synthon Biopharmaceuticals. As of May 2015, Sandoz/Momenta’s has been approved, while all other applications are still pending approval from the FDA. According to the Orange Book, Glatiramer Acetate now lists a newer patent for Teva’s 40 mg Copaxone directed to methods for reduced dosing that expires in 2030, along with new product exclusivity until January 2017, which we do not believe will adversely impact our Glatiramer Acetate program.  On June 18, 2015, Momenta announced the launch by Sandoz of GlatopaTM of a glatiramer acetate injection, the first substitute generic version of Copaxone.

Description of our program

Following the FDA’s approval of Glatopa, we started to develop our own generic version of Copaxone based on our Glatiramer Acetate API. We currently manufacture our Glatiramer Acetate API at our laboratory and intend to manufacture this API at our plant in Israel.

Darunavir

Darunavir (Prezista) is an oral HIV-1 protease inhibitor. In the United States, Darunavir is a drug used for the treatment of HIV-1 infection. A subsidiary of Johnson & Johnson currently holds the patent for the active ingredient Darunavir, which is set to expire in November 2017, and also holds a patent in the United States for Darunavir ethanolate, a solvate form of Darunavir used in the marketed Prezista, which is set to expire in June 2027. We have a proprietary production process and have developed a solid state form of Darunavir that is a different form than that covered by Johnson & Johnson’s solvate form patent, which we believe may permit us to launch a generic version in the United States as early as 2019 when Johnson & Johnson’s U.S. label patent expires, if approved by the FDA. There are two (2) additional U.S. patents listed in the Orange Book that expire after 2019, which we do not believe will delay our ability to launch our generic version as early as 2019.

Description of our program

In December 2009, we filed a PCT patent application for polymorphs of Darunavir. In January 2011, we filed a patent application for the process of preparing Darunavir in the United States. Patents from both applications were granted in the United States and Europe, and validated in selected Europen countries and are currently under review in Israel. We intend to include a Paragraph IV certification in our ANDA application to seek early launch of our generic version of Darunavir in the United States before the later Johnson & Johnson patent expires. We intend to take advantage of our development of the new solid state form by also developing a generic dossier (similar to an ANDA, outside the United States) or applying for generic regulatory approval rights, as applicable, for the finished product in Israel and the European Union, potentially with a marketing partner.

We are developing and intend to develop and manufacture both the API and the formulation of this product, with the aim that our production process will be fully vertically integrated, potentially increasing production efficiency and profit margins. We have entered into a co-development partnership with a large global generic manufacturer, to develop our Darunavir program, pursuant to which we would supply the entire API requirements for the development of a product.

Fingolimod

Fingolimod (Gilenia®; Gilenya; Imusera®) is a synthetic derivative of myriocin that facilitates lymphocyte homing developed and launched by Novartis AG and Mitsubishi Tanabe Pharma. The product is prescribed for the first-line treatment of relapsing forms of RRMS to reduce the frequency of clinical exacerbations and delay the accumulation of physical disability. Fingolimod is also being developed for the potential treatment of chronic inflammatory demyelinating polyneuropathy, optic neuritis and uveitis.

Fingolimod is protected by a family of patents, the earliest of which expires in February 2019 and relates to Fingolimod itself. Patent protection for the commercial formulation of Fingolimod is set to expire in most major markets, including the European Union and Japan, in 2024 and in the United States in 2026. In March 2014, an additional patent for the commercial formulation was granted in the United States (due to expire in 2028). In Europe, Novartis AG also has regulatory exclusivity for Fingolimod until 2021, with a possible one-year extension.

Description of our program

In October 2011, we filed a PCT patent application for intermediate compounds and a process for the preparation of Fingolimod. The U.S. patent issued in May 2014 from a national stage application derived from this PCT application. The remaining national stage applications are pending and awaiting review in Europe and Israel. We have completed our development of Fingolimod API, producing the key starting material at our China facility and the final API at a sub-contractor facility in India. Additionally, we are developing a formulation for this product and have successfully completed a pivotal bioequivalence study. We intend to market the product in Israel and in other territories outside the United States and European Union starting in 2017, and in 2019 and onwards in the regulated markets, e.g., the United States, the European Union and Australia, following expiration of limiting patents and exclusivities.

Risperidone LAI (bi-weekly)

We have completed prototype development and pre-clinical evaluations including animal PK studies, and we intend to continue the development of a bi-weekly version of Risperidone LAI.

We are pursuing the bi-weekly version of Risperidone LAI under the generic regulatory pathway. For more information, see “Business – Government Regulations.” We are not aware of any other ANDA application for a generic version of Risperdal Consta, and if our ANDA is accepted and approved, and our non-infringement challenge succeeds, we might receive first-to-file exclusivity for our Risperidone LAI ANDA. With or without exclusivity, we believe that the number of competitors in the time period between now and launch, and as a result, price erosion, will be minimal.

Like Risperdal Consta, Risperidone LAI will require a single injection only once every two weeks. We plan to start evaluating Risperidone LAI in a pilot human bioequivalence study in the first quarter of 2016.

Dapagliflozin

Dapagliflozin (Farxiga; Appebb®; Edistride®; Empliciti®) is an orally active sodium glucose cotransporter type 2 inhibitor developed and launched by Bristol-Myers Squibb Company (“BMS”) and AstraZeneca PLC. The product is prescribed in Europe and the United States for the once-daily treatment of type 2 diabetes, in combination with other glucose-lowering medicinal products, including insulin, or as a monotherapy in metformin-intolerant patients.

BMS’s composition of matter patent covering Dapagliflozin expires in the United States in October 2020, and seven other U.S. patents expire between 2027 and 2030. The corresponding composition of matter patent was set to expire in May 2023 in Europe but has extended protection until 2027. Additionally, BMS has a patent covering the Propanediol solvate forms, which expires in December 2029 in the United States.

Description of our program

The proprietary limitations on the polymorph of Dapagliflozin provide us with the opportunity to prepare for a launch of the generic product upon the expiration of the patent in the United States in 2020. In December 2013, we filed a PCT patent application for co-crystals of Dapagliflozin. The U.S. patent derived from this PCT issued in April 2015. We expect that our Dapagliflozin co-crystal form will enable us to submit an ANDA with a Paragraph IV certification and possibly obtain first-to-file status and subsequent 180-day exclusivity in the United States, depending on the timing of completion of our testing and submission of our ANDA. In addition, we intend to launch our generic product in the European Union once patent exclusivity expires in 2027.

Abiraterone Acetate

Abiraterone Acetate (Zytiga) is an oral selective inhibitor of 17 alpha-hydroxylase available in a tablet formulation developed and launched by Johnson & Johnson under license from BTG plc. The product is prescribed for treatment of prostate cancer in men who have received prior chemotherapy containing docetaxel.

Abiraterone Acetate has NCE exclusivity in the United States that expires in April 2016. The U.S. patent covering Abiraterone Acetate is set to expire in December 2016 and in the European Union the relevant patent is expected to expire in March 2018 (following patent extension). BTG International Ltd., also has an additional use patent for Abiraterone Acetate that expires in 2027, and patents that cover processes for production of Abiraterone Acetate and salts and intermediates that expire in 2025.

Description of Our Program

We are developing Abiraterone Acetate as a fully integrated product, with its key starting material to be manufactured at our China facility or another sub-contracted site. We believe that the vertical integration of the starting material would serve as a major cost saving factor.

In July 2013, we filed a PCT patent application for intermediate compounds and a process for the preparation of Abiraterone Acetate, which is comprised of innovative routes of synthesis and purification. We believe that our process does not infringe the BTG process patents. The U.S. patent derived from this PCT issued in March 2015.

In addition, we intend to complete the development of a generic version of Abiraterone Acetate, manufactured in Israel for the Israeli, United States and European Union markets.

Perampanel

Perampanel (Fycompa) is a selective AMPA-type glutamate receptor antagonist used for the oral treatment of epilepsy. The drug is prescribed in Europe and the United States as an adjunctive treatment of partial-onset seizures, with or without secondarily generalized seizures, in individuals with epilepsy aged 12 years and older. Perampanel is claimed in a patent granted to Eisai Co. Ltd. (“Eisai”). The drug substance patent protection is presently set to expire in Canada and in the U.S. in June 2021 and in June 2026 in Europe via supplementary protection, however, there is a pending request to extend the U.S. patent protection to September 2025. Several related patents are also assigned to Eisai claiming acid salts, and amorphous and crystalline forms of Perampanel. These patents are expected to expire as late as 2027 and include some which are currently not listed in the FDA’s Orange Book.

Description of our program

In January 2013, we filed a PCT patent application for polymorphs of Perampanel. The U.S. patent derived from this PCT was issued in August 2015. The proprietary limitations on the polymorphs of Perampanel provide us with the opportunity to prepare for a launch of the generic product as early as 2021 in Canada and the United States. Our Perampanel crystal form might enable us to submit our generic product as an ANDA with a Paragraph IV certification and possibly obtain first-to-file status and subsequent 180-day exclusivity in the United States depending on the timing of completion of our testing and submission of our ANDA. In addition, we intend to launch our generic product in the European Union once patent exclusivity expires in June 2026.

Lurasidone

Lurasidone (Latuda) is a product developed by Dainippon Sumitomo Pharma Company Ltd. (formerly Sumitomo) (“Dainippon”) which is prescribed for the treatment of schizophrenia and bipolar I disorder. In February 2011, Lurasidone was launched for schizophrenia in the United States by Dainippon’s U.S. subsidiary, Sunovion Pharmaceuticals Inc. In June 2013, Lurasidone was approved in the United States for treatment of bipolar I disorder. The drug was approved in Switzerland in August 2013 for the treatment of schizophrenia. As of November 2013, the filing was still under review in the European Union. Development is also ongoing for other psychiatric indications, including major depressive disorder and autism which, if completed, are expected to significantly increase Lurasidone’s market share.

In the United States, Sunovion Pharmaceuticals Inc. has NCE exclusivity for Lurasidone, which expires in October 2015, and three-year exclusivity for the treatment of patients with depressive episodes associated with bipolar I disorder as monotherapy and as adjunctive therapy with lithium or valproate, which expires in June 2016. The patent that covers the product component is set to expire in July 2018 and a U.S. formulation patent is expected to expire in May 2026.

Description of our program

In June 2012, we filed a PCT patent application for intermediate compounds and a process for the preparation of Lurasidone. The application is awaiting review in Israel. The corresponding U.S. patent was issued in March 2015. In order to avoid Dainippon’s patent limitations imposed on Lurasidone, we have developed and claimed a proprietary, cost-effective production process. In addition, we have developed know-how for manufacturing the key starting materials required for the production of Lurasidone, which we believe will enable a full vertical integration and major reduction in cost of goods of the product. Upon expiration of the compound patent exclusivity in July 2018, we intend to sell the API without developing a formulation at this stage.

Dronedarone

Dronedarone (Multaq) is a calcium, potassium and sodium channel blocker with anti-adrenergic properties developed by Sanofi-Aventis. The product is approved for use in reducing the risk of cardiovascular hospitalization in patients with paroxysmal or persistent atrial fibrillation or atrial flutter, who have had a recent episode, associated cardiovascular risk factors, and are in sinus rhythm or will be cardioverted. In the European Union, Dronedarone is used in clinically stable adult patients with a history of, or with current non-permanent, atrial fibrillation to prevent recurrence or to lower ventricular rate.

The initial patents for Dronedarone expired in Europe and Japan in 2011. In the United States, the patent was due to expire in July 2013 and was extended to July 2016. The drug is protected by later filed formulation patents in the United States and Europe until June 2018 and June 2023, respectively, and a method of use patent in the United States which expires in 2029, among others. We do not believe that this method of use patent will adversely impact our Dronedarone API program described below. Regulatory exclusivity expired in early July 2014 in the United States and will expire in November 2019 in the European Union.

Description of our program

We have developed a process, which we evaluated at lab and pilot production scale, that we believe avoids granted process patents for this product and is industrially feasible with a low cost of goods. We have also developed a formulation that, we believe, based on internal studies conducted with our advisors, avoids patent limitations imposed by Sanofi-Aventis’s patent that expires in 2018. We believe that our API production process will reduce the process complexity and cost to make this API. We intend to sell the API with a support technical package for the formulation as well as know-how that we have developed, which we believe will make it easier for a partner to register the product.

Febuxostat

Febuxostat (Uloric; Feburic®) is an oral, non-purine selective inhibitor of xanthine oxidase, which is used for the treatment of chronic hyperuricemia in gout. In Japan, the product is also used for the treatment of hyperuricemia without symptoms of gout. Teijin Ltd. is the current holder of patents pertaining to Febuxostat in various territories, including the United States, the European Union, Canada and Japan. The exclusivity of Febuxostat’s basic patent is set to expire in March 2019 in the United States and Teijin Ltd.’s patent covering the marketed crystal form and the formulation comprising it is set to expire in the United States in March 2024.

Description of our program

In January 2012, we filed a PCT patent application for the process and intermediates for the preparation of Febuxostat and other substituted 2-arylthiazolecarboxylic acids.

We have developed a proprietary production process that we believe overcomes problems associated with existing methods for making Febuxostat, including, among others, low yields, prolonged reaction times and the use of problematic reagents (substances added to bring about a chemical reaction). Some of these reagents are not commercially available or possess hazardous properties. Our production process has been demonstrated in both the lab and pilot scale facilities to be safe, cost-effective, and industrially feasible.

We have also developed a solvate form, which we believe is distinct from the form claimed in Teijin Ltd.’s patent expiring in 2024 and which we believe will allow the early launch of a formulation before this patent expires. The formulation comprising of our solvate form has been developed and can ultimately be sold by us as a drug product. We hope to locate a partner to launch this formulation.

Deferasirox

Deferasirox (Exjade®) is used to treat chronic iron overload due to blood transfusions in adult and pediatric patients over two years of age, and for the treatment of chronic iron overload in patients with non-transfusion-dependent thalassemia syndromes. Deferasirox is also under development by the NDA-holder, Novartis AG, for the potential treatment of iron overload associated with hereditary hemochromatosis, a genetic disease that causes the body to absorb and store too much iron. The drug is also being tested for the potential treatment of myelodysplastic syndrome, a medical condition that involves ineffective production of blood cells.

The patent for the active ingredient in Deferasirox expires in 2017 in Canada, in 2019 in the United States and in 2021 in other markets with supplementary protection. In January 2013, Novartis AG reported that a generic company had challenged the compound patent in the United States as part of a Paragraph IV ANDA submission. We currently do not have any further information on this challenge. Deferasirox was granted orphan drug status in March 2002 in the United States and Europe. Deferasirox has also been granted orphan drug status  in Australia. An orphan drug is a pharmaceutical agent that has been developed specifically to treat a rare medical condition. It is generally easier to gain marketing approval for an orphan drug, and there may be other financial incentives, such as extended exclusivity periods. The original Deferasirox orphan drug exclusivity in the U.S. expired in late 2012. In February 2015, the FDA granted an additional orphan drug designation for the treatment of chronic iron overload in alpha thalassemia, an indication that will be carved out of the proposed label.

Description of our program

In July 2014, a U.S. patent (derived from the PCT application) was issued for a process for the preparation of Deferasirox and Deferasirox polymorphs that we developed. The European patent application is allowable.

Currently known processes for production of Deferasirox are technologically cumbersome, involve high temperatures and are expensive to execute. We believe that we have developed a process, however, in which no significant heating is required and in which the formation of impurities, in particular genotoxic impurities (impurities that have been demonstrated cause deleterious changes in genetic material) and corrosive and hazardous gases such as hydrogen chloride, is minimized or altogether avoided. We are currently in pilot scale production.

Indacaterol Maleate

Indacaterol Maleate (Onbrez; Breezhaler®; Arcapta®; Neohaler®) is a long-acting beta-2 agonist (LABA) and bronchodilator developed and launched by Novartis AG, currently delivered with an inhaler. The product is prescribed for maintenance bronchodilator treatment of airflow obstruction in adults with chronic obstructive pulmonary disease, including chronic bronchitis and/or emphysema. Patent protection for Indacaterol Maleate is expected to expire in 2020 in the United States (including patent term extension) according to the Orange Book, which also lists an inhaler device patent expiring in 2028. Patent protection in Europe will expire in 2024 (including extensions) and in 2020 in other markets, where extensions have not been granted.

Description of our program

We are developing Indacaterol as a fully vertically integrated API, with key starting materials manufactured at our China facility. The API production is planned to be conducted at our new plant in Israel. We have developed know-how and trade secrets to manufacture this API and its starting materials. We believe this approach will significantly lower costs and enable our Indacterol Maleate to have a competitive market position. In addition, due to the low commercial volume (worldwide forecasted quantity below 100Kg), the number of generic API developers is expected to be low. Indacaterol Maleate is a highly complex API with significant process hurdles (such as high-level impurities that require removal during processing, chiral purity to isolate one isomer from the rest and multiple production steps). We intend to sell the API to a partner with expertise in generic inhalation dosage forms, starting by 2020 when the patents described above begin to expire.

Tapentadol

Tapentadol (Nucynta; Palexia) is an opioid pain medication used as an immediate-release tablet formulation for the oral treatment of moderate-to-severe acute pain. It is a schedule II controlled substance, regulated under the Controlled Substances Act, meaning it has a high potential for abuse, has a currently accepted medical use in treatment in the United States, and abuse of the drug or other substances may lead to severe psychological or physical dependence. The product is marketed in various regions by Grünenthal Group and the Johnson & Johnson subsidiaries Janssen Pharmaceutical, Janssen Pharmaceuticals and Janssen. Grünenthal Group and Johnson & Johnson also market an extended-release Tapentadol formulation. Grünenthal Group and Johnson & Johnson currently hold the patents pertaining to Tapentadol in various territories, including the United States, the European Union, Canada and Israel. The regulatory exclusivity granted by the FDA expired in November 2013 according to the Orange Book. Johnson & Johnson has patents covering Tapentadol, which are set to expire in the United States in August 2022 (basic patent) and June 2025 (polymorph patent).

Description of our program

In December 2010, we filed a PCT patent application for new intermediate compounds obtained in our synthesis process, and the process for the preparation of Tapentadol. The national stage of this patent has been granted in the United States and Israel with an expiration date of December 2030. The national stage application is under review in Europe.

Several processes have been patented by various companies for Tapentadol. However, all of these involve sophisticated reaction conditions and separation techniques which we believe make them commercially less viable than our process. Their main disadvantage is their use of complex separation and expensive reagents, which require special equipment, extra dry solvents, inert atmosphere and other safety measures.

We believe that our proprietary API production process, using our innovative chemical technology and as pursued in our patent application noted above, overcomes these problems and significantly reduces the process complexity and cost to make this API.

Alogliptin Benzoate

Alogliptin Benzoate (Nesina; Vipidia®) is a small-molecule dipeptidyl peptidase IV (DPP IV) inhibitor used for the oral treatment of type-2 diabetes. One of the 12 U.S. patents listed in the Orange Book for Alogliptin Benzoate, held by Takeda Pharmaceutical Company Limited, will expire in June 2028 and the patent in the European Union will expire in December 2024. Additionally, Takeda Pharmaceutical Company Limited has a patent covering the marketed crystal form of Alogliptin Benzoate which is set to expire in September 2026 in Europe. Takeda Pharmaceutical Company Limited has also filed a PCT patent application claiming a process for preparing Alogliptin Benzoate and a corresponding U.S. application has been granted with an expiration date of September 2026.

Description of our program

In November 2010, we filed a PCT patent application for polymorphs of Alogliptin Benzoate. In March 2010, we filed a PCT patent application for the process of the preparation of Alogliptin Benzoate. The patent application for the process of preparing Alogliptin Benzoate was granted in the United States, and is under review in Europe and Israel.

We have developed a proprietary production process, and a proprietary polymorph that we believe will enable us to market generic Alogliptin Benzoate outside of the U.S. after expiration of the product patent. We believe both technologies will enable launch of a generic version in Canada and Israel, either as an API with a unique solid state form or as a fully integrated formulation. We expect to launch a generic version in 2025 in Canada and Japan and in 2028 in the United States. Earlier sales may be possible for markets not under patent coverage such as Latin America and Russia.

New chemical entity

We are developing a NCE which is a novel pentapolymer for treating autoimmune diseases such as MS. The product is in pre-clinical studies and we plan to invest approximately $200,000 in its development throughout the next two years. We have conducted preliminary pre-clinical studies of this novel pentapolymer and plan to submit an IND in 2017.

Collaborative agreements

Pregabalin ER development, manufacturing and commercialization agreement

In December 2014, we entered into a development, manufacturing and commercialization agreement with Jiangsu Nhwa Pharmaceutical Co., Ltd., or Nhwa, a major Chinese pharmaceutical company, for our Pregabalin ER product in the Chinese territory. Under this agreement, Nhwa has undertaken to pay us, according to predetermined milestones, up to $100,000 and royalties equal to the higher of 3% of net sales or 20% of net profit in the first 3 years commencing upon commercialization of the products in Nhwa’s territory and the higher of 5% of net sales or 30% of net profit in the fourth year and thereafter.

Risperidone development, manufacturing and commercialization agreement

In January 2014, we entered into a manufacture, development and commercialization agreement for our Risperidone product candidates Nhwa. The established milestones in the agreement require Nhwa to complete the pertinent studies and provide a prepared dossier of the product to be submitted to the China Food and Drug Administration within 24 months of the commencement of the agreement, which may be extended upon events set forth in the agreement up to a maximum of 36 months. Upon launch, Nhwa will be required to pay us a semi-annual royalty payment equal to the greater of 5% of its net sales of the products or 35% of its net profit from the sales of the products in China for each semi-annual period. After five years, the semi-annual royalty payments will be reduced to the greater of 3% of Nhwa’s net sales or 30% of its net profit. The agreement is set to expire on the eighth anniversary of the commencement of sales of the products by Nhwa, unless extended by the parties.

Generics agreements

 In December 2015, we signed a preliminary SCA with Jingxin pursuant to which on January 31, 2016 we and Jingxin entered into (i) an escrow agreement pursuant to which Jingxin is required to deposit the $10 million with an escrow agent based in Israel pending consummation of the private placement transaction and (ii) a subscription agreement pursuant to which Jingxin will purchase, concurrently with the consummation of this offering, $10 million of Company’s ordinary shares at a price per share equal to the price per share of this offering. Assuming an offering price of  $16.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, Jingxin would receive 625,000 ordinary shares upon consummation of the private placement transaction contemplated by the subscription agreement.

  The terms of the subscription agreement supersede the SCA. Jingxin is required to consummate the subscription so long as the per share price to the public in this offering is not less than sixty percent (60%) of the low-end of the price range set forth on the cover of this prospectus. The subscription agreement also contains the main terms of a cooperation agreement with Jingxin, to be further negotiated by the parties following the closing of the investment. Such cooperation agreement, if executed, will grant Jingxin with exclusive rights to market and sell our products in China (excluding Glatiramer Acetate and Glatiramer Acetate Depot and other products in which such rights were already granted to other third parties at the time we close the cooperation agreement).

 As of the date of this prospectus, there is no assurance that the funds will be deposited with the escrow agent, and if deposited, that the transaction described above will be consummated in accordance with the terms detailed above or at all.

 On April 16, 2015, we entered into a license and collaboration agreement with Stem Cell, pursuant to which we granted Stem Cell the right to buy our Fingolimod API, which was developed and manufactured by us, and a license to manufacture and market a medicine based on the aforesaid API in the territory of Israel and the West-Bank. The agreement shall continue to be in force for a period of 12 years from receipt of marketing approval from the FDA, but not later than 2028. Under the agreement, Stem Cell has undertaken to pay us an up-front payment to cover our development and registration cost of $1,600,000, milestone payments up to $4,500,000 contingent upon the achievement of predetermined milestones and royalties equal to 10% of the revenues, and in addition Stem Cell has agreed to buy the API exclusively from us. The agreement with Stem Cell further provides that it can be terminated: (i) by the non-breaching party, in the event that a material breach by the other party was not cured within sixty (60) days following a written notice with respect to such breach, or (ii) upon the other party's liquidation or assignment for the benefit of creditors, which proceedings are not dismissed within sixty (60) days of being initiated. In September 2015, we received a payment of $559,000 from Stem Cell for achieving the first milestone.

 On November 19, 2014, we entered into a Supply, Product Development and Commercialization Agreement with Taro Pharmaceutical Industries Ltd., or Taro, for Darunavir. Under this agreement we will grant Taro the rights to our technical package of the product and Taro will buy the API exclusively from us and shall complete the development, register, and sell the product in different territories (United States, Canada, Europe, India, and Israel). In addition, we will split the expenses and the profits from this collaboration with Taro as follows: 45% and 55% to Taro and us, respectively. Sales of Darunavir under this agreement are expected to start in 2017. The agreement with Taro further provides that it can be terminated: (i) by the non-breaching party, in the event that a material breach by the other party was not cured within sixty (60) days following a written notice with respect to such breach, or (ii) upon the other party's liquidation or assignment for the benefit of creditors, which proceedings are not dismissed within sixty (60) days of being initiated.

 In June 2011, we entered into an agreement for co-development and marketing of certain complex generic products with Cosci Med-Tech Co., or Cosci, a large Chinese pharmaceutical manufacturer, to manufacture the formulation products. We intend to provide the preliminary development plan for the products and Cosci will carry out the remaining development work with our assistance. Cosci will have the right to manufacture and sell the products in the territory of China, and we will have the right to manufacture and sell the products in any territory other than China. Each party will transfer to the other party 50% of the gross profit generated from the sales in its respective territories.

Sales and marketing

As we are currently a clinical stage company without any products approved for sale in any market, our business development team is primarily engaged in pursuing collaboration partners to assist us in furthering product development, licensing and commercialization, both globally and regionally. Under our existing agreements, our Chinese partners will carry out sales and marketing for their respective products in China, and we will receive milestone and royalty payments. With respect to our FDFs, our partners will conduct sales and marketing operations in their respective markets, and we will receive a proportion of the net sales. We intend to engage a global partner to perform sales and marketing for our Glatiramer Acetate Depot product, either under a co-development agreement with a profit sharing arrangement or a licensing agreement that will include milestone and royalty payments. We plan to partner with generic pharmaceutical companies to carry out sales and marketing for our API products under co-development and co-sale and marketing arrangements, both globally and regionally.

Research and development

We have two research and development facilities for complex APIs and formulations in Israel and Nanjing, China, which are supported by a highly experienced scientific advisory board. The two R&D sites (Ness-Ziona, Israel and Nanjing, China) are engaged at various aspects of our chemistry and pharmaceutical development. The Israeli site is focused on novel process research & development for our highly complex APIs, as well as laboratory “proof of concept” development and pilot scale pharmaceutical development. Our technical teams have experience in optimizing existing processes and developing new or second generation safe and environmentally sound routes. Our late stage development team has extensive experience in the following: commercial synthesis route scouting, commercial process development and optimization through Design of Experiments and Quality by Design for the pharmaceutical products portfolio via defining critical process parameters and impurity profiling. Our Chinese facility is focused on kilo-lab scale production of advanced intermediate for the pilot scale production. Integrating the two facilities eliminates the need for tech transfers when a project advances through each development phase, allowing us to help reduce time to market while providing consistent and cost-effective APIs. In addition to our complex API development arm, we are engaged in the development of complex dosage forms, mainly parenterals and orals. The parenteral route of delivery includes our once-monthly depot formulation of Glatiramer Acetate and the oral route includes our existing pipeline of complex value added generics.

Our development efforts are being supported by leading patent attorneys, as we carefully manage and prioritize our generic depot portfolio in order to enable short and as efficient as possible entry into the U.S. market as first priority and the European and Chinese markets as second.

Our depot development activities are synchronized between leading U.S. labs which provide us with state-of-the-art reverse engineering services and our development in-house unit in Ness Ziona.

Our scientific advisory board is comprised of:

Prof. Jerry S. Wolinsky, MD, PhD. Prof. Jerry S. Wolinsky is an Interim Chair, Dept. of Neurology; Bartels Family and Opal C. Rankin Prof. of Neurology, Dept. of Neurology; Director, MRI Analysis Center; Director, Multiple Sclerosis Research Group and the Magnetic Resonance Imaging Analysis Center, The University of Texas Medical School at Houston. Certified by the National Board of Medical Examiners and the American Board of Psychiatry and Neurology, Dr. Wolinsky’s primary clinical interests are multiple sclerosis and related demyelinating disorders and magnetic resonance imaging. Dr. Wolinsky has vast experience in leading clinical trials, including Copaxone clinical trials. He is recognized in The Best Doctors in America and America's Top Doctors lists, and has authored more than 300 publications. Dr. Wolinsky received his medical degree from the University of Illinois in 1969 and completed his residency in clinical neurology and a fellowship in experimental neuropathology at the University of California, San Francisco. He later joined the faculty of the Schools of Medicine and Hygiene and Public Health at Johns Hopkins University.

Prof. Tamir Ben-Hur, MD, PhD. Prof. Ben-Hur is the chairman of the department of neurology at Hadassah University Medical Center, Jerusalem. Prof. Ben-Hur’s research projects focus on regenerative medicine and cell therapy for the brain, demyelination and remyelination in the central nervous system, neuroimmunology of multiple sclerosis and experimental autoimmune encephalomyelitis. He earned his MD and PhD degrees from the Hebrew University. Prof. Ben-Hur is a professor of neurology and holds the Israel S. Wechsler Chair in neurology at the Hebrew University Hadassah Medical School.

Dr. Ben-Zion Weiner, PhD. Dr. Ben-Zion Weiner was Head of Global Research and Development at Teva Pharmaceutical Industries Ltd. for over three decades, including as Chief R&D Officer and as a member of the Teva Executive Committee. He directly oversaw all pharmaceutical R&D and the development and regulatory approval of an innovative branded product pipeline. Dr. Weiner was also responsible for the development of hundreds of generic products for the US, European and other markets. In parallel, he has been responsible for the development and regulatory approval of Teva’s innovative product portfolio. Dr. Weiner has twice been the recipient of the Rothschild Prize for Industrial Innovation, including for the development and commercialization of Copaxone for the treatment of Multiple Sclerosis. Dr. Weiner has been involved in multiple pharmaceutical activities since retiring from Teva and currently serves on the Mesoblast Board of Directors as an independent non-executive Director. He received a B.Sc. degree in General Chemistry and Biochemistry and an M.Sc. degree in Organic Chemistry, graduating with distinction for both degrees from the Hebrew University, Jerusalem. He received his Ph.D. degree in Chemistry at the Hebrew University, Jerusalem, and conducted his post-doctorate research at Schering-Plough Corporation in the United States.

Prof. Yaakov Naparstek, MD, PhD. Prof. Naparstek is a professor of internal medicine at the Hebrew University, Jerusalem, and is the incumbent of the Leifferman Chair in Rheumatology. Prof. Naparstek served as the chairman of medicine in the Hadassah University Hospital for 13 years, as well as the senior deputy director general for research & academic affairs at the Hadassah University Hospital. Prof. Naparstek is the founder and chief scientist of both Verto Medical Ltd. and Protab Therapeutics Ltd., both biotechnological companies, and serves as a consultant and scientific advisory board member in other medical-biotechnology companies. Prof. Naparstek is the recipient of national and international awards, including the 2011 Elkeles Prize in Medicine, and has authored more than 100 publications and chapters in books, as well as many patents in the field of autoimmune inflammatory diseases. Prof. Naparstek is a graduate of the Hadassah-Hebrew University Medical School in Jerusalem, Israel, is certified in Internal Medicine, Rheumatology and Clinical Immunology and Allergy and has been a research fellow and a visiting professor at the Weizmann Institute of Science, Tuft’s University, the National Institute of Health and Stanford University.

Intellectual property

Our current patent portfolio contains about 19 patent families for complex APIs (polymorphs, and routes of synthesis) and formulations, many of which were submitted during the 24 months prior to the completion of this offering.

The table below provides an overview of the intellectual property rights we maintain with respect to our FDF and complex API portfolio.

API	MAPI Intellectual Property	Nominal Expiration Date
Glatiramer Acetate	Formulation patent: U.S. Patents 8,377,885 and 8,796,226 granted, titled Depot Systems Comprising Glatiramer or pharmacologically acceptable salt thereof.	August 19, 2030
Darunavir (Para. IV)
U.S. Patent number 8,829,208 and EP Patent EP2528923 granted, titled: Process for the preparation of Darunavir and Darunavir intermediates.

U.S. Patent number 8,921,415 titled Polymorphs of Darunavir and EP Patent EP2381786 titled: Dimethylsulfoxide solvate of Darunavir
US March 11, 2031 EP January 24, 2031 US February 6, 2030 EP December 8, 2029
Fingolimod HCl	U.S. Patent number 8,735,627 granted, titled: Intermediate Compounds and Processes for the Preparation of Fingolimod.	October 27, 2031
Risperidone LAI (bi-weekly)	-	-
Dapagliflozin (Para. IV)	U.S. Patent number 9,006,188 granted, titled: Co-Crystals of Dapagliflozin.	December 23, 2033
Abiraterone Acetate	U.S. Patent number 8,975,244 granted, titled: Process and intermediates for the preparation of abiraterone acetate.	July 22, 2033
Perampanel (Para. IV)	U.S. Patent number 9,096,574, titled: Polymorphs of Perampanel.	January 1, 2033
Lurasidone HCl	U.S. Patent number 8,981,095 granted, titled: Intermediate Compounds and Process for the preparation of Lurasidone.	June 13, 2032
Dronedarone HCl	-	-
Febuxostat	Pending Israeli Patent Application number IL231776A	-
Deferasirox	U.S. Patent number 8,772,503 granted and EP patent EP2509423 decision to grant, titled: Process for the preparation of Deferasirox and Deferasirox Polymorphs.	US January 28, 2030 EP January 28, 2030
Indacaterol Maleate	-	-
Tapentadol HCl	U.S. Patent number 8,410,176 and IL patent number 220475 granted, titled: Intermediate Compounds and Processes for the Preparation of Tapentadol and related compounds.	December 26, 2030
Alogliptin Benzoate (Para. IV)	U.S. Patent number 8,841,447 granted, titled: Process for the preparation of Alogliptin.	December 25, 2030
Pentapolymer	U.S. Patent number 9,200,114 granted, titled: Random Pentapolymenr for Treatment of Autoimmune Diseases.	April 16, 2032

We strive to protect and enhance the proprietary technologies that we believe are important to our business. We seek to obtain and maintain patents for any patentable aspects of our products or product candidates, their methods of use and any other inventions that are important to our business model and maintaining a competitive advantage over generic competitors. Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen, and maintain our proprietary position in the fields targeted by our products and product candidates.

Competition

The pharmaceutical industry is highly competitive and is affected by new technologies, new developments, government regulations, health care legislation, availability of financing, and other factors. Many of our competitors have longer operating histories and substantially greater financial, research and development, marketing, and other resources than we have. We compete with numerous other companies that currently operate, or intend to operate, in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and products, and other manufacturers that may decide to undertake development of such products. We view our potential competitors in the generic pharmaceutical products and LCM markets as Teva, Impax Laboratories, Inc., Alkermes Plc., Momenta Pharmaceuticals, Inc., and Andrx Corporation, a private U.S. company. Due to their size, in general our competitors may have significant advantages over us. For a discussion of some of these advantages and the competitive risks we face, see “Risk Factors – We face intense competition from both brand-name and generic manufacturers for our complex APIs, formulations and LCM products.”

We anticipate current injectable treatments commonly used to treat RRMS, including Copaxone, to experience competition from a number of novel drug products, including oral therapies. These novel drugs may offer patients a more convenient form of administration than Copaxone and may provide increased efficacy. In addition, Teva has received FDA approval for a Supplemental NDA for a 40 mg, thrice-weekly dosage of Copaxone.

If the market for the reference brand product is impacted, we in turn may lose significant market share or market potential for our APIs or LCM product candidates, and the value for our APIs or LCM products pipeline could be negatively impacted. As a result, our business, including our financial results and our ability to fund future discovery and development programs, would suffer.

Due to our focus on relatively hard to replicate controlled-release products, our competition in the generic pharmaceutical market is expected to be limited to those competitors who possess appropriate drug delivery technology or partner with those who have it. We believe the principal competitive factors in the generic pharmaceutical market are:

•	the ability to introduce generic versions of products promptly after a patent expires;

•	price;

•	product quality;

•	customer service (including maintenance of inventories for timely delivery); and

•	the ability to identify and market niche products.

Additionally, we are developing multiple product candidates that can be used for the same indication, both as a generic formulation of a currently marketed non-LCM product and as an LCM product. As a result, our products may directly or indirectly compete against each other as sales of one product may adversely affect sales of the other product for the same indication. The products that fall under this category are Risperidone LAI Depot (a generic formation of Risperdal Consta) and Risperidone LAI+ (a monthly LCM Risperidone product), as well as Glatiramer Acetate in a generic formulation and Glatiramer Acetate Depot (a monthly LCM Glatiramer Acetate product). Given the improved characteristics of the LCM products, we believe that the market will grow for the two LCM products and that the potential effect of competition on each other is marginal.

Properties

The development and manufacturing plant we are building in Neot Hovav, Israel will be a chemical synthesis facility, designed for the production of APIs and intermediates. The plant is expected to be operational during 2016 and inspected in the future by the FDA. The plant is designed as a multipurpose facility with mid-size industrial production reactors of varying capacities of up to 4,000 liters. The plant’s scalable design should enable us to expand capacity with limited expenditure. The plant is expected to hold two pilot facilities for smaller scale production to support the production scale-up process and initial sales of registration quantities. The manufacturing operations in the plant are subject to regulatory inspections and approvals. We leased the land on which the plant is built for 49 years in accordance with a development agreement with ILA, dated September 13, 2012. Due to the nature of this long term lease, we have made a single payment in the amount of NIS 428,000 (approximately $106,000) which is based on the current property valuation. Such payment may need to be supplemented, in accordance with the agreement, subject to the appreciation of the property value. The plant also qualifies as a “Preferred Enterprise” under the Investment Law, which entitles us to cash grants of 20% of the amount of the approved investment in the plant (which may be increased by an additional 4%). In addition, depending on the fulfillment of certain conditions, income generated from products manufactured at the plant will be entitled to a reduced tax rate of 9% (compared to a 26.5% corporate income tax rate in 2014-15 and 25% in 2016 and thereafter). As of September 30, 2015, we invested a total of $4,716,000 (net of grants) in the plant and related equipment out of the $15,000,000 we estimate will be required to complete construction and purchasing equipment. We expect to use $4 million of the net proceeds from this offering to finance construction.

Our manufacturing facilities are located on the following properties:

Properties	Location	Owned/Leased	Purpose	Size
Israel research and development facility	Ness Ziona, Israel	Leased	Headquarters, multipurpose research and development.	600 square meters
Israeli development and manufacturing plant, currently under construction	Neot Hovav, Israel	Leased	Manufacture of complex APIs.	Approximately 8,547 square meters
China research and development facility	Nanjing, China	Owned	Asian development and production center, developing intermediates for our production sites and other global development centers.	1,223 square meters

Government regulations

Our operations are subject to many governmental regulations. We are required to submit applications and/or receive regulatory approvals to conduct clinical trials in the United States and abroad, and upon completion of such clinical trials, submit further regulatory applications for approval. Once we have received the requisite approvals, we may then manufacture and market the respective product. The marketing of each product is conditioned upon obtaining the consent of health authorities in each of the countries in which it will be marketed, including the FDA, the European Agency for the Evaluation of Medicinal Products and the China Food and Drug Administration. In order to market our products outside of the United States, we have to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in countries outside of the United States might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed below regarding FDA approval as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others.

United States FDA regulation of drugs

The manufacturing and distribution of pharmaceutical products are subject to extensive regulation by the federal government, primarily through the FDA and sometimes additionally the Drug Enforcement Administration, and to a lesser extent by state and local governments. The Food, Drug, and Cosmetic Act, Controlled Substances Act and other federal statutes and regulations govern or influence the manufacture, labeling, testing, storage, record keeping, approval, advertising and promotion of our products. Facilities used in the manufacture, packaging, labeling and repackaging of pharmaceutical products must be registered with the FDA and are subject to compliance with cGMP and FDA inspection to ensure that drug products are manufactured in accordance with cGMP. Noncompliance with applicable requirements can, among other things, result in warning letters, untitled letters, fines, injunctions, consent decrees, disqualification of clinical investigator and/or sponsor from current and future studies, clinical hold on clinical trials, operating restrictions, product recalls, seizure of products, injunctions, suspension of production, refusal of the government to enter into supply contracts or to approve drug applications or delays in entering such contacts or granting such approvals, post-marketing withdrawal of approval, civil penalties, criminal fines and prosecution, and disgorgement of profits.

The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees. These fees are typically increased annually.

FDA approval is required before any “new drug” may be marketed, including new formulations, strengths, dosage forms, and generic versions, of previously approved drugs. Generally, the following two types of applications are used to obtain FDA approval of a “new drug.”

The FDA's pre-clinical and IND requirements

The first step to obtaining FDA approval of a new drug involves development, purification and pre-clinical testing of a pharmaceutically active agent in laboratory animals. Once sufficient pre-clinical data has been collected to demonstrate that the drug is reasonably safe for initial use in humans, an IND can be prepared and submitted to the FDA for review. In the IND review process, FDA physicians and scientists evaluate the proposed clinical trial protocol, chemistry and manufacturing control, pharmacologic mechanisms of action of the drug and toxicological effects of the drug in animals and in vitro. Within 30 days of the IND's submission, the drug review division of the FDA may contact the filer regarding potential concerns and, if necessary, implement a clinical hold until certain issues are resolved satisfactorily. If it does not take any action, the filer may proceed with clinical trials on the 31st day.

Clinical trials

Clinical trials represent the ultimate pre-market testing ground for unapproved drugs, generally taking several years to complete. Before testing can begin, an institutional review board ("IRB") must have reviewed and approved the criteria for human subjects in the clinical trial and evaluated for the safety and effectiveness of an investigational compound in treating, preventing or diagnosing a specific disease or condition. The clinical trials consist of Phase I, Phase II, and Phase III testing. During clinical trials, the FDA and IRB closely monitor the trial and may suspend or terminate trials at any time for a number of reasons, such as finding that patients are being exposed to an unacceptable health risk. The results of clinical trial comprise the single most important factor in the approval or disapproval of a new drug.

New Drug Application (“NDA”)

For a drug product containing an active ingredient not previously approved by the FDA, a prospective manufacturer must submit a complete application containing the results of clinical studies supporting the drug product's safety and efficacy. Under the FDA's 505(b)(2) regulatory pathway, an applicant may rely in its NDA, in part, on the FDA's findings of safety and efficacy of an approved drug. The process required by the FDA before a pharmaceutical product may be approved for marketing in the United States generally involves the steps listed below, which could take from approximately three to more than ten years to complete.

•	Laboratory and pre-clinical tests;

•	Submission of an Investigational New Drug (“IND”) application, which must become effective before clinical studies may begin;

•	Adequate and well-controlled human clinical studies to establish the safety and efficacy of the proposed product for its intended use;

•
Submission of an NDA containing the results of the preclinical tests and clinical studies establishing the safety and efficacy of the proposed product for its intended use, as well as extensive data addressing such matters such as manufacturing and quality assurance;

•	Scale-up to commercial manufacturing; and

•	FDA approval of an NDA.

The submission of an NDA is no guarantee that the FDA will find it complete and accept it for filing. The FDA reviews all NDAs submitted before it accepts them for filing. It may refuse to file the application and instead request additional information, in which case, the application is delayed and must be resubmitted with the supplemental information. After the application is deemed filed by the FDA, FDA staff will review an NDA to determine, among other things, whether a product is safe and efficacious for its intended use.

If, after reviewing the NDA, the FDA determines that the application cannot be approved in its current form, the FDA sends the NDA applicant a Complete Response Letter identifying all outstanding deficiencies that preclude final approval. The FDA then halts its review until the applicant resubmits the NDA with new information designed to address the deficiencies. An applicant receiving a Complete Response Letter may resubmit the application with data and information addressing the FDA’s concerns or requirements, withdraw the application without prejudice to a subsequent submission of a related application or request a hearing on whether there are grounds for denying approval of the application. If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, among other limits, which could restrict the commercial value of the product. The FDA also may require a boxed warning (i.e., black box warning), a Risk Evaluation and Mitigation Strategy (REMS) program, or both, to address a specific safety concern. A boxed warning is used to highlight serious or life-threatening potential adverse events or other safety concerns. A REMS program may be required when the FDA believes specific measures are necessary to ensure that the benefits of the drug outweigh its risks. Among other requirements, the REMS may include a patient medication guide, patient package insert, and regular assessments of the drug’s risks versus its benefits. The imposition of a boxed warning or REMS program could significantly affect the commercial value of the product. In addition, for our ANDA submissions, if the innovator product has a black box warning or a REMS program, we likely will be required to adopt such a boxed warning or risk program.

In addition, the FDA may require an applicant to conduct Phase IV testing, which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA approval, and may require complex and costly surveillance programs to monitor the safety of approved products which have been commercialized. Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety or efficacy questions are raised after the product reaches the market. The agency may also impose requirements that the NDA holder conduct new studies, make labeling changes, implement Risk Evaluation and Mitigation Strategies, and take other corrective measures.

Abbreviated New Drug Application (“ANDA”)

For a generic version of an approved drug — a drug product that contains the same active ingredient as a drug previously approved by the FDA and is in the same dosage form and strength, utilizes the same method of delivery and will be used to treat one or more of the same indications as the approved product — an applicant may submit an ANDA that ordinarily need not include clinical studies demonstrating safety and efficacy. An ANDA typically requires only data demonstrating that the generic formulation is bioequivalent to the previously approved “reference listed drug,” indicating that the rate of absorption and levels of concentration of the generic drug in the body do not show a significant difference from those of the reference listed drug. In July 2012, GDUFA was enacted into law. GDUFA implemented fees for new ANDA applications, Drug Master Files, product and establishment fees and a one-time fee for back-logged ANDA applications pending approval as of October 1, 2012. In return, the program is intended to provide faster and more predictable ANDA reviews by the FDA and increased inspections of drug facilities. Under GDUFA, generic product companies face significant penalties for failure to pay the new user fees, including rendering an ANDA application not “substantially complete” until the fee is paid.

Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the “Hatch-Waxman Act,” which established the procedures for obtaining approval of generic drugs in the United States, an ANDA filer must make certain patent certifications that can result in significant delays in obtaining FDA approval. If the applicant intends to challenge the validity or enforceability of an existing patent covering the reference listed drug or asserts that its proposed drug does not infringe such patent, the applicant files a so called “Paragraph IV” certification with the FDA and is required to properly notify the patent holder that it has done so, explaining the basis for its belief that each such certified patent is not infringed, or is invalid or unenforceable. If the patent holder initiates a patent infringement suit within 45 days after receipt of the Paragraph IV certification, the FDA is automatically prevented from approving an ANDA until the earlier of 30 months after the date the Paragraph IV litigation is initiated by the patent holder, expiration of the patents involved in the certification, or when the infringement case is decided in the ANDA applicant’s favor. In addition, the first company to file an ANDA for a given drug containing a Paragraph IV certification can be awarded 180 days of market exclusivity following approval of its ANDA, during which the FDA may not approve any other ANDAs for that drug product. Co-exclusivity among multiple ANDA applicants is becoming more common, and in such cases these co-filers who file their ANDA on the same day and who each are ultimately approved will share the 180 days of market exclusivity.

During any period in which the FDA is required to withhold its approval of an ANDA due to a statutorily imposed non-approval period, the FDA may grant tentative approval to an applicant’s ANDA. A tentative approval reflects the FDA’s preliminary determination that a generic product satisfies the substantive requirements for approval, subject to the expiration of all statutorily imposed non-approval periods. This can include expiration of brand company patents that are listed in the Orange Book but not certified against under Paragraph IV in the ANDA. A tentative approval does not allow the applicant to market the generic drug product.

The Hatch-Waxman Act contains additional provisions that can delay the launch of generic products. A five year marketing exclusivity period is provided for new chemical compounds, and a three year marketing exclusivity period is provided for approved NDAs, such as under the 505(b)(2) regulatory pathway, containing new clinical investigations essential to an approval, such as a new indication for use, or new delivery technologies, or new dosage forms. The three year marketing exclusivity period applies to, among other things, the development of a novel drug delivery system, as well as a new use. In addition, companies can obtain six additional months of exclusivity if they perform pediatric studies of a reference listed drug product. The marketing exclusivity provisions apply to both patented and non-patented drug products. The Act also provides for patent term extensions to compensate for patent protection lost due to time taken in conducting FDA required clinical studies and during FDA review of NDAs before a commercial product can be marketed.

These provisions may therefore block approval of company products until the non-patent market exclusivity provisions expire.

The Generic Drug Enforcement Act of 1992 establishes penalties for wrongdoing in connection with the development or submission of an ANDA. In general, the FDA is authorized to temporarily bar companies, or temporarily or permanently bar individuals, from submitting or assisting in the submission of an ANDA, and to temporarily deny approval and suspend applications to market generic drugs under certain circumstances. In addition to debarment, the FDA has numerous discretionary disciplinary powers, including the authority to withdraw approval of an ANDA or to approve an ANDA under certain circumstances and to suspend the distribution of all drugs approved or developed in connection with certain wrongful conduct. The FDA may also withdraw product approval or take other corrective measures if ongoing regulatory requirements are not met or if safety or efficacy questions are raised after the product reaches the market.

Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to an NDA or an ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on FDA's previous approval of a similar product, or published literature, in support of its application.

505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on the FDA's previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require applicants to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Thus approval of a 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Pervasive and continuing regulation in the United States

After a drug is approved for marketing and enters the marketplace, numerous regulatory requirements continue to apply. These include, but are not limited to:

•
the FDA’s current good manufacturing practice regulations require manufacturers, including third party manufacturers, to follow stringent requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product;

•
labeling regulations and the FDA prohibitions against the promotion of drugs for unapproved uses (known as off-label uses), as well as requirements to provide adequate information on both risks and benefits during promotion of the drug;

•	approval of product modifications or use of a drug for an indication other than approved in an NDA;

•	adverse drug experience regulations, which require us to report information on rare, latent or long-term drug effects not identified during pre-market testing;

•	post-market testing and surveillance requirements, including Phase IV trials, when necessary to protect the public health or to provide additional safety and effectiveness data for the drug; and

•	the FDA’s recall authority, whereby it can ask, or under certain conditions order, drug manufacturers to recall from the market a product that is in violation of governing laws and regulations.

After a drug receives approval, any modification in conditions of use, active ingredient(s), route of administration, dosage form, strength or bioavailability, will require a new approval, for which it may be possible to submit a 505(b)(2) NDA, accompanied by additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed changes. Additional clinical studies may be required for proposed changes.

Fraud and abuse laws in the United States

A variety of U.S. federal and state laws apply to the sale, marketing and promotion of drugs that are paid for, directly or indirectly, by U.S. federal or state healthcare programs such as Medicare and Medicaid. The restrictions imposed by these laws are in addition to those imposed by the FDA, the U.S. Federal Trade Commission and corresponding state agencies. Some of these laws significantly restrict or prohibit certain types of sales, marketing and promotional activities by drug manufacturers. Violation of these laws may result in significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties and exclusion or debarment from U.S. federal and state healthcare and other programs. Many private health insurance companies also prohibit payment to entities that have been sanctioned, excluded or debarred by U.S. federal agencies.

Anti-kickback statutes in the United States

The U.S. federal anti-kickback statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending of a good or service, for which payment may be made in whole or in part under a U.S. federal healthcare program such as the Medicare and Medicaid programs. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, the furnishing of supplies or equipment, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that, if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under U.S. federal healthcare programs, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other U.S. federal healthcare programs. In addition, some kickback allegations have been claimed to violate the U.S. False Claims Act (as discussed below). The reach of the federal anti-kickback statute was broadened by the Affordable Care Act, which, among other things, amends the intent requirement of the federal anti-kickback statute. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. The Affordable Care Act further provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the Civil Monetary Penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The U.S. federal anti-kickback statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of the Department of Health and Human Services, or OIG, has issued a series of regulations, known as the “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the federal anti-kickback statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy an applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG or the U.S. Department of Justice.

Many states have adopted laws similar to the U.S. federal anti-kickback statute. Some of these state prohibitions are broader than the U.S. federal statute, and apply to the referral of patients and recommendations for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs. Government officials have focused certain enforcement efforts on marketing of healthcare items and services, among other activities, and have brought cases against individuals or entities with sales personnel who allegedly offered unlawful inducements to potential or existing physician customers in an attempt to procure their business.

U.S. False Claims Act

The U.S. False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the U.S. federal government or knowingly making, or causing to be made, a false statement in order to have a false claim paid. The U.S. federal government’s interpretation of the scope of the law has in recent years grown increasingly broad. Most states also have statutes or regulations similar to the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. Sanctions under these U.S. federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment. Several drug manufacturers have been prosecuted under the false claims laws for allegedly providing free drugs to physician customers with the expectation that the physician customers would bill U.S. federal programs for the product. In addition, several recent cases against drug manufacturers have alleged that the manufacturers improperly promoted their products for “off-label” use, outside of the scope of the FDA-approved labeling.

U.S. Health Insurance Portability and Accountability Act of 1996

The U.S. Health Insurance Portability and Accountability Act of 1996, or HIPAA, created a new U.S. federal healthcare fraud statute that prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. Among other things, HIPAA also imposes new criminal penalties for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, along with theft or embezzlement in connection with a healthcare benefits program and willful obstruction of a criminal investigation involving a U.S. federal healthcare offense.

Patents, trademarks and licenses and market exclusivity

We have obtained 16 patents in the United States, three in Europe and have applied for several other patents in the United States, covering certain products and product candidates. We are also considering development of brand names and trademarks for other products and product candidates. Generally, the brand pharmaceutical business relies upon patent protection to ensure market exclusivity for the life of the patent. We consider the overall protection of our patents, trademarks and contractual rights with partners to be of material value and act to protect these rights from infringement and misappropriation. Our business is not dependent, however, upon any single patent, trademark or contract.

In the branded pharmaceutical industry, the majority of a branded drug’s commercial value is usually realized during the period in which the product has market exclusivity. In the United States and some other countries, when market exclusivity expires and generic versions of a product are approved and marketed, there can often be very substantial and rapid declines in the branded product’s sales. The rate of this decline varies by country and by therapeutic category, and the number of generic competitor entrants to the market, among other factors; however, following patent expiration, branded products often continue to have market viability based upon the goodwill of the product name, which typically benefits from trademark protection.

A brand product’s market exclusivity is generally determined by two forms of intellectual property: patent rights held by the brand company and any regulatory forms of exclusivity to which the NDA-holder is entitled.

Patents are a key determinant of market exclusivity for most branded pharmaceuticals. Patents provide the brand company with the right to exclude others from practicing an invention related to the medicine. Patents may cover, among other things, the active ingredient(s), various uses of a drug product, pharmaceutical formulations, drug delivery mechanisms and processes for (or intermediates useful in) the manufacture of products, and polymorphs. Protection for individual products extends for varying periods in accordance with the expiration dates of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent, its scope of coverage and the availability of meaningful legal remedies in the country.

Market exclusivity is also sometimes influenced by regulatory exclusivity rights. Many developed countries provide certain non-patent incentives for the development of medicines. For example, the United States, the European Union and Japan each provide for a minimum period of time after the approval of a new drug during which the regulatory agency may not rely upon the data of the original party who developed the drug to approve a competitor’s generic copy. Regulatory exclusivity rights are also available in certain markets as incentives for research on new indications, on orphan drugs and on medicines useful in treating pediatric patients. Regulatory exclusivity rights are independent of any patent rights and can be particularly important when a drug lacks broad patent protection. Most regulatory forms of exclusivity, however, do not prevent a competitor from gaining regulatory approval prior to the expiration of regulatory data exclusivity on the basis of the competitor’s own safety and efficacy data on its drug, even when that drug is identical to that marketed by the innovator.

We estimate the likely market exclusivity period for each of our 505(b)(2) products on a case-by-case basis. It is not possible to predict the length of market exclusivity for any of our branded products with certainty because of the complex interaction between patent and regulatory forms of exclusivity, and inherent uncertainties concerning patent litigation. There can be no assurance that a particular product will enjoy market exclusivity for the full period of time that we currently estimate or that the exclusivity will be limited to the estimate.

Reimbursement

Sales of our products in the United States may depend, in part, on the extent to which the costs of the products will be covered by third-party payers, such as government health programs, commercial insurance and managed health care organizations. These third-party payers are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payers do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (the “MMA”), imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries and included a major expansion of the prescription drug benefit under Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payers.

On February 17, 2009, President Obama signed into law The American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payers, it is not clear how such a result could be avoided and what if any effect the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. Decreases in third-party reimbursement for our products or a decision by a third-party payer to not cover our products could reduce physician usage of the products and have a material adverse effect on our sales, results of operations and financial condition.

The Patient Protection and Affordable Care Act

On March 23, 2010, President Obama signed into legislation the Patient Protection and Affordable Care Act (the “Affordable Care Act”), which was subsequently amended by the Healthcare and Education Reconciliation Act. The Affordable Care Act, as amended, will result in sweeping changes across the health care industry. The primary goal of this comprehensive legislation is to extend health insurance coverage to currently uninsured legal U.S. residents through a combination of public program expansion and private sector health insurance reforms. To fund the expansion of insurance coverage, the Affordable Care Act contains measures designed to promote quality and cost efficiency in health care delivery and to generate budgetary savings in the Medicare and Medicaid programs. The Affordable Care Act’s provisions are designed to encourage providers to find cost savings in their clinical operations. Pharmaceuticals represent a significant portion of the cost of providing care. Through modified reimbursement rates and other incentives, the U.S. government is requiring that providers identify the most cost-effective services, supplies and pharmaceuticals. This environment has caused changes in the purchasing habits of providers and resulted in specific attention to the pricing negotiation, product selection and utilization review surrounding pharmaceuticals. This attention may result in our products being chosen less frequently or the pricing being substantially lowered. Additionally, the Affordable Care Act is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the full impact of the Affordable Care Act on pharmaceutical companies as many of the Affordable Care Act reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. The legislation also includes significant provisions that encourage state and federal law enforcement agencies to increase activities related to preventing, detecting and prosecuting those who commit fraud, waste and abuse in federal healthcare programs, including Medicare, Medicaid and Tricare. Since the enactment of the Affordable Care Act, numerous regulations have been issued providing further guidance on its requirements. State and federal legislators in the United States continue to be deeply divided over the efficacy of the Affordable Care Act. The Affordable Care Act continues to be implemented through regulation and government activity but is subject to possible amendment, additional implementing regulations and interpretive guidelines. Several states have decided not to expand their Medicaid programs and are seeking alternative reimbursement models to provide care to the uninsured. The manner in which these issues are resolved could materially affect the extent to which and the amount at which pharmaceuticals are reimbursed by government programs such as Medicare, Medicaid and Tricare.

Regulations in Europe

In Europe, a company must obtain authorization from the European Agency for the Evaluation of Medicinal Products, commonly known as the European Medicines Evaluation Agency (EMEA) before marketing medicinal products. Authorization can be obtained through either the (i) “centralized” procedure, with applications made directly to the EMEA leading to the grant of a European marketing authorization by the European Commission, or (ii) “mutual recognition” procedure, in which applications are made to one or more Member States leading to national marketing authorizations mutually recognized by other Member States. Even after a company receives marketing authorization, European Union law regulates the distribution, classification for supply, labeling and packaging, and advertising of medicinal products for human use. The European Union also regulates the manufacture of medicinal products, requiring cGMP set forth in the Quality System regulation. European Union pharmacovigilance directives and regulations require a company to establish post-market surveillance systems that include individual adverse reaction case reports, periodic safety update reports, and company-sponsored post-authorization safety studies. If a medicinal product’s overall risk and benefit profile is found to have changed significantly for any reason, it may be required to be varied, withdrawn, or have its use suspended.

Regulations in Israel

Our clinical operations in Israel also are subject to approval by Israel’s Ministry of Health and the Helsinki Committee of each medical institution in which a clinical study is conducted. All phases of clinical studies conducted in Israel must be conducted in accordance with the Public Health Regulations (Medical Studies Involving Human Subjects, 1980), including amendments and addenda thereto, the Guidelines for Clinical Trials in Human Subjects issued by the Israel Ministry of Health (the “Guidelines”) and the International Conference for Harmonized Tripartite Guideline for Good Clinical Practice. The regulations and the Guidelines stipulate that a medical study on humans will only be approved after the Helsinki Committee at the hospital intending to perform the study has approved the medical study and notified the relevant hospital director in writing. In addition, certain clinical studies require the approval of the Ministry of Health. The Helsinki Committee will not approve the performance of the medical study unless it is satisfied that it has advantages to the study participants and society at large that justify the risk and inconvenience for the participants and that the medical and scientific information justifies the performance of the requested medical study. The relevant hospital director, and the Ministry of Health, if applicable, also must be satisfied that the study is not contrary to the Helsinki Declaration or to other regulations. The Ministry of Health also licenses and regulates the marketing of pharmaceuticals in Israel, requiring the relevant pharmaceutical to meet internationally recognized cGMP standards.

Under the R&D Law, recipients of grants from the OCS, or “Recipient Company(ies),” are subject to certain obligations under the R&D Law. The pertinent obligations are as follows: (i) the Recipient Company, is obligated to pay the OCS royalties from the revenues generated from the sale of products (and related services) or services developed (in all or in part) according to, or as a result of, a research and development program funded by the OCS (at rates which are determined under the R&D Law (currently a yearly rate of 3% to 5% on sales of products or services developed under the approved programs), up to the aggregate amount of the total grants received by the OCS, plus annual interest (as determined in the R&D Law); (ii) products developed as a result of OCS funded R&D must, as a general matter, be manufactured in Israel. The Recipient Company is prohibited from manufacturing products developed using these OCS grants outside of the State of Israel without receiving the OCS prior approval (except for the transfer of less than 10% of the manufacturing capacity in the aggregate). If the Recipient Company receives approval to manufacture the products developed with government grants outside of Israel, it will be required to pay an increased total amount of royalties to OCS, up to 300% of the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel, as well as at a possibly increased royalty rate. A Recipient Company also has the option of declaring in its OCS grant application its intention to exercise a portion of the manufacturing capacity abroad, thus avoiding the need to obtain additional approval. On January 6, 2011, the Knesset (the Israeli Parliament) passed an Amendment to the R&D Law (the “Amendment”), under which it is clarified that even in the case where approval has been granted to manufacture outside Israel within the framework of approval of an R&D plan and in the case of the transfer of manufacturing at a rate that does not require the approval of the research committee of the OCS (the “Research Committee”) (i.e. at a rate of up to 10%), a company is obligated with regard to the transfer of manufacturing outside of Israel, to pay increased royalties to the State of Israel, at the rates set forth in the R&D Law; (iii) under the R&D Law, the Recipient Company is prohibited from transferring OCS-financed technologies and related intellectual property rights outside of the State of Israel except under limited circumstances, and only with the approval of the Research Committee and subject to certain payment to the OCS calculated according to formulae provided under the R&D Law (as further detailed below); and (iv) any change of control in the Recipient Company and any change of ownership of the Recipient Company’s ordinary shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the R&D Law, requires a prior written notice to the OCS.

We have received grants from the OCS. Therefore, we are subject to the restrictions under the R&D Law, which will continue to apply even after we pay the full amount of royalties payable pursuant to the grants.

In general, the Research Committee may approve transfer of know-how created in whole or in part in connection with OCS funded project to third party outside of Israel, in limited circumstances, as follows:

•      The OCS approval to transfer know-how created, in whole or in part, in connection with an OCS-funded project to third party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the OCS calculated according to a formula provided under the R&D Law that is based, in general, on the ratio between the aggregate OCS grants to the company’s aggregate investments in the project that was funded by these OCS grants, multiplied by the transaction consideration. In addition, if the purchaser of the know-how gives the selling Israeli company the right to exploit the know-how by way of an exclusive, irrevocable and unlimited license, the Research Committee may approve such transfer in special cases without requiring a redemption fee payment.

•      The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a new redemption fee formula that is based, in general, on the ratio between aggregate OCS grants received by the company and the company’s aggregate R&D expenses, multiplied by the transaction consideration. Such new formula enacted lately in the framework of the Amendment and came into effect on November 5, 2012 when the new Regulations for the Encouragement of Research and Development in the Industry (the Maximum Payment for the Transfer of Know-How in Accordance with Section 19B(b)(1) and (2)), 2012 (the “Cap Regulations”) were promulgated.

•      The Cap Regulations establish a maximum payment of the redemption fee paid to the OCS under the above mentioned formulas and differentiates between two situations: (i) in the event that the company sells its OCS funded know-how, in whole or in part, or is sold as part of an M&A transaction, and subsequently ceases to conduct business in Israel, the maximum redemption fee under the above mentioned formulas shall be no more than 6 times the amount received (plus annual interest) for the applicable know-how being transferred, or the entire amount received, as applicable; (ii) in the event that following the transactions described above (i.e. asset sale of OCS funded know-how or transfer as part of an M&A transaction) the company continues to conduct its R&D activity in Israel (for at least three years following such transfer and keeps on staff at least 75% of the number of R&D employees it had for the six months before the know-how was transferred), then the company is eligible for a reduced cap of the redemption fee of no more than 3 times the amounts received (plus annual interest) for the applicable know-how being transferred, or the entire amount received, as applicable.

•      In the event of an exchange of know-how such that in exchange for the transfer of know-how outside of Israel, the recipient of the know-how transfers other know-how to the company in Israel in a manner in which the OCS is convinced that the Israeli economy realizes a greater, overall benefit from the exchange of know-how.

The State of Israel does not own intellectual property rights in technology developed with OCS funding and there is no restriction on the export of products manufactured using technology developed with OCS funding. The technology is, however, subject to transfer of technology and manufacturing rights restrictions as described above. OCS approval is not required for the export of any products resulting from the research or development. In addition, the OCS is in the process of exploring the possibility of promulgating regulations, including the consideration due to the State of Israel for the granting of licenses to use know-how developed as a result of research financed by the OCS. Such regulations may have an effect on us in respect of the amount of our payments to the OCS for the grant of sub-licenses to third parties. As of the date of this prospectus, we are unable to assess the effect, if any, of the promulgation of such regulations on us.

A recent amendment to the R&D Law made in August 2015, or Amendment Seven, has made it unclear whether the transfer of manufacturing rights and transfer of know-how will continue to be subject to the same limitations and obligations as described above after 2016. Amendment Seven comes into effect on January 1, 2016. There are certain savings provisions under Amendment Seven, which provide that until one year after the members of the new council are appointed (which is created by virtue of Amendment Seven), the R&D Law as it was in effect before the effective date of Amendment Seven and certain regulations, including inter alia, the regulations relating to royalty rates and transfer of know-how overseas will remain in effect. It is not possible to assess at this time the effect of Amendment Seven until implementing regulations will be promulgated.

We may not receive the required approvals for any actual proposed transfer and, if received, we may be required to pay the OCS a portion of the consideration that we receive upon any sale of such technology to a non-Israeli entity. The scope of the support received, the royalties that we have already paid to the OCS, the amount of time that has elapsed between the date on which the know-how was transferred and the date on which the OCS grants were received and the sale price and the form of transaction will be taken into account in calculating the amount of the payment to the OCS (as further detailed above).

Environmental Laws

We are subject to comprehensive environmental laws and regulations that govern, among other things, air polluting emissions, waste water discharges, solid and hazardous waste disposal, and the remediation of contamination associated with current or past generation handling and disposal activities. We are subject periodically to environmental compliance reviews by various environmental regulatory agencies. While it is impossible to predict accurately the future costs associated with environmental compliance and potential remediation activities, compliance with environmental laws is not expected to require significant capital expenditures and has not had, and is not expected to have, a material adverse effect on our business, operations or financial condition.

Employees

As of September 30, 2015, we had 23 employees, of which 17 are based in Israel and 6 are based in China. 16 employees were in research and development and 7 were in management and administration. We expect this number to increase primarily at our new manufacturing plant in Neot Hovav, Israel, following its completion and commencement of operations.

Israeli labor laws govern the length of the workday, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment. Subject to certain exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, and requires us and our employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Our employees have pension plans in accordance with the applicable Israeli legal requirements.

None of our employees work under any collective bargaining agreements. Extension orders issued by the Israeli Ministry of Industry, Trade and Labor apply to us and affect matters such as cost of living adjustments to salaries, length of working hours and week, recuperation pay, travel expenses, and pension rights. Employees work in three separate shifts, seven days a week.

We have never experienced labor-related work stoppages or strikes and believe that our relations with our employees are satisfactory.

Legal proceedings

Currently, we are not a party to any legal proceedings.

Management

Executive officers, directors and director nominees

The following table sets forth the name, age and position of each of our executive officers, directors and director nominees as of the date of this prospectus.

Name	Age	Position
Ehud Marom	65	Chief Executive Officer and Chairman of the Board of Directors
Roy Cohen	40	Chief Financial Officer
Uri Danon	49	Executive Vice President
Nir Bernstein	49	Vice President Finance
Shai Rubnov, PhD	43	Vice President Research and Development
Alex Mogle	48	Vice President Corporate Development
Safi Landskroner	47	Vice President Business Development
David Leonov, PhD	69	Head of API Development
Yoram Sela, PhD	55	Head of Formulations and director nominee
Itamar Borowitz, PhD	71	Director
Ronit Noam(1)(2)(3)	44	Director nominee
Omri Cherni	32	Director nominee
Daniel Porat(2)(3)	64	Director nominee
Dov Pekelman, PhD(1) (2)(3)	75	Director nominee
Sepehr Sarshar, PhD	48	Director nominee

(1)
The election as external directors is subject to shareholder approval at our general meeting, which will be convened within three months following the consummation of the initial public offering to which this prospectus relates.

(2)	Will join our audit committee upon joining the board of directors.

(3)	Will join our compensation committee upon joining the board of directors.

Ehud Marom is one of our founders and has served as our chief executive officer and as chairman of our board of directors since our inception in January 2008. Mr. Marom has over 40 years of management and operational experience in the life sciences industry. Prior to our founding, Mr. Marom served in various senior positions at multinational pharmaceutical companies, including as vice president of two divisions at Teva Pharmaceutical Industries Ltd. from 1992 to 1995, where he launched Copaxone (with current sales of $4 billion per year) and was the head of the Copaxone global operation team and headed the global operations of Teva Pharmaceutical Industries Ltd.’s chemical division. From 2000 to 2002, Mr. Marom served as president of Peptor Ltd., where he led the pharmaceutical development of the innovative diabetes product, DiaPep. From 2002 to 2004, Mr. Marom served as chief executive officer of Gamida-Cell Ltd., a stem cell development company. From 2005 to 2007, Mr. Marom served as chief executive officer of Makhteshim, a company with annual sales of $1 billion and the world’s leader in branded off-patent crop protection solutions (which later became Makhteshim-Agan Industries Ltd. and has since been acquired by China National Agrochemical Corporation, a subsidiary of China National Chemical Corporation). Mr. Marom served as vice president of supply of Makhteshim-Agan Industries Ltd. from 2005 to 2009. He currently serves also as the chairman of Pharma Two B and helped guide its product, P2B001 for the treatment of early diagnosed Parkinson disease, through a successful phase IIb pivotal trial expected to be registered via the 505(b)(2) regulatory pathway. Mr. Maron serves as well as chief executive officer and chairman of Stem Cell Medicine Ltd. Ehud has a B.Sc in chemical engineering with honors, from the Technion, Israel.

Roy Cohen has served as our chief financial officer since September 2015. From 2008 until 2015, Mr. Cohen served as a Finance Manager at Lundbeck Israel Ltd. Prior to joining Lundbeck Israel, Mr. Cohen worked from 2001 until 2008 as an Audit Manager at the San Jose, California office of Deloitte, an international accounting firm, and as a senior auditor at Deloitte Tel Aviv, Israel. Mr. Cohen was certified as a public accountant in the United States from 2004 to 2009 and is also a certified public accountant in Israel. Mr. Cohen holds a B.A. in accounting and economics and an MBA majoring in financial management from Tel-Aviv University.

Uri Danon has served as our executive vice president since October 2013. For an accumulated five years ending in 2012, Mr. Danon served as president and later as chief executive officer of BioCancell Therapeutics Inc. (TASE: BICL), a clinical stage anti-cancer drug development company. He also previously served as chief executive officer of Atox Bio Ltd., a clinical stage drug development company focused on the treatment of severe infections and served as the company’s chairman of the board of directors from 2009 until November 2013. He previously managed international projects for Teva Pharmaceutical Industries Ltd., including the development of Copaxone in solution in pre-filled syringes (which has current sales of approximately $4 billion per year), from 1994 to 2000, and was chief executive officer of Epigenesis, Ltd., a cell therapy development company, from 2001 to 2003. Mr. Danon holds an MBA in marketing from Bar Ilan University, Israel, and a B.Sc. in industrial engineering and management from Tel Aviv University, Israel.

Nir Bernstein has served as our vice president of finance since September 2015. Mr. Bernstein served as our chief financial officer from November 2013 until September 2015. From October 2010 until October 2013, Mr. Bernstein served as vice president of accounting and controller of Ampal-American Israel Corp Inc., a public company (NASDAQ: AMPL) that acquires interests in businesses located or operating in Israel. From August 1997 until September 2010, Mr. Bernstein worked as a senior manager at PricewaterhouseCoopers, an international accounting firm. Mr. Bernstein holds a B.A. in management and accounting from the College of Management and a B.Sc. in physics from the Hebrew University of Jerusalem, Israel.

Shai Rubnov, PhD has served as our vice president of research and development since 2009. From 2007 to 2009, Dr. Rubnov served as head of chemistry, manufacturing and control, quality assurance and regulatory affairs at Therapix Bioscience Ltd. (formerly NasVax Ltd.), an Israeli drug development company. From 2002 to 2007, Dr. Rubnov served as a director of chemistry, manufacturing and control at DeveloGen AG., a German-Israeli biotechnology company, where he gained extensive experience in investigational new drug development and medicinal chemistry. Dr. Rubnov holds a PhD in medicinal chemistry and a BPharm from the Hebrew University in Jerusalem, Israel. Dr. Rubnov has completed his post-doctoral training at the French National Center for Scientific Research in Paris.

Alex Mogle has served as our vice president of corporate development since June 2012. Mr. Mogle has over 15 years of executive experience in the life science and chemical industries. From 2003 until 2012, Mr. Mogle served in several capacities, including company secretary, investor relations director and as the head of the supply chain of Makhteshim Agan Industries Ltd., and was responsible for sales planning and inventory management which is valued at over $1 billion. Prior to Makhteshim Agan Industries Ltd., Mr. Mogle served as business development manager of the digital video division of Nice Systems Ltd., and as an economist in the Israeli Ministry of Finance. Mr. Mogle has a B.A., with honors, in economics and an MBA, majoring in finance and accounting, both from the Hebrew University of Jerusalem, Israel.

Safi Landskroner has served as our vice president of business development and regulatory affairs since October 2013. Ms. Landskroner has experience in developing new business and a proven track record in international regulatory affairs. From 2012 until 2013, Ms. Landskroner served as the head of the procurement division of Meuhedet Sick Fund. From 2009 until 2011, Ms. Landskroner served as business development consultant (a vice president position) of Neopharm Ltd. Ms. Landskroner currently serves as a director of Therapix Biosciences Ltd. (TASE:TRPX). Ms. Landskroner previously served as research development project manager and later as vice president of business development and regulatory affairs, of Dexcel Pharma Ltd. Ms. Landskroner holds an MBA from Bradford University, UK, and a BPharm from the Hebrew University in Jerusalem, Israel.

David Leonov, PhD, has served as our head of API development since February 2011. From June 2005 to February 2011, Dr. Leonov was employed at Makhteshim Agan Industries Ltd., where he served as the chief scientist in charge of the company’s generic and innovative products and served as the leader of the company’s research and development expansion into India. Prior to that, Dr. Leonov was employed at Teva Pharmaceutical Industries Ltd. for 27 years, where in his last position he served as the head of global research and development in Israel, India, the United States and Hungary. Dr. Leonov earned his PhD in chemistry from the Weitzman Institute of Science in Rehovot and continued his post-doctoral training at the University of Chicago.

Yoram Sela, PhD, has served as our head of formulations since our incorporation in January 2008 and will join our board of directors upon the closing of this offering. Dr. Sela has over 24 years of experience in development of formulations and drug delivery systems. Previously, Dr. Sela founded and for a period of nine years managed the drug-delivery unit at Teva Pharmaceutical Industries Ltd. In addition, Dr. Sela co-founded and served as a director of Karma-Pharm Ltd. and as a vice president of research and development of Lycored Ltd. From 2008 to 2010, Dr. Sela served as vice president of research and development at Nesher Solutions, Israel. In December 2010, Dr. Sela founded GC group Ltd. and serves as its chief executive officer. Dr. Sela earned his PhD and M.Sc. in chemistry and a B.Sc. in agriculture from the Hebrew University of Jerusalem, Israel.

Itamar Borowitz, PhD, has served as a director since May 2009. Dr. Borowitz served as the chief executive officer of Israel’s third largest insurance company, Phoenix Insurance Company Ltd., from 1992 to 2001. This position marked the culmination of his 27 year career within the Phoenix Group, during which he held a variety of senior management positions. Since 2009, Dr. Borowitz has served as the chief executive officer of BIT Enterprises Ltd., an advisor to Generali Financial Holdings – Sub-Fund 2, a Specialised Investment Fund governed by the Luxembourg law of 13 February 2007, which invests, inter-alia, in Israeli hi-tech companies and is a principal shareholder of our company. From 2005 to 2008, Dr. Borowitz served as an advisor to the Post of Israel. Since 2001, Dr. Borowitz serves as a member of the advisory board and a representative to Israel of GLL Real Estate Partners GmBH. Previously, Dr. Borowitz served as the chief executive officer of Dolev Insurance Co. Ltd., as the chairman of the board of directors of Surdam, Lloyd’s agent in Israel, as the chairman of Israel Insurance Association, the chairman of Academic College of Insurance and a director of Mehadrin Ltd., the largest citrus company in Israel. Dr. Borowitz serves as the Chairman of the Board of Inbal Pinto and Avshalom Polak Dance Company. Dr. Borowitz has been serving as a member of the board of governors of the Hebrew University of Jerusalem and of Tel Aviv University for over 20 years. Dr. Borowitz’s academic background includes a PhD in High Energy Physics, an MBA and B.A. in General History from Tel Aviv University, Israel, and a B.Sc. in Mathematics and Physics from the Hebrew University of Jerusalem, Israel.

Ronit Noam will join our board of directors upon the closing of this offering. In 2012, Ms. Noam founded a private practice that provides financial and business advisory services to large scale companies. From 1999 until 2011, Ms. Noam served in several capacities at PricewaterhouseCoopers Israel, an international accounting firm, including as the co-founder and manager of the Sarbanes-Oxley and Internal Audit department, the manager of PricewaterhouseCoopers Israel Trustee Company and a senior audit manager, completing her tenure as a partner in the firm. Ms. Noam serves as an external director of Meitav Dash Investments Ltd. Ms. Noam is a certified public accountant in Israel. Ms. Noam holds an MBA as well as a B.A. in accounting and economics, both from Tel-Aviv University, Israel.

Omri Cherni will join our board of directors upon the closing of this offering. Mr. Cherni currently serves as a director of Roboteam Ltd., Regentis Biomaterials Ltd., Ionmed Ltd. and Stem Cell Medicine Ltd. From 2012 to 2015, Mr. Cherni worked as an associate at Jerusalem Venture Partners, an Israeli venture fund focusing on the information technology and cyber security markets. From 2011 to 2012, Mr. Cherni worked for Poalim Asia Direct Ltd., a mergers and acquisitions and private equity firm in Beijing, focusing on Israel-China cross-border transactions. Mr. Cherni holds an MBA and LL.B. from the Hebrew University in Jerusalem, Israel.

Daniel Porat will join our board of directors upon the closing of this offering. Mr. Porat currently serves as the chairman of the board of directors of several privately held Israeli companies including AcousticEye Ltd., and Turpaz Perfume Essences Ltd., where he served as a chairman from 2011 until 2013. Mr. Porat served as the chairman of the board of directors of Aromor Flavors & Fragrances Inc. from 2008 until 2014 when the company was sold to International Flavor and Fragrances Inc. In 2006 Mr. Porat founded a private consulting company, Lemiro Investments Ltd., which provides consulting and investment services for Israeli startup companies. From 1980 until 2008 Mr. Porat has served in various key management positions, including senior vice president and chief strategy officer, chief operating officer and vice president sales and marketing, at ADAMA Agricultural Solutions Ltd., (formerly Makhteshim Agan Industries Ltd.), the world's largest generic crop protection company. Mr. Porat holds a B.Sc. in chemistry and physics and a M.Sc. degree in organic chemistry from the Hebrew University in Jerusalem, Israel, as well as an MBA from Tel-Aviv University, Israel.

Dov Pekelman, PhD, will join our board of directors upon the closing of this offering. Prof. Pekelman currently serves as the chairman of the special committee of the board of directors of Taro Pharmaceuticals Industries Ltd. (NYSE: TARO), as well as chairman of Atera Networks Ltd. Prof. Pekelman serves on the board of directors of Enzymotec Ltd. (NASDAQ:ENZY) and the Interdisciplinary Center (IDC), Herzliya, Israel and is chairman of the IDC Corporation, the center’s economic arm. From 1985 to 2008, Prof. Pekelman served as a senior consultant to Teva Pharmaceutical Industries Ltd. and also founded and ran a leading, Israeli-based management-consulting firm, P.O.C. Ltd. Previously, he served on the board of directors of several industrial corporations, including Koor Industries Ltd. (TASE: KOR), and was also a member of the advisory committee of the Bank of Israel. He holds a bachelor’s degree from the Technion, Israel Institute of Technology, Haifa, Israel and a doctorate from the University of Chicago.

Sepehr Sarshar, PhD, will join our board of directors upon the closing of this offering. Mr. Sarshar is the founder of Auspex Pharmaceuticals (NASDAQ: ASPX) and served as its chief executive officer from 2001 to 2007 and as a member of its board of directors and its audit committee until the purchase of Auspex Pharmaceuticals by Teva Pharmaceuticals Ltd. in 2015 for $3.5 billion. Mr. Sarshar began his career in the pharmaceutical industry in 1994 and worked at several companies including Ontogen, Agouron, Warner-Lambert and Pfizer Inc. (NYSE:PFE) where he lead research on a variety of medicinal chemistry projects including cancer, diabetes and inflammation. Mr. Sarshar was a faculty member at the University of California San Diego and has authored numerous scientific papers and is an inventor on over 100 patents. Mr. Sarshar received his PhD in organic chemistry from Harvard University under the direction of Professor E. J. Corey (1990 Nobel Laureate).

Compensation of office holders

The aggregate compensation paid by us and our subsidiaries to our current executive officers and directors, for the year ended December 31, 2015, was approximately $964,000. This amount includes approximately $96,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel.

Corporate governance practices

Upon the closing of this offering, we will be a “foreign private issuer” under NASDAQ Marketplace Rules, as discussed below.

As a foreign private issuer, we are permitted to follow certain Israeli corporate governance practices instead of the NASDAQ Marketplace Rules, provided that we disclose which requirements we are not following and the equivalent Israeli requirement. Pursuant to the “foreign private issuer exemption”:

•	we will not comply with the requirements that a majority of our board of directors consist of independent directors;

•	we will not comply with the requirements that we have a nominating committee composed entirely of independent directors with a written charter addressing each committee’s purpose and responsibilities;

•
we intend to establish a quorum requirement such that the quorum for any meeting of shareholders is 33 1/3% of the issued share capital, as required under NASDAQ requirements, however, if the meeting is adjourned for lack of quorum, the quorum for such adjourned meeting will be any number of record shareholders, instead of 33 1/3% of the issued share capital;

•
we intend to approve material changes to equity incentive plans in accordance with the Companies Law, which does not impose a requirement of shareholder approval for such actions; however, in accordance with our amended and restated articles of association, any increase in the size of the 2014 Equity Incentive Plan will require shareholder approval. In addition, we intend to follow Israeli corporate governance practice in lieu of NASDAQ Marketplace Rule 5635(c), which requires shareholder approval prior to an issuance of securities in connection with equity based compensation of officers, directors, employees or consultants;

•
as opposed to making periodic reports to shareholders and proxy solicitation materials available to shareholders in the manner specified by the NASDAQ Marketplace Rules, the Companies Law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. We will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules; and

•
we will follow Israeli corporate governance practice instead of NASDAQ requirements to obtain shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company).

Otherwise, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the NASDAQ Global Market. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other NASDAQ Marketplace Rules. Following the closing of this offering, we also intend to comply with Israeli corporate governance requirements under the Companies Law applicable to public companies.

Board of directors and officers

Upon the closing of this offering, our board of directors will consist of eight directors, including two directors, who are intended to qualify as external directors and whose appointment fulfills the requirements of the Companies Law for the company to have two external directors (see “− External directors”). These two directors, as well as two additional directors, will qualify as independent directors under the corporate governance standards of the NASDAQ Marketplace Rules and the independence requirements of Rule 10A-3 of the Exchange Act.

Under our amended and restated articles of association, the number of directors on our board of directors will be no less than five (5) and no more than eight (8) and must include at least two external directors. Pursuant to our amended and restated articles of association, an amendment to our amended and restated articles of association regarding any change to the minimum or maximum number of directors or relating to our staggered board of directors will require a special majority (75%) vote of our shareholders at a shareholders’ meeting (“Special Majority”).

Other than external directors, for whom special election requirements apply under the Companies Law, as detailed below, our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2016 and after, at each annual general meeting the term of office of only one class of directors will expire. Each director will hold office until the annual general meeting of our shareholders in which his or her term expires, or earlier upon the occurrence of certain events, in accordance with the Companies Law. An annual general meeting may dismiss a director during the term only by a Special Majority vote (except for External Directors, who may be dismissed only as set forth under the Law).

Our directors will be divided among the three classes as follows:

(i)    the Class I directors will be Sepehr Sarshar and Daniel Porat, and their terms will expire at the annual general meeting of the shareholders to be held in 2016 and when their successors are elected and qualified;

(ii)   the Class II directors will be Omri Cherni and Yoram Sela, and their terms will expire at the first annual general meeting of the shareholders following the meeting referred to in clause (i) above and when their successors are elected and qualified; and

(iii)  the Class III directors will be Ehud Marom and Itamar Borowitz, and their terms will expire at the first annual general meeting of the shareholders following the meeting referred to in clause (ii) above and when their successors are elected and qualified.

The board of directors may elect new directors to fill any vacancy. External directors are elected for an initial term of three years and may be elected for up to two additional three-year terms (or more) under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “—External Directors” for a description of the procedure for the election of external directors.

Ehud Marom has served as our chief executive officer and chairman of our board of directors since January 2008. Our board of directors has determined that combining the role of chief executive officer and chairman of the board is the most effective leadership structure at the present time considering, among other things, Mr. Marom’s extensive experience in the pharmaceutical industry and his role as our co-founder and chief executive officer. As the chief executive officer, Mr. Marom has detailed knowledge of the risks, opportunities and challenges facing the company and is, therefore, the most appropriate person to identify strategic priorities and to develop an agenda that ensures that the board of directors’ time and attention are focused on critical matters. The combined role of chief executive officer and chairman of the board of directors also facilitates the flow of information between management and the board of directors and ensures clear accountability for the execution of the company’s strategy.

Under Israeli law, the chief executive officer of a public company may not serve as the chairman of the board of directors of the company unless approved by the holders of a majority of the shares of the company represented at the meeting in person or by proxy or written ballot, provided that:

•
at least two-thirds of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

•
the total number of shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted against the proposal does not exceed two percent of the aggregate voting rights in the company.

With respect to the initial public offering of a company, the chief executive officer may serve as the chairman of the board for an interim period, not to exceed three months, until such shareholder approval is received. The term of office as the chief executive officer and as the chairman of the board of directors must be re-approved by a shareholders' resolution once every three years.

In addition, under the Companies Law, our board of directors must determine the minimum number of directors who are required to have financial and accounting expertise. Under applicable regulations, a director with financial and accounting expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. See “−External directors – Qualifications of external directors.” He or she must be able to thoroughly comprehend the financial statements of the company and initiate debate regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that we require at least one director with the requisite financial and accounting expertise and that Ms. Ronit Noam has such expertise.

There are no family relationships among any of our office holders (including directors).

Alternate directors

Our articles of association provide, as allowed by the Companies Law, that any director may, by written notice to us, appoint another person who is qualified to serve as a director to serve as an alternate director. The alternate director will be regarded as a director. Under the Companies Law, a person who is not qualified to be appointed as a director, a person who is already serving as a director or a person who is already serving as an alternate director for another director, may not be appointed as an alternate director. Nevertheless, a director who is already serving as a director may be appointed as an alternate director for a member of a committee of the board of directors as long as he or she is not already serving as a member of such committee, and if the alternate director is to replace an external director, he or she is required to be an external director and to have either “financial and accounting expertise” or “professional expertise,” depending on the qualifications of the external director he or she is replacing. The term of appointment of an alternate director may be for one meeting of the board of directors or until notice is given of the cancellation of the appointment. A person who does not have the requisite “financial and accounting experience” or the “professional expertise,” depending on the qualifications of the external director he or she is replacing, may not be appointed as an alternate director for an external director.

External directors

Qualifications of external directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on the NASDAQ Global Market, are required to appoint at least two external directors who meet the qualification requirements set forth in the Companies Law. Appointment of external directors must be made by a general meeting of our shareholders no later than three months following the closing of this offering, and therefore we intend to hold a shareholders’ meeting within three months of the closing of this offering for the appointment of two external directors.

A person may not be appointed as an external director if the person is a relative of a controlling shareholder or if on the date of the person’s appointment or within the preceding two years the person or his or her relatives, partners, employers or anyone to whom that person is subordinate, whether directly or indirectly, or entities under the person’s control have or had any affiliation with any of (each an “Affiliated Party”): (1) us; (2) any person or entity controlling us on the date of such appointment; (3) any relative of a controlling shareholder; or (4) any entity controlled, on the date of such appointment or within the preceding two years, by us or by a controlling shareholder. If there is no controlling shareholder or any shareholder holding 25% or more of voting rights in the company, a person may not be appointed as an external director if the person has any affiliation to the chairman of the board of directors, the general manager (chief executive officer), any shareholder holding 5% or more of the company’s shares or voting rights or the senior financial officer as of the date of the person’s appointment.

The term “controlling shareholder” means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to have “control” of the company and thus to be a controlling shareholder of the company if the shareholder holds 50% or more of the “means of control” of the company. “Means of control” is defined as (1) the right to vote at a general meeting of a company or a corresponding body of another corporation; or (2) the right to appoint directors of the corporation or its general manager. For the purpose of approving transactions with controlling shareholders, the term also includes any shareholder that holds 25% or more of the voting rights of the company if the company has no shareholder that owns more than 50% of its voting rights. For the purpose of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.

The term affiliation includes:

•	an employment relationship;

•	a business or professional relationship maintained on a regular basis;

•	control; and

•
service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “relative” is defined as a spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling and parent and the spouse of each of the foregoing.

The term “office holder” is defined as a general manager, chief business manager, deputy general manager, vice general manager, director or manager directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions, without regard to such person’s title.

A person may not serve as an external director if that person or that person’s relative, partner, employer, a person to whom such person is subordinate (directly or indirectly) or any entity under the person’s control has a business or professional relationship with any entity that has an affiliation with any Affiliated Party, even if such relationship is intermittent (excluding insignificant relationships). Additionally, any person who has received compensation intermittently (excluding insignificant relationships) other than compensation permitted under the Companies Law may not continue to serve as an external director.

No person can serve as an external director if the person’s position or other affairs create, or may create, a conflict of interest with the person’s responsibilities as a director or may otherwise interfere with the person’s ability to serve as a director or if such a person is an employee of the Israeli Securities Authority or of an Israeli stock exchange. If at the time an external director is appointed all current members of the board of directors, who are not controlling shareholders or relatives of controlling shareholders, are of the same gender, then the external director to be appointed must be of the other gender. In addition, a person who is a director of a company may not be elected as an external director of another company if, at that time, a director of the other company is acting as an external director of the first company.

The Companies Law provides that an external director must meet certain professional qualifications or have financial and accounting expertise and that at least one external director must have financial and accounting expertise. However, if at least one of our other directors (1) meets the independence requirements of the Exchange Act, (2) meets the standards of the NASDAQ Marketplace Rules for membership on the audit committee and (3) has financial and accounting expertise as defined in the Companies Law and applicable regulations, then neither of our external directors is required to possess financial and accounting expertise as long as both possess other requisite professional qualifications. The determination of whether a director possesses financial and accounting expertise is made by the board of directors. A director with financial and accounting expertise is a director who by virtue of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements so that he or she is able to fully understand our financial statements and initiate debate regarding the manner in which the financial information is presented.

The regulations promulgated under the Companies Law define an external director with requisite professional qualifications as a director who satisfies one of the following requirements: (1) the director holds an academic degree in either economics, business administration, accounting, law or public administration, (2) the director either holds an academic degree in any other field or has completed another form of higher education in the company’s primary field of business or in an area which is relevant to his or her office as an external director in the company, or (3) the director has at least five years of experience serving in any one of the following, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a substantial scope of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration.

Until the lapse of a two-year period from the date that an external director of a company ceases to act in such capacity, the company in which such external director served, and its controlling shareholder or any entity under control of such controlling shareholder may not, directly or indirectly, grant such former external director, or his or her spouse or child, any benefit, including via (i) the appointment of such former director or his or her spouse or his child as an officer in the company or in an entity controlled by the company’s controlling shareholder, (ii) the employment of such former director, and (iii) the engagement, directly or indirectly, of such former director as a provider of professional services for compensation, directly or indirectly, including via an entity under his or her control. With respect to a relative who is not a spouse or a child, such limitations shall only apply for one year from the date such external director ceased to be engaged in such capacity.

Election and dismissal of external directors

Under Israeli law, external directors are elected by a majority vote at a shareholders’ meeting, provided that either:

•
the majority of the shares that are voted at the meeting in favor of the election of the external director, excluding abstentions, include at least a majority of the votes of shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder); or

•
the total number of shares held by non-controlling shareholders or any one on their behalf that are voted against the election of the external director does not exceed two percent of the aggregate voting rights in the company.

Under Israeli law, the initial term of an external director of an Israeli public company is three years. The external director may be re-elected, subject to certain circumstances and conditions, for up to two additional terms of three years each, and thereafter, subject to conditions set out in the regulations promulgated under the Companies Law, to further three year terms, each re-election subject to one of the following:

•
his or her service for each such additional term is recommended by one or more shareholders holding at least 1% of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such reelection exceeds 2% of the aggregate voting rights in the company and subject to additional restrictions set forth in the Companies Law with respect to the affiliation of the external director nominee;

•	the external director proposed his or her own nomination, and such nomination was approved in accordance with the requirements described in the paragraph above; or

•
his or her service for each such additional term is recommended by the board of directors and is approved at a meeting of shareholders by the same majority required for the initial election of an external director (as described above).

An external director may be removed by the same special majority of the shareholders required for his or her election, if he or she ceases to meet the statutory qualifications for appointment or if he or she violates his or her fiduciary duty to the company. An external director may also be removed by order of an Israeli court if the court finds that the external director is permanently unable to exercise his or her office, has ceased to meet the statutory qualifications for his or her appointment, has violated his or her fiduciary duty to the company, or has been convicted by a court outside Israel of certain offenses detailed in the Companies Law.

If the vacancy of an external directorship causes a company to have fewer than two external directors, the company’s board of directors is required under the Companies Law to call a special general meeting of the company’s shareholders as soon as possible to appoint such number of new external directors so that the company thereafter has two external directors.

Additional provisions

Under the Companies Law, each committee authorized to exercise any of the powers of the board of directors is required to include at least one external director and its audit and compensation committees are required to include all of the external directors.

An external director is entitled to compensation and reimbursement of expenses in accordance with regulations promulgated under the Companies Law and is prohibited from receiving any other compensation, directly or indirectly, in connection with serving as a director except for certain exculpation, indemnification and insurance provided by the company, as specifically allowed by the Companies Law.

Audit committee

Companies Law requirements

Under the Companies Law, the board of directors of any public company must also appoint an audit committee comprised of at least three directors, including all of the external directors. The audit committee may not include:

•	the chairman of the board of directors;

•	a controlling shareholder or a relative of a controlling shareholder;

•	any director employed by us or by one of our controlling shareholders or by an entity controlled by our controlling shareholders (other than as a member of the board of directors); or

•	any director who regularly provides services to us, to one of our controlling shareholders or to an entity controlled by our controlling shareholders.

According to the Companies Law, the majority of the members of the audit committee, as well as the majority of members present at audit committee meetings, will be required to be “independent” (as defined below) and the chairman of the audit committee will be required to be an external director. Any persons disqualified from serving as a member of the audit committee may not be present at the audit committee meetings, unless the chairman of the audit committee has determined that such person is required to be present at the meeting or if such person qualifies under one of the exemptions of the Companies Law.

The term “independent director” is defined under the Companies Law as an external director or a director who meets the following conditions and who is appointed or classified as such according to the Companies Law: (1) the conditions for his or her appointment as an external director (as described above) are satisfied and the audit committee approves the director having met such conditions and (2) he or she has not served as a director of the company for over nine consecutive years with any interruption of up to two years of his or her service not being deemed a disruption to the continuity of his or her service.

Listing requirements

Under the NASDAQ Marketplace Rules, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise.

Our audit committee will consist of Ms. Noam, Mr. Pekelman and Mr. Porat. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Marketplace Rules. Our board of directors has determined that Ms. Ronit Noam is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the NASDAQ Marketplace Rules.

Each of the members of the audit committee is required to be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Approval of transactions with related parties

The approval of the audit committee is required to effect specified actions and transactions with office holders and controlling shareholders and their relatives, or in which they have a personal interest. See “Fiduciary duties and approval of specified related party transactions and compensation under Israeli law.” The audit committee may not approve an action or a transaction with a controlling shareholder or with an office holder unless at the time of approval the audit committee meets the composition requirements under the Companies Law.

Audit committee role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee consistent with the rules of the SEC and the NASDAQ Marketplace Rules, which include:

•	retaining and terminating our independent auditors, subject to board of directors and shareholder ratification;

•	pre-approval of audit and non-audit services to be provided by the independent auditors;

•	reviewing with management and our independent directors our financial statements prior to their submission to the SEC; and

•	approval of certain transactions with office holders and controlling shareholders, as described above, and other related-party transactions.

Additionally, under the Companies Law, the role of the audit committee includes the identification of irregularities in our business management, among other things, by consulting with the internal auditor or our independent auditors and suggesting an appropriate course of action to the board of directors. In addition, the audit committee or the board of directors, as set forth in the articles of association of the company, is required to approve the yearly or periodic work plan proposed by the internal auditor. The audit committee is required to assess the company’s internal audit system and the performance of its internal auditor. The Companies Law also requires that the audit committee assess the scope of the work and compensation of the company’s external auditor. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and whether certain transactions with a controlling shareholder will be subject to a competitive procedure. The audit committee charter states that in fulfilling its role the committee is entitled to demand from us any document, file, report or any other information that is required for the fulfillment of its roles and duties and to interview any of our employees or any employees of our subsidiaries in order to receive more details about his or her line of work or other issues that are connected to the roles and duties of the audit committee.

Compensation committee

Under the Companies Law, public companies and companies that have publicly issued debentures are required to appoint a compensation committee in accordance with the guidelines set forth thereunder.

The compensation committee must consist of at least three members. All of the external directors must serve on the committee and constitute a majority of its members. The chairman of the compensation committee must be an external director. The remaining members are not required to be external directors, but must be directors who qualify to serve as members of the audit committee (as described above). In accordance with the Companies Law, our compensation committee will be composed of three members, Ms. Noam, Mr. Pekelman and Mr. Porat.

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

(1)
to recommend to the board of directors the compensation policy for directors and officers, and to recommend to the board of directors once every three years whether the compensation policy that had been approved should be extended for a period of more than three years;

(2)	to recommend to the board of directors updates to the compensation policy, from time to time, and examine its implementation;

(3)	to decide whether to approve the terms of office and employment of directors and officers that require approval of the compensation committee; and

(4)
to decide whether the compensation terms of the chief executive officer, which were determined pursuant to the compensation policy, will be exempted from approval by the shareholders because such approval would harm the ability to engage the chief executive officer.

In addition to the roles mentioned above our compensation committee also makes recommendations to our board of directors regarding the awarding of employee equity grants.

In accordance with the provisions of the Companies Law, we intend to adopt a compensation policy within nine months following the effective date of the registration statement of which this prospectus forms a part. A compensation policy must be approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, the compensation policy requires the approval of the general meeting of the shareholders. In public companies such as our company, shareholder approval requires one of the following: (i) the majority of shareholder votes counted at general meeting including the majority of all of the votes of those shareholders who are non-controlling shareholders and do not have a personal interest in the approval of the compensation policy, who participate at the meeting (excluding abstentions) or (ii) the total number of votes against the proposal among the shareholders mentioned in paragraph (i) does exceed two percent (2%) of the voting rights in the company. Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed arguments and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of the meeting of shareholders, is for the benefit of the company. As of the date of this prospectus, we have not yet adopted a compensation policy.

Internal auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor may not be an interested party or an office holder or a relative of an interested party or of an office holder, nor may the internal auditor be the company’s independent auditor or the representative of the same.

An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as a chief executive officer of the company. As of the date of this prospectus, we have not yet appointed our internal auditor.

Fiduciary duties and approval of specified related party transactions and compensation under Israeli law

Fiduciary duties of office holders

The Companies Law imposes a duty of care and a fiduciary duty on all office holders of a company. The duty of care of an office holder is based on the duty of care set forth in connection with the tort of negligence under the Israeli Torts Ordinance (New Version) 5728-1968. This duty of care requires an office holder to act with the degree of proficiency with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the business advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

•	all other important information pertaining to such action.

The fiduciary duty incumbent on an office holder requires him or her to act in good faith and for the benefit of the company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of his or her duties in the company and his or her other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself or herself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

We may approve an act specified above which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses his or her personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law, setting forth, among other things, the appropriate parties of the company entitled to provide such approval, and the methods of obtaining such approval.

Disclosure of personal interests of an office holder and approval of transactions

The Companies Law requires that an office holder promptly disclose to the company any personal interest that he or she may have and all related material information or documents relating to any existing or proposed transaction by the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. An office holder is not obliged to disclose such information if the personal interest of the office holder derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.

Under the Companies Law, once an office holder has complied with the above disclosure requirement, a company may approve a transaction between the company and the office holder or a third party in which the office holder has a personal interest. However, a company may not approve a transaction or action that is not to the company’s benefit.

Under the Companies Law, unless the articles of association of a company provide otherwise, a transaction with an office holder or with a third party in which the office holder has a personal interest, which is not an extraordinary transaction, requires approval by the board of directors. Our articles of association provide that such a transaction, which is not an extraordinary transaction, shall be approved by the board of directors or a committee of the board of directors or any other entity (which has no personal interest in the transaction) authorized by the board of directors. If the transaction considered is an extraordinary transaction with an office holder or third party in which the office holder has a personal interest, then audit committee approval is required prior to approval by the board of directors. For the approval of compensation arrangements with directors and executive officers, see “—Compensation of directors and executive officers.”

Any persons who have a personal interest in the approval of a transaction that is brought before a meeting of the board of directors or the audit committee may not be present at the meeting or vote on the matter. However, if the chairman of the board of directors or the chairman of the audit committee has determined that the presence of an office holder with a personal interest is required, such office holder may be present at the meeting for the purpose of presenting the matter. Notwithstanding the foregoing, a director who has a personal interest may be present at the meeting and vote on the matter if a majority of the directors or members of the audit committee have a personal interest in the approval of such transaction. If a majority of the directors at a board of directors meeting have a personal interest in the transaction, such transaction also requires approval of the shareholders of the company.

A “personal interest” is defined under the Companies Law as the personal interest of a person in an action or in a transaction of the company, including the personal interest of such person’s relative or the interest of any other corporate body in which the person and/or such person’s relative is a director or general manager, a 5% shareholder or holds 5% or more of the voting rights, or has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from the fact of holding shares in the company. A personal interest also includes (1) a personal interest of a person who votes according to a proxy of another person, including in the event that the other person has no personal interest, and (2) a personal interest of a person who gave a proxy to another person to vote on his or her behalf regardless of whether the discretion of how to vote lies with the person voting or not.

An “extraordinary transaction” is defined under the Companies Law as any of the following:

•	a transaction other than in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on the company’s profitability, assets or liabilities.

Disclosure of personal interests of a controlling shareholder and approval of transactions

The Companies Law also requires that a controlling shareholder promptly disclose to the company any personal interest that he or she may have and all related material information or documents relating to any existing or proposed transaction by the company. A controlling shareholder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, and the terms of engagement of the company, directly or indirectly, with a controlling shareholder or a controlling shareholder’s relative (including through a corporation controlled by a controlling shareholder), regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an office holder of the company, regarding his or her terms of employment, require the approval of each of (i) the audit committee or the compensation committee with respect to the terms of the engagement of the company, (ii) the board of directors and (iii) the shareholders, in that order. In addition, the shareholder approval must fulfill one of the following requirements:

•
a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

•	the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than two percent (2%) of the voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years, however, such transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances.

The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will result in the invalidation of that shareholder’s vote.

Disclosure of compensation of executive officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than an aggregate, basis. Nevertheless, a recent amendment to regulations promulgated under the Companies Law will require us, after we become a public company, to disclose the annual compensation of our five most highly compensated office holders on an individual basis, rather than on an aggregate basis, as was previously permitted for Israeli public companies listed overseas. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our 2016 annual meeting of shareholders, which will be furnished under cover of a Form 6-K and we may elect to provide such information at an earlier date.

Compensation of directors and executive officers

Directors. Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under the regulations promulgated under the Companies Law, the approval of the shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then, provided that those provisions that must be included in the compensation policy according to the Companies Law have been considered by the compensation committee and board of directors, shareholder approval will also be required, provided that :

•
at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed two percent (2%) of the aggregate voting rights in the company.

Executive officers other than the chief executive officer. The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

Chief executive officer. Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee;(ii) the company’s board of directors, and(iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide a detailed report for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the chief executive officer position, if they determine that the compensation arrangement is consistent with the company’s stated compensation policy, and that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate.

Duties of shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, when voting at meetings of shareholders on the following matters:

•	an amendment to the articles of association;

•	an increase in the company’s authorized share capital;

•	a merger; and

•	the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from discriminating against other shareholders.

The remedies generally available upon a breach of contract will also apply to a breach of the shareholder duties mentioned above, and in the event of discrimination against other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or any other power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Approval of private placements

Under the Companies Law and the regulations promulgated thereunder, a private placement of securities does not require approval at a general meeting of the shareholders of a company; provided however, that in special circumstances, such as a private placement completed in lieu of a special tender offer (See “Description of Share Capital – Acquisitions under Israeli law”) or a private placement which qualifies as a related party transaction (See “– Fiduciary duties and approval of specified related party transactions and compensation under Israeli law.”), approval at a general meeting of the shareholders of a company is required.

Exculpation, insurance and indemnification of directors and officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent; and

•
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 50% of our shareholders’ equity pursuant to our audited financial statements for the year preceding the year in which the event in connection with which indemnification is sought occurred, and (2) $20 million (as may be increased from time to time by shareholders’ approval). Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Employment and consulting agreements with executive officers

We have entered into written employment or service agreements with each of our executive officers. See “Certain Relationships and Related Party Transactions – Employment agreements” for additional information.

Directors’ service contracts

There are no arrangements or understandings between us and any of our subsidiaries, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their employment or service as directors of our company or any of our subsidiaries.

Equity incentive plan

On March 30, 2014, we adopted the 2014 Equity Incentive Plan, which became immediately effective. The 2014 Equity Incentive Plan is intended to afford an incentive to our and any of our affiliate’s employees, directors, consultants, advisors and any other person or entity whose services are considered valuable, to continue as service providers, to continue assisting us, to increase their efforts on our and our affiliates behalf and to promote our success, by providing such persons with opportunities to acquire a proprietary interest in us.

We may issue up to such number of ordinary shares equal to 1,020,897 of our ordinary shares under the 2014 Equity Incentive Plan, subject to adjustment if particular capital changes affect our share capital. Pursuant to our amended and restated articles of association, any further increase of the number of shares issuable under the 2014 Equity Incentive Plan or the introduction of a new incentive plan, will be subject to our shareholders’ approval. Ordinary shares subject to outstanding awards under the 2014 Equity Incentive Plan that subsequently expire, are cancelled, forfeited or terminated for any reason before being exercised will be automatically, and without any further action, returned to the “pool” of reserved shares and will again be available for grant under the 2014 Equity Incentive Plan.

A share option is the right to purchase a specified number of ordinary shares in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the 2014 Equity Incentive Plan. The exercise price of each option granted under the 2014 Equity Incentive Plan will be determined in accordance with the limitation set forth under the 2014 Equity Incentive Plan. The exercise price of any share options granted under the 2014 Equity Incentive Plan may be paid in cash, through the surrender of ordinary shares already owned by the option holder or any other method that may be approved by our compensation committee, which may include procedures for cashless exercise.

Our compensation committee may also grant, or recommend that our board of directors grant, other forms of equity incentive awards under the 2014 Equity Incentive Plan, such as restricted shares, restricted share units, and other forms of share-based compensation.

Israeli participants in the 2014 Equity Incentive Plan may be granted options subject to Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the “Israeli Tax Ordinance”). Section 102 of the Israeli Tax Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling shareholders may only be granted options under another section of the Israeli Tax Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. The most favorable tax treatment for the grantees is under Section 102(b)(2) of the Israeli Tax Ordinance, the issuance to a trustee under the “capital gain track.” However, under this track we are not allowed to deduct an expense with respect to the issuance of the options or shares. Any stock options granted under the 2014 Equity Incentive Plan to participants in the United States will be either “incentive stock options,” which may be eligible for special tax treatment under the Internal Revenue Code of 1986, or options other than incentive stock options (referred to as “nonqualified stock options”), as determined by our compensation committee or our board of directors and stated in the option agreement.

Our compensation committee will administer the 2014 Equity Incentive Plan, or in the event that our board of directors does not create a committee to administer the 2014 Equity Incentive Plan, the 2014 Equity Incentive Plan will be administered by our board of directors. Our board of directors may, subject to any legal limitations, exercise any powers or duties of the compensation committee concerning the 2014 Equity Incentive Plan. The compensation committee will, among others, select which eligible persons will receive options or other awards under the 2014 Equity Incentive Plan and will determine, or recommend to our board of directors, the number of ordinary shares covered by those options or other awards, the terms under which such options or other awards may be exercised (however, options generally may not be exercised later than seven years from the grant date of an option) or may be settled or paid, and the other terms and conditions of such options and other awards under the 2014 Equity Incentive Plan. Holders of options and other equity incentive awards may not transfer those awards, unless they die or the compensation committee determines otherwise.

To the extent permitted under applicable law, our compensation committee will have the authority to accelerate the vesting of any outstanding options and restricted shares at such time and under such circumstances as it, in its sole discretion, deems appropriate. In the event of a merger or sale, as defined in the 2014 Equity Incentive Plan, any award then outstanding shall be assumed or an equivalent award shall be substituted by the successor corporation of the merger or sale or any parent or affiliate thereof as determined by our board of directors. In the event that the awards are not assumed or substituted, our compensation committee may, in its discretion, accelerate the vesting, exercisability of the outstanding award, or provide for the cancellation of such award and payment of cash, as determined to be fair in the circumstances.

Subject to particular limitations specified in the 2014 Equity Incentive Plan and under applicable law, our board of directors may amend or terminate the 2014 Equity Incentive Plan, and the compensation committee may amend awards outstanding under the 2014 Equity Incentive Plan. In addition, an amendment to the 2014 Equity Incentive Plan that requires shareholder approval under applicable law will not be effective unless approved by the requisite vote of shareholders. In addition, in general, no suspension, termination, modification or amendment of the 2014 Equity Incentive Plan may adversely affect any award previously granted without the written consent of grantees holding a majority in interest of the awards so affected. The 2014 Equity Incentive Plan will continue in effect until all ordinary shares available under the 2014 Equity Incentive Plan are delivered and all restrictions on those shares have lapsed, unless the 2014 Equity Incentive Plan is terminated earlier by our board of directors. No awards may be granted under the 2014 Equity Incentive Plan on or after the tenth anniversary of the date of adoption of the plan.

Any equity award to an office holder, director or controlling shareholder, whether under the 2014 Equity Incentive Plan or otherwise, may be subject to further approvals in addition to the approval of the compensation committee as described above. As of January 1, 2016, options to purchase 296,625 ordinary shares, under our 2014 Equity Incentive Plan, at an exercise price of $13.907 per share were outstanding. This amount includes a one-time grant of options to purchase 112,500 ordinary shares to our chief executive officer, Ehud Marom. This grant is in lieu of our previous commitment to annually grant to Mr. Marom options representing between 0.4% and 1% of our outstanding ordinary shares.

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus and after this offering by:

•	each person or entity known by us to own beneficially more than 5% of our outstanding ordinary shares;

•	each of our directors and executive officers individually; and

•	all of our executive officers and directors as a group.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. For purposes of the table below, we deem ordinary shares issuable pursuant to options that are currently exercisable or exercisable within 60 days as of January 1, 2016, if any, to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of ordinary shares beneficially owned after the offering is based on 11,761,362 ordinary shares to be outstanding immediately after the offering. The percentage of ordinary shares beneficially owned prior to the offering is based on 8,636,362 ordinary shares outstanding as of January 1, 2016.

The percentages of ordinary shares beneficially owned after the offering assume that the underwriters will not exercise their over-allotment option to purchase additional ordinary shares in the offering. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares.

Upon the closing of this offering, none of our shareholders will have different voting rights from other shareholders. To the best of our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

As of the date of this prospectus, there are seven U.S. persons that are holders of record of our ordinary shares.

Unless otherwise noted below, each shareholder’s address is c/o Mapi – Pharma Ltd., 16 Einstein St., P.O. Box 4113, Ness Ziona, 74140 Israel.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering

Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% or greater shareholders
Ehud Marom(1)	3,912,855	44.76%	3,912,855	32.97%
Allegro (2)	3,750,000	43.42%	3,750,000	31.88%
Rosigal Consultancy and Investments Ltd. (3)	1,727,272	18.18%	1,727,272	13.68%
Directors and executive officers who are not 5% or greater shareholders
Roy Cohen	-	-	-	-
Uri Danon	*	*	*	*
Nir Bernstein	*	*	*	*
Shai Rubnov, PhD	*	*	*	*
Alex Mogle	*	*	*	*
Yoram Sela, PhD	*	*	*	*
Safi Landskroner	*	*	*	*
David Leonov, PhD	-	-	-	-
Itamar Borowitz, PhD	-	-	-	-
All directors and executive officers who are not 5% or greater shareholders as a group (9 persons)	*	*	*	*

*	Less than 1%

(1)
With respect to shares beneficially owned prior to the offering, consists of (i) 3,000,000 ordinary shares, (ii) 56,818 ordinary shares issuable upon the conversion of 94,697 Series A preferred shares, (iii) 56,818 ordinary shares to be issued upon the conversion of 94,697 Series A preferred shares issued pursuant to the exercise of a warrant to purchase 94,697 Series A preferred shares, and (iv) 49,219 options to purchase ordinary shares currently exercisable or exercisable within 60 days as of January 1, 2016, personally held by Mr. Marom, as well as (i) 262,500 ordinary shares over which Mr. Marom is deemed to have beneficial ownership pursuant to that certain Shareholders Agreement by and among Mr. Marom and Boris Krasny dated April 14, 2008; (ii) 187,500 ordinary shares over which Mr. Marom is deemed to have beneficial ownership pursuant to that certain Shareholders Agreement by and among Mr. Marom and Dr. Leonov dated April 8, 2008; (iii) 37,500 ordinary shares over which Mr. Marom is deemed to have beneficial ownership pursuant to that certain Shareholders Agreement by and among Mr. Marom and Shai Kerem dated April 13, 2008; and (iv) 262,500 ordinary shares over which Mr. Marom is deemed to have beneficial ownership pursuant to that certain Shareholders Agreement by and among Mr. Marom and Mr. Hilik Goldstein dated April 14, 2008.

(2)
The shares are held by Generali Financial Holdings FCP-FIS – Sub-Fund 2 (“GFH-SF2”), a specialised investment fund according to the laws and regulations of the Grand-Duchy of Luxembourg, which was set up by its management company, Allegro S.àr.l. (“Allegro”). GFH-SF2 is an open-ended fund listed on the Luxembourg Stock Exchange, i.e. new units of GFH-SF2 can be issued on a periodic basis, and existing units are freely transferable. The ultimate beneficial ownership of the equity interest of GFH-SF2 in the Company lies with the unitholders of GFH-SF2. Allegro, in its capacity as a management company of GFH-SF2, exercises voting power over the shares held by GFH-SF2.

(3)
Includes (i) 568,643 ordinary shares issuable upon the conversion of 947,738 Series A preferred shares and 568,643 ordinary shares to be issued upon the conversion of 947,738 Series A preferred shares to be issued pursuant to the exercise of a warrant to purchase 947,738 Series A preferred shares, which is currently exercisable, held by Shavit Capital Fund III (US), L.P.; (ii) 79,084 ordinary shares issuable upon the conversion of 131,807 Series A preferred shares and 79,084 ordinary shares to be issued upon the conversion of 131,807 Series A preferred shares to be issued pursuant to the exercise of a warrant to purchase 131,807 Series A preferred shares, which is currently exercisable, held by Shavit Capital Fund 3 (Israel), L.P.; (iii) 24,571 ordinary shares issuable upon the conversion of 40,951 Series A preferred shares and 24,571 ordinary shares to be issued upon the conversion of 40,951 Series A preferred shares to be issued pursuant to the exercise of a warrant to purchase 40,951 Series A preferred shares, which is currently exercisable, held by Gabriel Capital Fund (Israel), L.P.; and (iv) 191,338 ordinary shares issuable upon the conversion of 318,897 Series A preferred shares and 191,338 ordinary shares to be issued upon the conversion of 318,897 Series A preferred shares to be issued pursuant to the exercise of a warrant to purchase 318,897 Series A preferred shares, which is currently exercisable, held by Gabriel Capital Fund (US), L.P. The general partner of each of Shavit Capital Fund III (US), L.P. and Shavit Capital Fund 3 (Israel), L.P. is Shavit Capital Fund GP, L.P., which is managed by Shavit Capital Management 3 (GP) Ltd. in its capacity as the general partner. The general partner of each of Gabriel Capital Fund (US), L.P. and Gabriel Capital Fund (Israel), L.P. is Gabriel Capital Fund GP, L.P., which is managed by Gabriel Capital Management (GP) Ltd. in its capacity as the general partner. The controlling shareholder of each of Shavit Capital Management 3 (GP) Ltd. and Gabriel Capital Management (GP) Ltd. is Rosigal Consultancy and Investments Ltd., or Rosigal. The controlling shareholder of Rosigal is Gary Leibler.

Certain Relationships and Related Party Transactions

Share purchase and share holders agreement

On August 8, 2008, we entered into a Share Purchase and Share Holders Agreement, or the 2008 SPA, pursuant to which we issued a total of 3,750,000 ordinary shares to Allegro for an aggregate purchase price of €20,000,000 ($29,654,000 at the closing date). Pursuant to the agreement, our board of directors was required to be comprised of an even number of directors, with 50% to be elected by the Marom Group and 50% to be elected by Allegro. The agreement also included a put option right pursuant to which Allegro had the option to require us to purchase all of its shares at a certain purchase price. Finally, the 2008 SPA granted Allegro an anti-dilution right, pursuant to which we agreed that, should we later issue ordinary shares at a price lower than that of the initial investment under the 2008 SPA, we will issue Allegro, for no consideration, additional shares such that the sum of (i) the ordinary shares originally purchased by Allegro and (ii) the number of new ordinary shares issued to Allegro as a result of this anti-dilution right, when divided by Allegro’s original purchase price, equals the lower purchase price.

On May 26, 2015, as part of the 2015 SPA, as described below, we terminated certain provisions of the 2008 SPA, including the board composition requirement and the put option right.

Securities purchase agreement

On May 26, 2015, we issued an aggregate of 1,669,447 of our Series A preferred shares and warrants to purchase an aggregate of 1,669,447 Series A preferred shares, for an aggregate purchase price of $10,000,000, pursuant to a Securities Purchase Agreement, dated as of May 7, 2015, as amended on August 17, 2015, and October 22, 2015, or the 2015 SPA, we entered into with certain investors, including our chief executive officer and chairman of our board of directors, Mr. Ehud Marom. The Series A preferred shares were issued at an original price per share of $5.99. The warrants were issued with an exercise price of $7.18 per Series A preferred share and are exercisable until (i) the fourth anniversary of the 2015 SPA closing, or (ii) the occurrence of a specified exit event. The terms of the Series A preferred shares include a price protection provision whereby in the event we issue or grant new shares (except for the issuance of certain exempt securities), the conversion rate of the Series A preferred shares will be adjusted such that the conversion price will have a 30% discount to the lowest price per share for which we issued or granted new shares. In addition, the warrant exercise price shall be reduced to equal 120% of the new adjusted price per share. On January 1, 2016, pursuant to a trigger event included in the 2015 SPA, (i) the number of ordinary shares issuable under the 2014 Equity Incentive Plan increased by an additional 10,932 ordinary shares, (ii) the number of Series A preferred shares underlying the warrants granted under the 2015 SPA increased by an aggregate of 224,492 Series A preferred shares, and (iii) the Company issued an aggregate of 224,492 additional Series A preferred shares to the investors under the 2015 SPA. In addition, the exercise price of the warrants was reduced to $6.34 per Series A preferred share.

Investors’ rights agreement

On May 26, 2015, we entered into an Investors’ Rights Agreement, or the IRA, with several of our shareholders, pursuant to which the holders of a total of 8,636,362 of our ordinary shares will have a right to require that we register these shares under the Securities Act under specific circumstances and will have incidental registration rights as described below. After a registration pursuant to these rights, these shares will become freely tradable without restriction.

Demand registration rights

At any time following 180 days after the closing of this offering and until the fifth anniversary thereafter, subject to any lock-up agreement entered into with the underwriters of this offering, at the request of Allegro or the investors who invested the majority of the investment amount under the 2015 SPA (the “Majority Investors”), we are required to register any or all of these shareholders’ ordinary shares by filing a registration statement covering at a minimum the public sale of the lesser of (i) 25% of the then existing: (a) ordinary shares currently held by Allegro, (b) ordinary shares issuable or issued upon conversion of the Series A preferred shares; and (c) any ordinary shares, or any ordinary shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the investors under the 2015 SPA, or the preferred registrable securities; or (ii) preferred registrable securities having an estimated aggregate public offering price of at least $10,000,000.

Shelf registration rights

In the event that we are eligible under applicable securities laws to file a registration statement on Form F-3, at the request of Allegro or the Majority Investors, we are required to effect a registration, but only (a) if the minimum gross anticipated aggregate offering price of the shares to be registered exceeds $2,000,000, and (b) up to one during a period of twelve (12) months.

Piggyback registration rights

Following this offering, all of our shareholders that are a party to the IRA have the right to request that we include their registrable securities (i.e. our ordinary shares which were not previously registered or sold to the public) in any registration statement that we file (other than a registration relating to employee benefit plans or registration relating to corporate reorganization, or other transactions on Forms F-4 or any successor form or a registration on any registration form that does not permit secondary sales or does not include substantially the same information statement covering the sale of the registrable securities). The right of any shareholder to include shares in the registration related thereto is conditioned upon the shareholder accepting the terms of the underwriting, if any, as agreed between us and the underwriters and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of our offering. However, we have agreed not to grant any other shareholders priority to have their securities registered prior the securities of any shareholder who is a party to this registration rights agreement.

Other provisions

We have the right to defer taking action with regards to a registration for a period of no more than 90 days if we furnish a certificate signed by our chief executive officer that states that in the good faith judgment of our board of directors, it would be materially detrimental to us or our shareholders for such registration statement to either become effective or remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us, (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential, or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act, provided, however, that the we may not invoke this right more than once in any twelve (12) month period.

Subject to certain limitations with regards to demand and shelf registration, we will pay all registration expenses (other than selling expenses) as well as the reasonable fees and expenses of a single counsel for the selling shareholders, related to any demand, piggyback or shelf registration.

The registration or inclusion rights pursuant to the IRA will terminate upon the earlier of: (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the holders of shares without limitation during a three-month period without registration, and (ii) five (5) years after this offering.

Employment agreements

We have entered into written employment agreements with each of our executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. See “Risk factors − Risks relating to our business − Under applicable employment laws, we may not be able to enforce covenants not to compete” for a further description of the enforceability of non-competition clauses.

Directors and officers insurance policy

Our amended and restated articles of association permit us to exculpate, indemnify and insure each of our directors and officers to the fullest extent permitted by the Companies Law. We have obtained Directors and Officers insurance for each of our executive officers and directors. For further information, see “Management – Exculpation, insurance and indemnification of directors and officers.”

Voting Agreement

We have been informed that Mr. Marom, Dr. David Leonov, Shai Kerem, Boris Krasny, and Dr. Hillik Goldstein, together as one party, have entered into a voting agreement with Allegro, as the other party to the agreement. Pursuant to the voting agreement, the parties have agreed to align the voting power of all of their voting securities (which is comprised of ordinary shares together with any kind and any class of other securities with voting power that we may issue in the future), excluding any voting securities issued upon the exercise of options (the “Voting Securities”). Under the voting agreement either party may nominate to our board (i) two non-external directors if such party holds at least 20% of our outstanding Voting Securities; or (ii) one non-external director if such party holds at least 7.5% but less than 20% of our outstanding Voting Securities. Pursuant to the agreement, the parties undertake to reject any vote that proposes to increase the size of our board above eight (8) directors. The agreement will become effective immediately prior to the consummation of our initial public offering and will terminate on the earlier of (i) five years following the consummation of our initial public offering; and (ii) that time at which either party holds less than 7.5% of our outstanding voting securities. In addition, each party undertakes to vote its Voting Securities for the appointment of one external director and one director meeting the independency requirements under the NASDAQ Marketplace Rules applicable to members of audit committees selected by the other party for as long as the nominating party holds 7.5% of the outstanding Voting Securities.

Service Agreement between the Company and Stem Cell

In March 2012, we signed a laboratory services agreement with Stem Cell. Mr. Marom, our board chairman, chief executive officer and a significant shareholder, also serves as the chairman of the board of directors and chief executive officer, and is a significant shareholder of Stem Cell. The services agreement was effective as of January 2012 for one year and was renewed for an additional one year term until January 2014. This agreement has expired and has not been renewed. Pursuant to the services agreement, we provided Stem Cell with certain laboratory, engineering and design services as well as secretarial and office management services. The monthly services fees we received from Stem Cell were NIS 60,000 per month (not including VAT) (approximately $16,000).

Laboratory Use Agreement between the Company and Stem Cell

In December 2013, we signed an agreement with Stem Cell pursuant to which Stem Cell is providing us with the use and certain services of Stem Cell’s laboratory located in Jerusalem, Israel, effective as of November 2013. The services are related to the development and study of Risperidone LAI and Glatiramer Acetate Depot. In consideration for the services, we pay Stem Cell an amount of NIS 5,000 (not including VAT) (approximately $1,400) per project for each day Stem Cell provides the services. As of the date of this prospectus, no fees are due by us to Stem Cell.

Laboratory Services Agreement between our subsidiary Mapi Pharma Nanjing Ltd. and Stem Cell

In January 2013, our fully owned subsidiary, Mapi Pharma Nanjing Ltd., or Mapi China, entered into a laboratory services agreement with Stem Cell. The laboratory services agreement is effective as of November 1, 2012 for a term of three years. Pursuant to the Laboratory Services Agreement, Mapi China provides Stem Cell with laboratory space of approximately 309 square meters (which represents approximately 25% of the space of Mapi China’s laboratory in Nanjing, China), as well as laboratory materials, research and development support and accounting services. The total services fee during 2014 was approximately $71,000.

License and Collaboration Agreement between the Company and Stem Cell

On April 16, 2015, we entered into a license and collaboration agreement with Stem Cell, pursuant to which we granted Stem Cell the right to buy certain proprietary API developed and manufactured by us and a license to manufacture and market a medicine based on the aforesaid API in the territory of Israel and the West-Bank. The agreement shall continue to be in force for a period of 12 years from receipt of marketing approval from the FDA, but not later than 2028. Under the agreement, Stem Cell has undertaken to pay us an up-front payment to cover our development and registration cost of $1,600,000, milestones payments of up to $4,500,000 contingent upon the achievement of predetermined milestones and royalties equal to 10% of the revenues, and in addition Stem Cell has agreed to buy the API exclusively from us. The agreement with Stem Cell further provides that it can be terminated: (i) by the non-breaching party, in the event that a material breach by the other party was not cured within sixty (60) days following a written notice with respect to such breach, or (ii) upon the other party's liquidation or assignment for the benefit of creditors, which proceedings are not dismissed within sixty (60) days of being initiated. In September 2015, we received a payment of $559,000 from Stem Cell for achieving the first milestone.

Financial Services Agreement between the Company and Pharma Two B Ltd.

In January 2011, we signed an agreement with Pharma Two B Ltd., or Pharma Two B. Mr. Marom also serves as the chairman of the board of directors of Pharma Two B and is a shareholder of Pharma Two B. Pursuant to the agreement Pharma Two B will provide us certain financial services. The agreement was effective as of January 2011 and was terminated in November 2013. In consideration for the services, in 2013, we paid a monthly fee of NIS 14,600 (not including VAT) (approximately $3,900).

Description of Share Capital

The following description of our share capital and provisions of our articles of association are summaries and do not purport to be complete.

General

Upon the closing of this offering, our authorized share capital will consist of 42,000,000 ordinary shares, no par value, of which, effective upon closing of this offering, 11,761,362 shares will be issued and outstanding (assuming that the underwriters do not exercise their over-allotment option to purchase additional ordinary shares).

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Registration number and purposes of the company

Our registration number with the Israeli Registrar of Companies is 51-409278-2. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Voting rights and conversion

All ordinary shares will have identical voting and other rights in all respects.

Transfer of shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Liability to further capital calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder shall pay the amount of every call so made upon him. Unless otherwise stipulated by the board of directors, each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares with respect to which such call was made. A shareholder shall not be entitled to his rights as shareholder, including the right to dividends, unless such shareholder has fully paid all the notices of call delivered to him, or which according to our articles of association are deemed to have been delivered to him, together with interest, linkage and expenses, if any, unless otherwise determined by the board of directors.

Election of directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Companies Law described under “Management — External directors.”

Under our amended and restated articles of association, our board of directors must consist of not less than five (5) but no more than eight (8) directors, including two external directors as required by the Companies Law. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting. In addition, our directors, other than the external directors, are divided into three classes that are each elected at the third annual general meeting of our shareholders, in a staggered fashion (such that one class is elected each annual general meeting), and serve on our board of directors until their term expires at the third annual general meeting or earlier upon the occurrence of certain events, in accordance with the Companies Law. In addition, our articles of association allow our board of directors to appoint new directors to fill vacancies on the board of directors. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law, for further information on the election and removal of external directors see “Management — Corporate governance practices — External directors.”

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are considered to be in a state of war with Israel at such time.

Shareholder meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power. This is different from the Delaware General Corporation Law, or the DGCL, which allows such right of shareholders to be denied by a provision in a company’s certificate of incorporation as opposed to the Israeli law.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;

•	appointment or termination of our auditors;

•	appointment of external directors;

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	mergers; and

•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting. Our articles of association provide that a notice of general meeting shall be published by us on Form 6-K at least 21 days prior to the date of the general meeting (or earlier if so required by law).

Voting rights

Quorum requirements

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. In any meeting of shareholders, we will follow the quorum requirements for general meetings under the NASDAQ Marketplace Rules, pursuant to which the quorum required for our general meetings of shareholders will consist of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 33 1/3% of the issued share capital. A meeting adjourned for lack of a quorum will generally be adjourned to the same day of the following week at the same time and place, or to such other day, time or place as indicated by our board of directors if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum, instead of 33 1/3% of the issued share capital as required under the NASDAQ Marketplace Rules.

Vote requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Pursuant to our amended and restated articles of association, an amendment to our amended and restated articles of association regarding any change to the minimum or maximum number of directors or relating to our staggered board of directors or the dismissal of one of our directors, other than external directors, will require a Special Majority vote . Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management – Fiduciary duties and approval of specified related party transactions and compensation under Israeli law – Disclosure of personal interests of a controlling shareholder and approval of transactions.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described above under “Management – Fiduciary duties and approval of specified related party transactions and compensation under Israeli law – Compensation of directors and executive officers.” Under our articles of association, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to corporate records

Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of class rights

Under the Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Registration rights

For a discussion of registration rights we have granted to our existing shareholders prior to this offering, please see “Certain Relationships and Related Party Transactions – Investors’ rights agreement.”

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholder, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under the DGCL there are no provisions relating to mandatory tender offers.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management – Fiduciary duties and approval of specified related party transactions and compensation under Israeli law – Disclosure of personal interests of a controlling shareholder and approval of transactions”).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover measures under Israeli law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of this offering, no preferred shares will be authorized under our articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “– Voting rights.”

As an Israeli company we are not subject to the provisions of Section 203 of the DGCL, which in general prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Borrowing powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Establishment

We were incorporated under the laws of the State of Israel on January 29, 2008. We are registered with the Israeli Registrar of Companies in Jerusalem.

Transfer agent and registrar

The transfer agent and registrar for our ordinary shares is Action Stock Transfer Corporation.

Listing

We have applied to have our ordinary shares approved for quotation on the NASDAQ Global Market under the symbol “MAPI.”

Shares Eligible for Future Sale

Prior to this offering, no public market existed for our ordinary shares. Sales of substantial amounts of our ordinary shares following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our ordinary shares and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming that the underwriters do not exercise their over-allotment option to purchase additional ordinary shares in this offering and assuming no exercise of options outstanding following this offering, we will have an aggregate of 11,761,362 ordinary shares outstanding upon the closing of this offering. Of these shares, the 3,125,000 ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.

The remaining 8,636,362 ordinary shares will be held by our existing shareholders and will be deemed to be “restricted securities” under Rule 144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration such as under Rule 144 under the Securities Act. These rules are summarized below.

Eligibility of restricted shares for sale in the public market

The following indicates approximately when the ordinary shares that are not being sold in this offering, but which will be outstanding at the time at which this offering is complete, will be eligible for sale into the public market under the provisions of Rule 144 and Rule 701 (but subject to the further contractual restrictions arising under the lock-up agreements described below):

•	upon the closing of this offering, 750,000 ordinary shares held by non-affiliates of our company that have been held for at least one year will be available for resale under Rule 144(b)(1)(ii); and

•
upon the closing of this offering, 8,636,362 ordinary shares held by affiliates or non-affiliates of our company that have been held for at least six months will be available for resale under Rule 144, so long as at least 90 days have elapsed following the closing of this offering, and subject to the current public information requirement and, in the case of affiliates of our company, the volume, manner of sale and other limitations under Rule 144.

Lock-up agreements

All of our directors, executive officers and certain of our shareholders of the Company (or holders of securities convertible or exercisable into ordinary shares) have signed lock-up agreements pursuant to which, subject to certain exceptions, such persons have agreed not to sell or otherwise dispose of ordinary shares or any securities convertible into or exchangeable for ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of JMP Securities LLC.  JMP Securities LLC may, in its sole discretion, at any time without prior notice, release all or any portion of the ordinary shares from the restrictions in any such agreement.

The restrictions described in the immediately preceding paragraph do not apply, among others, to:

•	transfers of ordinary shares acquired in open market transactions after the completion of this offering;
•	transfers of ordinary shares or any security convertible into ordinary shares as a bona fide gift, by will or intestacy;

•	transfers to any member of the immediate family of the securityholder or any trust for the benefit of any member of the immediate family of the securityholder;

•	transfers to a charity or educational institution; or

•
if the securityholder, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, transfers of ordinary shares or any security convertible into ordinary shares to any shareholder, partner or member of, or owner of similar equity interests in, the securityholder, as the case may be;

provided that in the case of the transfers or distributions described above, such transfers or distributions shall not involve a disposition for value, each transferee shall sign and deliver a lock-up agreement with substantially the same terms as those described above and no filing under Section 16(a) of the Exchange Act regarding such transfer or distribution shall be required of or voluntarily made by or on behalf of such transferee or us.

The 180-day restricted period is subject to extension if (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Rule 144

Shares held for six months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days following the closing of this offering, a person, including an affiliate, who has beneficially owned our ordinary shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from us or from an affiliate of us as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us (which information will be deemed to be available as long as we continue to file required reports with the SEC). In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions, notice requirements, and a volume limitation that limits the number of shares that may be sold thereby, within any three-month period, to the greater of:

•	1% of the number of ordinary shares then outstanding; or

•	the average weekly trading volume of our ordinary shares on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 144 also provides that affiliates that sell our ordinary shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities, other than the holding period requirement.

Shares held by non-affiliates for one year

Under Rule 144 as currently in effect, a person who is not considered to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the closing of this offering.

Rule 701

In general, under Rule 701 as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the closing of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, as described below.

Rule 701 will apply to the options granted under our 2014 Equity Incentive Plan prior to the closing of this offering, along with the shares acquired upon exercise of these options, including exercises following the closing of this offering. Securities issued in reliance on Rule 701 are restricted securities and may be sold beginning 90 days following the closing of this offering in reliance on Rule 144 by:

•	persons other than affiliates, without restriction; and

•	affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of September 30, 2015, our board of directors approved the issuance, under our 2014 Equity Incentive Plan, of options to purchase 296,625 ordinary shares at an exercise price of $13.907 per share.

Form S-8 registration statements

Following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register, in the aggregate, 1,020,897 ordinary shares, issued or reserved for issuance under our 2014 Equity Incentive Plan. The registration statement on Form S-8 will become effective automatically upon filing. Ordinary shares issued upon exercise of a share option or other award and registered pursuant to the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to the 180-day lock-up or, if subject to the lock-up, immediately after the 180-day lock-up period expires.

Registration rights

After the offering, the holders of 8,636,362 ordinary shares will be entitled to registration rights. For more information on these registration rights, see “Certain Relationships and Related Party Transactions – Investors’ rights agreement.”

Taxation and Government Programs

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations and government programs

The following is a summary of the material Israeli tax laws applicable to us, and some Israeli Government programs benefiting us. This section also contains a discussion of some Israeli tax consequences to persons owning our ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on a new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli resident companies are generally subject to corporate tax at the rate of 25% for tax year 2016 and thereafter of a company’s taxable income. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate.

Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel, of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•
amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which are used for the development or advancement of the Industrial Enterprise;

•	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years.

Although at the date of this prospectus, we still have no industrial production activities, we may qualify as an Industrial Company in the future and may be eligible for the benefits described above.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

The Investment Law was significantly amended as of January 1, 2011 (the “2011 Amendment”). The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.

Tax benefits under the 2011 Amendment

The 2011 Amendment introduced new tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise,” in accordance with the definition of such term in the Investments Law, which generally means that a “Preferred Company” is an industrial company meeting certain conditions (including a minimum threshold of 25% export).

A Preferred Company is entitled to a reduced flat tax rate with respect to the income attributed to the Preferred Enterprise, at the following rates:

Tax Year	Development Region “A”	Other Areas within Israel
2011-2012	10%	15%
2013	7%	12.5%
2014 onwards1	9%	16%

(1)
In August 2013, the Israeli Parliament (the Knesset) approved an amendment to the Investments Law pursuant to which the previously scheduled gradual reduction in the tax rates applicable to Preferred Enterprises would be repealed as of 2014 and the tax rates reflected on the above table will apply.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations – 0%, (ii) Israeli resident individuals – 20% in 2015 (iii) non-Israeli residents - 20% in 2015, subject to a reduced tax rate under the provisions of an applicable double tax treaty.

Under the 2011 Amendment, a company located in Development Region “A” may be entitled to cash grants and the provision of loans under certain conditions, if approved. The rates for grants and loans shall not be fixed, but up to 20% of the amount of the approved investment (may be increased with additional 4%). In addition, a company owning a Preferred Enterprise under the Grant Track may be entitled also to the tax benefits which are prescribed for a Preferred Company.

The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

We currently have a Preferred Enterprise program under the Grant Track of the Investments Law, which, we believe, entitles us to cash grants of 20% of the amount of the approved investment in the plant (which may be increased by an additional 4%). In addition, we believe that income generated from products manufactured at our plant in Neot Hovav will be entitled to a reduced tax rate of 9% (compared to a 26.5% corporate income tax rate in 2015 and 25% in 2016 and thereafter), depending on the fulfillment of certain conditions.

Taxation of our shareholders

Capital gains

Capital gain tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Income Tax Ordinance of 1961 (New Version) (the “Ordinance”) distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli CPI between the date of purchase and the date of disposal. Inflationary Surplus is not subject to tax in Israel.

Real Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12 months period, such gain will be taxed at the rate of 30%.

Real Gain derived by corporations will be generally subject to the ordinary corporate tax rate (25% for 2016 and thereafter).

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income– 25% for corporations in 2016 and a marginal tax rate of up to 48% in 2016 for individuals. Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares by a non-Israeli shareholder may be exempt under the Ordinance from Israeli taxation provided that the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the securities on the stock exchange, (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed, (iii) if the seller is a corporation, no more than 25% of its means of control are held, directly and indirectly, by an Israeli resident shareholders, and (iv) if the seller is a corporation, there is no Israeli Resident that is entitled to 25% or more of the revenues or profits of the corporation directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Double Tax Treaty exempts U.S. resident from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power at any time within the 12 month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days at the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

Either the purchaser, the Israeli stockbrokers or financial institution through which the shares are held is obliged, subject to the above mentioned exemptions, to withhold tax upon the sale of securities from the Real Gain at the rate of 25%.

At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Ordinance and regulations promulgated thereunder the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.

Dividends

We have never paid cash dividends. A distribution of dividend by our company from income attributed to a Preferred Enterprise will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals - 20% with respect to dividends to be distributed as of 2015; Israeli resident companies – 0% for a Preferred Enterprise; Non-Israeli residents – 20% with respect to dividends to be distributed as of 2015, subject to a reduced rate under the provisions of any applicable double tax treaty. A distribution of dividends from income, which is not attributed to a Preferred Enterprise to an Israeli resident individual, will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12 months period. If the recipient of the dividend is an Israeli resident corporation, such dividend will be exempt from income tax provided the income from which such dividend is distributed was derived or accrued within Israel.

The Ordinance provides that a non-Israeli resident (either individual or corporation) is generally subject to an Israeli income tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a “Controlling Shareholder” (as defined above), at the time of distribution or at any time during the preceding 12 months period); those rates are subject to a reduced tax rate under the provisions of an applicable double tax treaty. Thus, under the U.S.-Israel Double Tax Treaty the following rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting stock of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends – the tax rate is 12.5%, (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise – the tax rate is 15% and (iii) in all other cases, the tax rate is 25%, or an applicable lower rate under domestic law. The aforementioned rates under the Israel U.S. Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Payers of dividends on our ordinary shares, including the Israeli stockbroker effectuating the transaction, or the financial institution through which the securities are held, are generally required, subject to any of the foregoing exemptions, reduced tax rates and the demonstration of a shareholder regarding his, her or its foreign residency, to withhold tax upon the distribution of dividend at the rate of 25%, so long as the shares are registered with a nominee company.

Foreign exchange regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 2% on annual income exceeding a certain threshold (approximately NIS 811,000 for 2015, which amount is linked to the annual change in the Israeli consumer price index), including, but not limited to, dividends, interest and capital gains.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

U.S. federal income tax consequences

The following is a description of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to holders that are initial purchasers of our ordinary shares pursuant to the offering and that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	tax exempt entities or organizations;

•	certain former citizens or residents of the United States;

•	persons that received our shares as compensation for the performance of services;

•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	holders that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift, or alternative minimum tax consequences, or any U.S. state, local or non-U.S. tax consequences of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service, or IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares in their particular circumstances.

For purposes of this description, the term “U.S. Holder” means a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected to be treated as a domestic trust for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in our ordinary shares will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstances.

Unless otherwise indicated, this discussion assumes that the Company is not, and will not become, a PFIC for U.S. federal income tax purposes. See “– Passive foreign investment company consequences” below.

Persons considering an investment in our ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of our ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of dividends and other distributions on our ordinary shares

Subject to the discussion below under “Passive foreign investment company consequences,” if you are a U.S. Holder, the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our ordinary shares distributed pro rata to all our shareholders, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Moreover, such lower rate of taxation shall not apply if the Company is a PFIC for the taxable year in which it pays a dividend, or was a PFIC for the preceding taxable year. Dividends with respect to our ordinary shares received by a U.S. Holder that is a corporation will generally not be eligible for the dividends received deduction. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ordinary shares and thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder has held our ordinary shares for more than one year as of the time such distribution is received.

If you are a U.S. Holder, dividends paid to you with respect to our ordinary shares will be foreign source income for foreign tax credit purposes. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends generally constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and it is possible that the ability of a U.S. Holder to claim a foreign tax credit for any such Israeli tax will be limited. You should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

The amount of a distribution paid to a U.S. Holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. Holder receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. Holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in foreign currency are converted into U.S. dollars on the day they are received, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend.

Subject to the discussion below under “Backup withholding tax and information reporting requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income (or withholding) tax on dividends received by you on your ordinary shares, unless:

•
you conduct a trade or business in the United States and such income is effectively connected with that trade or business (and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the United States); or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Sale, exchange or other disposition of our ordinary shares

Subject to the discussion below under “Passive foreign investment company consequences,” if you are a U.S. Holder, you generally will recognize gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in our ordinary shares, and such gain or loss will be capital gain or loss. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ordinary shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period determined at the time of such sale, exchange or other disposition for such ordinary shares exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. A foreign tax credit for foreign taxes imposed on capital gains may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and it is possible that the ability of a U.S. Holder to claim a foreign tax credit for any such Israeli tax will be limited. You should consult your tax advisor to determine whether, and to what extent, you will be entitled to this credit.

Subject to the discussion below under “Backup withholding tax and information reporting requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such ordinary shares unless:

•
such gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that you maintain in the United States); or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive foreign investment company consequences

If we were to be classified as a PFIC in any taxable year, special adverse U.S. federal income tax rules will apply to U.S. Holders.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•
at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

Based on certain estimates of our gross income and gross assets, our intended use of the proceeds of this offering, and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2015. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2015 taxable year until after the close of the year. Furthermore, for purposes of the above determination, we have assumed that all of our items of financing income, except for interest income, for the nine months ending September 30, 2015, listed under “Management’s discussion and Analysis of Financial Condition and Results of Operations – Financial overview – Financing expenses and income” are not items of income as determined for U.S. federal income tax purposes, and thus should not be taken into consideration in determining whether 75% of our gross income is “passive income” under the above test, and also that the amount of interest income and other items of financing income realized by the Company for U.S. federal income tax purposes will not significantly increase in the second half of 2015. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets and activities in those years. For example, in future years we may not earn income from collaboration arrangements, or the income we earn from such arrangements could be significantly reduced, which could cause us to be a PFIC. In addition, our status as a PFIC may depend on how quickly we utilize the cash proceeds from this offering in our business. There can be no assurance that we will not be considered a PFIC for any taxable year.

If we were a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (b) any gain realized on the sale or other disposition of the ordinary shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over your holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax, at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest change discussed below), and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “– Taxation of dividends and other distributions on our ordinary shares.” Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares.

If a U.S. Holder makes the mark-to-market election, then, in lieu of being subject to the tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The NASDAQ Global Market is a qualified exchange for this purpose. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any of the Company’s subsidiaries that are treated as PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Medicare tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Backup withholding tax and information reporting requirements

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of our ordinary shares. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a U.S. payer or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payer may be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payer or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign asset reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Expenses Related to Offering

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of ordinary shares in this offering. All amounts listed below are estimates except the SEC registration fee, NASDAQ listing fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Itemized expense	Amount
SEC registration fee	$6,153
FINRA filing fee	9,125
NASDAQ listing fee	150,000
Printing and engraving expenses	150,000
Legal fees and expenses	400,000
Transfer agent and registrar fees	5,000
Accounting fees and expenses	170,000
Miscellaneous	509,722
Total	$1,400,000

Underwriting

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters have agreed to purchase, and we have agreed to sell to them, the number of ordinary shares indicated below:

Name	Number of Shares
JMP Securities LLC
FBR Capital Markets & Co
Maxim Group LLC
Total:	3,125,000

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such ordinary shares are taken. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters' option to purchase additional ordinary shares to cover over-allotments described below.

The underwriters initially propose to offer part of the ordinary shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $        per ordinary share under the public offering price. After the initial offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 468,750 additional ordinary shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, to cover over-allotments, if any.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 468,750 ordinary shares to cover over-allotments.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. in an amount up to $35,000. Pursuant to the underwriting agreement, we have agreed to reimburse the underwriters for accountable expenses relating to this offering in an amount not to exceed $250,000. Such amount is in addition to the $35,000 of reimbursable expenses for clearance of the offering with the Financial Industry Regulatory Authority, Inc., as a result, the maximum amount of fees and expenses reimbursable by us in connection with this offering will not exceed $285,000.

We have applied to list the ordinary shares on the NASDAQ Global Market under the trading symbol “MAPI”.

We and each of our directors, executive officers and certain of our shareholders (or holders of securities convertible or exercisable into ordinary shares) have agreed, subject to specified exceptions, that, without the prior written consent of JMP Securities LLC, we and they will not, during the period ending 180 days after the date of this prospectus (the restricted period):

•
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for or that represent the right to receive ordinary shares; or

•	enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares,

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. In addition, we have agreed that, without the prior written consent of the JMP Securities LLC, we will not, during the restricted period, file any registration statement with the SEC relating to the offering of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares, and such other persons have agreed that they will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares or publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph do not apply, among others to:

•	transfers of ordinary shares acquired in open market transactions after the completion of this offering;
•	transfers of ordinary shares or any security convertible into ordinary shares as a bona fide gift, by will or intestacy;

•	transfers to any member of the immediate family of the securityholder or any trust for the benefit of any immediate family of the securityholder;

•	transfers to a charity or educational institution; or

•
if the securityholder, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, transfers of ordinary shares or any security convertible into ordinary shares to any shareholder, partner or member of, or owner of similar equity interests in, the securityholder, as the case may be;

provided that in the case of the transfers or distributions described above, such transfers or distributions shall not involve a disposition for value, each transferee shall sign and deliver a lock-up agreement with substantially the same terms as those described above and no filing under Section 16(a) of the Exchange Act regarding such transfer or distribution shall be required of or voluntarily made by or on behalf of such transferee or us.

The 180-day restricted period is subject to extension if (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In addition, the restrictions described above do not apply to:

•	the sale of the ordinary shares to any underwriter;

•
transfers of ordinary shares to us in connection with the exercise, including by “net” exercise of options or warrants, in each case that are granted under any of the Company’s current or future equity incentive plans or equity purchase plans or otherwise referred to or described in this prospectus; provided that any or ordinary shares received in connection with the cashless exercise of options or warrants shall be subject to the restrictions described above; and

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, provided that such plan does not provide for the transfer of ordinary shares during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or us.

JMP Securities LLC, in its sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more ordinary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ordinary shares available for purchase by the underwriters under the underwriters' option to purchase additional ordinary shares. The underwriters can close out a covered short sale by exercising its option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of ordinary shares compared to the price available under the underwriter’s option to purchase additional ordinary shares. The underwriters may also sell ordinary shares in excess of its option to purchase additional ordinary shares, creating a naked short position. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Gabriel Capital Fund GP, L.P. (“Gabriel”) is the general partnership of a fund which has two parallel partnerships, Gabriel Capital Fund (US), L.P. and Gabriel Capital Fund (Israel), L.P. The two parallel partnerships (the “Gabriel Funds”) hold the equity interests purchased by the Gabriel Funds. The Gabriel Funds own 359,848 of our Series A preferred shares and warrants to purchase 359,848 of our Series A preferred shares, which were purchased by the Gabriel Funds. Gabriel participates in the upside of the Gabriel Funds. Shavit Capital Fund GP, L.P. (“Shavit”) is the general partnership of a fund which has two parallel partnerships, Shavit Capital Fund III (US), L.P. and Shavit Capital Fund 3 (Israel), L.P. (the “Shavit Funds”). The Shavit Funds hold the equity interests purchased by Shavit. The Shavit Funds own 1,079,545 of our Series A preferred shares and warrants to purchase 1,079,545 of our Series A preferred shares, which were purchased by the Shavit Funds. Shavit participates in the upside of the Shavit Funds. Maxim Group LLC, one of the underwriters, is a limited partner of Gabriel and shares in Gabriel’s 20% “carried interest” of any cumulative net profits in proportion to Maxim Group LLC’s 36.5% economic interest in Gabriel. In addition, Maxim Group LLC is a limited partner of Shavit and shares in Shavit’s 20% “carried interest” of any cumulative net profits in proportion to Maxim Group LLC’s 28.5% economic interest in Shavit. Maxim Group LLC does not have any role in the management of Gabriel, Shavit the Gabriel Funds or the Shavit Funds, and its economic interests in Gabriel, Shavit the Gabriel Funds or the Shavit Funds do not confer upon it any such rights. 26,268 of the Series A preferred shares that are convertible into 15,761 ordinary shares and 26,268 warrants to purchase 26,268 Series A preferred shares that are convertible into 15,761 ordinary shares held by the Gabriel Funds and 61,534 Series A preferred shares that are convertible into 36,920 ordinary shares and 61,534 warrants to purchase 61,534 Series A preferred shares that are convertible into 36,920 ordinary shares held by the Shavit Funds have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Maxim, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate such securities or the securities underlying such securities, nor will Maxim engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities for a period of 180 days from the effective date of the registration statement. Additionally, the ordinary shares issuable upon conversion of the Series A preferred shares and the ordinary shares underlying the warrants to purchase Series A preferred shares may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Selling restrictions

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Canada

        The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal Matters

The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Haynes and Boone, LLP, New York, New York. Certain legal matters in connection with this offering relating to Israeli law will be passed upon for the underwriters by Zysman, Aharoni, Gayer & Co., Tel Aviv, Israel. Certain legal matters concerning this offering relating to U.S. law will be passed upon for the underwriters by Dechert LLP, New York, New York.

Experts

The consolidated financial statements of Mapi – Pharma Ltd. as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, have been included herein in reliance upon the report of Somekh Chaikin, a Member Firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19715.

We have been informed by our legal counsel in Israel, Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through this web site at http://www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of these requirements by filing reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 120 days after the end of our fiscal year ended December 31, 2015, and each subsequent fiscal year, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent registered public accounting firm. We also intend to file with the SEC reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year.

We maintain a corporate website at www.mapi-pharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Mapi-Pharma Ltd.

Consolidated Financial
Statements
As at December 31, 2014

Mapi-Pharma Ltd.

Consolidated Financial Statements as at December 31, 2014

Contents

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Mapi-Pharma Ltd.

We have audited the accompanying consolidated statements of financial position of Mapi-Pharma Ltd. and its subsidiaries (hereinafter - the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel
January 14, 2016

Mapi-Pharma Ltd.
Consolidated Statements of Financial Position

 U.S. dollars in thousands

			As of December 31
	Note		2014	2013
Assets
Current assets
Cash and cash equivalents			1,417	2,305
Investment in trading securities	5		909	6,179
Other receivables	6		1,025	1,036
Total current assets			3,351	9,520

Non-current assets
Property, plant and equipment, net	7		6,496	6,607
Deposits			11	9
Total non-current assets			6,507	6,616

Total assets			9,858	16,136

Liabilities and Equity

Current liabilities
Trade and other payables	8		618	1,574
Obligation in respect of a put option held by an investor	10	B	3,645	4,133
Total current liabilities			4,263	5,707

Non-current liabilities
Derivative related to an anti-dilution right held by an investor	10	B	136	103
Employee benefits			2	6
Total non-current liabilities			138	109

Total liabilities			4,401	5,816

Shareholders’ equity
Ordinary shares	10		-	-
Share premium			21,578	21,578
Capital Reserve			1,576	-
Accumulated deficit			(17,697)	(11,258)
Total shareholders’ equity			5,457	10,320

Total liabilities and shareholders’ equity			9,858	16,136

Date of approval of the financial statements: January 14, 2016

/s/ Ehud Marom	/s/ Roy Cohen
Ehud Marom	Roy Cohen
Chairman of the Board of Directors and Chief Executive Officer	Chief Financial Officer

The accompanying notes are an integral part of these consolidated financial statements

Mapi-Pharma Ltd.
Consolidated Statements of Comprehensive Loss

U.S. dollars in thousands, (except per share data)

		For the year ended December 31
	Note	2014	2013

Income from co-development arrangement	9E	-	13
Research and development expenses, net	13	(3,638)	(2,079)
General and administrative expenses	14	(3,382)	(2,113)

Operating loss		(7,020)	(4,179)

Financing income	15A	655	2,850

Financing expenses	15B	(58)	(142)

Financing income, net		597	2,708

Loss before taxes on income		(6,423)	(1,471)

Tax expenses	16	(21)	(21)

Loss for the year		(6,444)	(1,492)

Other comprehensive income item that
will never be reclassified to profit or loss
Remeasurement of defined employees benefit plan		5	-

Total comprehensive loss for the year		(6,439)	(1,492)

Loss per share:

Basic and diluted loss per share (in U.S. dollars)	11	(0.86)	(0.20)

The accompanying notes are an integral part of these consolidated financial statements.

Mapi-Pharma Ltd.
Consolidated Statements of Changes in Equity

U.S. dollars in thousands

	Ordinary Shares	Share premium	Capital Reserve	Accumulated deficit	Total equity

For the year ended December 31, 2014:

Balance as at January 1, 2014	-	21,578	-	(11,258)	10,320

Total comprehensive loss for the year:
Other comprehensive income for the year	-	-	-	5	5
Loss for the year	-	-	-	(6,444)	(6,444)

Total comprehensive loss for the year	-	-	-	(6,439)	(6,439)
Share-based payment	-	-	1,576	-	1,576

Balance as at December 31, 2014	-	21,578	1,576	(17,697)	5,457

For the year ended December 31, 2013:

Balance as at January 1, 2013	-	21,578	-	(9,766)	11,812

Total comprehensive loss for the year:
Loss for the year	-	-	-	(1,492)	(1,492)

Total comprehensive loss for the year	-	-	-	(1,492)	(1,492)

Balance as at December 31, 2013	-	21,578	-	(11,258)	10,320

The accompanying notes are an integral part of these consolidated financial statements.

Mapi-Pharma Ltd.
Consolidated Statements of Cash Flows

U.S. dollars in thousands

	For the year ended December 31
	2014	2013
Cash flows from operating activities

Loss for the year	(6,444)	(1,492)
Adjustments:
Depreciation	275	279
Financing income, net	(597)	(2,708)
Share-based payment	1,576	-
Taxes on income	21	21
	1,275	(2,408)

Increase in other receivables	(732)	(439)
Increase (decrease) in trade and other payables	(993)	466
Change in employee benefits	1	(8)
	(1,724)	19

OCS grants received	421	325
Interest received	286	454

Net cash used in operating activities	(6,186)	(3,102)

Cash flows from investing activities

Acquisition of property, plant and equipment	(148)	(3,077)
Grants received from investment center	322	-
Increase in deposit	(2)	(3)
Decrease in investment in trading securities, net	5,245	4,436

Net cash provided by investing activities	5,417	1,356

Net decrease in cash and cash equivalents	(769)	(1,746)

Effect of exchange rate changes on cash and cash
equivalents	(119)	37

Cash and cash equivalents at beginning of the year	2,305	4,014

Cash and cash equivalents at end of the year	1,417	2,305

The accompanying notes are an integral part of these consolidated financial statements.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 1 - The Reporting Entity

1.
Mapi-Pharma Ltd. (the “Company”) was incorporated in Israel on January 29, 2008. The address of the Company’s registered office is Weizmann Science Park, 16 Einstein St., P.O. Box 4113, Ness Ziona, Israel 74140. The consolidated financial statements of the Company as of and for the year ended December 31, 2014 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”). The Company is engaged in the development of Life Cycle Management (“LCM”) products that target large markets and high-barrier to entry and high-added value generic drugs.

2.
As of the date of these Financial Statements, the Company has one fully-owned subsidiary, Mapi Pharma Holding (Cyprus) Ltd., which fully-owns Mapi Pharma HK Ltd.  Mapi Pharma HK Ltd. fully-owns Mapi Pharma LAB Nanjing Co. Ltd.

3.
The Company currently has no products approved for sale. The Company’s operations are funded primarily by its shareholders and research and development and other grants. The Company has incurred operating losses in each year since its inception and does not expect to generate significant revenue unless and until it obtains marketing approval for its products. The Company’s ability to satisfy its working capital and capital expenditure requirements of its development program is dependent on the raising of additional funds to support the execution of its long-term development program. There is no assurance that the Company will be able to raise the aforesaid additional funds.

Note 2 - Basis of Preparation

A.	Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements for the year ended December 31, 2014 were initially authorized for issuance by the Company’s Board of Directors on October 21, 2015, and have been reauthorized for issuance on January 14, 2016 in order to provide retrospective effect to the reverse share split of the Company’s ordinary shares and cancellation of the par value of the Company’s ordinary shares and Series A Preferred shares effected on January 14, 2016 in contemplation of the Company’s initial public offering pursuant to the filing of a registration statement on Form F-1 with the U.S. Securities and Exchange Commission.

B.           Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis, except for the following assets and liabilities:

(i)	Investment in trading securities and the derivative related to an anti-dilution right held by an investor measured at fair value through profit or loss (see Note 3C(1) and Note 3C(4)(2)).

(ii)           Liabilities for employee benefits.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 2 - Basis of Preparation (cont’d)

C.	Functional and presentation currency

These consolidated financial statements are presented in U.S. dollars, which is the Company's functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated. The U.S. dollar is the currency of the primary economic environment in which the Company operates and expects to operate in the foreseeable future.

D.	Use of estimates and judgment

In preparing these consolidated financial statements, management has made judgments, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts recognized in the financial statements. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Critical estimates computed by the Company that may cause a material adjustment to the carrying amounts of liabilities in the future periods are discussed below:

Fair value of the derivative related to an anti-dilution right held by an investor

The fair value of the derivative related to an anti-dilution right held by an investor is determined using the Monte Carlo valuation method. The Company exercises discretion for the purpose of determining assumptions, based principally on the existing market conditions at each reporting date. The Company used an analysis of discounted cash flows in order to determine the fair value of the underlying asset, which was used to determine the value of the derivative. See also Note 4B and Note 10C(1).
Fair value of share-based compensation

The Company grants share-based compensation to employees. The fair value of the share options is measured at the grant date using the Black-Scholes option pricing model and assumptions regarding unobservable inputs used in the valuation models.

The value of the transactions, measured as described above, is recognized as an expense over the vesting period. Concurrently with the periodic recognition of an expense, an increase is recognized in a capital reserve, within the Company’s equity. See Note 10D for the assumptions used to calculate the fair value of options.

Note 3 - Significant Accounting Policies

The accounting policies set out below have been applied consistently for all periods presented in these consolidated financial statements, and have been applied consistently by Group entities.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

A.            Basis of consolidation

(1)           Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control is lost.

(2)           Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements.

B.            Foreign currency transactions

Transactions in foreign currencies are translated to the functional currency of the Group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at the reporting date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the year, adjusted for effective interest and payments during the year, and the amortized cost in foreign currency translated at the exchange rate at the end of the year.

Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date that the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

Foreign currency differences arising on translation are recognized in profit or loss.

C.           Financial instruments

(1)           Non-derivative financial assets

Initial recognition of financial assets
The Group initially recognizes receivables on the date that they are created. All other financial assets acquired in a regular way purchase are recognized initially on the contract date that the Group has committed itself to purchase such assets. Non-derivative financial instruments include investment in trading securities, other receivables, cash and cash equivalents and deposits.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

C.           Financial instruments (cont’d)

(1)           Non-derivative financial assets (cont’d)

Derecognition of financial assets
Financial assets are derecognized when the contractual rights of the Group to the cash flows from the asset expire, or the Group transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Group is recognized as a separate asset or liability.

Regular way sales of financial assets are recognized on the trade date, meaning the contract date that the Group has committed itself to sell such assets.

See (2) hereunder regarding the offset of financial assets and financial liabilities.

Classification of financial assets into categories and the accounting treatment of each category
The Group classifies its financial assets according to the following categories:

Financial assets at fair value through profit or loss
A financial asset is classified at fair value through profit or loss if it is classified as held for trading. Attributable transaction costs are recognized in profit or loss as incurred. Financial assets at fair value through profit or loss are measured at fair value, and changes therein are recognized in profit or loss.

Financial assets classified as held for trading include marketable corporate and government debentures and mutual fund investments that are held with the objective of generating short-term profits and supporting the Group’s short-term liquidity needs.

Loans, receivables and cash equivalents
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses.

Loans and receivables include cash and cash equivalents, other receivables and deposits.

Cash and cash equivalents include cash balances available for immediate use and call deposits. Cash equivalents include short-term highly liquid investments (with original maturities of three months or less) that are readily convertible into known amounts of cash and are not exposed to significant risks of change in value.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

C.            Financial instruments (cont’d)

(2)           Non-derivative financial liabilities

Non-derivative financial liabilities include trade and other payables.

Initial recognition of financial liabilities
Financial liabilities are recognized initially on the trade date at which the Group becomes a party to the contract creating the obligation.

Financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition financial liabilities are measured at amortized cost using the effective interest method.

Derecognition of financial liabilities
Financial liabilities are derecognized when the obligation of the Group, as specified in the agreement, expires or when it is discharged or cancelled.

Offset of financial instruments
Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group currently has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

(3)           Share capital

Ordinary shares
Ordinary shares are classified as equity. Incremental costs directly attributable to the issuance of ordinary shares are recognized as a deduction from equity, net of any tax effects.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

C.           Financial instruments (cont’d)

(4)           Issuance of different financial instruments in a single transaction

The consideration received from the issuance of different financial instruments in a single transaction as further discussed below is attributed initially to financial liabilities that are measured at each period at fair value through profit or loss, and then to financial liabilities that are measured only upon initial recognition at fair value and the remaining amount is recognized as equity component. Consequently, the consideration received for the issuance of ordinary shares issued together with a put option and anti-dilution protection right is divided into its various components, as detailed below:

1.             Obligation in respect of a put option held by an investor

The put option granted to a shareholder to require the Company to purchase all of such shareholder’s shares at a fixed price is treated as a financial liability measured at its redemption price. Since the option can be exercised immediately it has been classified as a current liability. In addition, since this option is to be settled in a currency which is not the Company’s functional currency, at each reporting date, the liability is translated according to the exchange rate at that date.

Changes in the currency translation of the liability as mentioned are presented as part of financing income (expenses) in profit or loss.

If the option expires without being exercised, the carrying amount of the financial liability at the date of expiration will be reclassified to equity.

2.             Derivative related to an anti-dilution right held by an investor

The Company granted an anti-dilution right to an investor as part of an initial investment, pursuant to which the Company agreed that, should the Company later issue shares at a price lower than that of the initial investment, the Company will issue the investor, for no consideration, additional shares such that the sum of (i) ordinary shares originally purchased by this investor and (ii) the number of new ordinary shares issued to such investor as a result of this anti-dilution right, when divided by the investor’s original purchase price, equals the lower purchase price. This anti-dilution right is classified as a derivative instrument and recognized in the statement of financial position as a financial liability.

The derivative in respect of the anti-dilution right is measured at fair value. Changes in the fair value are recognized in profit or loss as part of financing income (expenses).

3.             Equity Component

The equity component is initially recognized as the difference between the total consideration received and the initial value of the liability components.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

D.            Property, plant and equipment

(1)           Recognition and measurement

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor, and any other costs directly attributable to bringing the assets to a working condition for their intended use. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment.

Gain and loss on disposal of a property, plant and equipment item is determined by comparing the net proceed from disposal with the carrying amount of the asset, and is recognized in profit or loss.

(2)           Subsequent costs

The cost of replacing parts of property, plant and equipment and other subsequent expenses are capitalized if it is probable that the future economic benefits associated with them will flow to the Group and their cost can be measured reliably.

(3)           Depreciation

Depreciation is a systematic allocation of the depreciable amount of an asset over its useful life. The depreciable amount is the cost of the asset, or other amount substituted for cost, less its residual value.

An asset is depreciated from the date it is ready for use, meaning the date it reaches the location and condition required for it to operate in the manner intended by management.

Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of the property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets under finance lease agreements, including lands, are depreciated over the shorter of the lease term and their useful lives, unless it is reasonably certain that the Group will obtain ownership by the end of the lease term.

The estimated useful lives for the current and comparative periods are as follows:

•	Buildings and lands	25-49 years
•	Furniture and office equipment	3-17 years
•	Laboratory equipment	6-7 years
•	Computers	3 years
•	Motor vehicles	6-7 years
•	Leasehold improvements	The shorter of the lease term and the useful life

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting year and adjusted if appropriate.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

E.           Research and Development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss when incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditures, including patents registration costs, are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset.

As of December 31, 2014, no developments expenditures have met the recognition criteria and thus the Company expensed all of its development expenditures as incurred.

F.            Impairment of non-financial assets

Assets that are subject to depreciation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. For the purposes of assessing impairment, assets are grouped together into the smallest group of assets that generates separately identifiable cash flows (cash-generating units).

Non-financial assets that were impaired are reviewed for possible reversal of the impairment at each reporting date.

G.	Employee benefits

(1)           Post-employment benefits

The Group has a number of post-employment benefit plans. The plans are usually financed by deposits with insurance companies or with funds managed by a trustee, and they are classified as defined contribution plans and as defined benefit plans.

(a)           Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an expense in profit or loss in the periods during which related services are rendered by employees.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

G.	Employee benefits (cont’d)

(1)           Post-employment benefits (cont’d)

(b)           Defined benefit plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. This benefit is presented at present value deducting the fair value of any plan assets and is determined using actuarial assessment techniques which involves, among others, determining estimates regarding the capitalization rates, anticipated return on the assets, the rate of the increase in salary and the rates of employee turnover.

The Group recognizes immediately, directly in retained earnings through other comprehensive income, all actuarial gains and losses arising from defined benefit plans. Interest costs and expected return on plan assets that were recognized in profit or loss are presented under financing income and expenses, respectively.

(2)           Short-term benefits
Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided or upon the actual absence of the employee when the benefit is not accumulated. A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. The employee benefits are classified, for measurement purposes, as short-term benefits or as other long-term benefits depending on when the Company expects the benefits to be wholly settled.

(3)           Termination benefits
Termination benefits are recognized as an expense when the Group is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before the normal retirement date.

(4)           Share based payment
The grant date fair value of share-based compensation awards granted to employees is recognized as a salary expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the awards. The amount recognized as an expense in respect of share-based compensation awards that are conditional upon meeting service and non-market performance conditions, is adjusted to reflect the number of awards that are expected to vest.

H.            Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. A provision for claims is recognized if, as a result of a past event, the Company has a present legal or constructive obligation and it is more likely than not that an outflow of economic benefits will be required to settle the obligation and the amount of the obligation can be reliably estimated.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

I.           Government grants

Government grants are recognized initially at fair value when there is reasonable assurance that they will be received and the Group will comply with the conditions associated with the grant. Unconditional government grants are recognized when the Group is entitled to receive them. Grants that compensate the Group for expenses incurred are presented as a deduction from the corresponding expense. Grants that compensate the Group for the cost of an asset are presented as a deduction from the related asset and are recognized in profit or loss on a systematic basis over the useful life of the asset.

Grants from the Israel Office of the Chief Scientist (“OCS”) with respect to research and development projects are accounted for as forgivable loans according to IAS 20. Grants received from the OCS are recognized as a liability according to their fair value on the date of their receipt, unless on that date it is reasonably certain that the amount received will not be refunded. The amount of the liability is reexamined each period, and any changes in the present value of the cash flows discounted at the original interest rate of the grant are recognized in profit or loss. The difference between the amount received and the fair value of the liability on the date of receiving the grant is recognized as a deduction from research and development expenses.

As of December 31, 2014, the Company has not recognized any liability related to the OCS grants it has received and the grants received have been fully deducted from research and development expenses.

J.           Income tax

Income tax includes current and deferred tax. Current tax is the expected tax payable (or receivable) on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date.

A provision for uncertain tax positions, or reduction in deferred tax asset, is recognized when it is more probable than not that the Group will have to use its economic resources to pay the obligation.

Deferred tax is recognized for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. A deferred tax asset is recognized for unused tax losses, tax benefits and deductible temporary differences, to the extent that it is probable that there will be future taxable profits against which such tax benefits can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

As of December 31, 2014, no deferred tax assets have been recorded since it is not probable that the Company will have future taxable income against which any tax losses, benefits or deductible temporary differences can be utilized.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

K.           Financing income and expenses

Financing income includes interest income, changes in fair value of investment in trading securities, foreign currency gains and change in fair value of the derivative related to an anti-dilution right held by an investor. Interest income is recognized as it accrues using the effective interest method.

Financing expense includes bank charges, changes in fair value of investment in trading securities, foreign currency losses and changes in fair value of the derivative related to an anti-dilution right held by an investor.

In the statements of cash flows, interest received is presented as part of cash flows from operating activities.

Foreign currency gains and losses on financial assets and financial liabilities are reported on a net basis as either financing income or financing expenses, depending on whether foreign currency movements are in a net gain or net loss position.

L.           Loss per share

The Group presents basic and diluted earnings or loss per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the year, adjusted for ordinary shares subject to repurchase due to a put option and for the loss attributable to these shares. There are no differences between basic and diluted EPS since there are no dilutive potential ordinary shares.

M.           Leased assets

Leases, including leases of lands from the Israel Lands Administration or from other third parties, where the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.

Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are operating leases and the leased assets are not recognized on the Group’s statement of financial position.

N.           Segment reporting

The Group does not present segment information because the Group currently operates in a single segment.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 3 - Significant Accounting Policies (cont’d)

O.           New standards not yet adopted

IFRS 9 (2014), Financial Instruments

IFRS 9, published in July 2014, replaces the existing guidance in IAS 39 Financial Instruments Recognition and Measurement. IFRS 9 includes revised guidance on the classification and measurement of financial instruments, including a new expected credit loss model for calculating impairment on financial assets, and the new general hedge accounting requirements. It also carries forward the guidance on recognition and derecognition of financial instruments from IAS 39.

IFRS 9 (2014) is effective for annual periods beginning on or after January 1, 2018 with early adoption being permitted.
The Group has not yet commenced examining the effects of adopting IFRS 9 (2014) on the financial statements.

Note 4 - Determination of Fair Values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and / or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

A.           Investment in trading securities

The fair value of trading securities is determined by reference to their quoted closing bid price at the reporting date. For further information regarding the fair value hierarchy see Note 12 regarding financial instruments.

B.           Derivative related to an anti-dilution right held by an investor

The Company measured the fair value of the derivative relating to an anti-dilution right held by an investor using the Monte Carlo simulation. The Monte-Carlo simulation yields a numerical solution that considers the various terms of the investment agreement, the Company’s equity value, the shareholder’s investment and the number of the Company’s shares held by the shareholder for each of the valuation dates. Measurement inputs include the Company’s equity fair value estimation, expected term of the derivative, expected volatility, expected dividends and the risk-free interest rate.

For further information including information regarding the fair value hierarchy see Note 10 and Note 12 regarding financial instruments.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 4 - Determination of Fair Values (cont’d)

B.           Derivative related to an anti-dilution right held by an investor (cont’d)

The parameters used to calculate the fair values of the derivative are as follows:

	December 31	December 31
	2014	2013
Company’s equity value (US$ thousands) (1)	125,990	169,898
Expected term (in years) (2)	0.75	0.5
Expected volatility (3)	68.0%	72.5%
Risk-free interest rate (4)	0.09%	0.17%
Dividend yield	0%	0%

(1)	Based on the Company’s equity fair value estimation using discounted cash flows methodology.
(2)	Based on the period until expected fund raising.
(3)	Based on the average equity volatility of drug companies.
(4)	Based on zero coupon Euro treasury bonds fixed with maturity equal to expected terms.

C.           Share based payment

The fair value of share based compensation is estimated on the date of grant using the Black-Scholes option pricing model, see also Note 10D.

Note 5 - Investment in Trading Securities

A.           General

The Company manages its investments and makes purchase and sale decisions based on the securities’ fair value, with the objective of generating a short-term profit and supporting the Company's needs in the near future.

Following the requirement to provide a bank guaranty to the lessor of the Company’s offices, the Company was required by the bank to maintain a minimum level of securities as security for the bank guaranty. Because of this requirement, a floating pledge has been recognized on the Company’s trading securities account at the bank in the amount of approximately US$117,000 in favor of the bank provided that no specific securities are required to be designated for that specific purpose.

B.           Break-down according to type of investment

	December 31
	2014	2013
	US$ in thousands
Marketable corporate debentures	795	5,791
Government debentures	114	388

	909	6,179

See also Note 12 regarding the Group’s exposure to credit, interest and foreign currency risks.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 6 - Other Receivables

	December 31
	2014	2013
	US$ in thousands
VAT	36	106
Grants receivable	217	630
Prepaid expenses	97	235
Partner participation receivables(*)	562	-
Other	113	65

	1,025	1,036

(*) See also Note 9 E(4).

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 7 - Property, Plant and Equipment, Net

A.           Composition

Composition of property, plant and equipment and the depreciation thereof, grouped by major classifications and the changes during the year ended December 31, 2014 are as follows:

	Cost			Accumulated depreciation
	Balance at the			Balance at the			Property,
	beginning		Balance at	beginning		Balance at	plant and
	of the year	Additions	year end	of the year	Additions	year end	equipment, net
	US$ in thousands			US$ in thousands			US$ in thousands
Buildings and lands(*) (**)	3,695	130	3,825	130	52	182	3,643
Furniture and office equipment	103	-	103	48	15	63	40
Computers	112	13	125	66	24	90	35
Leasehold improvements	55	-	55	44	11	55	-
Laboratory equipment (**)	3,271	21	3,292	420	159	579	2,713
Motor vehicles	96	-	96	17	14	31	65

	7,332	164	7,496	725	275	1,000	6,496

(*)   Includes acquisition of fixed asset in credit in the amount of US$16,000.
(**) Net of government grants in the amount of US$515,000.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 7 - Property, Plant and Equipment, Net (cont'd)

A.           Composition (cont’d)

Composition of property, plant and equipment and the depreciation thereof, grouped by major classifications and the changes during the year ended December 31, 2013 are as follows:

	Cost			Accumulated depreciation
	Balance at the			Balance at the			Property,
	beginning		Balance at	beginning		Balance at	plant and
	of the year	Additions	year end	of the year	Additions	year end	equipment, net
	US$ in thousands			US$ in thousands			US$ in thousands
Buildings and lands (*) (**)	2,509	1,186	3,695	81	49	130	3,565
Furniture and office equipment	101	2	103	31	17	48	55
Computers	73	39	112	50	16	66	46
Leasehold improvements	44	11	55	26	18	44	11
Laboratory equipment (**)	1,627	1,644	3,271	255	165	420	2,851
Motor vehicles	96	-	96	3	14	17	79

	4,450	2,882	7,332	446	279	725	6,607

(*)  Includes advance payment in the amount of US$42,000.
(**) Net of government grants in the amount of US$515,000.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 7 - Property, Plant and Equipment, Net (cont'd)

B.           Property, plant and equipment under construction

As of December 31, 2014, the Company invested a cumulative amount of US$4,499,000 net of government grants received and accrued in the construction of its Israeli development and manufacturing plant, including laboratory equipment for the plant. See also Note 9D.

Note 8 - Trade and Other Payables

	December 31
	2014	2013
	US$ in thousands
Trade payables	223	524
Payroll and related accruals	83	110
Accrued expenses	188	822
Provision for vacation	124	118

	618	1,574

Note 9 - Contingent Liabilities and Commitments

A.	Office of Chief Scientist

The Company partially financed its research and development expenditures under programs sponsored by the OCS for the support of certain research and development activities conducted in Israel. In return for the OCS's participation, the Company is committed to pay royalties at a rate of 3%-5% of sales of the developed products linked to U.S. dollars, until repayment of 100% of the amount of grants received, plus annual interest at the LIBOR rate. The Company's total commitment for royalties payable with respect to future sales, based on OCS participations received or accrued totaled approximately US$ 892,036 as of December 31, 2014. In addition, the OCS may impose certain conditions on any arrangement under which it permits the Company to transfer technology or development out of Israel.

Due to the uncertainty about the ability of the Company to derive future revenues from the developed products financed by the OCS, the Company did not recognize a liability with respect to these potential royalties.

B.	Grants from Investment Bank of the State of Brandenburg (“ILB”)

On May 7, 2010, the ILB approved the Company, through its former subsidiary Mapi Pharma Germany GmbH, for a grant of Euro 500,000 (approximately US$659,000) for research and development activity in Brandenburg state, Germany. As of December 31, 2014, the project has been completed and the Company has received cumulative grants in the total amount of Euro 497,000 (approximately US$650,000).

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 9 - Contingent Liabilities and Commitments (cont’d)

C.	Operating leases

The Company and its subsidiaries have entered into various non-cancelable operating lease agreements, principally for office space.
As of December 31, 2014, minimum future rental payments under such non-cancelable operating leases are as follows:

Year Ending December 31,	U.S. Dollars

2015	108,000
2016	54,000
162,000

To secure the Company’s obligation under the lease, the Company provided the lessor with a guaranty in the amount of NIS 402,000, linked to the consumer price index (“CPI”) (as of December 31, 2014 – US$117,000).

Rental fee expenses for the years ended December 31, 2014 and 2013 were US$172,000 and US$157,000, respectively, including management fees.

D.
The Company is constructing a manufacturing plant in Neot Hovav, Israel (the “Plant”). The Company leased the land on which the Plant is being built for 49 years in accordance with a development agreement with the Israel Land Authority, dated September 13, 2012. Due to the nature of this long term lease, the Company has made a single payment in the amount of NIS 428,000 (approximately US$106,000) which is based on the value of the property on the date of the agreement.

In January 2013, the Company entered into an agreement for the building of part of the Plant. The cost for construction of the Plant under this agreement is estimated to be approximately NIS6,500,000 (approximately US$1,600,000), to be paid in accordance with an agreed upon time table.

E.	Collaborative agreements

1.
In January 2012, the Company reached an agreement, as further amended in December 2013, with Merck S.A., to jointly develop and manufacture Pregabalin ER. In accordance with predetermined milestones, the Company may receive a total of Euro 250,000 (approximately US$330,000) from Merck S.A.. In addition, according to the agreement, Merck S.A. has undertaken to pay the Company 5% royalties of net sales of the products for the first five years following commercialization of the products in Merck S.A.’s territory and 3% from the sixth year until the tenth year. As of December 31, 2014, the Company received Euro 150,000 (US$194,000) for certain completed milestones.

2.
In January 2014, the Company signed an agreement with Jiangsu Nhwa Pharmaceutical Co., Ltd. (“Nhwa”), a major Chinese pharmaceutical company, for manufacturing and co-development of Risperidone LAI and the Risperidone slow release tablet. According to the agreement, the Company shall grant Nhwa a non-assignable license to produce and sell the product in China while Nhwa will carry out the processes to receive the approval for the sale of the product in China with the Company’s assistance and support. The agreement expired on the eighth anniversary of the commencement of sales of the products by Nhwa, unless extended by the parties. According to the agreement, Nhwa has undertaken to pay the Company royalties equal to the greater of 5% of its net sales of the product or 35% of its net profit from the sales of the product in China for the first five years following commercialization of the products, and the greater of 3% of net sales or 30% of net profit in the sixth year and thereafter. In December 2014, the Company signed a second agreement with Nhwa in respect to the Company’s Pregabalin ER product according to which Nhwa has undertaken to pay the Company, according to predetermined milestones, up to US$100,000 and royalties equal to the greater of 3% of Nhwa’s net sales or 20% of its net profit in the first 3 years commencing upon commercialization of the products in Nhwa’s territory and the greater of 5% of net sales or 30% of net profit in the fourth year and thereafter.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 9 - Contingent Liabilities and Commitments (cont’d)

E.	Collaborative agreements (cont’d)

3.
In June 2011, the Company signed an agreement with Cosci Med-Tech Co. (“Cosci”), a large Chinese pharmaceutical manufacturer, for co-development and marketing of certain complex generic products. According to the agreement, the Company will provide the preliminary development plan for the products and Cosci will carry out the remaining development work with the Company’s assistance and support. Cosci will have the right to manufacture and sell the products in the territory of China, and the Company will have the right to manufacture and sell the products in any territory other than China. Each party will transfer to the other party 50% of the gross profit generated from the sale in its respective territory.

4.
On November 19, 2014, the Company signed a Supply, Product Development and Commercialization agreement with Taro Pharmaceutical Industries Ltd. (“Taro”), for Darunavir. Under this agreement the Company will grant Taro the rights to the Company’s technical package of the product and Taro will buy the API exclusively from the Company and shall complete the development, register, and sell the product in different areas (United States, Canada, Europe, India, and Israel). The Parties will split the expenses and the profits from this collaboration as follows: 45% and 55% to Taro and the Company, respectively. Taro’s participation in the Company’s expenses in 2014 amounted to US$562,000 which were offset from Research and Development expenses.

F.
In 2014 and 2015, the Company entered into agreements with a company specializing in administering clinical trials, Contract Research Organization ("CRO"), which will serve as CRO for the clinical trial (Stage IIa) in Israel, in four medical centers and with various service providers. The total scope of payments may reach approximately US$700,000, payable over the trial period, which is expected to last over 18 months, and in accordance with its actual scope and progress rate. As of December 31, 2014, the Company paid US$111,216.

G.	Pledges

1.
As security for receiving the “Preferred Enterprise” status (see also Note 16A(2)), a floating pledge has been registered on all of the Company’s property in favor of the State of Israel. In addition, the Company undertook, among other things, not to sell or transfer the pledged assets or any portion thereof in any way, without the advance written permission of the State of Israel.

2.	The Company’s trading securities are subject to a floating pledge - See Note 5A.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 10 - Equity

A.
Unless otherwise noted, all ordinary shares, options, exercise prices and per share data included in these consolidated financial statements for all periods presented have been retroactively adjusted to reflect the 3-for-5 reverse share split of all the Company’s authorized and outstanding ordinary shares then outstanding and the cancellation of the par value of each ordinary and Series A Preferred shares effected as of January 14, 2016 (see Note 19(3)) and the issuance of the bonus shares effected as of July 23, 2014 (See Note 10B(2) below).

B.           Share Capital

	Number of shares
	December 31		December 31
	Authorized		Issued and paid
	2014*	2013*	2014	2013
Ordinary shares, no par value	42,000,000	42,000,000	7,500,000	7,500,000

*
Actual authorized share capital as of December 31, 2014 and 2013 was comprised of 70,000,000 ordinary shares, NIS 1 par value and 1,000,000 ordinary shares, NIS 1 par value, respectively (both not adjusted for the splits as described in item A above).

1.             Rights attached to shares

Holders of ordinary shares have the right to receive dividends in cash and in shares and the right to participate in distributions of dividends upon liquidation. Also, holders of ordinary shares have the right to appoint directors and to one vote per ordinary share held at shareholders meetings.

2.	Share capital

1.	On July 23, 2014, the Company’s board of directors and shareholders resolved the following resolutions:

a.
To increase the registered authorized share capital of the Company to NIS 70,000,000 divided into 70,000,000 ordinary shares of NIS 1 par value each, effected as of July 23, 2014 (42,000,000 ordinary shares, with no par value, as adjusted for the reverse share split and cancellation of the par value of the shares  as described in item A above).

b.	To distribute and issue bonus shares of 624-to-one bonus shares (equivalent to a 625-for-1 forward share split) to all of its ordinary shares holders effected as of July 23, 2014.

2.
In May 2015, subsequent to the reporting date, the Company’s board of directors and shareholders resolved to create a new class of shares, “Series A Preferred Shares”, and to amend the Company’s authorized share capital by converting 3,787,878 ordinary shares into 3,787,878 Series A Preferred shares; such that following the amendment the Company’s authorized share capital shall be NIS 70,000,000 divided into 66,212,122 ordinary shares of par value NIS 1 each, and 3,787,878 Series A Preferred shares of par value NIS 1 each (39,727,273 ordinary shares, with no par value and 3,787,878 Series A Preferred shares, with no par value , as adjusted for the reverse share split and cancellation of the par value of the shares as described in item A above).

Rights attached to shares

Series A Preferred shares confer upon their holders the rights of the ordinary shares and in addition they confer certain preferred rights as follow:

In the event of liquidation and deemed liquidations (both as defined in the Company’s Articles of Association), the holders of the Series A Preferred shares shall be entitled to receive, on a pro-rata basis among themselves, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any of the other securities of the Company, for each Series A Preferred share held by them, an amount equal to the greater of: (A) the product of: (i) their applicable original issue price, times (ii) 1.3 (adjusted for the reverse share split as described in item A above), less any distributable proceeds or distributions of any kind previously paid in preference on such Series A Preferred share plus all declared but unpaid dividends thereon, and (B) the amount such holder would have received if such Series A Preferred share had been converted into ordinary share immediately prior to the liquidation event and participated in the distribution contemplated in the Article (i.e. on an as converted pro-rata basis).

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 10 - Equity (cont'd)

B.	Share Capital (cont’d)

Series A Preferred shares shall automatically be converted into ordinary shares upon the earlier of: (i) prior to the closing of an Initial Public Offering resulting in net proceeds to the Company of not less than US$10,000,000, and (ii) the consent of the investors who invested the majority of the consideration in the 2015 SPA.

Following the reverse share split as described in Note 19(4), each Series A preferred share is convertible into 0.6 ordinary share.
C.           Financing rounds

1.
On August 8, 2008, the Company entered into an investment agreement with Generali Financial Holdings FCP- FIS sub-fund 2 (an investment fund established under the laws of Luxemburg) (hereinafter in this 10B(1), the “investor”) and the Company’s existing shareholders, pursuant to which the Company issued 3,750,000 ordinary shares to the investor, representing a 50% interest in the Company, in consideration for Euro 20 million (approximately US$29,654,000 at the closing date).

As part of this financing, the investor was granted anti-dilution protection, pursuant to which the Company agreed that should the Company later issue shares at a price lower than the share price paid by the investor (adjusted for the reverse share split as described in item A above), the Company will issue to the investor, for no consideration, additional shares such that the sum of (i) ordinary shares originally purchased by this investor and (ii) the number of new ordinary shares issued to such investor as a result of this anti-dilution right, when divided by the investor’s original purchase price, equals the lower purchase price.

In addition, the Company granted to the investor a put option to require the Company to purchase all of the investor’s issued shares at a redemption price equal to 15% of the consideration received from the investor in the original investment in Euros. The put option must be exercised in whole, and is exercisable at any time during a period ending at special events as defined in the agreement, including a qualified IPO or merger or acquisition. In addition, the Company agreed that as long as the put option is exercisable, the Company shall maintain sufficient resources to enable the exercise of the put option.

As part of the completion of the financing round as described in 10C(2) below, the aforesaid put option has been cancelled.

As further described in Note 3C(4)(1), the put option is treated as a financial liability measured at its redemption price translated to the actual exchange rate at each reporting date. Since the put option can be exercised immediately, the liability is classified as a current liability.

During the years ended December 31, 2014 and 2013, the Company recorded a foreign currency gain of US$488,000 and loss of US$179,000, respectively, with respect to this put option, in the Consolidated Statements of Comprehensive Loss as part of financing income and expenses.

As further described in Note 3C(4)(2), the anti-dilution right is a derivative instrument measured at fair value through profit or loss (see Note 4B for fair value determination). During the years ended December 31, 2014 and 2013, the Company recorded financing expense in the amount of US$33,000 and financing income in the amount of US$2,284,000, respectively, for the fair value adjustment of this anti-dilution right.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 10 - Equity (cont’d)

C.           Financing round (cont’d)

2.
In May 2015, subsequent to the reporting date, the Company entered into and consummated a Securities Purchase Agreement (the “2015 SPA”) with certain investors. Pursuant to the 2015 SPA, the Company issued 1,669,447 Series A Preferred shares at an original price per share of US$5.99 and warrants to purchase 1,669,447 Series A Preferred shares for no additional consideration. The total consideration for the shares and the warrants amounted US$10,000,000. The warrants were issued at an exercise price of US$7.18 per share and are exercisable, at any time, until four years from the closing date, or earlier under certain circumstances. The warrants may be exercised either in a cash or cashless manner.

The 2015 SPA, as amended, provides that the Company shall issue 224,492 additional Series A Preferred shares and the number of shares underlying the warrants granted under the 2015 SPA shall be increased by an aggregate of 224,492 Series A Preferred shares if the Company failed to complete an initial public offering (“IPO”) of its shares in the United States reflecting a Company pre-money valuation of at least $150 million, by December 31, 2015 (“Trigger Event”). In such event, the exercise price of all the warrants shall concurrently be reduced to US$6.34 per Series A preferred share. Based on the above trigger event, on January 1, 2016, the Company issued 224,492 additional Series A Preferred Shares, the number of Series A Preferred shares underlying the warrants granted under the 2015 SPA was increased by an aggregate of 224,492 Series A Preferred shares and the exercise price of the warrants was reduced to US$6.34 per Series A preferred share.

The Series A Preferred shares are convertible into ordinary shares at an original ratio of 5 for 3 (adjusted to reflect the reverse share split effected as of January 14, 2016) subject to adjustment for the following price protection.

The terms of the Series A Preferred shares (adjusted for the reverse share split as described in item A above) include a price protection provision whereby in the event the Company issues or grants new shares (except for the issuance of certain exempt securities), the conversion rate of the Series A preferred shares will be adjusted such that the conversion price will have a 30% discount to the lowest price per share for which the Company issued new shares. In addition, the warrants exercise price shall be reduced to equal 120% of the new adjusted price per share. The price protection is applicable until immediately following the earlier of: (i) an IPO, (ii) a deemed liquidation and (iii) the date which is four years following the 2015 SPA closing date.

As part of the transaction contemplated under the 2015 SPA, the put option the Company granted to a certain investor on August 8, 2008, as detailed in Note 10C(1), has been cancelled. Accordingly, the amount of the obligation in respect of the put option at the date of the cancellation (US$ 3,276,000) has been reclassified from current liabilities to share premium in equity.

The warrants, under which, upon exercise, the Company would issue variable number of shares (e.g. due to net settlement feature) are recognized as a derivative instrument which is classified as a liability and measured at fair value through profit or loss. The total consideration received was $10,000,000 and was initially attributed to the financial liability for the warrants based on their fair value in the amount of US $7,931,000 and the remaining amount was attributed to the Series A Preferred Shares and recognized as an equity component in the amount of US $2,069,000. The applicable issuance costs, amounting to US $200,000, have been allocated in the same proportion as the allocation of the 2015 SPA financing round proceeds to the Series A Preferred Shares and the warrants.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 10 - Equity (cont’d)

D.           Share based payment

(1)
Share-based compensation plan for employees and consultants.
On March 30, 2014, the Company’s board of directors adopted the Company’s 2014 Equity Incentive Plan (hereinafter- the “Plan”). The Plan is intended to afford an incentive to the Company’s and any of its affiliate’s employees, directors, consultants, advisors and any other person or entity whose services are considered valuable. The Company’s board of directors also approved the reservation of 4% of the Company’s outstanding ordinary shares for issuance under the Plan, subject to adjustment if particular capital changes affect the Company’s share capital. On May 5, 2015, the Company increased the pool of the options issuable under the plan by 713,340 options so that after this increase the pool equals 1,009,965 options. The number of shares issuable under the 2014 Equity Incentive Plan was automatically increased upon the occurrence of the Trigger Event on January 1, 2016 (as detailed in Note 10C(2)) by 10,932 ordinary shares. The contractual life of the share options shall be seven years from the respective date of grant. Share options to employees granted under the Plan shall generally vest over a period of four years.

(2)	Option grants during 2014

On April 25, 2014, the Company’s board of directors approved the grants of 298,875 options to purchase ordinary shares for an exercise price of $13.907 per share (adjusted for the reverse share split and the bonus shares as described in item A above) pursuant to the Plan, of which 112,500 options were granted to the Company’s chief executive officer. 25% of the options shall vest after one year from their grant date and the remaining options shall vest in equal portions (6.25%) at the end of each subsequent quarter following the first year for a period of 3 years. The options shall expire on the 7th anniversary of their grant date, except for the options granted to the Company’s chief executive officer which will expire on the 5th anniversary of their grant date.

(3)	Expense recognized in the Statement of Comprehensive Loss

The compensation expenses that were recognized for services received from employees are as follows:

For the year ended
December 31, 2014
US$ thousands
Research and development	526
General and administrative	1,050
Total share-based payment	1,576

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 10 - Equity (cont’d)

D.            Share based payment (cont’d)

(4)           The number and weighted average exercise prices of options are as follows:

	Weighted average exercise price	Number of options
	2014	2014
	U.S. Dollar
Outstanding at January 1	-	-
Granted	13.91	298,875
Forfeited	13.91	(2,250)
Exercised	-	-
Outstanding at December 31	13.91	296,625
Vested at December 31	-	-

The fair value of the options granted during the period is estimated on the date of grant using the Black-Scholes option pricing model that using the following assumptions:

2014 grant
Share price (US$ ) (1)	23.33
Expected life of share options (in years) (2)	3-5.5
Expected volatility (3)	70.2%-81%
Risk-free interest rate (4)	0.9%-1.73%
Dividend yield	0%

(1)	The share price was estimated based on the Company’s valuation at the grant date.
(2)
The expected life of the share options is based on the midpoints between the available exercise dates (the end of the vesting periods) and the last available exercise date (the contractually expiry date), as adequate historical experience is not available to provide a reasonable estimate.

(3)	Based on the average equity volatility of drug companies.
(4)	Based on zero coupon US treasury bonds fixed with maturity equal to expected terms.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 11 - Basic and Diluted Loss Per Share

The following table sets forth the computation of the Company's basic and diluted net loss per share:

	Year ended December 31
	2014	2013
Loss as reported for the year (US$ thousands)	(6,444)	(1,492)

Loss attributable to ordinary shares subject to repurchase due to a put option (US$ thousand)	(3,222)	(746)

Loss for the year attributable to ordinary shareholders (US$ thousand)	(3,222)	(746)

Weighted average number of issued ordinary shares*	7,500,000	7,500,000

Effect of ordinary shares subject to repurchase due to a put option*	3,750,000	3,750,000

Number of shares used in computing net loss per ordinary share basic and diluted*	3,750,000	3,750,000

Net loss per share basic and diluted (US$)	(0.86)	(0.20)

Number of options excluded from the diluted loss per share calculation due to their anti-dilutive effect*	296,625	-

* Adjusted to reflect the 3-for-5 reverse share split of all the Company’s ordinary shares effected as of January 14, 2016 (see Note 19(4)).

Note 12 - Financial Instruments

A.           Overview

               The Group has exposure to the following risks from its use of financial instruments:

—	Credit risk
—	Liquidity risk
—	Market risk

This note presents quantitative and qualitative information about the Group’s exposure to each of the above risks, and the Group’s objectives, policies and processes for measuring and managing risk.

B.           Risk management framework

The Company’s board of directors has overall responsibility for carrying out risk management activities. In this regard, the finance department identifies, defines and assesses financial risks. Risk management policies are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management of standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12 - Financial Instruments (cont'd)

C.           Credit risk

Credit risk is the risk of financial loss to the Group if a counterparty to a financial instrument fails to meet its contractual obligations. Credit risk arises principally from the Group’s cash and cash equivalents, other receivables and investment in trading securities.

As at December 31, 2014, the Group does not have any significant concentration of credit risk.

Cash and cash equivalents
On December 31, 2014 and 2013, the Group held cash and cash equivalents of US$1,417,000 and US$2,305,000, respectively. The Company’s cash and cash equivalents are deposited with financial institutions having a high credit rating (international rating scale).

Investment in trading securities
On December 31, 2014 and 2013, the Company held trading securities valued at US$909,000 and US$6,179,000, respectively.

Trading securities are comprised principally of marketable corporate debentures and government debentures. The Group limits its exposure to credit risk by investing only in liquid debt instruments. Management actively monitors credit ratings and does not expect any counterparty to fail to meet its obligations.

The maximum exposure to credit risk for investments in debt instruments by type of counterparty was as follows:

	December 31
	2014	2013
	US$ in thousands
Investments in trading securities:
Debentures issued by the Government of Israel	114	388
Debentures issued by other entities:
High grades (mainly AA+ and AA)	-	61
Medium grades (mainly A, BBB and BBB-)	778	4,043
Highly speculative and in default (mainly BB + and BB)	17	1,687

	909	6,179

Other receivables
On December 31, 2014 and 2013, other receivables were US$1,025,000 and US$1,036,000, respectively and do not bear significant credit risks.

D.	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it has sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group's reputation.

Company management monitors rolling forecasts of the Company’s liquidity reserves on the basis of anticipated cash flows and maintains the liquidity balances at a level that it believes is sufficient to meet its needs.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12 - Financial Instruments (cont’d)

D.	Liquidity risk (cont'd)

The following are the contractual maturities of financial liabilities:

	December 31, 2014
	Carrying	Contractual	Less than			More than
	amount	cash flows	1 year	1-2 years	2-5 years	5 years
	US$ thousands
Non-derivative financial liabilities
Trade and other payables	618	618	618	-	-	-
Obligation in respect of a put option held by an investor (1)	3,645	3,645	3,645	-	-	-
	4,263	4,263	4,263	-	-	-
Derivative financial liabilities
Derivative related to an anti-dilution right held by an investor (2)	136	-	-	-	-	-

	4,399	4,263	4,263	-	-	-

(1)	As mentioned in Note 10C(2), as part of the equity transaction completed in May 2015 the put option has been cancelled.
(2)	The derivative will, if at all, be settled only by the issue of shares.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12 - Financial Instruments (cont’d)

D.	Liquidity risk (cont’d)

The following are the contractual maturities of financial liabilities:

	December 31, 2013
	Carrying	Contractual	Less than			More than
	amount	cash flows	1 year	1-2 years	2-5 years	5 years
	US$ thousands
Non-derivative financial liabilities
Trade and other payables	1,574	1,574	1,574	-	-	-
Obligation in respect of a put option held by an investor (1)	4,133	4,133	4,133	-	-	-
	5,707	5,707	5,707	-	-	-
Derivative financial liabilities
Derivative related to an anti-dilution right held by an investor (2)	103	-	-	-	-	-

	5,810	5,707	5,707	-	-	-

(1)	As mentioned in Note 10C(2), as part of the equity transaction completed in May 2015 the put option has been cancelled.
(2)	The derivative will, if at all, be settled only by the issue of shares.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12 - Financial Instruments (cont’d)

E.	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, the CPI and interest rates will affect the Group's income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

(1)	Linkage and foreign currency risk

(a)	The exposure to linkage and foreign currency risk

The Group’s activities are partly denominated in US dollars, which exposes the Company to risks resulting from changes in exchange rates. The Group does not use derivatives to hedge currency risk.

The Group’s exposure to linkage and foreign currency risk was as follows:

	December 31, 2014
		NIS-Unlinked	NIS-Linked
	Dollar	CPI	CPI	Euro	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Financial assets and
financial liabilities:
Current assets:
Cash and cash equivalents	1,040	277	-	100	1,417
Investment in trading
securities	729	-	180	-	909
Other receivables	736	285	-	4	1,025
Current liabilities:
Trade and other payables	(163)	(424)	-	(31)	(618)
Obligation in respect of a
put option held by an
investor	-	-	-	(3,645)	(3,645)
Non-current liabilities:
Derivative related to an
anti-dilution right held
by an investor	-	-	-	(136)	(136)
Total exposure in
statement of financial
position in respect of
financial assets and
liabilities	2,342	138	180	(3,708)	(1,048)

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12 - Financial Instruments (cont’d)

E.	Market risk (cont’d)

(1)	Linkage and foreign currency risk (cont’d)

(a)	The exposure to linkage and foreign currency risk (cont’d)

	December 31, 2013
		NIS-Unlinked	NIS-Linked
	Dollar	CPI	CPI	Euro	GBP	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Financial assets and
financial liabilities:
Current assets:
Cash and cash equivalents	1,956	157	-	192	-	2,305
Investment in trading
securities	5,618	-	561	-		6,179
Other receivables	146	873	-	17	-	1,036
Current liabilities:
Trade and other payables	(215)	(1,049)	-	(51)	(259)	(1,574)
Obligation in respect of a
put option held by an
investor	-	-	-	(4,133)	-	(4,133)
Non-current liabilities:
Derivative related to an
anti-dilution right held
by an investor	-	-	-	(103)	-	(103)
Total exposure in
statement of financial
position in respect of
financial assets and
liabilities	7,505	(19)	561	(4,078)	(259)	3,710

(b)           Sensitivity analysis

A change on December 31 in the exchange rates of the following currencies against the U.S. dollar, as indicated below, and a change in the CPI, would have affected the measurement of financial instruments denominated in other currencies and would have increased (decreased) profit or loss and equity by the amounts shown below. This analysis is based on currency exchange rate and CPI variances that the Group considered to be reasonably possible at the end of the reporting period. The analysis assumes that all other variables, in particular interest rates, remain constant.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12 - Financial Instruments (cont’d)

E.	Market risk (cont’d)

(1)	Linkage and foreign currency risk (cont’d)

(b)           Sensitivity analysis (cont’d)

	December 31, 2014		December 31, 2013
	Increase	Decrease	Increase	Decrease
	Profit (loss)*	Profit (loss)*	Profit (loss)*	Profit (loss)*
	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Change in the exchange rate of:
5% in the NIS	16	(16)	27	(27)
10% in the NIS	32	(32)	54	(54)
5% in the Euro	(185)	185	(204)	204
10% in the Euro	(371)	371	(408)	408
Change of 1% in CPI	2	(2)	6	(6)

*   The effect of the changes on equity is the same as on profit or loss.

(2)	Interest rate risk

The Group is exposed to interest rate risk from its investment in trading securities. Trading securities are comprised mainly of marketable corporate debentures and government debentures.

(a)	Profile

At the reporting dates the interest rate profile of the Group’s interest-bearing financial instruments was as follows:

	December 31
	2014	2013
	US$ thousands	US$ thousands
Fixed rate instruments
Investment in trading securities	909	6,179

(b)	Fair value sensitivity analysis for fixed rate instruments

The Group accounts for its fixed rate financial assets at fair value through profit or loss. Therefore a change in interest rates at the reporting date would affect profit or loss as follows:

	December 31, 2014		December 31, 2013
	Increase	Decrease	Increase	Decrease
	Profit (loss)*	Profit (loss)*	Profit (loss)*	Profit (loss)*
	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Change in 1%	(30)	30	(329)	329
Change in 0.5%	(15)	15	(163)	163

*   The effect of the changes on equity is the same as on profit or loss.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12 - Financial Instruments (cont’d)

F.	Fair value

(1)	Fair values versus carrying amounts

The carrying amounts of certain financial assets and liabilities, including cash and cash equivalents, investment in trading securities, other receivables, deposits, trade and other payables, the obligation in respect of a put option held by an investor and the derivative related to an anti-dilution right held by an investor are the same as or approximate to their fair value.

(2)	Fair value hierarchy

The table below analyzes financial instruments carried at fair value, using a valuation method in accordance with the fair value hierarchy level. The different levels have been defined as follows:

—	Level 1: quoted prices (unadjusted) in active markets for identical instruments
—	Level 2: inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly
—	Level 3: inputs that are not based on observable market data (unobservable inputs).

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Financial assets held for trading:
Government debentures	114	-	-	114
Marketable corporate debentures	795	-	-	795

Financial liabilities:
Derivative related to an anti-dilution
right held by an investor	-	-	(136)	(136)

	909	-	(136)	773

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Financial assets held for trading:
Government debentures	388	-	-	388
Marketable corporate debentures	5,791	-	-	5,791

Financial liabilities:
Derivative related to an anti-dilution
right held by an investor	-	-	(103)	(103)

	6,179	-	(103)	6,076

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 12 - Financial Instruments (cont’d)

F.	Fair value (cont’d)

(3)           Level 3 financial instruments carried at fair value

The table hereunder presents reconciliation from the beginning balance to the ending balance of financial instruments carried at fair value level 3 of the fair value hierarchy:

Derivative related
to an anti- dilution
right held by an
investor
US$ thousands
Balance as at January 1, 2013	(2,387)
Gain recognized in profit and loss (*)	2,284
Balance as at December 31, 2013	(103)
Loss recognized in profit and loss (**)	(33)
Balance as at December 31, 2014	(136)

(*) Under financing income.
(**) Under financing expenses.

(4)           Fair value sensitivity analysis of level 3 financial instruments carried at fair value

With regard to fair value measurements classified in level 3 of the fair value hierarchy, a reasonably possible change in one or more unobservable inputs would have increased (decreased) profit or loss and equity as follows.

	December 31, 2014		December 31, 2013
	Increase	Decrease	Increase	Decrease
	Profit (loss)*	Profit (loss)*	Profit (loss)*	Profit (loss)*
	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Derivative related to an anti- dilution right held by an investor:
Change in volatility of 5%	(69)	57	(43)	47
Change in volatility of 10%	(153)	90	(136)	82
Change in share price of 5%	26	51	10	4
Change in share price of 10%	45	100	10	6

*   The effect of the change on equity is the same as in profit or loss.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 13 - Research and Development Expenses, Net

	Year ended December 31
	2014	2013
	US$ in thousands
Payroll and related expenses	798	990
Share-based payment	526	-
Materials, subcontractors and consultants	1,714	741
Patents registration	319	248
Depreciation	233	193
Rent, insurance and maintenance	186	283
Travel abroad	65	79
Others	228	61
	4,069	2,595
Less – ILB and OCS participation in research
and development costs	(360)	(294)
Less – Related party participation – see Note 18C(1) and 18C(4)	(71)	(222)

	3,638	2,079

Note 14 - General and Administrative Expenses

	Year ended December 31
	2014	2013
	US$ in thousands
Payroll and related expenses including directors fee	1,212	1,682
Share-based payment	1,050	-
Professional expenses	763	163
Rent, insurance and maintenance	118	137
Travel abroad	42	24
Depreciation	42	86
Other	155	71

	3,382	2,163

Less - related party participation - see Note 18C(1)	-	(50)

	3,382	2,113

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 15 - Financing Income, Net

A.	Financing income

	Year ended December 31
	2014	2013
	US$ in thousands
Interest income	192	454
Net foreign exchange gain	396	-
Change in fair value of derivative related to an
anti-dilution right held by an investor	-	2,284
Net change in fair value of investment in trading
Securities	67	112

	655	2,850

B.	Financing expenses

	Year ended December 31
	2014	2013
	US$ in thousands
Bank charges	25	26
Change in fair value of derivative related to an
anti-dilution right held by an investor	33	-
Net foreign exchange loss	-	116

	58	142

Financing income, net	597	2,708

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 16 - Income Taxes

A.	Details regarding the tax environment of the Company

(1)           Corporate tax rate

(a)	Presented below are the tax rates relevant to the Company in the years 2013-2014:

2013 - 25%
2014 – 26.5%

On August 5, 2013, the Knesset passed the Law for Changes in National Priorities (Legislative Amendments for Achieving Budget Objectives for 2013 and 2014) - 2013, by which, inter alia, the corporate tax rate would be raised by 1.5% to a rate of 26.5% commencing January 1, 2014.

In January 2016, the corporate tax rate was reduced by 1.5% to a rate of 25% commencing January 1, 2016.

(b)
On February 4, 2010, Amendment 174 to the Income Tax Ordinance (New Version) – 1961 (hereinafter – the “Ordinance”) was published in the Official Gazette. The amendment added Section 87A to the Ordinance, which provides a temporary order whereby Accounting Standard No. 29 “Adoption of International Financial Reporting Standards (IFRS)” that was issued by the Israel Accounting Standards Board will apply when determining the taxable income for the 2007, 2008 and 2009 tax years even if this standard was applied when preparing the financial statements (hereinafter – the “Temporary Order”). On January 12, 2012, Amendment 188 to the Ordinance was issued, according by which the Temporary Order was amended so that Standard 29 shall not apply when determining the taxable income for 2010 and 2011. On July 31, 2014 Amendment 202 to the Ordinance was issued, by which the Temporary Order was extended to the 2012 and 2013 tax years, effective retroactively as from January 1, 2012.

(2)           Benefits under the Law for the Encouragement of Capital Investments

On December 29, 2010 the Knesset approved the Economic Policy Law for 2011-2012, which includes an amendment to the Law for the Encouragement of Capital Investments – 1959 (hereinafter – the “Amendment”). The Amendment was published in the Official Gazette on January 6, 2011. The Amendment is effective from January 1, 2011 and its provisions apply to preferred income derived or accrued in 2011 and thereafter by a preferred company, per the definition of these terms in the Amendment.

The Amendment provides that only companies in Development Area A will be entitled to the grants track and that they will be entitled to receive benefits under this track and under the tax benefits track at the same time. In addition, the existing tax benefit tracks were eliminated and two new tax tracks were introduced in their place, a preferred enterprise and a special preferred enterprise, which mainly provide a uniform and reduced tax rate for all the Company’s income entitled to benefits, such as: in the 2011-2012 tax years – a tax rate of 10% for Development Area A and 15% for the rest of the country; in the 2013-2014 tax years – a tax rate of 7% for Development Area A and 12.5% for the rest of the country; and from the 2015 tax year – 6% for Development Area A and 12% for the rest of the country.

The Amendment also provides that no tax will apply to a dividend distributed out of preferred income to a shareholder that is a company, for both the distributing company and the shareholder. A tax rate of 15% will apply to a dividend distributed out of preferred income to an individual shareholder or foreign resident, subject to double taxation prevention treaties, which means that there is no change from the existing law.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 16 - Income Taxes (cont’d)

A.	Details regarding the tax environment of the Company (cont’d)

(2)           Benefits under the Law for the Encouragement of Capital Investments (cont’d)

The Law for Changes in National Priorities (Legislative Amendments for Achieving Budget Objectives in the Years 2013 and 2014) – 2013 raised to 20% the tax rate on a dividend distributed to an individual and foreign resident out of preferred income beginning January 1, 2014.

On August 5, 2013, the law was further amended and starting January 1, 2014 the tax rate applicable to a company in Development Area A will be 9%, while the tax rate applicable to companies in the rest of the country will be 16%.

In May 2012, the Company’s development and manufacturing plant in Neot Hovav was granted a preferred enterprise status which entitles the Company to cash grants of 20% of the amount of the approved investment in the plant (which may be increased by an additional 4%). In addition, depending on the fulfillment of certain conditions, income generated from products manufactured at the plant will be entitled to a reduced income tax rate of 9% (following the further amendment in August 2013 as described above). As of December 31, 2014, the Company had yet to utilize its beneficial tax rates.

As at the reporting date, the Company received cash grants in the total amount of $424,000.

B.
Non-Israeli subsidiaries are taxed based on the income tax laws in their country of residence. The tax rates applicable to the subsidiaries incorporated in China and Germany are 25% and 29.6%, respectively. Taxes on income recorded in profit or loss are current tax expenses of these subsidiaries.

C.	Unrecognized deferred tax assets

As of December 31, 2014, the Company had carry forward losses for tax purposes and a carry forward capital loss in the amount of US$14.2 million and US$0.6 million, respectively. As of December 31, 2013, the Company had carry forward losses for tax purposes and a carry forward capital loss of in the amount of US$11 million and US$1.5 million, respectively. The tax losses may be carried forward and offset against taxable income in the future for an indefinite period.

As of December 31, 2014 and 2013, the Company had deductible temporary differences in the net amount of US$1.5 million and US$1.3 million, respectively.

The Group has not recorded deferred tax assets with respect to carry forward losses and deductible temporary differences because there is a low level of certainty that such losses will be utilized in the foreseeable future.

D.	Tax assessments

The Company has received final tax assessments up to and including the year ended December 31, 2010.

E.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is current year tax losses and benefits for which no deferred tax assets were created.

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 17 - Geographical Information

The Group non-current assets based on their geographical location are as follow:

	December 31
	2014	2013
	US$ in thousands
Israel	4,951	4,945
China	1,486	1,585
Germany	70	86

	6,507	6,616

Note 18 - Related Parties

A.	Controlling parties and subsidiaries

The ultimate controlling parties of the Group are Generali Financial Holdings FCP- FIS sub-fund 2 (an investment fund established under the laws of Luxemburg) and Ehud Marom, which together have joint control over the Group. See Note 1 regarding subsidiaries.

B.	Compensation to key management personnel

In addition to their salaries, the Group also provides non-cash benefits to director and executive officers (such as a car, medical insurance, etc.), and contributes to a post-employment defined benefit plan on their behalf. One of the executive officers is subject to mutual term of notice of 12 months.

In addition, in April 2014 the Company granted  its chief executive officer  a one-time grant of options to purchase shares representing 1.5% of the Company’s outstanding ordinary shares (see also Note 10D(2)).

Compensation to key management personnel (including directors) are as follow:

	Year ended December 31
	2014		2013
	Number of	Amount in	Number of	Amount in
	people	US$ thousands	people	US$ thousands
Short-term benefits	6	1,290	6	1,662
Post-employment benefits	6	37	6	27
Share based compensation	5	984		-
Total		2,311		1,689

Mapi-Pharma Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2014

Note 18 - Related Parties (cont’d)

C.           Transactions with related parties

The following related parties’ balances and transactions are included in the Statements of Financial Position:

	Year ended December 31		December 31
	2014	2013	2014	2013
	Value of transactions		Outstanding balance
	US$ in thousands		US$ in thousands
Related party
Related Company (1) (3) (4)	(37)	229	(3)	(14)
Related Company (2)	-	40	-	(1)

(1)
In March 2012, the Company signed a laboratory services agreement with Stem Cell Medicine Ltd. (hereinafter- “Stem Cell”), which is a related party. The agreement was effective as of January 2012 for one year and was renewed for an additional year until January 2014. According to this agreement, the Company provided Stem Cell certain laboratory engineering and design services as well as secretarial and office management services. The total monthly services fee is NIS 60,000 (US$16,000). This agreement has not been renewed beyond January 2014.

(2)
In January 2011, the Company signed an agreement with Pharma Two B Ltd. (hereinafter – “Pharma Two B”), which is a related party, according to which Pharma Two B provided the Company certain financial services. The agreement was effective on January 2011 and was terminated in November 2013. The monthly fee in 2013 was NIS 14,600 (US$3,900).

(3)
In December 2013, the Company signed an agreement with Stem Cell effective as of November 2013 according to which Stem Cell will provide the Company certain laboratory services. In consideration for the services, the Company will pay Stem Cell an amount of NIS 5,000 (US$1,400) per project for each day.

(4)
In January 2013, Mapi Pharma LAB Nanjing Co. Ltd., a fully owned subsidiary (“Mapi China”), entered into a laboratory services agreement with Stem Cell. The laboratory services agreement is effective as of November 1, 2012 for a term of three years. According to this agreement, Mapi China provides Stem Cell laboratory space and laboratory materials, research and development support and accounting services. The total services fee during 2014 and 2013 was US$71,000 and US$64,000, respectively.

(5)
On April 16, 2015, the Company signed a license and collaboration agreement with Stem Cell, which is a related party. According to this agreement, the Company shall grant Stem Cell the right to buy Fingolimod developed and manufactured by the Company and a license to manufacture and market a medicine based to the aforesaid API in the territory of Israel and the West-Bank. The agreement shall continue to be in force 12 years from receipt of marketing approval but not later than 2028. According to the agreement, Stem Cell has undertaken to pay the Company an up-front payment to cover the Company’s development and registration cost of US$1,600,000, milestone payments of up to US$4,500,000 contingent upon the achievement of predetermined milestone and royalties equal to 10% of the revenues. In April 2015, the Company received the aforesaid up-front payment and, in September 2015, it received an additional payment of US$559,000 for achieving the first milestone.

Note 19 - Subsequent Events

1.	With respect to a financing round completed in May 2015, see Note 10C(2).

2.	With respect to a license and collaboration agreement signed with a related party, see Note 18C(5).

3.
In December 2015, the Company entered into a preliminary strategic cooperation agreement (“SCA”) with Zhejiang Jingxin Pharmaceutical Co. Ltd. (“Jingxin”). The SCA outlines the main principles of a proposed investment and cooperative arrangement between the Company and Jingxin, pursuant to which, assuming satisfaction of certain conditions, Jingxin will invest US$10 million in the Company. The SCA is subject to approval of the shareholders of Jingxin and will take effect only following such approval and satisfaction of other conditions thereto. The terms of the investment and cooperation arrangement depend on the completion of negotiations between the parties and the signing of final agreements accordingly. As of the date of these financial statements, there is no assurance that such agreements will indeed be executed, and if executed, that the transaction described above will be consummated.

4.
On January 14, 2016 the Company’s board of directors and shareholders resolved a 3-for-5 reverse share split to all of the Company’s authorized and outstanding ordinary shares holders and the cancelation of the par value of each ordinary share and Series A Preferred share effected as of January 14, 2016. According to these resolutions, the authorized share capital of the Company shall consist of 39,727,273 ordinary shares, no par value, and 3,787,878 Series A Preferred shares, no par value. For accounting purposes, this transaction was recorded as a reverse share split and accordingly (unless otherwise noted), all ordinary shares, options, exercise prices and per share data have been adjusted retroactively for all periods presented in these consolidated financial statements. In addition, amounts previously allocated to share capital within shareholders’ equity have been retroactively reallocated to share premium for all periods presented in these consolidated financial statements.

F - 46

Mapi-Pharma Ltd. Condensed Interim Consolidated Financial Statements As at September 30, 2015 Unaudited

Mapi-Pharma Ltd.

Unaudited Condensed Interim Consolidated Financial Statements as at September 30, 2015

Contents

 Mapi-Pharma Ltd.

Unaudited Condensed Interim Consolidated Statements of Financial Position

U.S. dollars in thousands

	September 30,	September 30,	December 31,
	2015	2014	2014
Assets

Current assets:
Cash and cash equivalents	3,696	1,976	1,417
Investment in trading securities	7,733	1,656	909
Other receivables	922	980	1,025
Total current assets	12,351	4,612	3,351

Non-current assets:
Property, plant and equipment, net	6,477	6,555	6,496
Deposits	14	12	11
Total non-current assets	6,491	6,567	6,507

Total assets	18,842	11,179	9,858

Liabilities and Shareholders’ Equity

Current liabilities:
Trade and other payables	2,094	719	618
Obligation in respect of a put option held by an investor	-	3,774	3,645
Total current liabilities	2,094	4,493	4,263

Non-current liabilities:
Derivative related to an anti-dilution right held
by an investor	-	1,096	136
Warrants held by shareholders	10,649	-	-
Employee benefits	2	6	2
Total non-current liabilities	10,651	1,102	138

Total liabilities	12,745	5,595	4,401

Shareholders' equity:
Ordinary shares	-	-	-
Series A Preferred Shares	-	-	-
Share premium	26,881	21,578	21,578
Capital reserve	3,207	986	1,576
Accumulated deficit	(23,991)	(16,980)	(17,697)
Total Shareholders' equity	6,097	5,584	5,457

Total liabilities and shareholders' equity	18,842	11,179	9,858

/s/ Ehud Marom	/s/ Roy Cohen
Ehud Marom	Roy Cohen
Chairman of the Board of Directors and Chief Executive Officer	Chief Financial Officer

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

Mapi-Pharma Ltd.

Unaudited Condensed Interim Consolidated Statements of Comprehensive Loss

U.S. dollars in thousands (except per share data)

	Nine months ended
	September 30
	2015	2014

Income from collaboration arrangements	620	-

Research and development expenses, net	(2,219)	(2,658)

General and administrative expenses	(2,282)	(2,741)

Operating loss	(3,881)	(5,399)

Financing income	587	697

Financing expenses	(2,979)	(1,012)

Financing expenses, net	(2,392)	(315)

Loss before income tax	(6,273)	(5,714)

Taxes on income	(21)	(8)

Loss for the period	(6,294)	(5,722)

Total comprehensive loss for the period	(6,294)	(5,722)

Loss per share:
Basic and diluted loss per share (in U.S. dollars)	(0.84)	(0.76)

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

Mapi-Pharma Ltd.

Unaudited Condensed Interim Consolidated Statements of Changes in Equity

U.S. dollars in thousands

	Ordinary	Preferred A	Share	Capital	Accumulated	Total
	Shares	Shares	premium	Reserve	deficit	equity
Nine months ended
September 30, 2015

Balance as at January 1, 2015	-	-	21,578	1,576	(17,697)	5,457

Issuance of Series A Preferred Shares,
net of issuance costs	-	-	2,027	-	-	2,027
Cancellation of obligation in
respect of a put option held by
an investor	-	-	3,276	-	-	3,276
Share-based compensation	-	-	-	1,631	-	1,631
Total comprehensive loss for
the period	-	-	-	-	(6,294)	(6,294)

Balance as at September 30, 2015	-	-	26,881	3,207	(23,991)	6,097

Nine months ended
September 30, 2014

Balance as at January 1, 2014	-	-	21,578	-	(11,258)	10,320

Share-based compensation	-	-	-	986	-	986
Total comprehensive loss for
the period	-	-	-	-	(5,722)	(5,722)

Balance as at September 30, 2014	-	-	21,578	986	(16,980)	5,584

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

 Mapi-Pharma Ltd.

Unaudited Condensed Interim Consolidated Statements of Cash Flows

U.S. dollars in thousands

	Nine months ended
	September 30
	2015	2014
Cash flows from operating activities
Loss for the period	(6,294)	(5,722)

Adjustments:
Depreciation	195	216
Loss from sale of property, plant and equipment	17	-
Financing expenses, net	2,392	315
Share-based compensation	1,631	986
Taxes on income	21	8
	4,256	1,525

Increase in other receivables	(177)	(621)
Increase (decrease) in trade and other payables	1,390	(556)
	1,213	(1,177)

Grants received	88	355
Interest received	98	262

Net cash used in operating activities	(639)	(4,757)

Cash flows from investing activities
Purchase of property, plant and equipment	(85)	(471)
Proceed from sale of property, plant and equipment	47	-
Grants received from investment center	102	322
Increase in deposits	(3)	(3)
Decrease (increase) in investment in trading securities, net	(6,916)	4,586
Net cash provided by (used in) investing activities	(6,855)	4,434

Cash flows from financing activities
Proceeds from issuance of shares and warrants, net of issuance costs	9,800	-
Net cash provided by financing activities	9,800	-

Net increase (decrease) in cash and cash equivalents	2,306	(323)

Effect of exchange rate changes on cash and cash equivalents	(27)	(6)

Cash and cash equivalents at beginning of the period	1,417	2,305

Cash and cash equivalents at end of the period	3,696	1,976

The accompanying notes are an integral part of the unaudited condensed interim consolidated financial statements.

 Mapi-Pharma Ltd.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 1 - The Reporting Entity

1.
Mapi-Pharma Ltd. (the “Company”) was incorporated in Israel on January 29, 2008. The address of the Company’s registered office is Weizmann Science Park, 16 Einstein St., P.O. Box 4113, Ness Ziona, Israel 74140. The condensed interim consolidated financial statements of the Company as of and for the nine-month period ended September 30, 2015 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”). The Company is engaged in the development of Life Cycle Management (“LCM”) products that target large markets and high-barrier to entry and high-added value generic drugs.

2.	The Company has one fully-owned subsidiary, Mapi Pharma Holding (Cyprus) Ltd., which fully-owns Mapi Pharma HK Ltd. Mapi Pharma HK Ltd. fully-owns Mapi Pharma LAB Nanjing Co. Ltd.

3.
The Company currently has no products approved for sale. The Company’s operations are funded primarily from two rounds of financing completed in 2008 and 2015 and research and development and other grants. The Company has incurred losses in each year since its inception and does not expect to generate significant revenue unless and until it obtains marketing approval for its products. The Company’s ability to satisfy its working capital and capital expenditure requirements of its development program is dependent on the raising of additional funds to support the execution of its long-term development program. There is no assurance that the Company will be able to raise the aforesaid additional funds.

Note 2 - Basis of Preparation

A.	Statement of compliance

These condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard No. 34, “Interim Financial Reporting,” and are not audited and do not include all of the information required for full annual financial statements. They should be read in conjunction with the financial statements as at and for the year ended December 31, 2014 (hereinafter – “annual financial statements”).

The unaudited condensed interim consolidated financial statements as of and for the nine-month period ended September 30, 2015 were initially authorized for issuance by the Company’s Board of Directors on January 6, 2016, and have been reauthorized for issuance on January 14, 2016 in order to provide retrospective effect to the reverse share split of the Company’s ordinary shares and cancellation of the par value of the Company’s ordinary shares and Series A preferred shares effected on January 14, 2016 in contemplation of the Company’s initial public offering pursuant to the filing of a registration statement on Form F-1 with the U.S. Securities and Exchange Commission.

B.	Use of estimates and judgments

The preparation of financial statements in conformity with International Financial Reporting Standards (“IFRS”) as issued by IASB requires management to make judgments, estimates and assumptions that affect the implementation of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The significant judgments made by management in applying the Group’s accounting policies and the key assumptions used in estimates involving uncertainty are consistent with those applied in the annual financial statements, except as described below:

Fair value of warrants held by shareholders: As part of a financing round consummated in May 2015 (see Note 4), the Company issued warrants, which are classified as a derivative liability and accordingly are measured at fair value through profit or loss. The fair value of the warrants is determined by using a probability-weighted expected return method (“PWERM”) combined with Monte-Carlo simulation. The Method was used in order to allocate the Company’s equity value, considering the contractual terms of the Series A Preferred Shares and warrants under several possible scenarios with respect to liquidation preferences, price protection and trigger events mechanism. See Note 4 for the assumptions used in the fair value model and Note 6 for the fair value hierarchy.

Mapi-Pharma Ltd.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 3 - Significant Accounting Policies

Except as described below, the accounting policies applied by the Group in these condensed interim consolidated financial statements are the same as those applied by the Group in its annual financial statements.

Presented hereunder is a description of new accounting policies applied in these condensed interim consolidated financial statements due to a new transaction (see also Note 4):

Issuance of warrants classifies as liability: Warrants issued by the Company as part of a financing round, under which, upon exercise, the Company would issue variable number of its own equity instruments (e.g. due to net settlement feature) are recognized as derivative instrument and accordingly such warrants are liability classified and are measured at fair value through profit or loss.

Note 4 - Financing Round

In May 2015, the Company entered into and consummated a Securities Purchase Agreement (the "2015 SPA") with certain investors. Pursuant to the 2015 SPA, the Company issued 1,669,447 Series A Preferred Shares at an original price per share of US$5.99 and warrants to purchase 1,669,447 Series A Preferred Shares for no additional consideration. The total consideration for the shares and the warrants amounted US$10,000,000. The warrants have an exercise price of US$7.18 per share and are exercisable, at any time, until four years from the closing date, or earlier under certain circumstances. The warrants may be exercised either in a cash or cashless manner.

The 2015 SPA, as further amended, provides that the Company shall issue 224,492 additional Series A Preferred Shares and the number of Series A Preferred shares underlying the warrants granted under the 2015 SPA shall be increased by an aggregate of 224,492 Series A Preferred shares if the Company failed to complete an initial public offering ("IPO") of its shares in the United States reflecting a Company pre-money valuation of at least US$150 million by December 31, 2015 (“Trigger Event”). In such event, the exercise price of all the warrants shall concurrently be reduced to US$6.34 per Series A preferred share. Based on the above trigger event, on January 1, 2016, the Company issued 224,492 additional Series A Preferred Shares, the number of Series A Preferred shares underlying the warrants granted under the 2015 SPA was increased by an aggregate of 224,492 Series A Preferred shares and the exercise price of the warrants was reduced to US$6.34 per Series A preferred share.

The Series A Preferred Shares are convertible into ordinary shares at an original ratio of 5-for-3 (adjusted to reflect the reverse share split effected as of January 14, 2016 – See Note 7(2)) subject to adjustment for the following price protection.

The terms of the Series A Preferred Shares (adjusted for the reverse share split as described in item A above) include a price protection provision whereby in the event the Company issues or grants new shares (except for the issuance of certain exempt securities), the conversion rate of the Series A Preferred Shares will be adjusted such that the conversion price will have a 30% discount to the lowest price per share for which the Company issued new shares. In addition, the warrants exercise price shall be reduced to equal 120% of the new adjusted price per share. The price protection is applicable until immediately following the earlier of: (i) an IPO, (ii) a deemed liquidation and (iii) the date which is four years following the 2015 SPA closing date.

As part of the transaction contemplated under the 2015 SPA, the put option the Company granted to a certain investor on August 8, 2008 has been cancelled. Accordingly, the amount of the obligation in respect of the put option at the date of the cancellation (US$ 3,276,000) has been reclassified from current liabilities to share premium in equity.

Mapi-Pharma Ltd.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 4 - Financing Round (cont’d)

As mentioned in Note 3 above, the warrants have been accounted for as a derivative instrument  which is classified as a liability and measured at fair value through profit or loss. The Series A Preferred Shares have been classified within equity as a non-derivative instrument which may be converted into a variable number of ordinary shares due to a price protection under certain circumstances, which is under the control of the Company (i.e. issuing new ordinary shares upon the triggered events). The total consideration received was US$10,000,000 and was initially attributed to the financial liability for the warrants based on their fair value in the amount of US$7,931,000, as explained in Note 2B, and the remaining amount was attributed to the Series A Preferred Shares and recognized as an equity component in the amount of US$2,069,000.

The applicable issuance costs, amounting to US$200,000, have been allocated in the same proportion as the allocation of the 2015 SPA financing round proceeds to the Series A Preferred Shares and the warrants. An amount of US$158,000 was considered as part of the issuance costs allocated to the warrants and has been recorded in the statements of comprehensive loss as financing expenses. Costs allocated to the issuance of Series A Preferred Shares in the amount of US$42,000 have been recorded in equity as a reduction of the share premium.

The assumptions used to calculate the fair value of the warrants at their issuance date were as follows:

Company’s equity value (US$ thousands) (1)	80,000-160,000
Expected term (in years) (2)	4
Expected volatility (3)	68%
Risk-free interest rate (4)	0.4%-1.5%
Dividend yield	0%

(1)	Range of the Company’s equity fair value used under the several possible scenarios.
(2)	Based on the contractual expiration date of warrants in May 2019.
(3)	Based on the average equity volatility of drug companies.
(4)	Based on zero coupon U.S. Treasury Bond with maturity equal to expected terms.

See also Note 6 for the fair value hierarchy and assumptions used to measure the fair value as at September 30, 2015.

Mapi-Pharma Ltd.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 5 - Significant Events During the Period

1. Change in the Company’s authorized share capital

In May 2015, the Company's board of directors and shareholders resolved to create a new class of shares, "Series A Preferred Shares," and to amend the Company's authorized share capital by converting 3,787,878 ordinary shares into 3,787,878 Series A Preferred Shares; such that following the amendment the Company's authorized share capital was NIS 70,000,000 divided into 66,212,122 ordinary shares of par value NIS 1 each and 3,787,878 Series A Preferred Shares of par value NIS 1 each (39,727,273 ordinary shares, with no par value and 3,787,878 Series A Preferred shares, with no par value , as adjusted for the reverse share split and cancellation of the par value of the shares as described in Note 7(2)).

2. Agreement with related party

On April 16, 2015, the Company signed a license and collaboration agreement with Stem Cell Medicine Ltd. (hereinafter “Stem Cell”), which is a related party. According to this agreement, the Company shall grant Stem Cell the right to buy Fingolimod developed and manufactured by the Company and a license to manufacture and market a medicine based to the aforesaid API in the territory of Israel and the West-Bank. The agreement shall continue to be in force 12 years from receipt of marketing approval but not later than 2028. According to the agreement, Stem Cell has undertaken to pay the Company an up-front payment to cover the Company’s development and registration cost of US$1,600,000, milestone payments of up to US$4,500,000 contingent upon the achievement of predetermined milestone and royalties equal to 10% of the revenues.

The Company evaluates the classification for the amounts associated with each separate activity. Consequently, the up-front payment, which is intended to reimburse primarily the development cost incurred by the Company in the co-development stage, has been viewed as a part of the co-development arrangement, which is an integral part of the Company’s research and development activities. Therefore, such activity, which does not include any profits realized on the development costs, has not been considered as a part of the Company’s ongoing major or central operations or of its ordinary activity. Accordingly, the Company will record the up-front payment as a reduction of the Company’s research and development expenses related to this co-development on a dollar-for-dollar basis when the Company incurs the underlying costs. The milestones payments and royalties, will be recorded as revenues when the Company is entitled to them.

In April 2015, the Company received the aforesaid up-front payment of US$1,600,000 and recorded this advance payment as a current liability within Trade and Other Payables. During the nine months ended September 30, 2015, US$520,000 out of the upfront payment was recorded as a reduction of Research and Development expense. In September 2015, the Company received an additional payment of US$559,000 for achieving the first milestone which has been recorded as income from collaboration arrangements.

Mapi-Pharma Ltd.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 6 - Financial Instruments

A.	Fair value

(1)	Fair values versus carrying amounts

The carrying amounts of certain financial assets and liabilities, including cash and cash equivalents, investment in trading securities, other receivables, trade and other payables, obligation in respect of a put option held by an investor, a derivative related to an anti-dilution right held by an investor and warrants held by shareholders are the same as their approximate fair value.

(2)	Fair value hierarchy

The table below analyzes financial instruments carried at fair value, using a valuation method in accordance with the fair value hierarchy level. The different levels have been defined as follows:

—	Level 1: quoted prices (unadjusted) in active markets for identical instruments
—	Level 2: inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly
—	Level 3: inputs that are not based on observable market data (unobservable inputs).

	September 30, 2015
	Level 1	Level 2	Level 3	Total
	US$ thousands
Financial assets:
Investment in trading securities	7,733	-	-	7,733
	7,733	-	-	7,733

Financial liabilities:
Warrants held by shareholders (see Note 4)	-	-	(10,649)	(10,649)
Derivative related to an anti-dilution right held
by an investor	-	-	-	-

	7,733	-	(10,649)	(2,916)

	September 30, 2014
	Level 1	Level 2	Level 3	Total
	US$ thousands
Financial assets:
Investment in trading securities	1,656	-	-	1,656
	1,656	-	-	1,656
Financial liabilities:
Derivative related to an anti-dilution right held
by an investor	-	-	(1,096)	(1,096)
	-	-	(1,096)	(1,096)
	1,656	-	(1,096)	560

Mapi-Pharma Ltd.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 6 - Financial Instruments (cont’d)

(3)	Level 3 financial instruments carried at fair value

The table hereunder presents a reconciliation from the beginning balance to the ending balance of financial instruments carried at fair value level 3 of the fair value hierarchy:

	Derivative related to an anti -dilution right	Warrants held by shareholders	Total Financial liabilities

Balance as at January 1, 2014	(103)	-	(103)
Loss recognized in profit and loss (*)	(993)	-	(993)
Balance as at September 30, 2014	(1,096)	-	(1,096)
Balance as at January 1, 2014	(103)	-	(103)
Loss recognized in profit and loss (*)	(33)	-	(33)
Balance as at December 31, 2014	(136)	-	(136)

Balance as at January 1, 2015	(136)	-	(136)
Net income (loss) recognized in profit and loss (*)	136	(2,718)	(2,582)
Proceed from issuance of warrants at fair value through profit or loss (See Note 4)	-	(7,931)	(7,931)
Balance as at September 30, 2015	-	(10,649)	(10,649)

(*)   Under financing income (expenses)

The assumptions used to calculate the fair values of the derivative related to an anti-dilution right held by shareholders are as follows:

	September 30,	September 30,	December 31,
	2015	2014	2014
Company’s equity value (US$ thousands) (1)	120,000 -190,000	120,000	125,990
Expected term (in years) (2)	0.25	1.00	0.75
Expected volatility (3)	68.0%	72.5%	68.0%
Risk-free interest rate (4)	0.005%	0.1%	0.1%
Dividend yield	0%	0%	0%

(1)
Until the consummation of the 2015 SPA in May 2015, determined based on the Company’s equity fair value estimation using discounted cash flows methodology and after consummation of the 2015 SPA, determined based on the range of the Company’s equity fair value under the several possible scenarios in the PWERM.

(2)	Based on the period until expected fund raising.
(3)	Based on the average equity volatility of drug companies.
(4)	Based on zero coupon Euro Treasury Bonds fixed with maturity equal to expected terms.

Mapi-Pharma Ltd.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 6 - Financial Instruments (cont’d)

The assumptions used to calculate the fair value of the warrants held by shareholders are as follows:

September 30,
2015
Company’s equity value (US$ thousands) (1)	120,000 -190,000
Expected term (in months) (2)	3.7
Expected volatility (3)	68%
Risk-free interest rate (4)	0.3%-1.1%
Dividend yield	0%

(1)	Range of the Company’s equity fair value used under the several possible scenarios.
(2)	Based on the contractual expiration date of warrants in May 2019.
(3)	Based on the average equity volatility of drug companies.
(4)	Based on zero coupon U.S. Treasury Bonds with maturity equal to expected terms.

(4)           Fair value sensitivity analysis of level 3 financial instruments carried at fair value

With regard to fair value measurements classified in level 3 of the fair value hierarchy, a reasonably possible change in one or more unobservable inputs would have increased (decreased) profit or loss and equity as follows.

	September 30, 2015
	Increase	Decrease
	Profit (loss) (*)	Profit (loss) (*)
Warrants held by shareholders

Change in volatility of 5%	(345)	323
Change in volatility of 10%	(672)	698
Change in equity value of 5%	(685)	702
Change in equity value of 10%	(1,497)	1,382

	September 30, 2014
	Increase	Decrease
	Profit (loss) (*)	Profit (loss) (*)
Derivative related to an anti- dilution right held by an investor

Change in volatility of 5%	(216)	210
Change in volatility of 10%	(433)	413
Change in equity value of 5%	112	(128)
Change in equity value of 10%	212	(268)

(*)           The effect of the change on equity is the same as in profit or loss.

The fair value of the anti-dilution right held by an investor as of September 30, 2015 is zero. Sensitivity analysis as of this date is immaterial.

Mapi-Pharma Ltd.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

Note 7 – Subsequent Event

1.
In December 2015, the Company entered into a preliminary strategic cooperation agreement (“SCA”) with Zhejiang Jingxin Pharmaceutical Co. Ltd. (“Jingxin”). The SCA outlines the main principles of a proposed investment and cooperative arrangement between the Company and Jingxin, pursuant to which, assuming satisfaction of certain conditions, Jingxin will invest US$10 million in the Company. The SCA is subject to approval of the shareholders of Jingxin and will take effect only following such approval and satisfaction of other conditions thereto. The terms of the investment and cooperation arrangement depend on the completion of negotiations between the parties and the signing of final agreements accordingly. As of the date of these financial statements, there is no assurance that such agreements will indeed be executed, and if executed, that the transaction described above will be consummated.

2.
On January 14, 2016, the Company’s board of directors and shareholders resolved a 3-for-5 reverse share split to all of the Company’s authorized and outstanding ordinary shares and the cancelation of the par value of each ordinary share and Series A Preferred share effected as of January 14, 2016. According to these resolutions, the authorized share capital of the Company shall consist of 39,727,273 ordinary shares, no par value, and 3,787,878 Series A Preferred shares, no par value. For accounting purposes this transaction was recorded as a reverse share split and accordingly (unless otherwise noted), all ordinary shares, options, exercise prices and per share data have been adjusted retroactively for all periods presented in these consolidated financial statements. In addition, amounts previously allocated to share capital within shareholders’ equity have been retroactively reallocated to share premium for all periods presented in these consolidated financial statements.

3,125,000 Ordinary Shares

JMP Securities

FBR

Maxim Group LLC

Part II

Information Not Required in Prospectus

Item 6.	Indemnification of Office Holders (including Directors).

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent.

•
Any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 50% of our shareholders’ equity pursuant to our audited financial statements for the year preceding the year in which the event in connection of which indemnification is sought occurred, and (2) $20 million (as may be increased from time to time by shareholders approval). Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

On April 25, 2014, our board of directors approved the issuance to certain of our employees and officers options under our 2014 Equity Incentive Plan to purchase an aggregate of 298,875 ordinary shares, at an exercise price of $13.907 per share (adjusted to reflect issuance of bonus shares and a subsequent reverse share split).

These options were issued in reliance on the exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, provided by Section 4(a)(2), Regulation S and Rule 701 under the Securities Act. Each recipient of these options was not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the option grant and received the option grant pursuant to benefit plans and contracts relating to compensation.

The bonus shares were issued in reliance on the exemption from registration under the Securities Act, provided by Section 4(a)(2) and Regulation S under the Securities Act. Each recipient of these bonus shares was not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) at the time of the issuance.

On May 26, 2015, we issued an aggregate of 1,669,447 of our Series A preferred shares and warrants to purchase an aggregate of 1,669,447 Series A preferred shares, for an aggregate purchase price of US$10,000,000, pursuant to a Securities Purchase Agreement, dated as of May 7, 2015, as amended on August 17, 2015 and October 22, 2015, or the 2015 SPA, we entered into with certain investors, including our chief executive officer and chairman of our board of directors, Mr. Ehud Marom. The Series A preferred shares were issued at an original price per share of $5.99. The warrants were issued with an exercise price of $7.18 per Series A preferred share and are exercisable until (i) the fourth anniversary of the 2015 SPA closing, or (ii) an exit event. On January 1, 2016, pursuant to a trigger event included in the 2015 SPA, we issued an additional 224,492 Preferred A Shares and warrants to purchase an aggregate of 224,492 Preferred A Shares for no consideration. In addition, the exercise price of the warrants was reduced to $6.34 per Series A preferred share.

The securities were issued in reliance on the exemption from registration under the Securities Act, provided by Section 4(a)(2) of the Securities Act.

Item 8.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Articles of Association of the Registrant*
3.2	Form of Amended and Restated Articles of Association of the Registrant to become effective upon closing of this offering*
4.1	Form of specimen share certificate*
5.1	Form of Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)*
10.1	Agreement between the Israeli Land Authority and Registrant, dated September 13, 2012, relating to Registrant’s facility at Neot Hovav∞*
10.2	2014 Equity Incentive Plan*
10.3	Form of Indemnification Agreement*
10.4	Securities Purchase Agreement, dated May 26, 2015*
10.5	Investors’ Rights Agreement, dated May 26, 2015*
10.6	License and Collaboration Agreement between Stem Cell Medicines Ltd. and the Registrant, dated April 16, 2015*
10.7	Strategic Cooperation Agreement between Zhejiang Jingxin Pharmaceutical Co. Ltd. and the Registrant*
10.8	Subscription Agreement between Zhejiang Jingxin Pharmaceutical Co. Ltd. and the Registrant, dated January 31, 2016*
10.9	Escrow Agreement between Zhejiang Jingxin Pharmaceutical Co. Ltd., Meitav Dash Trusts Ltd. and the Registrant, dated January 31, 2016*
10.10	Voting Agreement by and among certain shareholders of the Registrant, dated January 13, 2016**
21.1	List of subsidiaries of the Registrant*
23.1	Consent of Somekh Chaikin, Member Firm of KPMG International**
23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant (included in Exhibit 5.1)*
99.1	Consent of director nominee*
99.2	Consent of director nominee*
99.3	Consent of director nominee*
99.4	Consent of director nominee*
99.5	Consent of director nominee*
99.6	Consent of director nominee*
99.7	Registrant’s Waiver Request and Representation under Item 8.A.4.*

*	Previously filed.
**	Filed herewith.
∞	English summary of original Hebrew document.

Item 9.	Undertakings.

a.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

b.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c.	The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on February 4, 2016.

MAPI - PHARMA LTD.

By:	/s/ Ehud Marom
Name: Ehud Marom
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ehud Marom
Ehud Marom	Chief Executive Officer	February 4, 2016
and Chairman of the Board of Directors
(Principal Executive Officer)
/s/ Roy Cohen
Roy Cohen	Chief Financial Officer	February 4, 2016
(Principal Financial Officer and
Principal Accounting Officer)
*
Itamar Borowitz	Director	*

*/s/ Ehud Marom
Ehud Marom Attorney-in-fact		February 4, 2016

Signature of authorized representative in the United States

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in on this 4th day of February, 2016.

By:	Puglisi & Associates
Authorized U.S. Representative

	By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director